UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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CENTURYLINK, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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2018 Notice of Annual Meeting

and Proxy Statement

and

Annual Financial Report

May 23, 2018

10:00 a.m. local time

100 CenturyLink Drive

Monroe, Louisiana

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 23, 2018

This proxy statement and related materials are

available at www.envisionreports.com/ctl.

All references in this proxy statement or related materials to “we,” “us,” “our,” the “Company” or “CenturyLink” refer to CenturyLink, Inc. In addition, each reference to (i) the “Board” refers to our Board of Directors, (ii) our “executives” or “executive officers” refers to our six executive officers listed in the tables beginning on page 3 of this proxy statement, (iii) “meeting” refers to the 2018 annual meeting of our shareholders described further herein, (iv) “named executives,” “named officers,” “named executive officers” or “NEOs” refers to the six current or former executive officers listed in the Summary Compensation Table appearing on page 71 of this proxy statement, (v) “senior officers” refers to our executive officers and a limited number of additional officers whose compensation is determined by the Human Resources and Compensation Committee of our Board, (vi) “legacy officers” or “legacy named officers” refers to officers who commenced service with us prior to the Level 3 Combination, and “newly named executives” refers to named officers who commenced service with us upon completion of the Level 3 Combination, (vii) “Embarq” refers to Embarq Corporation, which we acquired on July 1, 2009, (viii) “Qwest” refers to Qwest Communications International Inc., which we acquired on April 1, 2011, (ix) “Level 3” refers to Level 3 Communications, Inc., prior to the Level 3 Combination on November 1, 2017, and to its successor-in-interest Level 3 Parent, LLC thereafter, (x) “Level 3 Combination” refers to our business combination with Level 3, which was publicly announced on October 31, 2016 and consummated on November 1, 2017 (which we from time to time refer to as the “Closing” or “Closing Date”), and (xi) the “SEC” refers to the U.S. Securities and Exchange Commission. Unless otherwise provided, all information is presented as of the date of this proxy statement.

CenturyLink, Inc.

100 CenturyLink Drive

Monroe, Louisiana 71203

Notice of 2018 Annual Meeting of Shareholders

TIME AND DATE	10:00 a.m. local time on May 23, 2018

PLACE	Corporate Conference Room CenturyLink Headquarters 100 CenturyLink Drive Monroe, Louisiana

ITEMS OF BUSINESS	(1) Elect as directors the 13 nominees named in the accompanying proxy statement

(2) Ratify the appointment of KPMG LLP as our independent auditor for 2018

(3) Approve our 2018 Equity Incentive Plan

(4) Conduct a non-binding advisory vote regarding our executive compensation

(5) Act upon two separate shareholder proposals if properly presented at the meeting

(6) Transact such other business as may properly come before the meeting and any adjournment.

RECORD DATE	You can vote if you were a shareholder of record on April 6, 2018.

PROXY VOTING	Shareholders are invited to attend the meeting in person. Even if you expect to attend, it is important that you vote by telephone or the Internet, or by completing and returning a proxy or voting instruction card.

Stacey W. Goff

Secretary

April 9, 2018

i

ii

CenturyLink, Inc.

100 CenturyLink Drive

Monroe, Louisiana 71203

PROXY STATEMENT

April 9, 2018

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Why am I receiving these proxy materials?

Our Board of Directors is soliciting your proxy to vote at our 2018 annual meeting of shareholders because you owned shares of our stock at the close of business on April 6, 2018, the record date for the meeting, and are entitled to vote those shares at the meeting. Our proxy materials are being made available to you on the Internet beginning on or about April 12, 2018. This proxy statement summarizes information regarding matters to be considered at the meeting. For additional information on our proxy materials, see “Other Matters — Proxy Materials” appearing below.

When and where will the meeting be held?

The meeting will be held at 10:00 a.m. local time on Wednesday, May 23, 2018, in the corporate conference room at our corporate headquarters, 100 CenturyLink Drive, Monroe, Louisiana. If you would like directions to the meeting, please see our website, http://ir.centurylink.com. You do not need to attend the meeting to vote your shares.

What matters will be considered at the meeting?

Shareholders will vote on the following matters at the meeting:

Item and Page Reference	Board Voting Recommendation	Vote Required for Approval
• Election of the 13 director nominees named herein (Item 1, Page 3)	For each nominee	Affirmative vote of a majority of the votes cast
• Ratification of the appointment of KPMG LLP as our independent auditor for 2018 (Item 2, Page 18)	For	Affirmative vote of a majority of the votes cast
• Approval of our 2018 Equity Incentive Plan, which we refer to below as the “Incentive Plan” (Item 3, Page 21)	For	Affirmative vote of a majority of the votes cast
• Non-binding advisory vote to approve our executive compensation (Item 4, Page 29)	For	Affirmative vote of a majority of the votes cast
• A shareholder proposal regarding our lobbying activities, as further described in this proxy statement, if it is properly presented at the meeting (Item 5(a), Page 30)	Against	Affirmative vote of a majority of the votes cast
• A shareholder proposal regarding our billing practices, as further described in this proxy statement, if it is properly presented at the meeting (Item 5(b), Page 32)	Against	Affirmative vote of a majority of the votes cast

How many votes may I cast?

You may cast one vote for every share of our common stock or Series L preferred stock that you owned on the record date. Our common stock and Series L preferred stock vote together as a single class on all matters. In this proxy statement, we refer to these shares as our “Common Shares” and “Preferred Shares,” respectively, and as our “Voting Shares,” collectively. As of the record date, we had 1,078,907,371 Common Shares and 7,018 Preferred Shares outstanding.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

If shares are registered in your name with our transfer agent, Computershare Investor Services L.L.C., you are the “shareholder of record” of those shares and you may directly vote these shares, together with any shares credited to your account if you are a participant in our automatic dividend reinvestment and stock purchase service.

If your shares are held on your behalf in a stock brokerage account or by a bank or other nominee, you are the “beneficial owner” of shares held in “street name.” We have requested that our proxy materials be made available to you by your broker, bank or nominee, who is considered the shareholder of record of those shares.

If I am a shareholder of record, how do I vote?

If you are a shareholder of record, you may vote in person at the meeting or by proxy in any of the following three ways:

•	call 1-800-652-8683 and follow the instructions provided;

•	log on to the Internet at www.envisionreports.com/ctl and follow the instructions at that site; or

•	request a paper copy of our proxy materials and, following receipt thereof, mark, sign and date your proxy card and return it to Computershare.

Please note that you may not vote by telephone or the Internet after 1:00 a.m. Central Time on May 23, 2018.

If I am a beneficial owner of shares held in street name, how do I vote?

As the beneficial owner, you have the right to instruct your broker, bank or nominee how to vote your shares by using any voting instruction card supplied by them or by following their instructions for voting by telephone, the Internet, or in person.

If I am a benefit plan participant, how do I vote?

Please see “Additional Information About the Meeting — Voting by Participants in Our Benefit Plans” appearing below.

Do I need identification to attend the meeting in person?

Yes. Please bring proper identification, together with the Important Notice Regarding Availability of Proxy Materials mailed to you, which will serve as your admission ticket. If your shares are held in street name, please bring acceptable proof of ownership, such as a letter from your broker or an account statement stating or showing that you beneficially owned Voting Shares on the record date.

Where can I find additional information about the conduct of the meeting, voting requirements, and other similar matters relating to the meeting?

Please see “Additional Information About the Meeting” appearing below.

ELECTION OF DIRECTORS

(Item 1 on Proxy or Voting Instruction Card)

The first proposal for consideration at the meeting is the election of each of the 13 candidates named below as a director for a one-year term expiring at our 2019 annual meeting of shareholders, or until his or her successor is duly elected and qualified.

Acting upon the recommendation of its Nominating and Corporate Governance Committee, the Board has nominated the 13 below-named directors to stand for re-election to one-year terms at the meeting. Unless authority is withheld, all votes attributable to Voting Shares represented by each duly executed and delivered proxy will be cast for the election of each of the 13 below-named nominees. Under our bylaw nominating procedures, these nominees are the only individuals who may be elected at the meeting. If for any reason any such nominee should decline or become unable to stand for election as a director, which we do not anticipate, the persons named as proxies may vote instead for another candidate designated by the Board, without re-soliciting proxies.

For additional information about our director nomination process and agreements under which we are obligated to nominate certain directors at the meeting, see “Corporate Governance — Director Nomination Process.”

As discussed further under “Additional Information About the Meeting — Vote Required to Elect Directors,” to be elected each of the 13 nominees must receive an affirmative vote of a majority of the votes cast.

Nominees For Election to the Board:

Listed below is information on each of the 13 individuals nominated to stand for election to the Board.

The Board recommends that you vote “FOR” each of the following nominees:

Martha H. Bejar, age 56; a director since January 2016; co-founder and principal of Red Bison Advisory Group LLC, a telecommunications and technology advisory firm founded in early 2014; Chief Executive Officer and director of Unium Inc., a Wi-Fi service provider, from March 2017 to March 2018; Chief Executive Officer and director of Flow Mobile, Inc., a telecommunications company offering rural broadband wireless access services, from January 2012 to December 2015; venture partner at The Prometheus Partners, a business services company, from April 2012 to May 2014; Chairperson and Chief Executive Officer of Wipro Infocrossing Inc., a U.S.-based cloud services affiliate of Wipro Limited, from January 2011 to March 2012; President of Worldwide Sales and Operations at Wipro Technologies Inc., an IT services affiliate of Wipro Limited, from June 2009 to January 2011; Corporate Vice President for the communications sector at Microsoft Corporation, from June 2007 to June 2009; held various positions at Nortel Networks Corporation, a telecommunications and data networking company, from 1997 to 2007, including Regional President and President of North America Sales, Sales Engineering and Sales Operations; currently a director of Mitel Networks Corporation; formerly a director of Polycom, Inc. within the past five years.

Key Qualifications, Experiences and Skills:

•  Executive experience in communications and technology industries

•  Experience as a chief executive officer

•  International business and engineering experience

•  Qualifies as an “audit committee financial expert”

•  Current or former director of other publicly-held companies

Virginia Boulet, age 64; a director since 1995; a managing director at Legacy Capital LLC, an investment banking firm based in New Orleans, Louisiana, since March 2014; Special Counsel at Adams and Reese LLP, a law firm, from 2002 to March 2014; prior to then, practiced as a corporate and securities attorney for Phelps Dunbar, L.L.P. from 1992 to 2002 and Jones Walker LLP from 1983 to 1992; an adjunct professor of securities regulation law and merger and acquisition law at Loyola University-New Orleans College of Law since 2004; currently a director of W&T Offshore, Inc.

Key Qualifications, Experiences and Skills:

•  Legal experience representing telecommunications companies and regarding business combinations

•  Director of another publicly-held company

Peter C. Brown, age 59; a director since 2009; Chairman of Grassmere Partners, LLC, a private investment firm, since July 2009; held several executive level positions, including Chairman of the Board, President and Chief Executive Officer, with AMC Entertainment Inc., a theatrical exhibition company, from 1991 to 2009; founded EPR Properties, a NYSE-listed real estate investment trust formerly known as Entertainment Properties Trust, in 1997 and served as a member of the Board of Trustees until 2003; currently a director of EPR Properties and Cinedigm Corp.

Key Qualifications, Experiences and Skills:

•  Experience as a former chief executive of a publicly-held company

•  Qualifies as an “audit committee financial expert”

•  Director of other publicly-held companies

General Kevin P. Chilton (USAF, Retired), age 63; a director since November 2017; served as a director of Level 3 prior to November 2017; an independent consultant since 2011; served as Commander, U.S. Strategic Command, from 2007 through 2011, overseeing operations for the U.S. Department of Defense nuclear, space and cyberspace operations; retired in 2011 from the U.S. Air Force after 34 years of service; served from 2006 to 2007 as Commander of Air Force Space Command, where he was responsible for all Air Force space and nuclear ICBM programs; served as a NASA astronaut from 1987 to 1996, including on three space shuttle flights, and as the Deputy Program Manager for the International Space Station from 1996 to 1998; currently serves as a director of Orbital ATK Corporation; formerly a director of Anadarko Petroleum Corporation, and Aerospace Corporation, a federally-funded research and development center that is sponsored by the U.S. Air Force, within the past five years.

Key Qualifications, Experiences and Skills:

•  Executive and managerial experience in space, cyber and military programs

•  Public policy, regulatory and political experience

•  Governmental contracting experience

•  Qualifies as an “audit committee financial expert”

•  Current or former director of other publicly-held companies

Steven T. Clontz, age 67; a director since November 2017; served as a director of Level 3 prior to November 2017; Corporate Advisor to ST Telemedia Pte. Ltd. since January 2018 and Corporate Advisor to Temasek International Advisors Pte. Ltd. since January 2010; served as Senior Executive Vice President (International) of Singapore Technologies Telemedia Pte. Ltd. from January 2010 to December 2017; previously served as chief executive officer of StarHub Limited from 1999 to 2010; served as chief executive officer, president and a director of IPC Information Systems from 1995 through 1998; between 1987 and 1995, worked at BellSouth International, where he held senior executive positions, serving the last three years as president of its Asia-Pacific division; began his career as an engineer with Southern Bell in 1973; currently serves as the non-executive Chairman of StarHub Limited; served as a director of InterDigital, Inc. from 1998 until 2015 and Equinix, Inc. from 2005 until 2013.

Key Qualifications, Experiences and Skills:

•  Experience as a former chief executive of a publicly-held company

•  Executive and engineering experience in the telecommunications industry

•  International business experience

•  Current or former director of other domestic and international publicly-held companies

T. Michael Glenn, age 62; a director since November 2017; served as a director of Level 3 prior to November 2017; Senior Advisor at Oak Hill Capital Partners since November 2017; served as Executive Vice President of Market Development and Corporate Communications for FedEx Corporation until his retirement in December 2016, where he previously served as a member of the five-person Executive Committee, responsible for planning and executing the corporation’s strategic business activities, and as President and Chief Executive Officer of FedEx Corporate Services, responsible for all marketing, sales and retail operations functions for all FedEx Corporation operating companies; served as Senior Vice President, Worldwide Marketing, Customer Service and Corporate Communications for FedEx Express, where he was responsible for directing all marketing, customer service, employee communications and public relations activities; currently serves as a director of Pentair plc and formerly served as a director of other publicly-traded domestic corporations

Key Qualifications, Experiences and Skills:

•  Executive experience with a multi-national company

•  Marketing strategy, communications and process development experience

•  Current or former director of other publicly-held companies

W. Bruce Hanks, age 63; a director since 1992; non-executive Vice Chairman of the Board of Directors of CenturyLink since May 2017 and lead independent director since February 2018; a consultant with Graham, Bordelon, Golson and Gilbert, Inc., an investment management and financial planning company, since 2005; Athletic Director of the University of Louisiana at Monroe from 2001 to 2004; held various executive positions at CenturyLink from 1980 through 2001, most notably Chief Operating Officer, Senior Vice President — Corporate Development and Strategy, Chief Financial Officer, and President — Telecommunications Services; worked as a certified public accountant with Peat, Marwick & Mitchell for three years prior to then; currently an advisory director of IberiaBank Corporation; also served in the past on the executive boards of several telecommunications industry associations and the boards of other publicly-held companies.

Key Qualifications, Experiences and Skills:

•  Prior executive experience with, and historical knowledge of, our Company

•  Former experience as a certified public accountant

•  Qualifies as an “audit committee financial expert”

•  Prior experience as a director of other publicly-held companies

Mary L. Landrieu, age 62; a director since November 2015; senior policy advisor at Van Ness Feldman, LLP, a Washington D.C.-based law firm, since May 2014; policy advisor at Walton Family Foundation, a philanthropic organization focused on improving K-12 education and supporting economic incentives for sustainable resource management, from 2014 to 2016; U.S. Senator from the State of Louisiana from 1996 to 2014, where she chaired the Senate Committee on Energy and Natural Resources, served on the Senate Committee on Appropriations, chaired the Subcommittees on Homeland Security, Financial Services and General Government, and the District of Columbia, chaired the Senate Committee on Small Business and Entrepreneurship, served on the Senate Committee on Homeland Security and chaired the Subcommittee on Disaster Recovery; Louisiana state treasurer from 1988 to 1996; Louisiana state legislative representative from 1980 to 1988; currently serves on the board of trustees or board of directors of several national organizations promoting education or children’s welfare.

Key Qualifications, Experiences and Skills:

•  Governmental and government relations experience

•  Public policy and governmental finance experience

Harvey P. Perry, age 73; a director since 1990; non-executive Chairman of the Board of Directors of CenturyLink since May 2017 and, prior to then, non-executive Vice Chairman of the Board of Directors of CenturyLink since 2004; retired from CenturyLink in 2003; joined CenturyLink in 1984, serving as Secretary and General Counsel for approximately 20 years and Executive Vice President and Chief Administrative Officer for almost five years; prior to then, worked as an attorney in private practice for 15 years.

Key Qualifications, Experiences and Skills:

•  Prior executive experience with, and historical knowledge of, our Company

•  Legal experience representing telecommunications companies

Glen F. Post, III, age 65; a director since 1985; Chief Executive Officer of CenturyLink since 1992(1), and President of CenturyLink between 1990 and November 1, 2017 (except for 2002 to 2009); Chairman of the Board of CenturyLink between 2002 and 2009; Vice Chairman of the Board of CenturyLink between 1993 and 2002; held various other positions at CenturyLink between 1976 and 1993, most notably Treasurer, Chief Financial Officer and Chief Operating Officer.

Key Qualifications, Experiences and Skills:

•  Executive experience in the telecommunications business

•  Experience as our chief executive

Michael J. Roberts, age 67; a director since 2011; Chief Executive Officer and founder of Westside Holdings LLC, a marketing and brand development company, since 2006; served as President and Chief Operating Officer of McDonald’s Corporation, a foodservice retailer, from 2004 to 2006; served as Chief Executive Officer of McDonald’s USA during 2004 and as President of McDonald’s USA from 2001 to 2004; currently a director of W.W. Grainger, Inc.

Key Qualifications, Experiences and Skills:

•  Experience as a chief executive

•  Marketing and branding expertise

•  Director of another publicly-held company

Laurie A. Siegel, age 62; a director since 2009; a business and human resources consultant since 2012; retired in September 2012 from Tyco International Ltd., a diversified manufacturing and service company, where she served as Senior Vice President of Human Resources and Internal Communications since 2003; held various positions with Honeywell International Inc. from 1994 to 2002, including Vice President of Human Resources — Specialty Materials; prior to then, was director of global compensation at Avon Products and a principal of Strategic Compensation Associates; currently a director of FactSet Research Systems Inc. and Volt Information Sciences, Inc.

Key Qualifications, Experiences and Skills:

•  Executive experience with a multi-national company

•  Human resources, executive compensation and communications expertise

•  Director of other publicly-held companies

(1)	For a discussion of Mr. Post’s retirement effective on the date of the meeting, see “Compensation Discussion and Analysis.”

Jeffrey K. Storey, age 57; a director since November 2017; President and Chief Operating Officer of CenturyLink since November 2017(2); served as a director and President and Chief Executive Officer of Level 3 from April 2013 to October 2017 and as President and Chief Operating Officer of Level 3 from December 2008 until April 2013; served between 2006 and 2008 as President, Leucadia Telecommunications Group of Leucadia National Corporation, where he directed and managed Leucadia’s investments in telecommunications companies; prior to that, beginning in October 2002, served as President and Chief Executive Officer of WilTel Communications Group, LLC until its sale to Level 3 in December 2005; prior to that position, served as Chief Operations Officer, Network for Williams Communications, Inc., where he had responsibility for all areas of operations for the company’s communications network, including planning, engineering, field operations, service delivery and network management.

Key Qualifications, Experiences and Skills:

•  Executive experience in the telecommunications business

•  Experience as a chief executive officer of a publicly-held company

Executive Officers Who Are Not Directors:

Listed below is information on each of our executive officers who are not directors.(3) Unless otherwise indicated, each person has been engaged in the principal occupation shown for more than the past five years.

Stacey W. Goff, age 52; Executive Vice President, General Counsel and Secretary since 2009 and, in addition, Chief Administrative Officer since November 1, 2014; served as Senior Vice President, General Counsel and Secretary prior to 2009.
Aamir Hussain, age 50; Executive Vice President and Chief Technology Officer since October 2014; served as Managing Director and Chief Technology Officer for the Europe division at Liberty Global plc from February 2012 to October 2014; served as Senior Vice President and Chief Technology Officer at Covad Communications from October 2008 to February 2012; prior to then he held leadership and technology design roles throughout his career at TELUS Corporation, Qwest, BellSouth Corporation, Samsung Electronics Co. Ltd. and Motorola Solutions Inc.

(2)	For a discussion of proposed changes to Mr. Storey’s role effective on the date of the meeting, see “Compensation Discussion and Analysis.”
(3)	Information on Messrs. Post and Storey appears on pages 7 and 8.

Sunit S. Patel, age 56; Executive Vice President and Chief Financial Officer since November 2017; served Level 3 as its Chief Financial Officer since May 2003 and Executive Vice President since March 2008; served as Group Vice President of Level 3 from March 2003 to March 2008; served as Chief Financial Officer of Looking Glass Networks, Inc., a provider of metropolitan fiber optic networks, from April 2000 until March 2003; served as Treasurer of WorldCom Inc. and MCI Worldcom Inc., each long distance telephone service providers, from 1997 to March 2000; served as Treasurer of MFS Communications Company, Inc. from 1994 to 1997.
Scott A. Trezise, age 49; Executive Vice President – Human Resources since August 2013; served as Senior Vice President – Human Resources for The Shaw Group, Inc. from June 2010 until its acquisition by Chicago Bridge & Iron Company N.V. in February 2013; served as Vice President of Human Resources for Honeywell International Inc. from 2005 to June 2010.

CORPORATE GOVERNANCE

Governance Guidelines

Our Board has adopted corporate governance guidelines, which it reviews at least annually. For information on how you can obtain a complete copy of our guidelines, see “— Access to Information” below.

Among other things, our corporate governance guidelines provide as follows:

Director Qualifications

•	The Board of Directors will have a majority of independent directors. The Nominating and Corporate Governance Committee is responsible for reviewing with the Board, on an annual basis, the requisite skills and characteristics of new Board members as well as the composition of the Board as a whole.

•	The Board expects directors who change the job or responsibility they held when they were elected to the Board to volunteer to resign from the Board.

•	On the terms and subject to the conditions specified in our bylaws, directors will be elected by a majority vote of the shareholders and any incumbent director failing to receive a majority of votes cast must promptly tender his or her resignation to the Board.

•	No director may serve on more than two other unaffiliated public company boards, unless this prohibition is waived by the Board.

•	No director may be appointed or nominated to a new term if he or she would be age 75 or older at the time of the election or appointment.

•	Annually, the Board will determine affirmatively which of our directors are independent for purposes of complying with our corporate governance guidelines and the listing standards of the New York Stock Exchange, or NYSE. A director will not be independent for these purposes unless the Board affirmatively determines that the director does not, either directly or indirectly through the director’s affiliates or associates, have a material commercial, banking, consulting, legal, accounting, charitable, familial or other relationship with the Company or its affiliates, other than as a director.

Director Responsibilities

•	The Board periodically reviews our long-term strategic plans and holds strategic planning sessions.

•	Directors are required to hold confidential all non-public information obtained due to their directorship position absent the express permission of the Board to disclose such information.

•	Unless otherwise determined by the Board, when a management director retires or ceases to be an active employee for any other reason, that director will be considered to have resigned concurrently from the Board.

Chairman; Lead Director

•	The Board elects a Chairman from among its members. The Chairman may be a director who also has executive responsibilities, including the CEO (an executive chair), or may be one of the Company’s independent directors (a non-executive chair). The Board believes it is in the best interests of the Company for the Board to remain flexible with respect to whether to elect an executive chair or a non-executive chair so that the Board may provide for succession planning and respond effectively to changes in circumstances.

•	The Chairman’s responsibilities include planning for and presiding at meetings of the Board and overseeing the functioning of the Board.

•	The non-management directors meet in executive session on multiple occasions throughout the year. The lead director’s responsibilities include planning for and presiding at each meeting of the non-management directors.(4)

CEO Evaluation and Management Succession

•	The Nominating and Corporate Governance Committee conducts an annual review of the CEO’s performance and provides a report of its findings to the Board.

•	The Nominating and Corporate Governance Committee reports periodically to the Board on succession planning.

Recoupment of Compensation

•	If the Board or any committee of the Board determines that any bonus, incentive payment, commission, equity award or other compensation awarded to or received by an executive officer was based on any financial or operating result that was impacted by the executive officer’s knowing or intentional fraudulent or illegal conduct, we may recover from the executive officer the compensation the Board or any committee of the Board considers appropriate under the circumstances.

Stock Ownership Guidelines

•	We require our executive officers to beneficially own CenturyLink stock equal in market value to specified multiples of their annual base salary. All executive officers have three years from the date they first become subject to a particular ownership level to attain that target.

•	We require our outside directors to beneficially own CenturyLink stock equal in market value to five times their annual cash retainer. Outside directors have five years from their election or appointment date to attain that target.

•	For any year during which an executive or director does not meet his or her ownership target, the executive or director is required to hold a specified percentage of the CenturyLink stock that the executive or director acquires through our equity compensation programs, excluding shares sold to pay taxes associated with the acquisition thereof.

•	The Human Resources and Compensation Committee administers the guidelines, and may modify their terms and grant hardship exceptions in its discretion.

•	See “Compensation Discussion and Analysis — Our Policies, Processes and Guidelines Related to Executive Compensation — Stock Ownership Guidelines” for information on the executive ownership multiples and the holding percentages currently in effect.

Standards of Business Conduct and Ethics

•	All of our directors, officers and employees are required to abide by our long-standing ethics and compliance policies and programs, which include standards of business conduct.

•	Any waiver of our policies, principles or guidelines relating to business conduct or ethics for executive officers or directors may be made only by the Board or one of its duly authorized committees.

Other

•	Directors have full access to our officers and employees.

•	Like most other NYSE-listed companies, (i) the Board’s principal committees are comprised solely of independent directors, (ii) we provide orientation for new directors, (iii) we maintain a continuing education program for our directors, and (iv) the Board and each committee conducts annual self-reviews.

(4)	For related information, see “— Top Board Leadership Positions and Structure.”

Independence and Tenure

Based on the information made available to it, the Board of Directors has affirmatively determined that all but one of our non-management directors qualifies as an independent director under the standards referred to above under “— Governance Guidelines.” In making these determinations, the Board, with assistance from counsel, evaluated responses to a questionnaire completed by each director regarding relationships and possible conflicts of interest. In its review of director independence, the Board considered all known commercial, banking, consulting, legal, accounting, charitable, familial or other relationships any director may have with us.

In late 2017, we awarded through competitive bidding a telecommunications service agreement to a company owned by the brother of Harvey P. Perry, the Company’s Chairman of the Board. In connection with reviewing this arrangement in early 2018, the Board determined that Mr. Perry did not qualify as an independent director under the Company’s above-cited standards, and named W. Bruce Hanks, the Company’s Vice Chairman of the Board, as lead independent director.

Some of our other directors (excluding Mr. Perry) are employed by or affiliated with companies with which we do business in the ordinary course, either as a service provider, a customer or both. As required under the NYSE listing standards and our corporate governance guidelines, our Board examined the amounts spent by us with those companies and by those companies with us. In all cases the amounts spent under these transactions fell well below the materiality thresholds established in the NYSE listing standards and in our corporate governance guidelines. Consequently, our Board concluded that the amounts spent under these transactions did not create a material relationship with us that would interfere with the exercise of independent judgment by any of these other directors.

As illustrated below, most of our directors are independent, and almost half have served on our Board for three years or less:

INDEPENDENCE		TENURE
10	3	6	3	4
Independent	Non-independent	1-3 yrs	4-9 yrs	10+ yrs

Committees of the Board

During 2017, the Board of Directors held 20 meetings.

During 2017, the Board’s Audit Committee held eight meetings. The Audit Committee is currently composed of four independent directors, all of whom the Board has determined to be audit committee financial experts, as defined under the federal securities laws. The Audit Committee’s functions are described further below under “Audit Committee Report.”

The Board’s Human Resources and Compensation Committee (which in most instances is hereinafter referred to as the “Compensation Committee”) met 11 times during 2017. The Compensation Committee is currently composed of four independent directors, all of whom qualify as “non-employee directors” under Rule 16b-3 promulgated under the Securities Exchange Act of 1934. The Compensation Committee is described further below under “Compensation Discussion and Analysis — Our Policies, Processes and Guidelines Related to Executive Compensation — Our Compensation Decision-Making Process — Role of Compensation Committee.”

The Board’s Nominating and Corporate Governance Committee (which in most instances is hereinafter referred to as the “Nominating Committee”) is currently composed of four independent directors. It met six times during 2017. The Nominating Committee is responsible for, among other things, (i) recommending to the Board nominees to serve as directors and officers, (ii) monitoring the composition and size of the Board and its committees, (iii) periodically reassessing our corporate governance guidelines described above, (iv) leading the Board in its annual review of the Board’s performance, (v) reviewing shareholder proposals and making recommendations to the Board regarding how to respond, (vi) conducting an intensive annual review of the performance of our Chief Executive Officer, including interviewing each of our other senior officers, and (vii) reporting to the Board on succession planning for executive officers and appointing an interim CEO if the Board does not make such an appointment within 72 hours of the CEO dying or becoming disabled. For information on the director nomination process, see “— Director Nomination Process” below.

The Board maintains a Risk Evaluation Committee, which met four times during 2017. This Committee is described further below under the heading “— Risk Oversight.”

The Board has also established a Pricing Committee, which has authority to approve the terms and conditions under which we offer or sell our securities or borrow money. This committee is comprised of Peter C. Brown, W. Bruce Hanks and Glen F. Post, III.

Each of the committees listed above is composed solely of independent directors (as defined under the standards referred to above under “— Governance Guidelines”), except for the Risk Evaluation Committee, which includes Harvey P. Perry, and the Pricing Committee, which includes Glen F. Post, III.

The table below lists the Board’s standing committees and their membership as of the date of this proxy statement:

Director(1)	Audit Committee Member	Human Resources and Compensation Committee Member	Nominating and Corporate Governance Committee Member	Risk Evaluation Committee Member	Pricing Committee Member
Martha H. Bejar	✓			✓
Virginia Boulet		✓	Chair
Peter C. Brown	✓			Chair	✓
Kevin P. Chilton(2)	✓			✓
Steven T. Clontz(3)			✓
T. Michael Glenn(4)		✓
W. Bruce Hanks	Chair			✓	✓
Mary L. Landrieu			✓	✓
Harvey P. Perry				✓
Glen F. Post, III					✓
Michael J. Roberts		✓	✓
Laurie A. Siegel		Chair

(1)	Jeffrey K. Storey sits on no board committees.
(2)	Kevin P. Chilton joined the Audit Committee and Risk Evaluation Committee on November 1, 2017.
(3)	Steven T. Clontz joined the Nominating and Corporate Governance Committee on November 1, 2017.
(4)	T. Michael Glenn joined the Human Resources and Compensation Committee on November 1, 2017.

If you would like additional information on the responsibilities of the committees listed above, please refer to the committees’ respective charters, which can be obtained in the manner described below under “— Access to Information.”

During 2017, all of our directors attended at least 75% of the aggregate number of all board meetings and all meetings of board committees on which they served. In addition, each of our directors then in office attended the 2017 annual shareholders’ meeting.

Director Nomination Process

General. Nominations for the election of directors at our annual shareholders’ meetings may be made by the Board (upon the receipt of recommendations of the Nominating Committee) or by any shareholder of record who complies with our bylaws, which are summarized below. For the meeting this year, the Board has nominated the 13 nominees listed above under “Election of Directors” to stand for election as directors, and no shareholders submitted any nominations. For further information on procedures governing the submission of shareholder proposals, see “— Bylaw Requirements” and “Other Matters — Deadlines for Submitting Shareholder Nominations and Proposals for the 2019 Annual Meeting.”

Bylaw Requirements. If timely notice is provided, our bylaws permit shareholders to nominate a director or bring other matters before a shareholders’ meeting. The written notice required to be sent by any shareholder nominating a director must include various information, including, as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is being made, (i) the name and address of such shareholder, any such beneficial owner, and any other parties affiliated, associated or acting in concert therewith, (ii) their beneficial ownership interests in our Voting Shares, including disclosure of arrangements that might cause such person’s voting, investment or economic interests in our Voting Shares to differ from those of our other shareholders, (iii) certain additional information concerning such parties required under the federal proxy rules, (iv) a description of all agreements with respect to the nomination among the nominating shareholder, any beneficial owner, any person acting in concert with them, each proposed nominee and certain other persons, and (v) a representation whether any such person intends to solicit proxies or votes in support of their proposed nominees. With respect to each proposed nominee, the written notice must also, among other things, (i) set forth biographical and other data required under the federal proxy rules and a description of various compensation or other arrangements or relationships between each proposed nominee and the nominating shareholder and its affiliated parties and (ii) furnish both a completed and duly executed questionnaire and a duly executed agreement designed to disclose various aspects of the proposed nominee’s background, qualifications and certain specified arrangements with other persons, as well as to receive the proposed nominee’s commitment to abide by certain specified agreements and undertakings. We may require a proposed nominee to furnish other reasonable information or certifications. Shareholders interested in bringing before a shareholders’ meeting any matter other than a director nomination should consult our bylaws for additional procedures governing such requests. We may disregard any nomination or submission of any other matter that fails to comply with these bylaw procedures.

In addition, our bylaws provide that under certain circumstances a shareholder or group of shareholders may include director candidates that they have nominated in our annual meeting proxy materials. These proxy access provisions of our bylaws provide, among other things, that a shareholder or group of up to ten shareholders seeking to include director candidates in our annual meeting proxy materials must own 3% or more of our outstanding Common Shares continuously for at least the previous three years. The number of shareholder-nominated candidates appearing in any of our annual meeting proxy materials cannot exceed 20% of the number of directors then serving on the Board. If 20% is not a whole number, the maximum number of shareholder-nominated candidates would be the closest whole number below 20%. Based on the current Board size of 13, two is the maximum number of proxy access candidates that we would be required to include in our 2019 proxy materials for the 2019 annual meeting. The nominating shareholder or group of shareholders also must deliver the information required by our bylaws, and each nominee must meet the qualifications required by our bylaws.

Shareholder requests to nominate directors or to bring any other matter before our 2019 annual shareholders’ meeting, whether or not they wish to include their candidate or proposal in our proxy materials, must be received by our Secretary by the deadlines specified in “Other Matters — Deadlines for Submitting Shareholder Nominations and Proposals for the 2019 Annual Meeting.”

The summaries above of the advance notification and proxy access provisions of our bylaws are qualified in their entirety by reference to the full text of Section 5 of Article IV of our bylaws. You may obtain a full copy of our bylaws by reviewing our reports filed with the SEC, by accessing our website at www.centurylink.com, or by contacting our Secretary in the manner specified below under “Other Matters.”

Agreements to Nominate Certain Directors. In connection with the Level 3 Combination, on October 31, 2016 we entered into a Shareholder Rights Agreement with STT Crossing Ltd. (“STT Crossing”), which was Level 3’s principal shareholder as of such date. In early 2018, STT Crossing assigned its rights under this agreement (the “Shareholder Rights Agreement”) to two of its affiliates, Everitt Investments Pte. Ltd and Aranda Investments Pte. Ltd. (the “STT Affiliates”). Pursuant to the Shareholder Rights Agreement, the Nominating and Corporate Governance Committee is currently obligated to nominate the individual designated by the STT Affiliates for election to the Board, subject to (i) the fiduciary duties of the members of that committee, (ii) any applicable regulation or listing requirement of the New York Stock Exchange and (iii) any applicable provisions of any network security agreement between us, STT Crossing and a government agency. Following the execution of the Shareholder Rights Agreement, STT Crossing designated Steven T. Clontz to be added to our Board upon consummation of the Level 3 Combination, and in early 2018 the STT Affiliates selected Mr. Clontz as their designee. The Board is required to recommend that the shareholders vote in favor of the STT Affiliates’ designee and we are required to use all reasonable efforts to cause the individual to be elected as a member of the Board. In making its recommendation to the full Board regarding the nominee for election to our Board at the meeting, the Nominating and Corporate Governance Committee considered, among other things, Mr. Clontz’s extensive experience in the telecommunications industry. For additional information about the Shareholder Rights Agreement, please see the full copy of the agreement that we have filed as an exhibit to our prior SEC reports.

On October 31, 2016, we also agreed pursuant to the terms of our merger agreement with Level 3 to appoint to our Board three members of the Level 3 Board selected by us from any of the Level 3 directors who are unaffiliated with STT Crossing. During 2017, we selected Messrs. Chilton, Glenn and Storey to serve on our Board. Under the merger agreement, we further agreed to cause such appointed directors to be nominated for election to the Board at the first annual meeting following the closing of the combination on November 1, 2017.

Role of Nominating Committee. The Nominating Committee will consider candidates properly and timely nominated by shareholders in accordance with our bylaws. Upon receipt of any such nominations, the Nominating Committee will review the submission for compliance with our bylaws, including determining if the proposed nominee meets the bylaw qualifications for service as a director. These provisions disqualify any person who (i) fails to respond satisfactorily to any inquiry for information to enable us to make certifications required by the Federal Communications Commission under the Anti-Drug Abuse Act of 1988, (ii) has been arrested or convicted of certain specified drug offenses or engaged in actions that could lead to such an arrest or conviction or (iii) fails to furnish any materials or agreements required to be provided by director nominees under our bylaws, or makes false statements or materially misleading statements or omissions in connection therewith.

From time to time, we have added to our Board directors who previously served as directors of companies we acquired. For instance, in connection with acquiring Embarq in 2009, Qwest in 2011 and Level 3 in 2017, we added several new directors to our Board who previously served as directors of those companies, seven of whom are nominees to be re-elected at the meeting. Under the agreements described above under the heading “— Agreements to Nominate Certain Directors,” we agreed to nominate Messrs. Chilton, Clontz, Glenn and Storey to stand for election at the meeting.

Under our corporate governance guidelines, the Nominating Committee assesses director candidates based on their independence, diversity, character, skills and experience in the context of the needs of the Board. Although the guidelines permit the Nominating Committee to adopt additional selection guidelines or criteria, it has chosen not to do so. Instead, the Nominating Committee annually assesses skills and characteristics then required by the Board based on its membership and needs at the time of the assessment. In evaluating the needs of the Board, the Nominating Committee considers the qualifications of incumbent directors and consults with other members of the Board and senior management. In addition, the Nominating Committee seeks candidates committed to representing the interests of all shareholders and not any particular constituency. The Nominating Committee believes this flexible approach enables it to respond to changes caused by director vacancies and industry developments.

In connection with assessing the needs of the Board, the Nominating Committee has sought individuals who possess skill and experience in a diverse range of fields. The Nominating Committee also has sought a mix of individuals from inside and outside of the communications industry. The table above listing biographical data about our directors includes a listing of the key qualifications, experiences and skills that the Nominating Committee and Board reviewed in connection with nominating or re-nominating them for service on the Board. In light of our current business and operations, we believe the following skills and experience are particularly important:

•	senior leadership experience

•	industry expertise

•	financial, accounting or capital markets expertise

•	public company board experience

•	business combination experience

•	engineering, product development or similar technical expertise

•	brand marketing expertise

•	government, public policy, regulatory or political expertise

•	labor or human resources expertise

•	international business experience

•	legal expertise.

In connection with determining the current composition of the Board, the Nominating Committee has assessed the diverse range of skills and experience of our directors outlined above, coupled with the judgment that each has exhibited and the knowledge of our operations that each has acquired in connection with their service on the Board. Although it does not have a formal diversity policy, the Nominating Committee believes that our directors possess a diverse range of backgrounds, perspectives, skills and experiences.

Although we do not have a history of receiving director nominations from shareholders, the Nominating Committee envisions that it would evaluate any such candidate on the same terms as other proposed nominees, but would place a substantial premium on retaining incumbent directors who are familiar with our management, operations, business, industry, strategies and competitive position, and who have previously demonstrated a proven ability to provide valuable contributions to the Board and CenturyLink.

Compensation Setting Process

The Compensation Committee hires consulting firms to assist it in setting executive and director compensation. In June 2015, the Committee retained Meridian Compensation Partners, LLC, following a nationwide search to replace Hay Group, which advised the Committee for the previous six years. For additional information on the processes used by the Committee to set executive compensation, see “Compensation Discussion and Analysis — Our Policies, Processes and Guidelines Related to Executive Compensation.”

Board’s Role in Overseeing Risk Management

Our Board oversees our Company’s risk management function, which is a coordinated effort among our business units, our senior leadership, our risk management personnel and our internal auditors. Our directors typically discharge their risk oversight responsibilities by having management provide periodic briefing and educational presentations. In some cases, including major new acquisitions, capital expenditures, product development or strategic investments, the full Board participates in risk oversight. In most cases involving recurring systemic risk, a Board committee is primarily responsible for risk oversight. For several decades, our Board has maintained a Risk Evaluation Committee, which is responsible for assisting management to identify, monitor, and manage recurring risks to our business, properties and employees. The Risk Evaluation Committee regularly monitors our litigation, enterprise risk assessments, network operations, systems integration initiatives, insurance coverages and the status of our labor relations, and is also responsible for overseeing our ethics and compliance program. As part of its risk assessment oversight, the Risk Evaluation Committee receives quarterly reports on cybersecurity, which typically include reports on recent cyber intrusions, mitigation steps taken in response to those intrusions and ongoing cybersecurity initiatives. The Board’s other committees are responsible for overseeing specific risks, particularly the Audit Committee with respect to financial, tax and accounting risks and the Compensation Committee with respect to compensation risks. For a discussion of the Compensation Committee’s risk analysis, see “Compensation Discussion and Analysis — Our Policies, Processes and Guidelines Related to Executive Compensation — Our Compensation Decision-Making Process — Risk Assessment.” The Board regularly receives reports from each of these committees, and periodically receives enterprise risk assessment reports from management.

Board’s Role in Setting Strategy

At most of the Board’s quarterly in-person meetings, at least one of the agenda items involves a review of the strategies to be pursued by the Company as a whole or by one of its lines of business. For most of the past 15 years, the Board has also scheduled a separate off-site multi-day retreat to review industry developments and long-term strategies. From time to time at these meetings or retreats, we invite outside experts or consultants to share their views on issues impacting our strategic options. As discussed further under “Compensation Discussion and Analysis,” our Compensation Committee reviews our strategies annually to ensure that the performance metrics used in our executive compensation programs appropriately incentivize the pursuit of our short and long-term strategic goals.

Top Board Leadership Positions and Structure

Since 2009, the Board has annually elected a non-executive Chairman. In May 2017, the Board elected Harvey P. Perry to this position.

The Board believes that the separation of the Chairman and CEO positions has functioned effectively over the past several years. Separating these positions has allowed our CEO to have primary responsibility for the operational leadership and strategic direction of our business, while allowing our Chairman to lead the Board in its fundamental role of providing guidance to and separate oversight of management. While our bylaws and corporate governance guidelines do not require our Chairman and CEO positions to be separate, the Board believes that delegating responsibilities between our Chairman and our CEO has been the appropriate leadership structure for our Company over the past decade, which have been marked by rapid growth in our operations and a substantial change in our product offerings and our industry. As noted above under “— Independence and Tenure,” the Board named W. Bruce Hanks, the Company’s Vice Chairman of the Board, as lead independent director in early 2018. Prior to then, Mr. Perry performed all duties assigned to the Chairman and lead director. The responsibilities of the Chairman and the lead director are described above under “— Governance Guidelines.”

Our Board periodically reviews its leadership structure and may make such changes in the future as it deems appropriate. The Board believes that its programs for overseeing risk would be effective under a variety of top leadership structures, and, accordingly, this factor has not materially affected its current choice of leadership structure.

As explained further on our website, you may contact either our Chairman, lead independent director or any other director by writing a letter addressed to the Chairman, Lead Independent Director or any other director c/o Post Office Box 5061, Monroe, Louisiana 71211, or by sending an email to boardinquiries@centurylink.com.

Access to Information

The following documents are posted on our website at www.centurylink.com:

•	Amended and restated articles of incorporation

•	Bylaws

•	Corporate governance guidelines

•	Charters of our key Board committees

•	Corporate ethics and compliance program documents, including the CenturyLink Code of Conduct.

RATIFICATION OF THE SELECTION OF THE INDEPENDENT AUDITOR

(Item 2 on Proxy or Voting Instruction Card)

The Audit Committee of the Board has appointed KPMG LLP as our independent auditor for the fiscal year ending December 31, 2018, and we are submitting that appointment to our shareholders for ratification on an advisory basis at the meeting. Although shareholder ratification of KPMG’s appointment is not legally required, we are submitting this matter to the shareholders, as in the past, as a matter of good corporate practice. In determining whether to reappoint KPMG as our independent auditor, the Audit Committee considered a number of factors, including, among others, the firm’s qualifications, industry expertise, prior performance, control procedures, proposed staffing and the reasonableness of its fees on an absolute basis and as compared with fees paid by comparable companies.

If the shareholders fail to vote on an advisory basis in favor of the appointment, the Audit Committee will reconsider whether to retain KPMG, and may appoint that firm or another without re-submitting the matter to the shareholders. Even if the shareholders ratify the appointment, the Audit Committee may, in its discretion, select a different independent auditor at any time during the year if it determines that such a change would be in the Company’s best interests.

In connection with the audit of the 2018 financial statements, we entered into an engagement letter with KPMG which sets forth the terms by which KPMG will provide audit services to us. Any future disputes between KPMG and us under that letter will be subject to certain specified alternative dispute resolution procedures, none of which are intended to restrict the remedies that our shareholders might independently pursue against KPMG.

The following table lists the aggregate fees and costs billed to us by KPMG and its affiliates for the 2016 and 2017 services identified below:

	Amount Billed
	2016	2017
Audit Fees(1)	$11,316,096	$12,245,495
Audit-Related Fees(2)	118,178	207,554
Tax Fees(3)	2,079,160	2,121,869
Other	—	—

Total Fees	$13,513,434	$14,574,918

(1)

Includes the cost of services rendered in connection with (i) auditing our annual consolidated financial statements, (ii) auditing our internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, (iii) reviewing our quarterly financial statements, (iv) auditing the financial statements of several of our subsidiaries, (v) reviewing our registration statements and issuing related comfort letters, (vi) statutory audits for certain of our foreign subsidiaries, and (vii) consultations regarding accounting standards. Additionally, the amounts billed in 2016 and 2017 include $1,891,000 and $702,000, respectively, for services rendered in connection with auditing separate carve-out financial statements related to divestiture-related transactions. Amounts exclude fees paid to KPMG by Level 3 prior to its acquisition by CenturyLink of $5,278,000 and $3,515,000 in 2016 and 2017, respectively.
(2)	Includes the cost of preparing agreed upon procedures reports and providing general accounting consulting services. Amounts exclude fees paid to KPMG by Level 3 prior to its acquisition by CenturyLink of $386,000 and $172,000 in 2016 and 2017, respectively.
(3)	Includes costs associated with (i) general tax planning, consultation and compliance (which were approximately $700,000 in 2016 and $900,000 in 2017) and (ii) tax planning and consultation related to transactions and divestitures (which were approximately $1,400,000 in 2016 and $1,200,000 in 2017). Amounts exclude fees paid to KPMG by Level 3 prior to its acquisition by CenturyLink of $8,000 and $0 in 2016 and 2017, respectively.

The Audit Committee maintains written procedures that require it to annually review and pre-approve the scope of all services to be performed by our independent auditor. This review includes an evaluation of whether the provision of non-audit services by our independent auditor is compatible with maintaining the auditor’s independence in providing audit and audit-related services. The Committee’s procedures prohibit the independent auditor from providing any non-audit services unless the service is permitted under applicable law and is pre-approved by the Audit Committee or its Chairman. The Chairman is authorized to pre-approve projects if the total anticipated cost of all projects pre-approved by him during any fiscal quarter does not exceed $250,000. The Audit Committee has pre-approved the Company’s independent auditor to provide up to $75,000 per quarter of miscellaneous permitted tax services that do not constitute discrete and separate projects. The Chairman and the Chief Financial Officer are required periodically to advise the full Committee of the scope and cost of services not pre-approved by the full Committee. Although applicable regulations waive these pre-approval requirements in certain limited circumstances, the Audit Committee did not use these waiver provisions in either 2016 or 2017.

KPMG has advised us that one or more of its partners will be present at the meeting. We understand that these representatives will be available to respond to appropriate questions and will have an opportunity to make a statement if they desire to do so.

Ratification of KPMG’s appointment as our independent auditor for 2018 will require the affirmative vote of the holders of at least a majority of the votes cast on the proposal at the meeting.

The Board unanimously recommends a vote FOR this proposal.

AUDIT COMMITTEE REPORT

Management is responsible for our internal controls and financial reporting process. Our independent auditor is responsible for performing an independent audit of our consolidated financial statements and the effectiveness of our internal control over financial reporting, and to issue reports thereon. As more fully described in its charter, the Audit Committee is responsible for assisting the Board in its general oversight of these processes and for appointing and overseeing the independent auditor, including reviewing their qualifications, independence and performance.

In this context, the Committee has met and held discussions with management and our internal auditors and independent auditor for 2017, KPMG LLP. Management represented to the Committee that our consolidated financial statements were prepared in accordance with generally accepted U.S. accounting principles. The Committee has reviewed and discussed with management and KPMG the consolidated financial statements, and management’s report and KPMG’s report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. The Committee also discussed with KPMG matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees.

Among other matters, over the course of the past year, the Committee also:

•	reviewed the scope of and overall plans for the annual audit and the internal audit program, including a review of critical accounting policies, critical accounting estimates, and significant unusual transactions;

•	reviewed a report by the independent auditor describing the independent auditor’s internal quality control procedures;

•	reviewed the performance of the lead engagement partner of our independent auditor;

•	reviewed and discussed each quarterly and annual earnings press release before issuance;

•	received periodic reports from the director of internal audit, and met with other members of the internal audit staff;

•	reviewed and approved plans to integrate Level 3’s internal audit operations into our internal audit operations;

•	received periodic reports pursuant to our policy for the submission and confidential treatment of communications from employees and others about accounting, internal controls and auditing matters;

•	reviewed with management the scope and effectiveness of our disclosure controls and procedures;

•	met quarterly in separate executive sessions, including private sessions with the Company’s independent auditors, internal auditors and top executives;

•	received a report with regard to any hiring of former employees of KPMG; and

•	as discussed in greater detail under “Corporate Governance — Risk Oversight,” coordinated with the Risk Evaluation Committee to oversee the Company’s risk management function, especially with respect to the financial, tax and accounting risks.

KPMG also provided to the Committee the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with audit committees concerning independence. The Committee discussed with KPMG that firm’s independence, and considered the effects that the provision of non-audit services may have on KPMG’s independence.

Based on and in reliance upon the reviews and discussions referred to above, and subject to the limitations on the role and responsibilities of the Committee referred to in its charter, the Committee recommended that the Board of Directors include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2017.

In addition to the Company’s corporate compliance program and hotline, the Audit Committee has established procedures for the receipt and evaluation, on a confidential basis, of any complaints or concerns regarding our accounting, auditing, financial reporting or related matters. To report such matters, please send written correspondence to Audit Committee Chair, c/o Post Office Box 4364, Monroe, Louisiana 71211.

If you would like additional information on the responsibilities of the Audit Committee, please refer to its charter, which you can obtain in the manner described above under “Corporate Governance — Access to Information.”

Submitted by the Audit Committee of the Board of Directors.

W. Bruce Hanks (Chair)	Peter C. Brown
Martha H. Bejar	Kevin P. Chilton

PROPOSAL TO APPROVE THE

CENTURYLINK 2018 EQUITY INCENTIVE PLAN

(Item 3 on Proxy or Voting Instruction Card)

Our Board believes that our growth depends upon the efforts of our officers, directors, employees, consultants, and advisors, and that the proposed CenturyLink 2018 Equity Incentive Plan (the “2018 Plan”) will provide an effective means of attracting, retaining, and motivating qualified key personnel while encouraging long-term focus on maximizing shareholder value. The 2018 Plan has been adopted by our Board, subject to approval by our shareholders at the annual meeting.

The principal features of the 2018 Plan are summarized below. However, this summary is qualified in its entirety by reference to by the full text of the 2018 Plan, as attached to this proxy statement as Appendix A. Because this is a summary, it may not contain all the information that you may consider to be important. Therefore, we recommend that you read Appendix A carefully before you decide how to vote on this proposal.

Purpose of the Proposal

We believe that providing officers, directors, employees, consultants and advisors with a proprietary interest in the growth and performance of our Company is crucial to stimulating individual performance while at the same time enhancing shareholder value. While we believe that employee equity ownership is a significant contributing factor in achieving strong corporate performance, we recognize that increasing the number of available shares under incentive plans may potentially dilute the equity ownership of our current shareholders.

Prior to the Level 3 Combination, we had one active equity plan under which we granted long-term incentive awards — the Amended and Restated CenturyLink 2011 Equity Incentive Plan (the “2011 Plan”), which was most recently approved by our shareholders in 2016. In connection with the Level 3 Combination, we assumed the Legacy Level 3 Communications, Inc. Stock Plan (the “Legacy Level 3 Plan” and, together with the 2011 Plan, our “current equity plans”). As noted in the chart under the heading “— Equity Compensation Plan Information”, as of December 31, 2017, we had 43,570,576 shares available for grant under our current equity plans as of December 31, 2017. However, the majority of these shares are reserved for issuance under the Legacy Level 3 Plan, which, under NYSE rules, cannot be used to make grants to anyone who was employed by CenturyLink or our then-existing subsidiaries on the day prior to the closing of the Level 3 Combination.

Therefore, we are proposing adoption of the 2018 Plan in order to replace both of our current equity plans with a single, state-of-the-art equity plan free of the limitations contained in our current equity plans. We believe that adoption of the 2018 Plan is integral to our continued ability to attract, retain, and motivate key stakeholders in a manner aligned with the interests of our shareholders.

Assuming that our shareholders approve the 2018 Plan at the annual meeting, we will not make any future grants under either of our current equity plans. However, if shareholders do not approve the 2018 Plan at the annual meeting, we will continue to use our current equity plans but, given the limitations on use of those plans discussed above, we may be required to re-evaluate our compensation structure to ensure that it remains competitive. Specifically, if the 2018 Plan is not approved, the Company may be required to increase the cash-based component of employee compensation, which could reduce the alignment of employee and shareholder interests.

Summary of the 2018 Plan

Administration of the 2018 Plan. The Human Resources and Compensation Committee (or a subcommittee thereof) will generally administer the 2018 Plan and has the authority to make awards under the 2018 Plan, including setting the terms of the awards. The Committee also generally has the authority to interpret the 2018 Plan, to establish any rules or regulations relating to the 2018 Plan, and to make any other determination that it believes necessary or advisable for proper administration of the 2018 Plan. Subject to the limitations specified in the 2018 Plan, the Committee may delegate its authority to our Chief Executive Officer or his designee with respect to grants to employees or consultants who are not subject to Section 16 of the Securities Exchange Act of 1934.

Eligibility. Key employees, officers, and directors of CenturyLink and our consultants or advisors are eligible to receive awards (“Incentives”) under the 2018 Plan. Based on current estimates, we anticipate that approximately 2,175 officers and 11 non-employee directors would be eligible to receive Incentives under the 2018 Plan. Incentives may be granted in any one or a combination of the following forms: incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), non-qualified stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), and Other Stock-Based Awards (as defined below). Each of these types of Incentives is discussed in more detail in “Types of Incentives” below.

Shares Issuable under the 2018 Plan. A total of 34,600,000 of our Common Shares are authorized for issuance under the 2018 Plan. This figure represents approximately 3.2% of the outstanding Common Shares as of our record date of April 6, 2018. The closing price of a Common Share on the record date, as quoted on the NYSE, was $17.21.

Limitations on Shares Issuable under the 2018 Plan. Under the 2018 Plan, Incentives relating to no more than 1,500,000 Common Shares may be granted to a single participant in any fiscal year. A maximum of 34,600,000 Common Shares may be issued upon exercise of options intended to qualify as incentive stock options under the Code. The maximum value of Incentives that may be granted under the 2018 Plan to each non-employee director of CenturyLink during a single calendar year is $500,000.

Share Counting. For purposes of determining the maximum number of Common Shares available for delivery under the 2018 Plan, shares that are not delivered because an Incentive is forfeited, canceled, or expired will return to the 2018 Plan and be available for reissuance. In addition, any Common Shares subject to an Incentive originally granted under the 2011 Plan that are not delivered because, following shareholders’ approval of the 2018 Plan, such Incentive is forfeited, canceled, or expired, will also be available for issuance or delivery as a new Incentive under the 2018 Plan. However, Common Shares subject to an Incentive will not be recycled if (a) they are tendered in payment of exercise or base price of a stock option or stock-settled SAR; (b) they were covered by, but not issued upon settlement of, stock-settled SARs; or (c) they were delivered or withheld by the Company to satisfy any tax withholding obligation related to stock options or stock-settled SARs. If an Incentive, by its terms, may only be settled in cash, it will not impact the number of Common Shares available for issuance under the 2018 Plan.

Adjustments to Shares Issuable under the 2018 Plan. Proportionate adjustments will be made to all of the share limitations provided in the 2018 Plan, including shares subject to outstanding Incentives, in the event of any recapitalization, reclassification, stock dividend, stock split, combination of shares, or other comparable change in our Common Shares, and the terms of any Incentive will be adjusted to the extent appropriate to provide participants with the same relative rights before and after the occurrence of any such event.

Minimum Vesting Periods. Except for any Incentives that are issued in payment of cash amounts earned under our short-term incentive program, all Incentives must be granted with a minimum vesting period of at least one year without providing for incremental vesting during that first year.

Dividends and Dividend Equivalents. The 2018 Plan provides that the Committee may grant dividends or dividend equivalent rights on certain types of awards (restricted stock, RSUs, and Other Stock-Based Awards). If the Committee elects to grant such rights, any such rights must vest and pay out or be forfeited in tandem with underlying Incentives rather than during the vesting period.

Amendments to the 2018 Plan. Our Board may amend or discontinue the 2018 Plan at any time. However, our shareholders must approve any amendment to the 2018 Plan that would:

•	materially increase the number of Common Shares that may be issued through the 2018 Plan,

•	materially increase the benefits accruing to participants,

•	materially expand the classes of persons eligible to participate,

•	expand the types of awards available for grant,

•	materially extend the term of the 2018 Plan,

•	materially reduce the price at which Common Shares may be offered through the 2018 Plan, or

•	permit the repricing of an option or stock appreciation right.

Duration of the 2018 Plan. No Incentives may be granted under the 2018 Plan after May 23, 2028.

Types of Incentives. Each type of Incentive that may be granted under the 2018 Plan is described below.

Stock Options. A stock option is a right to purchase Common Shares from CenturyLink. The Committee will determine the number and exercise price of the options, and the time or times that the options become exercisable, provided that the option exercise price may not be less than the fair market value of a Common Share on the date of grant, except for an option granted in substitution of an outstanding award in an acquisition. The term of an option will also be determined by the Committee, but may not exceed ten years. The Committee may accelerate the exercisability of any stock option at any time. As noted above, the Committee may not, without the prior approval of our shareholders, decrease the exercise price for any outstanding option after the date of grant. In addition, an outstanding option may not, as of any date that the option has a per share exercise price that is greater than the then-current fair market value of a Common Share, be surrendered to us as consideration for the grant of a new option with a lower exercise price, another Incentive, a cash payment, or Common Shares, unless approved by our shareholders. Incentive stock options will be subject to certain additional requirements necessary in order to qualify as incentive stock options under Section 422 of the Code.

The option exercise price may be paid:

•	in cash or by check,

•	in Common Shares,

•	through a “cashless” exercise arrangement with a broker approved by CenturyLink,

•	through a net exercise procedure if approved by the Committee, or

•	in any other manner authorized by the Committee.

Stock Appreciation Rights. A stock appreciation right, or SAR, is a right to receive, without payment to CenturyLink, a number of Common Shares determined by dividing the product of the number of shares as to which the stock appreciation right is exercised and the amount of the appreciation in each share by the fair market value of a share on the date of exercise of the right. The Committee will determine the base price used to measure share appreciation (which may not be less than the fair market value of a Common Share on the date of grant), whether the right may be paid in cash, and the number and term of stock appreciation rights, provided that the term of a SAR may not exceed ten years. The Committee may accelerate the exercisability of any SAR at any time. The 2018 Plan restricts decreases in the base price and certain exchanges of SARs on terms similar to the restrictions described above for options.

Restricted Stock. The Committee may grant Common Shares subject to restrictions on sale, pledge, or other transfer by the recipient for a certain restricted period. All shares of restricted stock will be subject to such restrictions as the Committee may provide in an agreement with the participant, including provisions that may obligate the participant to forfeit the shares to us in the event of termination of employment or if specified performance goals or targets are not met. Subject to restrictions provided in the participant’s incentive agreement and the 2018 Plan, a participant receiving restricted stock shall have all of the rights of a shareholder as to such shares, including the right to receive dividends although, as noted above, any such dividends would not be paid currently but would vest or be forfeited in tandem with the related shares of restricted stock.

Restricted Stock Units. A restricted stock unit, or RSU, represents the right to receive from CenturyLink one Common Share on a specific future vesting or payment date. All RSUs will be subject to such restrictions as the Committee may provide in an agreement with the participant, including provisions that may obligate the participant to forfeit the RSUs in the event of termination of employment or if specified performance goals or targets are not met. Subject to the restrictions provided in the incentive agreement and the 2018 Plan, a participant receiving RSUs has no rights of a shareholder until Common Shares are issued to him or her. RSUs may be granted with dividend equivalent rights. Any such dividend equivalent rights would not be paid currently but would vest or be forfeited in tandem with the related RSUs.

Other Stock-Based Awards. The 2018 Plan also permits the Committee to grant to participants awards of Common Shares and other awards that are denominated in, payable in, valued in whole or in part by reference to, or are otherwise based on the value of, or the appreciation in value of, Common Shares (referred to herein as “Other Stock-Based Awards”). The Committee has discretion to determine the times at which such awards are to be made, the size of such awards, the form of payment, and all other conditions of such awards, including any restrictions, deferral periods, or performance requirements.

Termination of Employment. In the event that a participant ceases to be an employee of CenturyLink or its subsidiaries or to provide services to us for any reason, including death, disability, early retirement, or normal retirement, any Incentives may be exercised, shall vest, or shall expire at such times as provided in the applicable incentive agreement or as may be otherwise determined by the Committee.

Change in Control. Upon a change in control of CenturyLink, as defined in the Incentive Plan or the applicable incentive agreement, the vesting of time-based Incentives will only occur if the participant has a contemporaneous or subsequent termination of employment. In addition, the payout of any performance-based Incentives upon a change of control may not exceed the greater of a pro-rata payout based on target performance or payout of the Incentive based on actual performance. However, within certain time periods and under certain circumstances, the Committee may:

•	require that all outstanding Incentives be exercised by a certain date;

•	require the surrender to CenturyLink of some or all outstanding Incentives in exchange for a stock or cash payment for each Incentive equal in value to the per share change of control value, calculated as described in the 2018 Plan, over the exercise or base price;

•	make any equitable adjustment to outstanding Incentives as the Committee deems necessary to reflect our corporate changes; or

•	provide that an Incentive shall become an Incentive relating to the number and class of shares of stock or other securities or property (including cash) to which the participant would have been entitled in connection with the change of control transaction if the participant had been a shareholder.

Transferability of Incentives. No Incentives granted under the 2018 Plan may be transferred, pledged, assigned, or otherwise encumbered by a participant except: (a) by will; (b) by the laws of descent and distribution; (c) if permitted by the Committee and so provided in the applicable incentive agreement, pursuant to a domestic relations order, as defined in the Code; or (d) as to options only, if permitted by the Committee and so provided in the applicable incentive agreement, to immediate family members or to a partnership, limited liability company or trust for which the sole owners, members or beneficiaries are the participant or immediate family members.

Tax Withholding. We may withhold from any payments or share issuances under the 2018 Plan, or collect as a condition of payment, any taxes required by law to be withheld. The participant may, but is not required to, satisfy his or her withholding tax obligation by electing to deliver currently-owned Common Shares, or to have us withhold shares from the shares the participant would otherwise receive, in either case having a value equal to the maximum amount required to be withheld. This election must be made prior to the date on which the amount of tax to be withheld is determined. The Committee has the right to disapprove of any such election, except for participants who are subject to Section 16 of the Securities Exchange Act of 1934.

Purchase of Incentives. The Committee may approve the repurchase by CenturyLink of an unexercised or unvested Incentive from the holder by mutual agreement, so long as the repurchase would not constitute the repricing of an option or SAR.

Federal Income Tax Consequences

The federal income tax consequences related to the issuance of the different types of Incentives that may be awarded under the 2018 Plan are summarized below. Participants who are granted Incentives under the 2018 Plan should consult their own tax advisors to determine the tax consequences based on their particular circumstances.

Stock Options. A participant who is granted a stock option normally will not realize any income, nor will we normally receive any deduction for federal income tax purposes, in the year the option is granted.

When a non-qualified stock option granted under the 2018 Plan is exercised, the participant will realize ordinary income measured by the difference between the aggregate purchase price of the shares acquired and the aggregate fair market value of the shares acquired on the exercise date and, subject to the limitations of Section 162(m) (as described below), we will be entitled to a deduction in the year the option is exercised equal to the amount the participant is required to treat as ordinary income.

Incentive stock options may only be granted to employees. An employee generally will not recognize any income upon the exercise of any incentive stock option, but the excess of the fair market value of the shares at the time of exercise over the option price will be an item of tax preference, which may, depending on particular factors relating to the employee, subject the employee to the alternative minimum tax imposed by Section 55 of the Code. The alternative minimum tax is imposed in addition to the federal individual income tax, and it is intended to ensure that individual taxpayers do not completely avoid federal income tax by using preference items. An employee will recognize capital gain or loss in the amount of the difference between the exercise price and the sale price on the sale or exchange of shares acquired pursuant to the exercise of an incentive stock option, provided the employee does not dispose of such shares within two years from the date of grant and one year from the date of exercise of the incentive stock option (the holding periods). An employee disposing of such shares before the expiration of the holding periods will recognize ordinary income generally equal to the difference between the option price and the fair market value of the shares on the date of exercise. The remaining gain, if any, will be capital gain. We will not be entitled to a federal income tax deduction in connection with the exercise of an incentive stock option, except where the employee disposes of the shares received upon exercise before the expiration of the holding periods.

If the exercise price of a non-qualified option is paid by the surrender of previously-owned shares, the basis and the holding period of the previously-owned shares carry over to the same number of shares received in exchange for the previously-owned shares. The compensation income recognized on exercise of these options is added to the basis of the shares received. If the exercised option is an incentive stock option and the shares surrendered were acquired through the exercise of an incentive stock option and have not been held for the holding periods, the optionee will recognize income on such exchange, and the basis of the shares received will be equal to the fair market value of the shares surrendered. If the applicable holding period has been met on the date of exercise, there will be no income recognition and the basis and the holding period of the previously owned shares will carry over to the same number of shares received in exchange, and the remaining shares will begin a new holding period and have a zero basis.

Stock Appreciation Rights. Generally, a participant who is granted a stock appreciation right under the 2018 Plan will not recognize any taxable income at the time of the grant. The participant will recognize ordinary income upon exercise equal to the amount of cash or the fair market value of the shares received on the day they are received.

In general, there are no federal income tax deductions allowed to CenturyLink upon the grant of stock appreciation rights. Upon the exercise of the stock appreciation right, however, we will be entitled to a deduction equal to the amount of ordinary income that the participant is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under Section 162(m).

Restricted Stock. Unless the participant makes an election to accelerate recognition of the income to the date of grant under Section 83(b) of the Code (as described below), the participant will not recognize income, and we will not be allowed a tax deduction, at the time the restricted stock award is granted. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the shares as of that date, and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Section 162(m). If the participant files an election under Section 83(b) of the Code within 30 days of the date of grant of restricted stock, the participant will recognize ordinary income as of the date of the grant equal to the fair market value of the shares as of that date, and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Section 162(m). Any future appreciation in the shares will be taxable to the participant at capital gains rates. If the shares are later forfeited, however, the participant will not be able to recover the tax previously paid pursuant to a Section 83(b) election.

Restricted Stock Units. A participant will not be deemed to have received taxable income upon the grant of restricted stock units. The participant will be deemed to have received taxable ordinary income at such time as shares are distributed with respect to the restricted stock units in an amount equal to the fair market value of the shares distributed to the participant. Upon the distribution of shares to a participant with respect to restricted stock units, we will ordinarily be entitled to a deduction for federal income tax purposes in an amount equal to the taxable ordinary income of the participant, subject to any applicable limitations under Section 162(m). The basis of the shares received will equal the amount of taxable ordinary income recognized by the participant upon receipt of such shares.

Other Stock-Based Awards. Generally, a participant who is granted an Other Stock-Based Award under the 2018 Plan will recognize ordinary income at the time the cash or Common Shares associated with the award are received. If shares are received, the ordinary income will be equal to the excess of the fair market value of the shares received over any amount paid by the participant in exchange for the shares.

In the year that the participant recognizes ordinary taxable income in respect of such Incentive, we will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the participant is required to recognize, provided that the deduction is not otherwise disallowed under Section 162(m).

Section 162(m). Section 162(m) of the Code limits the amount of compensation paid to certain covered employees that we may deduct for federal income tax purposes to $1 million per employee per year. As revised by federal tax reform legislation passed in December 2017, Section 162(m)’s definition of “covered employees” includes any individual who served as our CEO or CFO at any time during the taxable year plus the three other most highly-compensated officers (other than the CEO and CFO) for the taxable year. Once an individual becomes a covered employee for any taxable year beginning after December 31, 2016, that individual will remain a covered employee for all future years, including after termination of employment or even death. As a result, compensation payable to a covered employee under the 2018 Plan that might otherwise be deductible may not be deductible if all compensation paid to the employee for the taxable year exceeds $1 million.

Section 409A of the Code. If any Incentive constitutes non-qualified deferred compensation under Section 409A, it will be necessary that the Incentive be structured to comply with Section 409A to avoid the imposition of additional tax, penalties, and interest on the participant.

Tax Consequences of a Change of Control. If, upon a change of control of CenturyLink, the exercisability, vesting, or payout of an Incentive is accelerated, any excess on the date of the change of control of the fair market value of the shares or cash issued under accelerated Incentives over the purchase price of such shares, if any, may be characterized as “parachute payments” (within the meaning of Section 280G of the Code) if the sum of such amounts and any other such contingent payments received by the employee exceeds an amount equal to three times the “base amount” for such employee. The base amount generally is the average of the annual compensation of the employee for the five years preceding such change in ownership or control. An “excess parachute payment,” with respect to any employee, is the excess of the parachute payments to such person, in the aggregate, over and above such person’s base amount. If the amounts received by an employee upon a change of control are characterized as parachute payments, the employee will be subject to a 20% excise tax on the excess parachute payment and we will be denied any deduction with respect to such excess parachute payment.

The foregoing discussion summarizes the federal income tax consequences of Incentives that may be granted under the 2018 Plan based on current provisions of the Code, which are subject to change. This summary does not cover any foreign, state, or local tax consequences.

Vote Required

Approval of the 2018 Plan requires the affirmative vote of the holders of at least a majority of the votes cast on the proposal.

The Board recommends that you vote FOR this proposal.

Equity Compensation Plan Information

The following table provides information as of December 31, 2017 about our equity compensation plans under which Common Shares are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options and rights (a)	Weighted- average exercise price of outstanding options and rights (b) (1)	Number of securities remaining available for future issuance under plans (excluding securities reflected in column (a)) (c) (2)
Equity Compensation Plans approved by shareholders	1,550,824	36.35	8,565,514
Equity Compensation Plans not approved by shareholders	12,403,513	27.37	35,005,062

Totals	13,954,337	27.41	43,570,576

(1)	The outstanding awards in column (a) include both options and restricted stock units. As restricted stock units do not have an exercise price, those awards were excluded from the calculation of the exercise prices disclosed in this column (b).
(2)	The shares available for issuance disclosed in this column relate to our two current equity plans: (i) the 2011 Plan (included under “Equity Compensation Plans approved by shareholders”) and (ii) the Legacy Level 3 Plan, which was approved by Level 3, but not CenturyLink, shareholders (and thus is included under “Equity Compensation Plans not approved by shareholders”). A description of the Legacy Level 3 Plan follows this chart. If our shareholders approve the 2018 Plan at the meeting, no additional shares will be issued in the future from either of the 2011 Plan or the Legacy Level 3 Plan.

In connection with the Level 3 Combination, we assumed the Legacy Level 3 Plan. The Legacy Level 3 Plan was approved by Level 3’s shareholders on May 21, 2015 and no new grants may be made under the Legacy Level 3 Plan after May 21, 2025, although awards made prior to that date may remain outstanding beyond that date. In accordance with NYSE rules, we will not make grants from the Legacy Level 3 Plan to those employees and directors who, prior to the Level 3 Combination, were employed by or provided services to CenturyLink or our then-existing subsidiaries. The Legacy Level 3 Plan is currently administered by our Compensation Committee, which may delegate some of its authority to officers and employees of the Company, subject to certain exceptions. As noted in the table above, after adjustment as provided in the merger agreement, a total of 35,005,062 Common Shares remained available for issuance under the Legacy Level 3 Plan at December 31, 2017 (out of an overall total of 48,677,624 shares reserved for issuance). Currently under the Legacy Level 3 Plan, the Committee may make awards of qualified or nonqualified stock options with a maximum term of 10 years, restricted stock, RSUs, SARs, performance awards, and Other Stock-Based Awards. Shares surrendered in payment of the exercise price of options or SARs or in payment of withholding taxes are not eligible for reissuance under the Legacy Level 3 Plan. Our Board amended the Legacy Level 3 Plan as of the Closing Date to, among other things, reflect these merger-adjusted share limitations and conform the administration and change of control provisions to those of our other outstanding equity incentive plans.

As noted above, if shareholders approve the 2018 Plan as proposed, we will make no future issuances under either of our two equity incentive plans (the 2011 Plan or the Legacy Level 3 Plan).

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Item 4 on Proxy or Voting Instruction Card)

Each year since 2011 we have provided our shareholders the opportunity to vote on a non-binding, advisory resolution to approve the compensation of our named executive officers as disclosed in our annual proxy statements pursuant to the rules of the SEC.

Under our executive compensation programs, our named executive officers are rewarded for achieving specific annual and long-term goals, as well as increased shareholder value. We believe this structure aligns executive pay with our financial performance and the creation of sustainable shareholder value. The Compensation Committee of our Board continually reviews our executive compensation programs to ensure they achieve the goals of aligning our compensation with both current market practices and your interests as shareholders. For additional information on our executive compensation, we urge you to read the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement.

At the meeting, we will ask you to vote, in an advisory manner, to approve the overall compensation of our named executive officers, as described in this proxy statement, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures. This proposal, commonly known as a “say-on-pay” proposal, gives you the opportunity to express your views. This advisory vote is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers and our executive compensation policies and practices as described in this proxy statement. Accordingly, your vote will not directly affect or otherwise limit any existing compensation or award arrangement of any of our named executive officers.

While this “say-on-pay” vote is advisory and will not be binding on our Company or the Board, it will provide valuable information for future use by our Compensation Committee regarding shareholder sentiment about our executive compensation. We understand that executive compensation is an important matter for our shareholders. Accordingly, we invite shareholders who wish to communicate with our Board on executive compensation or any other matters to contact us as provided under “Corporate Governance — Top Leadership Positions and Structure.”

Approval of this proposal will require the affirmative vote of the holders of at least a majority of the votes cast on the proposal at the meeting.

The Board recommends that you vote FOR the overall compensation of our named executive officers as described in this proxy statement.

SHAREHOLDER PROPOSALS

(Items 5(a) and 5(b) on Proxy or Voting Instruction Card)

We periodically receive suggestions from our shareholders, some as formal shareholder proposals. We give careful consideration to all suggestions, and assess whether they promote the best long-term interests of CenturyLink and its shareholders.

We expect Items 5(a) and 5(b) to be presented by shareholders at the meeting. Following SEC rules, we are reprinting the proposals and supporting statements as they were submitted to us, other than minor formatting changes. We take no responsibility for them. On request to the Secretary at the address listed under “Other Matters — Annual Financial Report,” we will provide information about the sponsor’s shareholdings. Adoption of both of these proposals requires the affirmative vote of the holders of at least a majority of the votes cast on the proposal at the meeting.

The Board recommends that you vote AGAINST Items 5(a) and 5(b) for the reasons we give after each one below.

Lobbying Proposal (Item (5(a))

The following proposal was submitted by the AFL-CIO Reserve Fund, located at 816 16th Street, NW, Washington D.C., 20006.

“Whereas, we believe in full disclosure of CenturyLink direct and indirect lobbying activities and expenditures to assess whether CenturyLink’s lobbying is consistent with its expressed goals and in the best interests of shareholders.

Resolved, the shareholders of CenturyLink request the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.
2.	Payments by CenturyLink used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.
3.	CenturyLink’s membership in and payments to any tax-exempt organization that writes and endorses model legislation.
4.	Description of management’s decision making process and the Board’s oversight for making payments described in section 2 above.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which CenturyLink is a member.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels.

The report shall be presented to the Audit Committee or other relevant oversight committees and posted on CenturyLink’s website.

Supporting Statement

We encourage transparency and accountability in the use of corporate funds to influence legislation and regulation. CenturyLink spent over $20 million from 2010 — 2016 on federal lobbying. This figure does not include lobbying expenditures to influence legislation in states, where CenturyLink also lobbies in 38 states (“Amid Federal Gridlock, Lobbying Rises in the States,” Center for Public Integrity, February 11, 2016), but disclosure is uneven or absent. For example, CenturyLink spent $729,286 on lobbying in Minnesota from 2011 — 2016. CenturyLink’s lobbying over customer privacy has attracted media scrutiny (“Telecom Lobbying Muscle Kills Privacy Rules,” Associated Press, April 17, 2017).

CenturyLink is a member of USTelecom, which spent $9.38 million on lobbying in 2015 and 2016. CenturyLink does not comprehensively disclose its memberships in trade associations nor the amounts of its payments used for lobbying, and CenturyLink does not disclose membership in or contributions to tax-exempt organizations that write and endorse model legislation, such as its membership in the American Legislative Exchange Council (ALEC). Transparent reporting would reveal whether company assets are being used for objectives contrary to CenturyLink’s long-term interests.

We are concerned that our company’s lack of trade association and ALEC disclosure presents reputational risks. For example, CenturyLink’s ALEC membership has drawn press scrutiny (“Telecom Sleaze: ALEC and Its Communication’s Funders — AT&T, Verizon, CenturyLink, Comcast and Time Warner Cable,” Huffington Post, May 2, 2015), and over 100 companies have publicly left ALEC, including 3M, Google, Shell, Sprint and T-Mobile.”

The Board recommends that you vote AGAINST this proposal for the following reasons:

We believe our continued success and long-term profitability are substantially dependent upon our ability to actively engage in political, legislative and regulatory processes to advocate in favor of laws and policies that are in the best interests of our company, shareholders and customers. The proponent’s proposal this year is substantially similar to the proposal it submitted last year, which received less than 30% support of the shares voted at last year’s annual meeting.

For the reasons discussed further below, we continue to believe that we currently disclose a substantial amount of information on our lobbying activities and that the preparation and publication of the report contemplated by this proposal is neither necessary nor an efficient use of our resources.

•	Information regarding our participation in the political process is set forth in our semi-annual Political Contributions Reports (the “Semi-Annual Reports”), which are available for review on our website. Our Semi-Annual Reports outline the core principles governing our political participation.

•	In addition to furnishing our Semi-Annual Reports, we file substantial amounts of information about our lobbying activity under federal, state and local laws. At the federal level, we file quarterly reports under the Lobbying Disclosure Act disclosing our lobbying expenditures and detailing the entities we lobbied and the subject matter of our lobbying efforts. This includes quarterly reporting to the Federal Election Commission regarding our employee political action committee. Any lobbying firms hired by us file similar reports, and trade associations to which we contribute are separately subject to strict public disclosure requirements regarding their lobbying activities. We and our in-house and external lobbyists also file reports disclosing political contributions and related payments. Furthermore, we file all lobbying reports required by state laws, which in some cases have broader disclosure requirements than federal law. Shareholders can access this information through websites maintained by the U.S. House of Representatives, the U.S. Senate, the Federal Election Commission, and various state governmental bodies, or through various commercial websites that aggregate similar data.

•	Our policies and procedures governing lobbying and political activities are subject to rigorous internal controls designed to ensure, among other things, that our applicable disclosures are full and complete. As noted in our Semi-Annual Reports, our Senior Vice President, Public Policy and Government Relations, together with senior management, the Board, and various public policy and legal personnel, oversees and manages our corporate political activities in an effort to attain our public policy objectives and comply with all applicable laws. We have a policy of not contributing to “Super PACs”.

•	We believe we significantly benefit by participating in a number of industry and trade associations, which provide us with access to valuable industry data and expertise. These groups are independent organizations that represent the diverse interests of their members, and deal with a wide range of issues. These organizations frequently make expenditures or take action contrary to our preferences, often without our knowledge. As such, we do not believe that our membership in these organizations should be viewed as an endorsement of any particular organization or policy. Disclosure of the information contemplated by the proposal could be used to unfairly suggest that we support every position taken by organizations to which we contribute. For these reasons, we do not believe that additional disclosures regarding our contributions to such organizations would be helpful to shareholders.

•	We expend significant resources in connection with our political and lobbying activities. We believe the information that we currently furnish in our Semi-Annual Reports and file with state and federal agencies strikes an appropriate balance between transparency and avoiding excessive burden and cost. We believe that requiring us to gather and disclose additional information would result in an unproductive consumption of valuable time and corporate resources by tracking insignificant activities without materially enhancing existing disclosures.

•	We also oppose the proposal because many of its aspects are vague or unworkable, and may create confusion. We believe the proposal’s definition of lobbying and lobbying expenditures are ambiguous and could, depending on the jurisdiction, include items such as office rent, business travel expenses, and even employee salaries. As a result, the disclosures required by the proposal could be inconsistent and confusing, because a particular expenditure might be lobbying-related in one jurisdiction, but not in another.

•	The proposal seeks to impose unnecessary line-item disclosures on lobbying expenditures that are not required by law and are not standard among other companies, including our competitors. Complying with the requirements of this proposal could put us at a relative disadvantage to our competitors. Any new requirements should be addressed by lawmakers and uniformly imposed on all entities.

•	Finally, you should be aware that the proponent’s Supporting Statement cites figures that we cannot verify and an article that appears to apply to companies other than us.

The Board is confident that the Company’s current lobbying activities are effective and fully aligned with the shareholders’ long-term interests. For the reasons set forth above, the Board believes that this proposal is overly burdensome, would result in an unproductive use of our resources, and is not in the best interests of our shareholders.

Billing Practices Proposal (Item 5(b))

The following proposal was submitted by Thomas P. Swiler, located at 3709 Embudito Drive NE, Albuquerque, New Mexico 87111.

“Whereas: Customers have a right to know how much the services they buy, including taxes, will cost them, and according to CenturyLink’s Code of Conduct, “We must truthfully market, promote, advertise and sell our products. This is consistent with our commitment to act honestly in all business affairs. All descriptions of our products, services, and prices must be truthful and accurate.”

Resolved: Shareholders request that CenturyLink ensure adherence to this principle by providing customers an itemized list, including taxes, of charges, credits, expected monthly costs, the value and duration of limited time promotions, and commitment period associated with any service change within seven days of their decision to change the service. Shareholders further request that customers shall be given the option to delay the service change until they have approved the costs by dialing a unique code listed on the itemized list, or, if an immediate service charge is desired, be able to revert to their previous service within seven days of receiving the itemized list. This procedure will ensure that customers receive what they expect, which will improve customer satisfaction and retention, and will ultimately benefit the company and its shareholders.

Supporting Statement:

You are urged to vote “Yes” for this proposal for the following reasons;

As a CenturyLink customer, I have experienced instances in which the monthly cost, after initial charges and credits, that appeared on my bill after making a service change was not the monthly cost promised, and it becomes contingent on me to correct the problem, if it can be fixed at all, wasting my time and causing me frustration. While this mode of operation may provide short-term benefits to the company and employees who may receive bonuses by locking customers into a limited term commitment as a price higher than anticipated, it does so at a long-term expense to the company and shareholders due to the dwindling customer base that results when dissatisfied customers choose different telecommunications options. By providing customers with written acknowledgement of agreed upon services and pricing, there can be no misrepresentation or misunderstanding of the agreed to terms. Customer satisfaction will increase, and more customers will be retained.”

The Board recommends that you vote AGAINST this proposal for the following reasons:

Our Board agrees that customer satisfaction and retention are crucial to the Company’s success, and spends considerable time with management attempting to improve our customers’ experience. As described in greater detail below, our Board believes that the steps proposed by the proponent are unnecessary and unworkable because:

•	Our Board has focused on customer satisfaction for many years and has overseen the implementation of a wide range of actions designed to improve our customers’ experience; and

•	Our recent and continuing changes will advance the goal of improved customer satisfaction more effectively than the proponent’s proposal.

Actions Taken to Improve Customer Experience. We have long recognized the need for strong customer relations. In recent years we have worked to reduce the complexity of our product offerings and bills, which we believe were largely an outgrowth of sweeping changes in the communications and technology industries, among other factors. With extensive involvement of the Board, we augmented these efforts during the last half of 2017 with a comprehensive review of our policies, procedures and practices relating to consumer sales, service and billing.

As a result of these efforts, over the past couple of years we have, among other things:

•	created a new executive leadership team responsible for our customer advocacy group, which we believe has significantly enhanced and improved the timely flow of customer information to our most senior leaders;

•	enhanced our ability to detect customer issues through improved data analytics capabilities;

•	simplified our product offerings and bill presentations, including improving our bill estimation and quoting tools, expanding our use of service confirmation letters and taking other steps designed to reduce billing fluctuations and uncertainties;

•	revised our customer call intake and training functions to reduce the risk of conflicting or potentially confusing messages; and

•	conditioned payment of a portion of our senior management’s annual compensation upon attaining targeted improvements in customer care.

In the near term, we plan to further improve our customer processes through, among other things, enhancing our ability to gather and analyze all forms of customer feedback and continuing to expand and improve our training programs. Moreover, we plan to continue to canvass our operations in an on-going manner to identify other potential changes we can make to improve customer satisfaction in an evolving marketplace.

Effect of Our Changes. The Board is confident that our above-described recent actions have simplified our products and strengthened our processes. The Board further believes that these changes, coupled with the other changes we plan to implement, will improve the experience of our customers, thereby attaining the goals sought by the proponent.

We do not believe that the additional changes proposed by the proponent are appropriate or workable. Unlike our focus on continuous improvements, the proponent has proposed a static mandate, which we believe could limit our future flexibility to adopt approaches that our management, customer base or regulators subsequently determine to be more effective in serving our customers’ needs. The proponent also seeks information which is already made available to customers. Presently, we generally make our prices and charges available to consumers online, during sales calls, and in correspondence and bills. We also routinely provide confirmation of service letters to customers after the point of sale.

The proposal seeks to have us make a more specific representation about a customer’s initial or later bills, but this information is not always available due to future events that are outside our control, or is not always determinable at or near the time of sale. The proposal would also obligate us to create an expensive and unduly complex new infrastructure that we believe many of our customers might find cumbersome, confusing or unsatisfactory. We believe the proponent’s proposal would also require us to craft a proliferating number of software applications and additional steps for the activation of service, thereby hindering our efforts over the past couple of years to simplify our customer care and billing processes. In addition, the sequencing of installation events suggested by the proponent could create material inconsistencies with our existing order completion systems, as well as our legal and regulatory obligations.

Ultimately, we believe our recent, pending and future changes will more effectively advance the goal of customer satisfaction than the proponent’s proposal.

For the reasons set forth above, the Board believes that the concerns raised by this proposal have been addressed and that the proposal is unnecessary, unworkable and not in your best interests.

OWNERSHIP OF OUR SECURITIES

Principal Shareholders

The following table sets forth information regarding ownership of our Common Shares by the persons known to us to have beneficially owned more than 5% of the outstanding Common Shares on December 31, 2017 (the “investors”), unless otherwise noted.

Name and Address	Amount and Nature of Beneficial Ownership of Common Shares(1)		Percent of Outstanding Common Shares(1)
Temasek Holdings (Private) Limited 60B Orchard Road #06-18 Tower 2 Singapore 238891	118,164,323	(2)	11.0%
The Vanguard Group 100 Vanguard Blvd. Malvern, Pennsylvania 19355	101,372,433	(3)	9.5%
Blackrock, Inc. 55 East 52nd Street New York, New York 10055	72,517,271	(4)	6.8%
Southeastern Asset Management, Inc. 6410 Poplar Avenue, Suite 900 Memphis, Tennessee 38119	71,486,921	(5)	6.7%

(1)	The figures and percentages in the table above have been determined in accordance with Rule 13d-3 of the SEC based upon information furnished by the investors, except that we have calculated the percentages in the table based on the actual number of Common Shares outstanding on the dates as to which the investors have reported their holdings (as noted in notes 2 through 5), as opposed to the estimated percentages set forth in the reports of such investors referred to below in such notes. In addition to Common Shares, we have outstanding Preferred Shares that vote together with the Common Shares as a single class on all matters. One or more persons beneficially own more than 5% of the Preferred Shares; however, the percentage of total voting power held by such persons is immaterial. For additional information regarding the Preferred Shares, see “General Information About the Annual Meeting — How many votes may I cast?”
(2)	Based on information contained in a Schedule 13D/A Report dated as of April 5, 2018 that this investor filed with the SEC. In this report, the investor indicated that, as of April 5, 2018, it shared with two of its subsidiaries voting power and dispositive power with respect to all of the above-listed shares.
(3)	Based on information contained in a Schedule 13G/A Report dated as of February 7, 2018 that this investor filed with the SEC. In this report, the investor indicated that, as of December 31, 2017, it (i) held sole voting power with respect to 1,353,681 of these shares, (ii) shared voting power with respect to 212,211 of these shares, (iii) held sole dispositive power with respect to 99,828,012 of these shares and (iv) shared dispositive power with respect to 1,544,421 of the above-listed shares.
(4)	Based on information contained in a Schedule 13G/A Report dated as of January 24, 2018 that this investor filed with the SEC. In this report, the investor indicated that, as of December 31, 2017, it held sole voting power with respect to 63,622,438 of these shares and sole dispositive power with respect to all of the above-listed shares.
(5)	Based on information contained in a Schedule 13G/A Report dated as of February 13, 2018 that this investor filed with the SEC. In this report, the investor indicated that, as of December 31, 2017, it (i) shared voting power with respect to 31,864,230 shares, (ii) held sole voting power with respect to 35,194,325 of these shares, (iii) shared dispositive power with respect to 32,889,230 shares and (iv) held sole dispositive power with respect to 38,597,691 of the above-listed shares.

Executive Officers and Directors

The following table sets forth information, as of the record date, regarding the beneficial ownership of Common Shares by our executive officers and directors. Except as otherwise noted, all beneficially owned shares are held with sole voting and investment power and are not pledged to third parties.

	Components of Total Shares Beneficially Owned
Name	Unrestricted Shares Beneficially Owned(1)	Unvested Restricted Stock(2)	Total Shares Beneficially Owned(3), (4)
Current Executive Officers:
Stacey W. Goff	93,125	393,962	487,087
Aamir Hussain	90,505	470,833	561,338
Sunit S. Patel(5)	682,820	318,616	1,001,436
Glen F. Post, III	1,001,645	1,086,431	2,088,076
Jeffrey K. Storey	1,180,107	542,590	1,722,697
Scott A. Trezise	25,126	234,812	259,938

Outside Directors:
Martha H. Bejar	20,109	5,882	25,991
Virginia Boulet	37,258	5,882	43,140
Peter C. Brown(6)	24,297	5,882	30,179
Kevin P. Chilton	37,562	4,224	41,786
Steven T. Clontz(7)	167,295	4,224	171,519
T. Michael Glenn(8)	71,028	4,224	75,252
W. Bruce Hanks	52,840	5,882	58,722
Mary L. Landrieu	4,859	5,882	10,741
Harvey P. Perry(9)	91,555	5,882	97,437
Michael J. Roberts	34,630	5,882	40,512
Laurie A. Siegel	32,038	5,882	37,920

Former Executive Officer:
R. Stewart Ewing, Jr.	36,010	73,144	109,154

All executive officers and directors as a group (17) persons)(10)	3,646,799	3,106,972	6,753,771

(1)	This column includes the following number of shares allocated to the individual’s account under one of our qualified 401(k) plans: 7,175 — Mr. Goff; 186,158 — Mr. Post; 5,081 — Mr. Storey; 9,187 — Mr. Patel and 21,324 — Mr. Ewing. Participants in these plans are entitled to direct the voting of their plan shares, as described in greater detail elsewhere herein.
(2)	Reflects (i) for all shares listed, unvested shares of restricted stock over which the person holds sole voting power but no investment power, and (ii) with respect to our performance-based restricted stock granted to our executive officers, the number of shares that will vest if we attain target levels of performance.
(3)	Excludes (i) shares that might be issued under restricted stock units if our performance exceeds target levels and (ii) “phantom units” held by Mr. Roberts that are payable in cash upon the termination of his service as a director, as described further under “Director Compensation — Other Benefits.”
(4)	None of the persons named in the table beneficially owns more than 1% of the outstanding Common Shares. The shares beneficially owned by all directors and executive officers as a group constituted 0.6% of the outstanding Common Shares as of the record date.
(5)	Includes 1,428 shares indirectly held and beneficially owned by Mr. Patel in an individual retirement account.
(6)	Includes 24,297 shares held by a tax-exempt charitable foundation, as to which Mr. Brown has voting and dispositive powers by virtue of his control of the foundation.
(7)	Includes 40,000 shares held by Mr. Clontz’s wife and 500 shares held by his son as to which Mr. Clontz disclaims beneficial ownership.

(8)	Includes 32,143 shares held indirectly by Mr. Glenn in a trust.
(9)	Includes 709 shares beneficially held by Mr. Perry’s spouse, as to which Mr. Perry disclaims beneficial ownership, and 35,987 shares held by Mr. Perry through our dividend reinvestment plan (as of the most recent date practicable).
(10)	As described further in the notes above, includes (i) 1,428 shares held through an individual retirement account, (ii) 24,297 shares held beneficially through a foundation, (iii) 32,143 shares held indirectly by a trust, (iv) 40,709 shares held beneficially by spouses of these individuals and 500 shares owned by the son of one of these individuals, in each case as to which beneficial ownership is disclaimed, and (v) 35,987 shares held through our dividend reinvestment plan (as of the most recent date practicable), excluding 2,384 shares held through such plan by one of our executive officers who no longer participates in such plan.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

Fiscal 2017 was a transformational year in our company’s history. Our combination with Level 3 (the “Level 3 Combination”) was completed on November 1, 2017 (the “Closing” or “Closing Date”), creating the second largest domestic communications provider serving global enterprise customers, with enhanced capabilities to meet the demands of our customers in an increasingly competitive environment. Below are highlights of the combined company’s profile:

*	Excluding revenue related to our divested colocation business and including estimated intercompany eliminations and purchase accounting adjustments.

Given the dramatic increase in the Company’s scale and geographic footprint and the significant changes to corporate strategy resulting from the Level 3 Combination, our Board and its Human Resources and Compensation Committee (the “Committee”) spent considerable time and effort recalibrating our existing executive compensation program to support the challenges and opportunities inherent in combining the two companies. As described in greater detail below, during the one-year period between the merger announcement in October 2016 and the Closing, the Committee focused on designing an executive compensation program to retain, incentivize and appropriately reward the Company’s senior leadership team throughout the duration of the transaction, from the critical period between announcement and Closing and through post-Closing

Approx. 450,000 Route Miles of Fiber Globally Approx. 360,000 International Transport Miles International Transport Route Miles are a combination of leased and owned, fiber and optical transport connectivity. 100,000+ On-Net buildings 52,500 Employees Globally More Than 60+ Countries and Counting Proforma Revenue Approx. $24B (Estimated trailing twelve months ending December 31, 2017)*

implementation of the combined company’s strategy. An important component of that process was the implementation of previously-announced succession plans for the chief executive officer (“CEO”) and chief financial officer (“CFO”) positions, including the recruitment and incorporation of two former Level 3 executives into the CenturyLink executive management team who will succeed our long-tenured CFO and CEO.

For 2017, our named executive officers were:

• Glen F. Post, III	Chief Executive Officer
• Jeffrey K. Storey	President and Chief Operating Officer
• Sunit S. Patel	Executive Vice President and Chief Financial Officer
• Aamir Hussain	Executive Vice President and Chief Technology Officer
• Stacey W. Goff	Executive Vice President, Chief Administrative Officer, General Counsel and Secretary
• R. Stewart Ewing, Jr.	Former Executive Vice President, Chief Financial Officer and Assistant Secretary

Because the Closing occurred during the fiscal year, our named executive officer group for 2017 consists of both legacy CenturyLink executives (Messrs. Post, Hussain, Goff, and Ewing, our “legacy named executives”) as well as two former Level 3 executives who joined us as CenturyLink executive officers at the Closing (Messrs. Storey and Patel, our “newly named executives”).

This Compensation Discussion and Analysis (the “CD&A”) is organized into four subsections:

I. Executive Summary

As described further below, the central goals of our executive compensation program are to incentivize our executives to attain objectives that we believe will create shareholder value, to reward performance that contributes to the execution of our business strategies, and to attract and retain the right executives for our business.

2017 Business Highlights. In addition to successfully completing the Level 3 Combination, we achieved several other significant accomplishments during 2017, including the following:

•	Paid dividends of nearly $1.5 billion to shareholders.

•	Invested in our network to improve transmission speed availability across our broadband service footprint, resulting in the growth of the percent of addressable units receiving service with transmission speeds of 100 megabits per second (Mbps) or higher and 1 gigabit per second (Gbps) or higher by 34% and 24%, respectively. We ended the year with 4.4 million addressable units capable of speeds of 100 Mbps or higher and approximately 1.7 million addressable units capable of 1 Gbps or higher.

•	Launched 12 new products and services for enterprise and small business customers (including Level 3 product or service launches), including (i) Cloud Application Manager, (ii) Amazon Chime delivered by CenturyLink, (iii) Managed Enterprise with Cisco Meraki, (iv) Big Data as a Service with Managed Cloudera, (v) Business VoIP for Small Businesses, and (vi) CenturyLink Business Wi-Fi; and released 12 major product enhancements to include increased functionality for Managed SD-WAN and CenturyLink Private Cloud products.

•	Expanded our post-Level 3 Combination security offerings into new international markets and enhanced our ability to serve customers by integrating various legacy Level 3 and CenturyLink products and services.

•	Completed the sale of our data center and colocation business for pre-tax cash proceeds of $1.8 billion and a 10% equity stake in the purchaser consortium’s newly-formed global secure infrastructure company, Cyxtera Technologies.

2017 Executive Compensation Highlights. Throughout 2017, the Committee took steps to (i) attract and appropriately compensate newly-hired executives with skills tailored to the combined company, (ii) retain, reward and adequately incentivize our legacy named executives in connection with their integration efforts before and after the Closing and (iii) begin development of executive compensation programs suitable for the combined company. In the course of these actions, we continued to focus on maintaining a strong linkage between executive pay and our performance and strategic goals and developing executive compensation packages designed to be competitive with our market for executive talent.

Our recent key executive compensation decisions and highlights are summarized below.

•	Our executive compensation program for 2017 continued to emphasize variable “at risk” compensation, with the majority of each named executive officer’s total target compensation structured as a combination of short- and long-term performance-driven incentives (which, for our CEO, represented 90% of his total target compensation).

•	As in prior years, the Committee set challenging performance targets under our incentive programs to ensure that payouts track corporate performance. In fact, we did not fully achieve our pre-established goals for 2017. Specifically:

•	Our short-term incentive bonus payouts for 2017 were 73.0% of targeted amounts for each of our legacy named executives.

•	Nearly 75% of the performance-based restricted shares originally granted to our named executives in 2015 were forfeited based upon our actual performance over the three-year performance period ending December 31, 2017.

•	Our annual long-term incentive grants to our legacy named executives in February 2017 consisted of a combination of performance-based restricted stock (60% of the target grant value) and time-vested restricted stock (40% of the target grant value).

•	During its annual review of executive compensation in February 2017, the Committee generally maintained levels of target total compensation for our legacy named executives substantially similar to levels awarded in prior years, subject to a few modest exceptions necessary to address below-market pay packages.

•	We recently converted our long standing supplemental life insurance policies, which currently cover three grandfathered senior executives, to policies with fixed premiums at significantly reduced levels and the Committee approved the resumption of premium payments beginning with 2016 and 2017.

•	We announced a CFO succession plan, which was contingent upon the successful completion of the Level 3 Combination. To implement the plan, Mr. Ewing, who served as our CFO prior to the Level 3 Combination, agreed to step down from all executive positions effective with the Closing and then fully retired from all positions with the Company after a short transition period. Mr. Patel, who had served as CFO for Level 3 prior to the Level 3 Combination, was appointed to succeed Mr. Ewing as CFO effective upon the Closing.

•

In June 2017, the Company announced a CEO succession plan, which initially envisioned Mr. Post, our current CEO, stepping down from that role effective January 1, 2019. In March 2018, Mr. Post elected to accelerate the plan by retiring at the meeting. We anticipate that Mr. Storey, who most recently served as Level 3’s President and CEO and was appointed as our President and Chief Operating Officer effective upon the completion of the Level 3 Combination, will succeed Mr. Post as CEO at that time.

•	Throughout mid-2017, the Committee or its chair approved or reviewed offer letters to Messrs. Storey and Patel and certain other Level 3 officers selected to join our post-combination senior leadership team upon the Closing.

•	Our newly named executives participated in a discretionary bonus program for the two months of 2017 in which they served as CenturyLink officers, and each earned a payout of 100% of his targeted amount, pro-rated for the two-month period of service (following which they will participate in our short-term incentive program).

•	Additionally, in anticipation of the Level 3 Combination, the Committee reviewed market compensation data for each individual expected to serve as an executive officer of the combined company following the Closing. In June, the Committee approved compensation adjustments for a select group of legacy executives contingent and effective upon the Closing. These changes were based on market data that compared executive pay to a new peer group for the combined company. See further discussion under the heading “— Use of ‘Benchmarking’ Data — Compensation Benchmarking” in Subsection IV below.

•	In order to attract, retain and incentivize our executives before and after the Level 3 Combination, the Committee granted a combination of integration and retention awards to our legacy executives. The details of these actions are discussed under the heading “— Awards Related to Level 3 Combination” in Subsection III below.

•	Effective upon the Closing, Messrs. Storey and Patel officially joined us as executive officers and received certain special cash and equity awards as provided in their previously-disclosed offer letters, which are described under the heading “— Awards Related to Level 3 Combination” in Subsection III below.

•	After 34 years of service to the Company, Mr. Ewing agreed to step down from all executive positions effective with the Closing in order to implement the above-discussed CFO succession plan agreed to by the Company and Level 3 as a component of the Level 3 Combination. As discussed above, Mr. Patel succeeded Mr. Ewing as CFO effective upon the Closing, and after a short transition period, Mr. Ewing fully retired from employment with the Company. The Committee approved additional compensation from contractually obligated amounts, which are described under the heading “— Compensation Paid to our Former Executive” in Subsection III below, following their consideration of a range of factors, including Mr. Ewing’s contributions to the growth of CenturyLink over his long tenure and the critical role he played in negotiating, financing and implementing the Level 3 Combination.

Assessment of “Say on Pay” Voting Results and Shareholder Outreach

In May 2015, 2016 and 2017, our shareholders cast approximately 95%, 89% and 87% respectively, of their votes in favor of our “say on pay” proposal. The Committee takes the results of these votes into consideration when making executive compensation decisions. Although this level of support seems to indicate that our shareholders are generally satisfied with the scope and structure of our compensation programs, our senior management continued our shareholder outreach program with our top institutional investors that began in 2014. Most recently, in May 2017, we contacted our top institutional investors, holding approximately 20% of our outstanding shares, and offered shareholder outreach calls. We remain committed to providing our shareholders with an opportunity for open dialogue on compensation matters and other issues relevant to our business, and expect to continue to engage in outreach efforts in the future.

II. Our Compensation Philosophy and Linkage to Pay for Performance

Our Compensation Philosophy

We compensate our senior management through a mix of programs designed to be market-competitive and fiscally responsible. More specifically, our executive compensation programs are designed to:

•	provide an appropriate mix of fixed and variable compensation to attract, retain and motivate key executives,

•	ensure that a majority of our executive compensation is performance-based to support creation of long-term shareholder value without encouraging excessive risk taking,

•	target compensation at the 50th percentile of market levels, when targeted levels of performance are achieved, for similarly-situated and comparably-skilled executives at a select group of peer companies approved by the Committee,

•	recognize and reward outstanding contributions and results, both on an individual basis and a company or divisional basis, compared to peer compensation and performance benchmark levels,

•	promote internal equity by offering comparable pay to executives whom we expect to make roughly equivalent contributions, while differentiating executives’ compensation arrangements when appropriate, and

•	monitor share dilution.

Overview of Pay Elements and Linkage to Compensation Philosophy and Objectives

We believe the following core elements of our compensation program help us to realize our compensation philosophy and objectives:

Pay Element	Characteristics	Compensation Philosophy and Objectives
Base Salary	Annual fixed cash compensation	Provides a competitive and stable component of income to our executives

Short-Term Incentive Bonus	Annual variable cash compensation based on the achievement of annual performance measures. For 2017, 85% of these payments were based on financial targets, comprised of operating cash flow and core revenue, with 15% based on customer experience improvements. For each executive, the Committee has an opportunity to make a positive or negative adjustment based on the executive’s performance against individual objectives	Provides competitive short-term incentive opportunities for our executives to earn annual cash bonuses based on performance objectives that, if attained, can reasonably be expected to (i) promote our business and strategic objectives and (ii) correspond to those paid to similarly-situated and comparably skilled executives at peer companies

Performance-Based Restricted Stock (60% of long-term incentive grant value)	Annual long-term variable equity awards that cliff vest three years from the date of grant based on our performance as measured against specific pre-established performance criteria. For grants made in 2017, vesting of 50% of the award will be based on our relative three-year total shareholder return (“TSR”) versus our custom industry peer group and vesting of the other 50% will be based on a three-year revenue target	Fosters a culture of ownership, aligns the long-term interests of our executives with our shareholders and rewards or penalizes executives based on our long-term relative TSR and absolute revenue performance

Time-vested Restricted Stock (40% of long-term incentive grant value)	Annual long-term equity awards that vest based on years of service	Provides variable compensation that helps to retain executives and ensures our executives’ interests are aligned with those of shareholders to promote the creation of long-term value

The Committee believes our incentive programs supported our strategic and cultural priorities for 2017 as described below:

•	Our senior officers’ 2017 pay was linked to similar performance objectives for both our short-term and long-term incentive compensation, as we determined revenue stabilization to be an important goal requiring successful execution of both our short-term and our long-term strategies.

•	We determined that our generation of core revenue has been critical to our goal of stabilizing and ultimately increasing our consolidated revenues with a view to attain strategic revenue growth sufficient to offset our continuing legacy revenue losses. Core revenue was a performance measure in both our short-term incentive bonus and performance-based restricted shares, representing 27% to 29% of our executive officers’ 2017 target total compensation.

•	Total shareholder return relative to our peers was one of the performance measures used in our performance-based restricted shares, representing 18% to 21% of our executive officers’ 2017 target total compensation. This compensation will ultimately be realized only if we successfully execute our strategic plans and perform satisfactorily in relation to our industry peers.

•	Operating cash flow enables us to, among other things, (i) fund strategic capital investments designed to expand our business opportunities, (ii) return cash to our shareholders through dividends or periodic share repurchases, and (iii) meet our debt and pension commitments. Operating cash flow is a performance measure in our short-term incentive bonus, representing 8% to 9% of our executive officers’ 2017 target total compensation.

•	Improving customer experience is critical to maintain and grow our revenue base. This performance measure includes operational goals and metrics that measure how well we are serving our customers as well as their perceptions of our service. CenturyLink is committed to meeting the needs of all our customers, improving customer satisfaction and service scores, reducing customer inconveniences and decreasing repair times. Customer experience is a performance measure in our short-term incentive bonus, representing 3% of our executive officers’ 2017 target total compensation.

•	The individual performance objectives provide “line of sight” to each senior officer’s performance regarding their specific areas of responsibility. In addition, this aspect of the short-term incentive plan design reinforces leadership behaviors promoting our Unifying Principles and expectations of our broader workforce. We believe that successfully executing on clearly-defined individual performance objectives will help us improve team collaboration, expand our product lines, refine our market strategies, strengthen our network, execute expansion opportunities, reduce costs and otherwise improve our operations.

Given the on-going integration of the two companies, the Committee has continued to revise our incentive programs to align them with the size, market, operations and strategic imperatives of the combined company.

The following chart illustrates the approximate allocation of our CEO and our current other named executive officers (“NEOs”) total target compensation opportunity for 2017 between elements that are fixed and variable or performance-based pay that is “at risk”:

•	A fixed annual salary (“base”) represents 10% of our CEO’s total target compensation and 15% of our other NEOs’ average target total compensation.

•	Variable pay is comprised of a short-term incentive (“STI”) bonus, time-vested restricted stock awards (“RSA”) and performance-based restricted stock awards (“PSA”), which represents 90% of our CEO’s total target compensation and 85% of our other NEOs’ average target total compensation. This portion of pay is considered “at risk” since the receipt or value of the award is subject to the attainment of certain performance goals, vesting requirements and overall stock performance.

Significant Stock Ownership. Stock ownership guidelines further align executives and shareholders while focusing the executives on our long-term success. We established our executive stock ownership guidelines after review of executive compensation best practices. Under our stock ownership guidelines as of December 31, 2017:

•	Mr. Post held over $30.1 million in stock (including restricted shares), which was 24.1 times base salary and approximately 4.0 times greater than his target ownership level of six times base salary.

•	Our other NEOs held an aggregate of over $74.1 million in stock (including restricted shares), which was, on average, 18.6 times their respective base salaries and nearly 6.2 times greater than their respective target ownership level of three times base salary.

•	Although our Stock Ownership guidelines provide that newly-appointed executives have three years to meet ownership guidelines, each of Messrs. Storey and Patel already has holdings in excess of his current target level (three times base salary).

•	Even though our CEO and other NEOs already exceeded their stock ownership guidelines, our named executives personally acquired an additional 121,000 shares of stock after Closing, which demonstrates their confidence in the potential for the combined company.

Pay-For-Performance Alignment

As illustrated by the data below, we believe our compensation over the past several years has remained in alignment with our performance.

Short-Term Incentive Performance. The Committee sets target levels of performance based on a variety of factors, including its assessment of the difficulty of achieving such levels and the potential impact of such achievement on enhancing shareholder value. The percentages in the table below represent the actual payouts to our senior officers under our short-term incentive program (our “STI program”) for each of the past three years as a percentage of the target opportunity set for him or her by the Committee for that performance year.

Performance Year	Actual Payout as a % of Target Opportunity
2015	77.6%
2016	80.2%
2017	73.0	%(1)

3-year Average	76.9%

(1)	Does not include the short-term incentive payouts earned by Messrs. Storey or Patel for the two-month period following the Closing, which were paid out at 100% of target, pro-rated for partial year service, under a separate discretionary plan.

Long-Term Incentive Performance. For several years, our annual long-term incentive grants (our “LTI program”) have consisted of shares of restricted stock, vesting of a portion of which is contingent upon the Company’s performance as measured against certain pre-established criteria. In recent years, we have used two different performance metrics with these LTI grants, with vesting of one-half of the performance-based award being tied to a relative metric (our three-year total shareholder return relative to a select peer group), and vesting of the remaining one-half being tied to an absolute metric (the sum of our annual revenue targets over three-year performance periods as measured against pre-established targets). Since 2014, the Committee has awarded 60% of the aggregate grant date value of the executives’ LTI awards in the form of performance-based restricted stock, up from 50% in prior years.

The percentages in the tables below represent the percentage of the target value of the executives’ LTI awards granted in the form of performance-based restricted stock and time-vested restricted stock, including the portion based upon relative TSR and absolute revenue performance objectives.

Grant Years(1)	% of Total Fair Value Awarded in Time-Vested Restricted Shares	% of Total Fair Value Awarded in TSR Performance- Based Restricted Shares(2)	% of Total Fair Value Awarded in Absolute Revenue Performance-Based Restricted Shares
2013	50%	25%	25%
2014 — 2017	40%	30%	30%

(1)	The performance period for each year grant is three years beginning on January 1 of the respective grant year.
(2)	As noted in the table and commentary below and “— Use of ‘Benchmarking’ Data — Compensation Benchmarking” in Subsection IV below, the applicable TSR peer group has been a self-constructed peer group since 2013.

As described in greater detail in “— Long-Term Equity Incentive Compensation” under Subsection III below, in order to further align our pay with performance, our performance-based restricted shares are granted at target performance levels, but the ultimate payout of those awards can range between 0% to 200%, depending on our actual performance as determined at the end of the three-year performance period.

The payout percentages in the tables below represent the percentage of the target number of performance-based restricted stock granted to our senior officers that ultimately vested, with all remaining shares being forfeited. To further enhance the pay for performance linkage, any dividends granted on these shares are not paid currently, but rather accumulate during the restricted period and vest or are forfeited in tandem with the related shares.

Actual Payouts of TSR Performance-Based Restricted Stock

Grant Year	Performance Period	Peer Group	CTL TSR	Percentile Rank		Actual Payout %
2013	2013 — 2015	TSR Peer Group	-19.47%	16	th	0%
2014	2014 — 2016	TSR Peer Group	-5.34%	25	th	50%
2015	2015 — 2017	TSR Peer Group	-47.17%	13	th	0%

3-year average						16.7%

Actual Payouts of Absolute Revenue Performance-Based Restricted Stock

Grant Year	Performance Period	Performance Goal(1)	Absolute Revenue Target	Company’s Performance	Actual Payout %
2013	2013 — 2015	Sum of Core Revenue Targets over Three-Year Performance Period	$49.125 million	99.5%	92.6%
2014	2014 — 2016	Sum of Core Revenue Targets over Three-Year Performance Period	$48.525 million	99.2%	89.1%
2015	2015 — 2017	Sum of Core Revenue Targets over Three-Year Performance Period	$47.145 million	98.3%	76.2%

3-year average					86.0%

(1)	For additional information, see “— Annual Grants of Long-Term Incentive Compensation” below.

Stock Performance. As mentioned throughout this section, our LTI program is designed to align the interests of the executives with our shareholders and therefore reward and incent superior performance. Since these awards are grants of restricted stock, the actual value of LTI awards (both time-vested and performance-based shares of restricted stock) fluctuates with the change in stock price. In making LTI grants, our Committee typically approves a target LTI value and the actual number of shares in each grant is determined by dividing that target value by the volume-weighted average closing price of a share of our common stock over the 15-trading-day period ending five trading days prior to the grant date (“VWAP”), rounding to the nearest whole share. The chart below reflects the VWAP used to calculate each of our 2015, 2016, and 2017 LTI grants, the closing share price on any vesting dates that have occurred for each grant between the applicable grant date and the end of fiscal 2017, and the change in value of a share of our common stock from the grant date VWAP to the last trading day of fiscal 2017.

Stock performance through December 31, 2017

Grant Date	Grant Date Value of a Share (VWAP)(1)	Closing Share Price on First Vesting Date(2)	Closing Share Price on Second Vesting Date(2)	Closing Share Price on 12/29/17(3)	Closing Share Price on 12/29/17 as a percentage of Grant Date Value(4)
02/23/15	$38.74	$29.25	$24.71	$16.68	-57%
02/23/16	$26.09	$24.71	—	$16.68	-36%
02/21/17	$25.12	—	—	$16.68	-34%

(1)	As noted above, we determine the number of shares in a given grant of restricted stock by dividing the LTI target value by the applicable VWAP (the volume-weighted average closing price of our shares of common stock over a 15-trading day period ending five trading days prior to the grant date), and rounding to the nearest share. This valuation method is different from the equity grant valuation method we are required to disclose in our Summary Compensation Table under applicable accounting and SEC disclosure rules.
(2)	The vesting dates for the first two tranches of the February 2015 LTI grants have already occurred, as has the vesting date for the first tranche of the February 2016 LTI grants. This column represents the closing stock price on each of vesting dates, if applicable.
(3)	Represents the closing price on the last trading day of fiscal 2017.
(4)	Represents the stock performance (based on the change in value, but disregarding dividends) of the 2015, 2016 and 2017 LTI grants from grant date through the end of fiscal 2017, determined by dividing the $16.68 closing price on the last day of trading in 2017 by the grant date VWAP.

Realizable Pay for our CEO. The chart below illustrates the realizable pay for 2015, 2016 and 2017 for our CEO, most of which was “at risk” variable compensation. We calculate realizable pay for a given year by adding together the (i) actual salary paid during the year, (ii) STI bonus that was ultimately paid out for performance during that year, (iii) the value of RSAs and PSAs that vested during the year and (iv) the value of RSAs and PSAs that are projected to vest based on actual performance through the end of the year, valuing the shares based on the closing price of our common stock on the last business day of the year.

As this chart illustrates, our CEO’s realizable pay has averaged 55% over the last 3 years, specifically 49%, 57% and 58% of his total target compensation for years 2015, 2016 and 2017, respectively. The realizable pay for each pay element of pay that impacted our CEO’s realizable pay is discussed further above in this Subsection under the headings “— Short-Term Incentive Performance,” “— Long-Term Incentive Performance” and “Stock Performance.”

III. Our Compensation Program Objectives and Components of Pay

Our Compensation Practices

To assist us in achieving our broad compensation goals, we apply the following practices (many of which are described further elsewhere in this CD&A):

What We Do…

•	Focus on performance-based compensation weighted heavily towards long-term incentive awards

•	Benchmark against 50th percentile peer compensation levels

•	Maintain robust stock ownership guidelines applicable to our executive officers and outside directors

•	Annually review our compensation programs to avoid encouraging excessively risky behavior

•	Conduct annual “say-on-pay” votes

•	Periodically seek input from shareholders on our executive compensation program

•	Maintain a compensation “clawback” policy

•	Impose compensation forfeiture covenants broader than those mandated by law

•	Review the composition of our peer groups at least annually

•	Conduct independent and intensive performance reviews of our senior officers

•	Cap the number of relative TSR performance-based shares that may vest if our own TSR is negative

•	Review realizable pay of our senior officers and total compensation “tally” sheets

•	Require shareholders to approve any future severance agreements valued at more than 2.99 times the executive’s target cash compensation

2015-2017 Realizable Pay 2015 Target Comp 2015 Realizable Pay 2016 Target Comp 2016 Realizable Pay 2017 Target Comp 2017 Realizable Pay Base Salary STI TBRS PBRS: Core Revenue PBRS: TSR Cash: Integration Award PBRS: Integration Award

What We Don’t Do…

•	Enter into employment agreements with our executives

•	Maintain a supplemental executive retirement plan

•	Permit our directors or employees to hedge our stock, or our directors or senior officers to pledge our stock

•	Pay dividends on unvested restricted stock

•	Permit the Committee’s compensation consultant to provide other services to CenturyLink

•	Pay, provide or permit:

(i)	excessive perquisites,

(ii)	excise tax “gross-up” payments, or

(iii)	single-trigger change of control equity acceleration benefits.

Summary of 2017 Compensation for our Named Executive Officers

Two of the core principles of our compensation philosophy are to offer (i) competitive compensation to our named executive officers at the 50th percentile of market levels and (ii) an appropriate mix of fixed and variable compensation.

During 2017, the Committee assessed the adequacy of our executive compensation both before and after the Closing, using pre- and post-combination benchmarking data, and took the following actions:

•	Pre-Combination. In February 2017, in connection with its annual review of total target compensation of our legacy named executives, the Committee determined that the average total target compensation was approximately 9% below the 50th percentile of market levels for pre-combination compensation benchmark data. As a result, the Committee approved certain changes to the compensation, as described further below, which resulted in average total target compensation that was approximately 6% below the 50th percentile of market levels for pre-combination compensation benchmark data.

•	Post-Combination. As disclosed previously, the Committee, in preparation for the Closing, conducted a supplemental benchmarking assessment of executive pay for each individual who was expected to continue or join the Company as a senior officer following the Closing. Since the Committee was considering compensation that would be contingent and effective upon the completion of the Level 3 Combination, the Committee approved a new peer group for use in benchmarking compensation. As described in greater detail under “— Use of ‘Benchmarking’ Data — Compensation Benchmarking” in Subsection IV below, the revised peer group is more comparable to the combined company in terms of size, markets and operations.

•	The Committee used that assessment in creating competitive pay packages to induce each of Messrs. Storey and Patel, our newly named executives, to join our executive management team upon the Closing.

•	In addition, the Committee determined that average total target compensation for Messrs. Post, Hussain and Goff, even after the adjustments made during the February 2017 annual review process, was approximately 40% below the 50th percentile of market levels derived from the new post-combination compensation benchmark data. Therefore, the Committee decided to make certain additional changes to the compensation of Messrs. Hussain and Goff, with such changes contingent and effective upon the Closing. The Committee did not make any changes to Messrs. Post and Ewing’s on-going compensation arrangements, given their pending retirement.

•	As a result of these actions and decisions, the average total target compensation, immediately after the Closing, for Messrs. Post, Patel, Hussain, Goff and Storey was approximately 25% below the 50th percentile of market levels for post-combination compensation benchmark data.

Each element of our 2017 compensation is discussed further below in this Subsection under the headings “— Salary,” “— Short-Term Incentive Bonuses,” “— Annual Grants of Long-Term Equity Incentive Compensation” and “— Awards Related to Level 3 Combination.” In each case, more information on how we determined specific pay levels is located in Subsection IV under the headings “— Our Compensation Decision-Making Process” and “— Use of ‘Benchmarking’ Data — Compensation Benchmarking.” Compensation paid to Mr. Ewing, whose employment ended on November 17, 2017, is discussed further below in this Subsection under the heading “— Compensation Paid to our Former Executive Officer.”

Salary

General. Early each year, the Committee takes a number of steps in connection with setting annual salaries, including reviewing compensation tally sheets and benchmarking data, reviewing each senior officer’s pay and performance relative to other senior officers, and considering when the officer last received a pay increase. More information on how we determined specific pay levels in 2017, see further discussion under the heading “— Our Compensation Decision-Making Process” and “— Use of ‘Benchmarking’ Data — Compensation Benchmarking” in Subsection IV below.

Annual Review Process (February 2017). In February 2017, the Committee reviewed pre-combination compensation benchmarking data for all executive officers and awarded a salary increase of 10% for Mr. Hussain in recognition of his performance and market position, and left unchanged the salary for our other named executive officers.

Salary Adjustments Effective upon Closing (November 1, 2017). After its annual review process, the Committee conducted an additional compensation benchmarking assessment mid-year in anticipation of the Level 3 Combination. The Committee’s review of this data informed its decisions with respect to initial compensation arrangements for each of the two newly named executives (as memorialized in each officer’s offer letter) and also additional base salary increases for certain legacy named executives, all of which were contingent and effective upon the Closing. Effective upon Closing, Mr. Storey was named President and COO with an annual salary of $1,500,000 and Mr. Patel became our Executive Vice President and CFO with an annual base salary of $750,000. In addition, the base salary of each of Messrs. Hussain and Goff was increased to $600,000 effective on the Closing.

Recent Actions. In February 2018, the Committee reviewed the updated compensation benchmarking data for all executive officers and left unchanged the salary for our named executive officers. See further discussion under the heading “— Use of ‘Benchmarking’ Data — Compensation Benchmarking” in Subsection IV below.

Short-Term Incentive Bonuses

General. With the assistance of its compensation consultant and management, the Committee approves STI bonus target percentages each year. Typically, in the first quarter of each year, with the assistance of management, the Committee approves (i) the performance objectives for prospective bonuses, (ii) the “threshold,” “target” and “maximum” threshold levels of performance, (iii) the weighting of the performance objectives, (iv) the amount of bonus payable if the target level of performance is attained and (v) the finally determined amount of bonus payments attributable to performance for the prior year. During 2017, the Committee took various actions to ensure that appropriate STI award opportunities were granted to (i) legacy named executives under CenturyLink programs covering the periods before and after the Level 3 Combination and (ii) Messrs. Storey and Patel under a legacy Level 3 bonus program for the two months following the Closing in which they served as members of our 2017 senior leadership team.

The table below summarizes the 2017 STI bonus opportunities for our named executive officers.

Named Officer	2017 Salary(1)	x	Bonus Target%(2)	=	Target Bonus Opportunity
Current Executives:
Glen F. Post, III	$1,250,000		175%		$2,187,500
Jeffrey K. Storey	248,219		175%		432,517
Sunit S. Patel	124,521		120%		147,475
Aamir Hussain	550,699		103.6%		570,755
Stacey W. Goff	550,662		111.8%		615,756
Former Executive:
R. Stewart Ewing, Jr.	585,949		110%		644,544

(1)	Salary reflected in this table represents earned salary during 2017 and includes certain adjustments and pro-rations described below. Salary reflected for Mr. Hussain is his salary earned during 2017 with a salary increase, from $500,000 to $550,000, effective on February 26, 2017, and an increase to $600,000 on November 1, 2017. Salary for Mr. Goff represents salary earned during 2017 with a salary increase from $541,000 to $600,000 on November 1, 2017. The salary reflected in this table represents earned salary from November 1 through December 31, 2017 based on an annual salary of $750,000 for Mr. Patel and $1,500,000 for Mr. Storey. Salary reflected for Mr. Ewing is the portion of his annual salary of $663,138 that he earned through his retirement date of November 17, 2017.
(2)	Represents target bonus percentages effective for 2017. For Messrs. Hussain and Goff, the target bonus percentage represents a blended target percentage, as each received an increase in their target bonus percentage to 120% on November 1, 2017 from 100% and 110% respectively. For Messrs. Storey and Patel, the target bonus percentages were set by the Committee effective November 1, 2017.

Performance Objectives and Targets. Each year, the Committee reviews in detail the relevance of our STI performance objectives for alignment with our business goals and objectives. In March 2017, the Committee reaffirmed its decision from the prior two years to offer STI bonuses for all senior officers based upon our attainment of consolidated operating cash flow and consolidated core revenue targets (collectively “financial performance objectives”). In addition, the Committee added Customer Experience as an additional performance objective for 2017. See the further discussion under the heading “— Overview of Pay Elements and Linkage to Compensation Philosophy and Objectives” in Subsection II above and “— 2017 Performance Results” below.

CenturyLink STI Plan. In March 2017, the Committee approved a target level of 6% of operating cash flow return on average assets for purposes of fixing the maximum amount of potential annual bonuses for 2017 payable to our senior officers in accordance with Section 162(m) of the Internal Revenue Code (the “Code”).

In March 2017, the Committee also approved performance objectives, comprised of threshold, target and maximum financial performance levels for pre-combination operating cash flow and core revenues (weighted 85%) and certain specified operational performance metrics for measuring improvements in customer experience (weighted 15%). Immediately prior to the Level 3 Combination, the Committee approved similar financial performance targets for the combined company’s consolidated revenue and consolidated adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) for the post-combination portion of 2017 (weighted 85% for such period) and reaffirmed that operational performance metrics for customer experience would be weighted 15%. The Committee further determined that actual STI bonuses paid to legacy CenturyLink officers for 2017 would be based on attainment of these pre-combination and post-combination metrics, weighted in accordance with the proportionate length of each period.

If the threshold performance level with respect to any particular financial or operational performance objective under our STI program is not attained, the bonus payable to the participating officer with respect to that portion of his or her targeted bonus opportunity will be calculated to be zero. If threshold performance is met on any particular metric, each participating officer will earn a reduced portion of his or her target bonus amount for that portion of the award. If the maximum performance level with respect to any particular metric is met or exceeded, each participating officer will earn 200% of his or her target bonus amount. Measurement of the attainment of any particular metric will be interpolated if actual performance is between (i) the “threshold” and the “target” performance levels or (ii) the “target” and the “maximum” performance levels.

In March 2017, the Committee, in collaboration with our CEO, also approved guidelines designed to enable the Committee, in its discretion, to increase or decrease the bonus of each senior officer by up to 10%, based on the officer’s individual performance during 2017 with respect to (i) assisting the Company to meet its expense budget, (ii) exhibiting collaboration and leadership skills, (iii) attaining three to four specific individualized performance objectives and (iv) the officer’s individual assessment under our management performance rating system.

Legacy Level 3 Discretionary Bonus Program. Given that the Level 3 Combination occurred very late in our fiscal year, the Committee agreed to determine bonuses payable to our newly named executives for the two-month period in which they were employed by CenturyLink using the same discretionary bonus program previously used by Level 3 for its executives. Under this program, the Committee would assess the performance of standalone Level 3 over this two-month period, measured against a variety of financial performance objectives. However, these objectives were not intended as specific targets and the Committee’s determination to pay a bonus under this program was entirely discretionary.

2017 Performance Results. In February 2018, the Committee reviewed audited results of the Company’s performance as compared to the financial performance targets established for 2017. As explained below, the Committee determined that the aggregate earned company performance was 73.0% of the target bonus for legacy named executives and 100% of the target bonus for our newly named executives.

CenturyLink STI Plan

•	For the CenturyLink STI program, overall STI performance for the full year was determined by adding together performance results from the two separate performance periods: (i) the ten-month pre-combination period and (ii) the two-month post-combination period. The 2017 bonuses for Messrs. Post, Hussain, Goff and Ewing are based on the pre- and post-combination targets and performance, as described both above and below. Pre-combination targets were set in February 2017 and do not include any financial results for Level 3. Post-combination targets were set immediately prior to the Closing and include financial results for the combined company.

•	162(m) Target — Operating Cash Flow Return on Average Assets. We attained a 9.4% operating cash flow return on average assets, which exceeded the target level established by the Committee in February 2017 for purposes of fixing the maximum amount of potential annual bonuses for 2017 payable to our senior officers in accordance with Section 162(m) of the Code.

•	Core Revenue. We achieved consolidated core revenue results that were below our pre- and post-combination targets, resulting in earned performance of 76.4% and 51.9% of the pre- and post-combination targets, respectively.

•	Operating Cash Flow. We achieved consolidated operating cash flow results that were below our pre-combination target, thereby resulting in earned performance of 67.7% of the pre-combination target.

•	Adjusted EBITDA. We achieved consolidated adjusted EBITDA results that were below our post-combination target, thereby resulting in 46.8% of the post-combination target.

•	Improved Customer Experience. We achieved sustained improvement in provisioning, customer satisfaction and service levels. Additionally, we completed several initiatives that we believe will drive improved customer experience in future years. As a result of these accomplishments, we awarded 90% for the customer experience performance objective.

•	Individual Performance Objectives. The Committee reviewed with management the degree to which each senior officer met certain specific individual performance objectives and benchmarks, as well as qualitative assessments of each officer’s performance. As noted below under “- Committee Discretion,” the Committee elected not to make individual performance adjustments with impact to any of our legacy named executive officers’ 2017 bonus awards.

Upon completion of each fiscal year, our actual operating results may be adjusted up or down, as appropriate, in accordance with the Committee’s long-standing guidelines that are designed to eliminate the effects of extraordinary or non-recurring transactions that were not known, anticipated or quantifiable on the date the performance goals were established. Consistent with these long-standing guidelines, the Committee made certain adjustments to our actual operating results for 2017, including adjustments to reflect the actual timing of the sale of our data center and colocation business.

Legacy Level 3 Discretionary Bonus Program

For the two-month discretionary bonus program in which our newly named executives participated, when assessing our overall short-term incentive performance, the Committee reviewed post-combination targets and performance for stand-alone Level 3 financial and operational performance objectives.

•	Financial Performance Objectives. We achieved consolidated core network services revenue, consolidated adjusted EBITDA and free cash flow that were 99.5%, 96.9% and 108.8% of our post-combination targets, respectively.

Calculation of Bonuses under the CenturyLink STI Plan. For 2017, the STI bonus payments were calculated using the performance objectives, payout scale, and other criteria approved by the Committee in the first quarter of the year and immediately prior to Closing. After our internal audit personnel have reviewed these determinations and calculations, they are provided in writing to the Committee for its review and approval.

The 2017 bonuses paid to our named executives were calculated under a three-step process. In step one, the Committee determined that we had exceeded our Section 162(m) target of operating cash flow return on average assets and, therefore, each of our legacy named executives qualified for potential annual bonuses up to a fixed maximum amount defined as a percentage of the executive’s 2017 salary. In step two, the Committee calculated bonuses by measuring the company’s performance against the financial and operational performance objectives described above under the heading “— 2017 Performance Results.” In step three, the Committee authorized actual bonuses for our legacy named executives, which were substantially lower than the maximum potential bonuses calculated in step one. For 2017 awards, no named executive officer received a discretionary adjustment for individual performance.

Determination of Bonuses for Newly Named Executives. In making its discretionary determination to authorize bonus payments for the last two months of 2017 to Messers. Patel and Storey at 100% of their target bonus opportunity, the Committee took into account Level 3’s financial performance described above under the heading “— 2017 Performance Results”.

Actual Amounts Authorized. The actual amounts of the named executive officers’ 2017 bonuses were calculated as follows:

Named Officer	Target Bonus Opportunity(1)	x	Earned Company Performance %(2)	+	Discretionary Adjustment for Individual Performance(3)	=	Bonus(4)
Current Executives:
Glen F. Post, III	$2,187,500		73%		$0		$1,596,675
Jeffrey K. Storey	432,517		100%		0		432,517
Sunit S. Patel	147,475		100%		0		147,475
Aamir Hussain	570,755		73%		0		416,651
Stacey W. Goff	615,756		73%		0		449,502
Former Executive:
R. Stewart Ewing, Jr.	644,544		73%		0		470,517

(1)	Determined in the manner reflected in the chart above under the heading “— Short-Term Incentive Bonuses — General.”
(2)	Calculated or determined as discussed above under “— 2017 Performance Results.”
(3)	Determined based on achievement of individual performance objectives as described further above in this Subsection.
(4)	For Messrs. Post, Hussain Goff and Ewing, these bonus amounts are reflected in the Summary Compensation Table appearing below under the column “Non-Equity Incentive Plan Compensation.” For Messrs. Patel and Storey, these bonus amounts are reflected in the Summary Compensation Table appearing below under the column “Bonus.”

Committee Discretion. As noted above, for the CenturyLink STI Plan, we exceeded our target for our 162(m) objectives which set the maximum 2017 bonuses payable to each of our senior officers. The Committee maintains the discretion, subject to certain limits, to either increase or decrease the bonus amounts determined on the basis of actual performance earned for financial and individual targets and objectives. The actual performance earned on pre- and post-combination targets ranged from 71.5% to 73.7%. For the sake of administrative ease, the Committee elected to apply minimal discretionary adjustments and payout the 2017 annual incentive bonus payments at 73% for each of our legacy named executives.

The Committee may authorize the payment of annual bonuses in cash or shares of common stock. Since 2000, the Committee has paid these bonuses entirely in cash, principally to diversify our compensation mix and to conserve shares in our equity plans.

Recent Actions. Effective January 1, 2018, our newly named executives participate in the CenturyLink STI program with our legacy named executives. In connection with establishing targets for the 2018 STI program, the Committee made no changes to the target bonus percentage for any of our named executives. However, the Committee revised the financial and operational performance objectives used in the 2018 STI program, including the weighting of the various metrics, in order to better align the program with the business strategies and goals of the combined company going forward.

Annual Grants of Long-Term Incentive Compensation

General. Our long-term incentive compensation plans authorize the Committee to grant a variety of stock-based incentive awards to key personnel. We strive to provide equity compensation in forms that create appropriate incentives to optimize performance at reasonable cost, that minimize enterprise risk, that align the interests of our officers and shareholders, that foster our long-term financial and strategic objectives and that are competitive with incentives offered by other companies.

For the last ten years, the Committee has elected to grant all of our LTI awards in the form of restricted stock for a variety of reasons, including:

•	the Committee’s recognition of the prevalent use of restricted stock by our peers,

•	the Committee’s desire to minimize the dilution associated with our LTI awards, and

•	the retentive value of restricted stock under varying market conditions.

Consistent with this practice, in February 2017, the Committee granted 60% of our legacy named executives’ target LTI in the form of performance-based shares of restricted stock, which is ultimately payable only if we attain certain specified goals. The remaining 40% of each legacy named executive’s LTI award was granted in the form of time-vested shares of restricted stock, the value of which is dependent on our performance over an extended vesting period.

Performance Benchmarks. On an annual basis, the Committee reviews the relevance of our performance benchmarks for alignment with our long-term strategic plan. In connection with making annual LTI grants to our legacy named executives in February 2017, the Committee elected to keep the same two performance benchmarks, relative TSR and absolute revenue, that we used for performance-based restricted shares granted in the last few years. See further discussion under the heading “— Overview of Pay Elements and Linkage to Compensation Philosophy and Objectives” in Subsection II above.

An overview of our TSR performance-based restricted shares granted in early 2017 is outlined below.

•	Performance Benchmark: Our benchmark is our percentile rank versus the below-described 24-company TSR peer group. See further discussion under the heading “— Use of ‘Benchmarking’ Data — Performance Benchmarking” in Subsection IV below.

•	Performance Period: January 1, 2017 through December 31, 2019.

•	Performance Vesting: The ultimate number of TSR performance-based restricted shares that vest will be based on our TSR during the above-described performance period relative to the TSR of the TSR peer group over the same period, as illustrated in the table below.

Relative Total Shareholder Return
Performance Level	Company’s Percentile Rank	Payout as % of Target Award(1)
Maximum	≥ 75th Percentile	200%
Target	50th Percentile	100%
Threshold	25th Percentile	50%
Below Threshold	< 25th Percentile	0%

(1)	Linear interpolation is used when our relative TSR performance is between the threshold, target and maximum amounts to determine the corresponding percentage of the target award earned.

An overview of our absolute revenue performance-based restricted shares granted in early 2017 is outlined below.

•	Performance Benchmark: Our benchmark is an absolute revenue target over the below-described three-year performance period, which is equal to the sum of three annual absolute revenue targets separately established by the Committee during the first quarter of the years 2017, 2018, and 2019. “Absolute revenue” is defined each year in a manner designed to correspond to revenue from our core operations, excluding certain specifically defined non-core revenues, principally those associated with our receipt of governmental subsidy payments.

•	Performance Period: January 1, 2017 through December 31, 2019.

•	Performance Vesting: The ultimate number of our absolute revenue performance-based restricted shares that vest will be based on our achievement of the aggregate three-year absolute revenue target, as illustrated in the table below; provided, however, none of our absolute revenue performance-based restricted shares will vest unless we attain a 6% operating cash flow annual return on average assets during the performance period. Upon completion of each fiscal year within the three-year performance period, the Committee intends to adjust our actual operating, to the extent necessary, in accordance with the Committee’s long-standing guidelines that are designed to eliminate the effects of extraordinary or non-recurring transactions that were not known, anticipated or quantifiable on the date the performance goals were established.

Absolute Revenue
Performance Level	Company’s Performance(1)	Payout as % of Target Award(2)
Maximum	≥ 103.5%	200%
Target	100.0%	100%
Threshold	96.5%	50%
Below Threshold	< 96.5%	0%

(1)	Determined by dividing (i) the sum of our absolute revenue actually attained for the years 2017, 2018 and 2019 by (ii) the sum of our absolute revenue targets separately established for each of the years 2017, 2018 and 2019.
(2)	Linear interpolation is used when our absolute revenue performance is between the threshold, target and maximum amounts to determine the corresponding percentage of target award earned.

For additional information on the above-described grants, see “Executive Compensation — Incentive Compensation and Other Awards.”

2017 Annual LTI Grants. Following its deliberations in February 2017, the Committee formally approved an increase in target annual LTI compensation for Mr. Hussain to $1,600,000. This increase was primarily the result of the Committee’s recognition of Mr. Hussain’s overall leadership and performance demonstrated in 2016, but also reflected the Committee’s review of compensation benchmarking. See further discussion under the heading “— Use of ‘Benchmarking’ Data — Performance Benchmarking” in Subsection IV below. During 2017, the Committee granted annual LTI awards to our other legacy named executives on terms and in amounts substantially similar to the awards granted to them in 2016.

In February 2017, the Committee granted to each of our legacy named executives the following number of (i) restricted shares that will vest over a three-year period principally in exchange for continued service (“time-vested restricted shares”), (ii) performance-based restricted shares that will vest in February 2020 based on our relative total shareholder return (the “TSR performance-based restricted shares”) and (iii) performance-based restricted shares that will vest in February 2020 principally based on our attainment of absolute revenue targets over the above-described three-year performance period (the “absolute revenue performance-based restricted shares”):

2017 Annual LTI Grants (Excluding Special Grants)

			Performance-Based Restricted Shares
Named Officer	Time-vested Restricted Shares		No. of TSR Performance- Based Restricted Shares(2)	No. of Absolute Revenue Performance- Based Restricted Shares(2)	Fair Value(1)	Total Fair Value(1)
	No. of Shares	Fair Value(1)
Current Executives:
Glen F. Post, III	135,361	$3,400,000	101,521	101,522	$5,100,000	$8,500,000
Aamir Hussain	25,480	640,000	19,110	19,110	960,000	1,600,000
Stacey W. Goff	20,065	504,000	15,049	15,049	756,000	1,260,000
Former Executive:
R. Stewart Ewing, Jr.	24,842	624,000	18,632	18,633	936,000	1,560,000

(1)	For purposes of these grants, we determined both the number of time-vested and performance-based restricted shares by dividing the total fair value granted to the executive by the volume-weighted average closing price of a share of our common stock over the 15-trading-day period ending five trading days prior to the grant date (“VWAP”), rounding to the nearest whole share. However, as noted previously, for purposes of reporting these awards in the Summary Compensation Table, our shares of time-vested restricted stock are valued based on the closing price of our common stock on the date of grant and our shares of performance-based restricted stock are valued as of the grant date based on probable outcomes, as required by applicable accounting and SEC disclosure rules. See footnote 2 to the Summary Compensation Table for more information.
(2)	Represents the number of restricted shares granted in 2017. As discussed further above, the actual number of shares that vest in the future may be lower or higher, depending on the level of performance achieved.

Recent Actions. At its February 2018 meeting, the Committee granted LTI awards to our senior officers with a similar mix of 60% performance-based and 40% time-vested restricted stock awards. However, the performance measure and performance period were changed to an adjusted EBITDA run rate for a two-year period that will vest over three years. For each of our named executives, other than Mr. Storey, the Committee elected to grant equity awards at levels based on the compensation benchmarking conducted in the summer of 2017 for the post-transaction combined company. Mr. Storey did not receive an award in February 2018, as his employment offer letter provides that he is not eligible to receive another LTI grant until February 2019 (at which time his target LTI value will be no less than $8,375,000). See further discussion under the heading “—Use of ‘Benchmarking’ Data — Compensation Benchmarking” in Subsection IV below.

In connection with the announcement of Mr. Post’s decision to retire at the meeting, the Committee authorized (i) the vesting upon retirement of half of Mr. Post’s 2018 time-vested restricted shares, (ii) Mr. Post’s retention of half of his 2018 performance-based restricted shares subject to their original performance conditions and (iii) the vesting upon retirement of the equity portion of Mr. Post’s 2017 special integration award at a 100% payout rate. The Committee also authorized Mr. Post to receive full vesting of all time-vested restricted shares granted to him before 2018 and to retain, subject to their original performance conditions, all performance-based restricted shares granted to him before 2018.

Awards Related to Level 3 Combination

Special Awards to Legacy Named Executives. Given the recruitment, retention and motivational challenges inherent in undertaking a transaction as complicated as the Level 3 Combination, in June of 2017, the Committee, with the assistance of its compensation consultant and management, approved an integration and retention award program in which our legacy named executives participated. The details of these awards are outlined below.

Integration Awards. These integration awards were intended to incentivize the performance of certain key officers through the Closing and the critical integration period following the Closing. Messrs. Post, Hussain and Goff were selected to participate.

The target value of the integration award to each of these officers was as follows: Mr. Post, $3,000,000; Mr. Hussain, $600,000 and Mr. Goff, $550,000. The target value of each integration award was split into two equally-weighted components: 50% in the form of cash and 50% in the form of shares of performance-based restricted stock.

The cash portion of this award was scheduled to vest on the Closing Date, with the actual payout to the officer ranging between 80% and 120% of the target value depending upon the Committee’s subjective determination of the officer’s integration-related performance. Immediately prior to the Closing, the Committee assessed the integration-related performance of each of Messrs. Post, Hussain, and Goff through the Closing, and decided to award each a payout on that cash portion at the 100% target value. The cash amounts paid at the Closing are included in the Summary Compensation under the heading “Bonus” in the following amounts: Mr. Post, $1,500,000; Mr. Hussain, $300,000 and Mr. Goff, $275,000.

With respect to the equity portion of the award, it will vest on December 15, 2018 subject to the officer’s continued service to the Company through the vesting date and the actual number of shares vesting will range between 80% and 120% of the number of shares granted, depending on the Committee’s subjective determination of the officer’s integration-related performance between the Closing and the vesting date. The equity portion of this integration award is reported in the Summary Compensation Table under the column “Stock Awards” and in the Grant of Plan-Based Awards Table.

Retention Awards. These retention awards were intended to assist the Company in retaining certain key executives whose services the Committee believed would be essential to successfully completing the Level 3 Combination and integrating the operations of the two companies. Messrs. Hussain and Goff were selected to participate. The retention awards consist of time-vested shares of restricted stock, with a grant date value of $4,500,000 for both Messrs. Hussain and Goff. The awards will vest one-third per year over a three-year period, subject to the executive’s continued service with the Company.

Mr. Hussain was selected to participate because he is a highly sought-after leader in the technology and network services market and the Committee determined that his leadership would be critical to the Company achieving its integration and synergy goals. Similarly, the Committee determined that Mr. Goff’s assistance was critical to successfully attaining the regulatory approvals necessary to complete the Level 3 Combination and to successfully integrating the legal and regulatory affairs of the Company post-Closing. These retention awards are reported in the Summary Compensation Table under the column “Stock Awards” and also in the Grant of Plan-Based Awards Table.

CenturyLink Signing Awards to Newly Named Executives. Both of our newly named executives received certain cash and equity awards as inducements to join our senior leadership team following the Closing.

With respect to Mr. Storey, his offer letter entitled him to receive the following special awards:

•	A cash signing bonus of $6,600,000, payable in cash in two equal installments, with the first installment paid to him shortly following the Closing and the second installment to be paid on November 1, 2018. The first installment ($3,300,000) is reported under the “Bonus” column of the Summary Compensation Table and we expect that the second installment will be reported in the Summary Compensation Table of next year’s proxy statement.

•	An initial LTI grant valued at $10,469,000 at the Closing. This initial equity grant consisted of 60% performance-based shares of restricted stock and 40% time-vested shares of restricted stock. Both the time- and performance-based portions of this grant will vest on February 1, 2019 subject to Mr. Storey’s continued employment through that date, but the payout on the performance-based shares will range between 0% to 200% of the targeted amount, depending upon our performance as measured against an adjusted EBITDA run rate goal. The Committee deferred finalizing the terms and conditions of the performance-based portion of this award until February 2018, primarily in order to align the performance metric used in Mr. Storey’s award with the performance metric used in the 2018 performance-based restricted shares awarded at such time in the ordinary course to our executives (other than Mr. Storey), which are described further above under “— Annual Grants of Long -Term Incentive Compensation — Recent Actions.” Consequently, Mr. Storey’s performance-based shares are not reported as compensation in this year’s Summary Compensation Table or the other tables that accompany it, but will be reported as 2018 compensation in next year’s proxy statement.

In addition, the Committee approved an acceleration of the vesting of Mr. Storey’s outstanding restricted stock unit (“RSU”) awards that were previously granted by Level 3 and converted to CenturyLink restricted stock units in the Level 3 Combination effective as of the Closing, except for 50% of the RSUs that had been granted to him by Level 3 in 2017, which will vest as originally scheduled. Although the vesting of some of his RSUs were accelerated, each will settle and pay out in shares of common stock in accordance with its original payment schedule.

With respect to Mr. Patel, his offer letter entitled him to receive the following special awards:

•	A cash signing bonus of $1,300,000, which was paid to him shortly after the Closing. This amount is reported under the “Bonus” column of the Summary Compensation Table.

•	Two special LTI grants in the form of shares of restricted stock:

•	The first special LTI grant was valued at $1,500,000 and will vest on November 1, 2020, assuming continuous employment through such date, with a payout range of between 0 to 200% of the grant’s target value based on the level of achievement of two equally-weighted performance criteria (attaining an adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) run rate goal, and a subjective evaluation of Mr. Patel’s performance by the Committee). As with Mr. Storey’s above-described special award, the Committee finalized the terms and conditions of the performance-based portion of Mr. Patel’s award in February 2018. As with Mr. Storey’s award, Mr. Patel’s performance-based shares are not reported as compensation in this year’s Summary Compensation Table or the other tables accompanying it, but will be reported as 2018 compensation in next year’s proxy statement.

•	The second special LTI grant was a time-vested restricted stock grant with a grant date value of $1,300,000, which will vest on November 1, 2018, provided that Mr. Patel remains employed with us on that date. This second LTI grant is reported in the Summary Compensation Table under the column “Stock Awards” and also in the Grant of Plan-Based Awards Table.

In addition, the Committee approved the acceleration of vesting of Mr. Patel’s outstanding RSU awards that were previously granted by Level 3 and converted to CenturyLink RSUs in the Level 3 Combination effective as of the Closing, except with respect to the RSUs granted to him by Level 3 in 2017, which will continue to vest on their original terms and conditions. In addition, all RSUs that were granted to him before 2017 were cancelled and converted to a deferred cash award based on the per-share closing price of our common stock on the date of Closing, which will be paid to Mr. Patel in cash on the same schedule that the now-cancelled awards would have otherwise settled and paid out in shares.

Assumption of Level 3 Integration Awards with Continued Service Requirements. Prior to the Closing, Level 3 also implemented certain retention programs in order to address its own transaction-related incentive and retention concerns. The majority of these awards were paid out by Level 3 upon Closing. However, at the Closing, we assumed the remaining portion of those awards for which any portion remained contingent on continued service. Each of Messrs. Storey and Patel holds such an award. Specifically, provided the executive continues to provide services to us through November 1, 2018, Mr. Storey is entitled to a cash payments totaling $2,542,000 and Mr. Patel is entitled to cash payments totaling $1,429,000. Assuming the executive meets his continued service requirement, this amount will be reported for him in the “Bonus” column of Summary Compensation Table in our proxy statement for next year.

The number of time- and performance-based shares that were granted to our named executives in connection with the Level 3 Combination are summarized in the “2017 Acquisition-Related Stock Awards” table below.

2017 Acquisition-Related Stock Awards

			Performance-Based Restricted Shares
Named Officer	Time-vested Restricted Shares		No. of EBITDA Performance- Based Restricted Shares(1) (2)	No. of Integration Performance- Based Restricted Shares(1)	Fair Value(1)	Total Fair Value(1)
	No. of Shares(1)	Fair Value(1)
Glen F. Post, III	—	$—	—	62,640	$1,500,000	$1,500,000
Jeffrey K. Storey	217,036	4,187,600	325,554	—	6,281,400	10,469,000
Sunit S. Patel	67,377	1,300,000	77,742	—	1,500,000	2,800,000
Aamir Hussain	187,920	4,500,000	—	12,528	300,000	4,800,000
Stacey W. Goff	187,920	4,500,000	—	11,484	275,000	4,775,000

(1)	For purposes of these grants, we determined both the number of time-vested and performance-based restricted shares by dividing the total fair value granted to the executive by the volume-weighted average closing price of our Common Shares over a 15-trading day period ending five trading days prior to the grant date. In the Summary Compensation Table, however, our 2017 grants of time-vested restricted stock are valued based on the closing stock price of our Common Shares on the day of grant and our 2017 grants of performance-based restricted shares are valued as of the grant date based on probable outcomes, in each case in accordance with mandated SEC disclosure rules. See footnote 2 to the Summary Compensation Table for more information.
(2)	As described under “— CenturyLink Signing Awards to Newly Named Executives”, the terms and conditions for these awards were set in February 2018. As such, in accordance with FASB ASB Topic 718 and mandated SEC disclosure rules, these awards are not reported in the Summary Compensation Table or the tables accompanying it.

Compensation Paid to our Former Executive

As noted previously, the CFO succession plan was negotiated in conjunction with the Level 3 Combination and Mr. Ewing, who served as our Executive Vice President and Chief Financial Officer prior to the Level 3 Combination, agreed to step down from all executive positions at the Closing. After a short transition period, Mr. Ewing fully retired from the Company on November 17, 2017.

In addition to the compensation Mr. Ewing earned while an employee and amounts or broad-based benefits paid or payable to him under our existing programs, the Committee made certain supplemental compensation awards. Because Mr. Ewing was willing and able to continue serving as our CFO after the Closing if not for the CFO succession plan, the Committee determined that he qualified for payments under our executive severance plan (which is described in greater detail under “— Other Benefits — Severance Benefits” below) of which 52 weeks of severance benefits was contractually due to Mr. Ewing ($1,399,158), increased by another 52 weeks at the Committee’s discretion ($1,399,158), for a total cash severance payable to him of $2,798,316. Given that he was retirement-eligible at the time of his departure, under the terms of our STI program, Mr. Ewing earned a pro-rated annual bonus for 2017 based on actual performance. The Committee also approved certain changes to his outstanding equity awards. Specifically, the Committee accelerated the vesting of his fiscal 2015, 2016 and 2017 shares of time-vested restricted stock (5,369, 15,946 and 24,842 shares, respectively) effective on his retirement date. With respect to his performance-based restricted stock, Mr. Ewing was permitted to continue to hold those awards granted to him in fiscal 2015, 2016 and 2017 (24,160, 35,879 and 37,265 shares, respectively), in each case subject to their original performance conditions. The Committee also approved a special discretionary cash bonus of $1,000,000. In approving the additional severance benefits, accelerated vesting of his outstanding stock awards and special cash bonus, the Committee considered a range of factors, including (i) the critical role Mr. Ewing played in negotiating, financing and implementing the Level 3 Combination, (ii) his contributions to the growth of CenturyLink over the past 34 years and the implementation of the CFO succession plan and (iii) Mr. Ewing’s agreement to, among other things, waive any claims against us and refrain from competing against us for a year.

Other Benefits

As a final component of executive compensation, we provide a broad array of benefits designed to be competitive, in the aggregate, with similar benefits provided by our peers. We summarize these additional benefits below.

Retirement Plans. We maintain traditional broad-based qualified defined benefit and defined contribution retirement plans for our employees who meet certain eligibility requirements. With respect to these qualified plans, we maintain nonqualified plans that permit our officers to receive or defer supplemental amounts in excess of federally-imposed caps that limit the amount of benefits highly-compensated employees are entitled to receive under qualified plans. Additional information regarding our retirement plans is provided in the tables and accompanying discussion included below under the heading “Executive Compensation.”

Change of Control Arrangements. We have agreed to provide cash and other severance benefits to each of our executive officers who is terminated under certain specified circumstances following a change of control of CenturyLink. If triggered, benefits under these change of control agreements include payment of (i) a lump sum cash severance payment equal to a multiple of the officer’s annual cash compensation, (ii) the officer’s annual bonus, based on actual performance and the portion of the year served, (iii) certain welfare benefits are continued for a limited period, and (iv) the value or benefit of any long-term equity incentive compensation, if and to the extent that the exercisability, vesting or payment thereof is accelerated or otherwise enhanced upon a change of control pursuant to the terms of any applicable long-term equity incentive compensation plan or agreement.

Under these agreements, change of control benefits are payable to our executive officers if within a certain specified period following a change in control (referred to as the “protected period”) the officer is terminated without cause or resigns with “good reason,” which is defined to include a diminution of responsibilities, an assignment of inappropriate duties, and a transfer of the officer exceeding 50 miles.

The table below shows (i) the length of the “protected period” afforded to officers following a change of control and (ii) the multiple of salary and bonus payment and years of welfare benefits to which officers will be entitled if change of control benefits become payable under our agreements and related policies:

	Protected Period	Multiple of Annual Cash Compensation	Years of Welfare Benefits
CEO	2 years	3 times	3 years
Other Executives	1.5 years	2 times	2 years
Other Officers	1 year	1 time	1 year

For more information on change of control arrangements applicable to our executives, including our rationale for providing these benefits, see “Executive Compensation — Potential Termination Payments — Payments Made Upon a Change of Control.” For information on change of control severance benefits payable to our junior officers and managers, see “— Severance Benefits” in the next subsection below.

Severance Benefits. Our executive severance plan provides cash severance payments equal to two years of total targeted cash compensation (defined as salary plus the targeted amount of annual incentive bonus) for our CEO or one year of total targeted cash compensation for any other senior officer in the event that the senior officer is involuntarily terminated by us without cause in the absence of a change of control.

Payments to senior officers terminated in connection with a change of control are separately governed by the change of control arrangements discussed immediately above under the heading “— Change of Control Arrangements.”

Under our executive severance plan, subject to certain conditions and exclusions, more junior officers or managers receive certain specified cash payments and other benefits if they are either (i) involuntarily terminated without cause in the absence of a change of control or (ii) involuntarily terminated without cause or resign with good reason in connection with a change of control. Our full-time non-union employees not covered by our executive severance plan may, subject to certain conditions, be entitled to certain specified cash severance payments in connection with certain qualifying terminations.

Under a policy that we adopted in 2012, we are required to seek shareholder approval of any future senior executive severance agreements providing for cash payments, perquisites and accelerated health or welfare benefits with a value greater than 2.99 times the sum of the executive’s base salary plus target bonus.

Level 3 Key Executive Severance Plan. CenturyLink assumed various benefit plans as part of the Combination, including the Level 3 Key Executive Severance Plan (the “KESP”). The KESP will remain in effect through the two-year anniversary of the Closing and certain employees who joined us in connection with the Level 3 Combination will continue to participate in it during that two-year period. Following the two-year period, severance rights and benefits for current participants of KESP will be governed by CenturyLink’s executive severance plan and change of control arrangements discussed above.

Messrs. Storey and Patel are currently participants in the KESP, which provides for the severance benefits described below upon a qualifying termination. In consideration for the severance benefits under the KESP, the executive officers are required to execute a release of claims and are subject to restrictive covenants concerning noncompetition and non-solicitation of employees, customers and business partners, in each case for 24 months following the applicable date of termination with respect to Messrs. Storey and Patel.

Upon a qualifying termination, a KESP participant would be entitled to receive certain payments and benefits, including (i) a lump sum cash severance payment equal to a two times the sum of the participant’s base salary and most recent target annual bonus, (ii) a pro-rated annual bonus for the year of termination, (iii) a lump sum cash payment equal the total of certain welfare benefit premium payments that the company would have been obliged to cover over a 24-month period, and (iv) reimbursement of up to $10,000 for the cost of outplacement services.

As provided in his offer letter, if, as anticipated, Mr. Storey assumes the position of CEO prior to the expiration of the KESP on the second anniversary of the Closing, then he will cease as a participant of the KESP effective with his appointment as CEO and his severance rights and benefits will be governed by the CenturyLink executive severance plan and change of control arrangements discussed above.

Life Insurance Benefits. We sponsor a long-standing supplemental life insurance premium reimbursement plan that has been closed to new participants for nearly a decade. Under this plan, three of our current or former senior officers hold supplemental life insurance policies for which we are obligated to pay the premiums. We paid no premiums to fund these benefits from 2012 to 2016, and therefore no premium reimbursement amounts were reported in the Summary Compensation Table for any of those years. Over the past several years, we began to assist our officers in converting older life insurance policies into newer, lower-cost policies. Most recently, in December 2016, we converted the last of these policies and were able to fix the cost of future annual premiums, resulting in reductions ranging from 33% to 91% from premiums paid in 2011. In 2017, the Committee approved the resumption of premium payments on behalf of our four grandfathered senior executives, and the Company paid premium for years 2016 and 2017. As such, the amount reflected in the Summary Compensation Table represents twice the annual premium cost that is due in future years. In consultation with the Committee, we plan to continue to evaluate other options to control the cost of providing these benefits to the three grandfathered plan participants.

Perquisites. Officers are entitled to be reimbursed for the cost of an annual physical examination, plus related travel expenses.

Our aircraft usage policy permits the CEO to use our aircraft for personal travel without reimbursing us, and permits each other executive officer to use our aircraft for up to $10,000 per year in personal travel without reimbursing us. Under the terms of our offer letter with Mr. Storey, however, he is not subject to this limitation on aircraft usage during his interim service as President and COO. In all such cases, personal travel is permitted only if aircraft is available and not needed for superseding business purposes. Periodically, the Committee reviews the cost associated with the personal use of aircraft by senior management, and determines whether or not to alter our aircraft usage policy. In connection with electing to retain this policy, the Committee has determined that the policy (i) provides valuable and cost-effective benefits to our executives that reside or frequently travel into our corporate headquarters that is located in a small city with limited commercial airline service, (ii) enables our executives to travel in a manner that we believe is more expeditious than commercial airline service, and (iii) is being implemented responsibly by the executives.

For purposes of valuing and reporting the use of our aircraft, we determine the incremental cost of aircraft usage on an hourly basis, calculated in accordance with applicable guidelines of the SEC. The incremental cost of this usage, which may be substantially different than the cost as determined under alternative calculation methodologies, is reported in the Summary Compensation Table appearing below.

From time to time, we have scheduled one of our annual regular board meetings and related committee meetings over a multi-day period. These meetings are often held in an area where we conduct operations, and in such cases include site visits that enable our directors and senior officers to meet with local personnel. The spouses of our directors and executive officers are invited to attend these retreats, and we typically schedule recreational activities for those who are able and willing to participate.

For more information on the items under this heading, see the Summary Compensation Table appearing below.

Other Employee Benefits. We maintain certain broad-based employee welfare benefit plans in which the executive officers are generally permitted to participate on terms that are either substantially similar to those provided to all other participants or which provide our executives with enhanced benefits upon their death or disability. We also maintain a supplemental disability plan designed to ensure disability payments to our officers in the event payments are unavailable from our disability insurer.

IV. Our Policies, Processes and Guidelines Related to Executive Compensation

Our Compensation Decision-Making Process

As described further below, the Committee, subject to the Board’s oversight, establishes, evaluates and monitors our executive compensation programs. The compensation decision-making process includes input from the Committee’s independent consultant, our CEO and other members of management, and involves a careful balancing of a wide range of factors, including, but not limited to, the following:

Compensation Decision-Making Considerations	Input From
Structure and Elements of Pay Programs

The competitive compensation practices of peer companies	Consultant

Performance of our Company in relation to our peers and our internal goals	Management

The financial impact and risk characteristics of our compensation programs	Consultant and CEO

The strategic and financial imperatives of our business	CEO

Setting Competitive Compensation Pay Levels

Market data regarding base salary, short-term incentive target, long-term incentive target and total target compensation paid to comparable executives at peer companies	Consultant

The officer’s scope of responsibility, industry experience, particular set of skills, vulnerability to job solicitations from competitors and anticipated degree of difficulty of replacing the officer with someone of comparable experience and skill

Consultant and CEO

The officer’s pay and performance relative to other officers and employees	CEO

The officer’s demonstrated leadership characteristics, ability to act as a growth agent within the company and ability to think strategically	CEO

Internal equity issues that could impact cohesion, teamwork or the overall viability of the executive group	CEO

The potential of these senior officers to assume different, additional or greater responsibilities in the future	CEO

The officer’s realized and realizable compensation in recent years and, to a limited degree, his or her accumulated wealth under our programs	CEO and Management

Pay for Performance

Performance of our Company in relation to our peers and our key performance objectives	Consultant, CEO and Management

The business performance under the officer’s leadership and scope of responsibility	CEO

The officer’s overall performance is assessed based on individual results, the role the officer plays in maintaining a cohesive management team and improving the performance of others, and the officer’s relative strengths and weaknesses compared to the other senior officers

CEO and Management

The role the officer may have played in any recent extraordinary corporate achievements	CEO and Management

Role of Human Resources and Compensation Committee. Subject to the Board’s oversight, the Committee establishes, evaluates and monitors our executive compensation programs and oversees our human resources strategies. Specifically, the Committee approves:

•	the compensation payable to each executive officer, as well as any other senior officer;

•	for our STI and performance-based LTI programs, (i) the performance objectives, (ii) the “threshold,” “target” and “maximum” threshold levels of performance, (iii) the weighting of the performance objectives, (iv) the amount of bonus payable or shares to vest if the target level of performance is attained and (v) the finally determined amount of cash bonus payments or fully-vested shares;

•	the peer group for compensation benchmarking and the peer group for performance benchmarking; and

•	a delegation of authority to the CEO for LTI grants to our non-senior officers.

Among other things, the Committee also establishes, implements, administers and monitors our director cash and equity compensation programs. For more information, see “Director Compensation.”

Role of Compensation Consultants. The Committee engages the services of a compensation consultant to assist in the design and review of executive compensation programs, to determine whether the Committee’s philosophy and practices are reasonable and compatible with prevailing practices, and to provide guidance on specific compensation levels based on industry trends and practices.

The Committee has used Meridian Compensation Partners, LLC (“Meridian”) as its compensation consultant since August 2015. During 2017, representatives of Meridian actively participated in the design and development of our executive compensation programs, assisted in the development of special non-recurring compensation grants and attended all of the Committee’s meetings. Meridian provides no other services to the Company, and, to our knowledge, has no prior relationship with any of our named executive officers. As required by SEC rules and NYSE listing standards, the Committee has assessed the independence of Meridian and concluded that its work has not raised any conflicts of interest.

Role of CEO and Management. Although the Compensation Committee is responsible for all executive compensation decisions, each year it solicits and receives the CEO’s recommendations, particularly with respect to senior officers’ salaries and performance in the key areas outlined above in “— Our Compensation Decision-Making Process.”

Senior Officers. The CEO and the executive management team, in consultation with the compensation consultant, recommend to the Committee business goals to be used in establishing incentive compensation performance targets and awards for our senior officers. In addition, our Executive Vice President, Human Resources, works closely with the Committee and its compensation consultant to ensure that the Committee is provided with appropriate information to discharge its responsibilities.

Non-Senior Officers. The Committee oversees our processes and receives an annual report from the CEO on the compensation programs for our non-senior officers. The CEO, in consultation with the executive management team, is responsible for approval of:

•	the total cash compensation paid to our non-senior officers; and

•	all LTI awards to the non-senior officers, acting under authority delegated to him by the Committee in accordance with our shareholder-approved equity plans.

Timing of Long-Term Incentive Awards. The Committee typically makes annual LTI grants to executives during the first quarter after we publicly release our earnings. However, the Committee may defer grants for a variety of reasons, including to request additional information or conduct further reviews of management’s performance. In addition, the Committee may grant special awards at different times during the year, when and as merited by the circumstances. LTI grants to newly-hired executive officers are typically made at the next regularly-scheduled Committee meeting following their hire date.

Tally Sheets. Each year, we compile lists of compensation data relating to each of our executives. These “tally sheets” include annual compensation data for each executive, including his or her salary, STI award, LTI award, and realizable pay. These tally sheets also contain performance highlights on results and behaviors for each of our executives. The Committee uses these tally sheets to (i) review the total annual compensation of the executive officers and (ii) ensure that the Committee has a comprehensive understanding of all elements of our compensation programs.

Risk Assessment. As part of its duties, the Committee assesses risks arising out of our employee compensation policies and practices. Based on its most recent assessment, the Committee does not believe that the risks arising from our compensation policies and practices are reasonably likely to materially adversely affect us. In reaching this determination, we have taken into account the risk exposures of our operations and the following design elements of our compensation programs and policies:

•	our balance of annual and long-term compensation elements at the executive and management levels,

•	our use in most years of a diverse mix of performance metrics that create incentives for management to attain goals well aligned with the shareholders’ interests,

•	the multi-year vesting of LTI awards, which promotes focus on our long-term performance and mitigates the risk of undue focus on our short-term results,

•	“clawback” policies and award caps that provide safeguards against inappropriate behavior, and

•	bonus arrangements that generally permit either the Committee (for compensation payable to senior officers) or senior management (for compensation payable to other key employees) to exercise “negative discretion” to reduce the amount of certain incentive awards.

We believe these features, as well as the stock ownership requirements for our executive officers, result in a compensation program that aligns our executives’ interests with those of our shareholders and does not promote excessive risk-taking on the part of our executives or other employees.

Use of “Benchmarking” Data

General. Each year, with assistance from its consultant, the Committee reviews “peer groups” of other companies comparable to CenturyLink for purposes of assessing our comparative compensation and performance. We typically perform this analysis in the second half of each year in order to ensure the data remains well-suited for its intended purposes and uses during the upcoming year. However, during 2017, the Committee conducted supplemental analyses in connection with preparing for the changes in the size and character of the Company resulting from the Level 3 Combination.

Compensation Benchmarking. The Committee, based on input from its compensation consultant, reviewed peer group and survey data in support of pay decisions for our senior officers in order to benchmark compensation levels for our executives against peer executives at companies that are comparable to ours based on revenue size, market cap, industry and business model.

For our named executive officers, our compensation consultant compiled the compensation data publicly disclosed by the companies included within the peer groups identified below. During 2017, when making our overall compensation pay decisions, our pre-combination compensation benchmarking was distinct from our post-combination compensation benchmarking.

In preparation for 2017 pay decisions, the Committee reviewed the continued suitability of the 2016 peer group and elected to remove Cablevision Systems Corporation and Time Warner Cable and approved the resulting revised peer group labeled below as the “Pre-Combination Peer Group for 2017 Compensation Benchmarking.” The Committee and its consultant used this pre-combination peer group for purposes of assessing the reasonableness of our compensation prior to the Level 3 Combination. In selecting the companies included in this peer group, the Committee focused principally on telecommunications, cable and other communications companies that were generally comparable to us, prior to the Combination, in terms of size, markets and operations.

Pre-Combination Peer Group for 2017 Compensation Benchmarking
BCE Inc.	Liberty Global PLC
Charter Communications, Inc.	Motorola Solutions, Inc.
CISCO Systems Inc.	QUALCOMM Incorporated
Comcast Corporation	Sprint Corporation
Computer Sciences Corporation	Telus Corporation
DISH Network Corporation	T-Mobile US Inc.
Frontier Communications Corp.	Windstream Holdings, Inc.
Level 3 Communications, Inc.	Xerox Corporation

In anticipation of the Combination, the Committee reviewed the pre-combination peer group and in May 2017 elected to add AT&T, HP Inc., and Verizon while at the same time removing Level 3, Windstream and Xerox, which resulted in the revised peer group labeled below as the “Post-Combination Peer Group for 2017 Compensation Benchmarking.” In selecting the 16 peer companies included in this revised group, the Committee focused principally on telecommunications, cable and other communications companies that are generally comparable to us, following the Combination, in terms of size, markets and operations. The Committee analyzed post-combination peer group data when making compensation pay decisions that became effective upon the Closing.

Post-Combination Peer Group for 2017 Compensation Benchmarking
AT&T Inc.	HP, Inc.
BCE Inc.	Liberty Global PLC
Charter Communications, Inc.	Motorola Solutions, Inc.
CISCO Systems Inc.	QUALCOMM Incorporated
Comcast Corporation	Sprint Corporation
Computer Sciences Corporation	Telus Corporation
DISH Network Corporation	T-Mobile US Inc.
Frontier Communications Corp.	Verizon

In order to provide the Committee with additional information in support of their compensation decisions, a secondary “High Tech” peer group was developed. It includes companies across all aspects of high tech in such areas as IT services, Software, Hardware, Consulting, Distributors and Semiconductors. This group serves as a supplement to the revised peer group and provides an additional perspective on pay levels and practices for the technology industry sector.

Post-Combination High Tech Peer Group for 2017 Compensation Benchmarking
Accenture PLC	Motorola Solutions, Inc.(1)
CISCO Systems Inc.(1)	Netflix Inc.
Cognizant Tech Solutions	Oracle Corp.
Computer Sciences Corporation(1)	QUALCOMM Incorporated(1)
Facebook Inc.	Seagate Technology PLC
Flex LTD	Tech Data Corp.
HP, Inc.(1)	Western Digital Corp

(1)	Also included in the Committee’s above-listed Post-Combination Peer Group for 2017 Compensation Benchmarking

In addition to the pre- and post-combination compensation peer groups described above, the Committee’s compensation consultant utilized, to a lesser degree, survey data containing compensation information for companies in the telecommunications industry and general industry that are generally similar in size to us for executive positions where needed.

For additional information about how we set pay levels, see “— Our Compensation Decision-Making Process.”

Performance Benchmarking. With the aid of its compensation consultant, the Committee annually reviews the broad industry peer group that it introduced in 2013 for purposes of benchmarking our relative performance based upon our historical three-year TSR. This peer group is focused principally on telecommunications, cable and other communications companies that are generally comparable to us in terms of size, markets and operations. The peer group is substantially similar to the peer group of 2016 with the exception that Cablevision Systems Corporation was acquired by Altice in May 2016 and was therefore removed from the TSR peer group. In addition, JDS Uniphase Corporation changed its name to Viavi Solutions after spinning off a portion of its operations. Our 2017 peer groups for compensation benchmarking were somewhat constrained by the number of companies and revenue and market cap size. In contrast, the peer group for performance benchmarking is comprised of a broader universe of companies we believe investors are considering when they decide whether to invest in us or our industry.

TSR Peer Group for Performance Benchmarking Relating to 2017 Awards
AT&T, Inc.(3)	Liberty Global plc (1)
Cincinnati Bell Inc.	Motorola Solutions, Inc.(1)
CISCO Systems Inc.(1)	QUALCOMM Incorporated(1)
Comcast Corporation(1)	Sirius XM Holdings Inc.
Consolidated Communications Holdings Inc.	Spok Holdings, Inc.
Crown Castle International Corp.	Sprint Corporation (1)
DISH Network Corporation(1)	Telephone & Data Systems Inc.
Equinix Inc.	United States Cellular Corporation
Frontier Communications Corp. (1)	Verizon Communications Inc.(3)
General Communication Inc.	Viacom, Inc.
IDT Corporation	Viavi Solutions
Level 3 Communications, Inc.(2)	Windstream Holdings, Inc.(2)

(1)	Also included in the Committee’s above-listed Pre- and Post-Combination Peer Groups
(2)	Removed from Post-Combination Compensation Peer Group
(3)	Added to the Post-Combination Compensation Peer Group for 2017 Compensation Benchmarking

Forfeiture of Prior Compensation

For approximately 20 years, all recipients of our LTI grants have been required to contractually agree to forfeit certain of their awards (and to return to us any cash, securities or other assets received by them upon the sale of Common Shares they acquired through certain prior equity awards) if at any time during their employment with us or within 18 months after termination of employment they engage in activity contrary or harmful to our interests. The Committee is authorized to waive these forfeiture provisions if it determines in its sole discretion that such action is in our best interests. Our STI plan contains substantially similar forfeiture provisions.

Our Corporate Governance Guidelines authorize the Board to recover, or “clawback,” compensation from an executive officer if the Board determines that any bonus, incentive payment, equity award or other compensation received by the executive was based on any financial or operating result that was impacted by the executive’s knowing or intentional fraudulent or illegal conduct. Certain provisions of the Sarbanes-Oxley Act of

2002 would require our CEO and CFO to reimburse us for incentive compensation paid or trading profits earned following the release of financial statements that are subsequently restated due to material noncompliance with SEC reporting requirements caused by misconduct. In addition, provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 will, upon the completion of related rulemaking, require all of our current or former executive officers to make similar reimbursement payments in connection with certain financial statement restatements, irrespective of whether such executives were involved with the mistake that caused the restatement.

Stock Ownership Guidelines

Under our current stock ownership guidelines, our executive officers are required to beneficially own CenturyLink stock in market value equal to a multiple of their annual salary, as outlined in the table below, and each outside director must beneficially own CenturyLink stock equal in market value to five times the annual cash retainer payable to outside directors. Each executive officer and outside director has three and five years, respectively, to attain these targets.

Executive Officer	Stock Ownership Guidelines	Stock Ownership Guidelines
CEO	6 times base salary	$7.5 million(1)
All Other Executive Officers	3 times base salary	$2.6 million(2)
Outside Directors	5 times annual cash retainer	$325,000

(1)	Based on annual salary as of December 31, 2017
(2)	Based on average annual salary for all other executive officers as of December 31, 2017

For any year during which an executive or outside director does not meet his or her ownership target, the executive or director is required to hold 65% of the CenturyLink stock that he or she acquires through our equity compensation programs, excluding shares sold to pay related taxes.

As of December 31, 2017, all of our executive officers and all of our outside directors were in compliance with, and in most cases significantly exceeded, our stock ownership guidelines. For additional information on our stock ownership guidelines, see “Governance Guidelines.”

Use of Employment Agreements

We have a long-standing practice of not providing employment agreements to our officers, and none of our executives has an employment agreement. However, we do from time to time enter into initial employment offer letters with prospective new employees, including executive officers. In connection with the Level 3 Combination, we entered into an offer letter with each of our newly named executives, Messrs. Storey and Patel.

Tax Gross-ups

We do not provide tax gross-up benefits in any of our executive compensation programs. However, our broad-based relocation policy provides for a tax gross-up to any employee who qualifies for relocation expense reimbursement. We do not intend to provide tax gross-up benefits in any new executive compensation programs.

Anti-Hedging and Anti-Pledging Policies

Under our insider trading policy, our employees and directors may not:

•	purchase or sell short-term options with respect to CenturyLink shares,

•	engage in “short sales” of CenturyLink shares, or

•	engage in hedging transactions involving CenturyLink shares which allow employees to fix the value of their CenturyLink shareholdings without all the risks of ownership or cause them to no longer have the same interests or objectives as our other shareholders.

In addition, under our insider trading policy, our senior officers and directors are prohibited from holding our securities in a margin account or otherwise pledging our securities as collateral.

To our knowledge, all of our senior officers and directors are currently in compliance with our anti-hedging and anti-pledging policies.

Deductibility of Executive Compensation

Section 162(m) of the Code limits the amount of compensation paid to certain covered officers that we may deduct for federal income tax purposes to $1 million per covered officer per year.

Historically, compensation that qualified as “performance-based compensation” within the meaning of Section 162(m) was not subject to the $1 million limitation. In recent years, largely due to the availability of this performance-based exemption, the deductibility of various payments and benefits has been one factor among many considered by the Committee in determining executive compensation. As in previous years, our 2017 executive compensation program was designed to allow us to grant certain awards (including our STI and performance-based LTI awards) that were intended to qualify as performance-based for purposes of Section 162(m) and thus be fully deductible.

However, the federal tax reform legislation passed in December 2017 included significant changes to Section 162(m). Among these changes were an expansion of the scope of covered officers subject to the Section 162(m) deduction limitation and the elimination of the performance-based compensation exemption. For taxable years beginning after December 31, 2017, compensation paid to a covered officer in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain performance-based arrangements in place as of November 2, 2017. Among other things, this means that all compensation paid to each covered officer in 2018 and beyond will be subject to the $1 million deduction limitation, regardless of whether it is structured as performance-based compensation, unless the transition relief applies.

Section 162(m) is highly technical and complex. Because of ambiguities as to the application and interpretation of Section 162(m), including the uncertain scope of the transition relief for “grandfathered” performance-based compensation, we can give no assurance that compensation intended to satisfy the requirements for performance-based exemption from the Section 162(m) deduction limit will, in fact, satisfy the exemption. Further, the Committee reserves the right to modify compensation that was initially intended to be exempt from Section 162(m) if it determines that such modifications are consistent with the company’s business needs.

COMPENSATION COMMITTEE REPORT

The Human Resources and Compensation Committee has reviewed and discussed with management the report included above under the heading “Compensation Discussion and Analysis.” Based on this review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis report be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the year ended December 31, 2017.

Submitted by the Human Resources and Compensation Committee of the Board of Directors.

Laurie A. Siegel (Chair)	Virginia Boulet
T. Michael Glenn	Michael J. Roberts

EXECUTIVE COMPENSATION

Overview

The following table sets forth certain information regarding the compensation of (i) our principal executive officer, (ii) our current and former principal financial officers and (iii) each of our three most highly compensated executive officers other than our principal executive and financial officers. Following this table is additional information regarding incentive compensation, pension benefits, deferred compensation and potential termination payments pertaining to the named officers. For additional information on the compensation summarized below and other benefits, see “Compensation Discussion and Analysis.”

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus(1)	Equity Awards(2)		Non-Equity Incentive Plan Compensation(3)	Change in Pension Value(4)	All Other Compensation(5)	Total
Current Executives:
Glen F. Post, III Chief Executive Officer	2017	$1,250,000	$1,500,000	$9,814,604		$1,596,875	$395,943	$158,138	$14,715,560
	2016	1,250,000	—	10,518,344		1,754,375	333,816	109,679	13,966,214
	2015	1,250,000	—	7,277,717		1,697,500	330,649	108,645	10,664,511
Sunit S. Patel(6) Executive Vice President and Chief Financial Officer	2017	$124,521	$1,447,475	$3,383,274	(7)	—	—	—	$4,955,269
Aamir Hussain Executive Vice President and Chief Technology Officer	2017	$550,699	$300,000	$6,728,022		$416,651	—	$13,302	$8,008,674
	2016	496,049	—	2,598,654		397,831	—	13,548	3,506,082
	2015	475,010	—	1,198,665		368,607	—	9,275	2,051,557
Stacey W. Goff Executive Vice President, Chief Administrative Officer, General Counsel and Secretary	2017	$550,662	$275,000	$6,373,228		$449,502	$54,643	$59,028	$7,762,063
	2016	540,758	—	1,559,195		477,057	161,857	36,146	2,775,013
	2015	537,728	—	1,078,819		459,417	—	54,279	2,130,243

Jeffery K. Storey(8) President and Chief Operating Officer	2017	$248,219	$3,732,517	$6,952,604	(9)	—	—	$11,589	$10,944,929
Former Executive:
R. Stewart Ewing, Jr.(10)	2017	$585,949	$1,000,000	$1,503,851		$470,517	$276,233	$2,901,491	$6,738,041
	2016	666,266	—	1,930,420		587,780	186,454	43,456	3,414,376
	2015	663,138	—	1,335,661		566,480	191,830	47,520	2,804,629

(1)	The amounts shown in this column reflect:

•	the cash portion of integration awards granted to Messrs. Post, Hussain and Goff on June 1, 2017 in connection with the Level 3 Combination, which was paid to each at the Closing;

•	the cash signing bonus paid to Messrs. Patel and Storey, our newly named executives, under their offer letters (all of which was paid to Mr. Patel at the Closing and one-half of which was paid to Mr. Storey at the Closing, with the other half, not included in the table above, to be paid to him on November 1, 2018, subject to his continued employment);

•	the short-term incentive bonus payments made to each of our newly named executives for the two-month period ending December 31, 2017 under the legacy Level 3 Discretionary Bonus Plan; and

•	a special discretionary cash bonus made to Mr. Ewing in late 2017 under the separation agreement described in Note 10 below.

For additional information about these cash awards, see “Compensation Discussion and Analysis – Our Compensation Program Objectives and Components of Pay – Short Term Incentive Bonuses” and “– Awards Related to Level 3 Combination.”

(2)	The amounts shown in this column reflect:

•	the fair value of annual grants of restricted stock awards made to our legacy named executives under our long-term incentive compensation program;

•	the fair value of special retention or integration awards of restricted stock made to Messrs. Post, Hussain and Goff on June 1, 2017 in connection with the Level 3 Combination;

•	the fair value of the time-vested portion of signing date grants of restricted stock made to our newly named executives at the Closing in accordance with their offer letters; and

•	the incremental fair value of certain RSUs held by each of Messrs. Patel and Storey, all of which were originally granted by Level 3 and converted to CenturyLink RSUs in the Level 3 Combination, for which vesting was accelerated at the Closing as provided in their offer letters to induce the executives to join our senior leadership team.

For additional information about the equity grants made during 2017 and the acceleration of the RSUs held by our newly named executives, see “Compensation Discussion and Analysis – Our Compensation Program Objectives and Components of Pay – Annual Grants of Long-Term Incentive Compensation” and “– Awards Related to Level 3 Combination.”

The fair value of the awards presented in the table above has been determined in accordance with FASB ASC Topic 718. For purposes of this table, in accordance with SEC disclosure rules we determined the fair value of shares of:

•	time-vested restricted stock – including the time-vested portion of annual grants, integration awards (for which the degree of vesting depends on a subjective performance evaluation), retention awards, and the time-vested portion of signing awards – based on the closing trading price of our Common Shares on the day of grant;

•	relative performance-based restricted stock (as defined below) as of the grant date based on probable outcomes using Monte Carlo simulations;

•	absolute performance-based restricted stock (as defined below) based on probable outcomes (subject to future adjustments based upon changes in the closing trading price of our Common Shares at the end of each reporting period); and

•	for the modified RSUs held by the newly-named executives, the incremental fair value of the modified award (fair value of the modified award minus the fair value of the original award, each as of the modification date).

The aggregate value of the restricted stock awards granted to these named executives in 2017, based on the grant date closing trading price of our Common Shares and assuming maximum payout of his performance-based restricted shares, would be as follows: Mr. Post, $14,977,994, Mr. Patel, $1,202,679, Mr. Hussain, $6,462,460, Mr. Goff, $7,138,620, Mr. Storey, $3,874,093, and Mr. Ewing, $2,451,507. See Note 10 titled “Share-based Compensation” of the notes to our audited financial statements included in Appendix B for an explanation of material assumptions that we used to calculate the fair value of these stock awards.

(3)	The amounts shown in this column reflect cash payments made under our short-term incentive program for actual performance in the respective years. For additional information, see “– Incentive Compensation and Other Awards – 2017 Awards.”
(4)	Reflects the net change during each of the years reflected in the present value of the named executives’ accumulated benefits under the defined benefit plans discussed below under the heading “– Pension Benefits.” The net change was negative for Mr. Goff in 2015 and is reported as no change in accordance with applicable SEC rules.

(5)	The amounts shown in this column are comprised of (i) reimbursements for the cost of an annual physical examination, (ii) personal use of our aircraft, (iii) contributions or other allocations to our defined contribution plans, (iv) the resumption of payments of life insurance premiums under a legacy reimbursement plan, and (v) cash severance payments and other post-employment benefits in each case for and on behalf of the named executives as follows:

Name	Year	Physical Exam	Aircraft Use	Contributions to Plans	Life Insurance Premiums	Post Employment Payments	Total

Current Executives:
Mr. Post	2017	$2,941	$16,500	$105,019	$33,678	$—	$158,138
	2016	4,011	2,640	103,028	—	—	109,679
	2015	3,035	6,120	99,490	—	—	108,645
Mr. Patel	2017	—	—	—	—	—	—
Mr. Hussain	2017	4,027	—	9,275	—	—	13,302
	2016	4,273	—	9,275	—	—	13,548
	2015	—	—	9,275	—	—	9,275
Mr. Goff	2017	—	9,500	27,614	21,914	—	59,028
	2016	—	1,140	35,006	—	—	36,146
	2015	7,441	6,600	40,238	—	—	54,279
Mr. Storey	2017	—	11,589	—	—	—	11,589

Former Executive:
Mr. Ewing	2017	—	3,750	38,497	45,308	2,814,116	2,901,491
	2016	3,753	—	39,703	—	—	43,456
	2015	3,775	—	43,745	—	—	47,520

In accordance with applicable SEC and accounting rules, we have not reflected the accrual or payment of dividends relating to unvested restricted stock as compensation in the Summary Compensation Table. In addition, the amounts shown in the Summary Compensation Table do not reflect any benefits associated with the named officers or their family members participating in recreational activities scheduled during board retreats. For additional information, see “Compensation Discussion and Analysis – Our Compensation Program Objectives and Components of Pay – Other Benefits –Perquisites.”

(6)	Effective at the Closing, Mr. Patel was appointed as our Executive Vice President and Chief Financial Officer. The amounts reflected in the Summary Compensation Table above include only compensation paid to Mr. Patel by us between November 1 and December 31, 2017, including the signing date cash and equity awards referenced in Notes 1 and 2 above.
(7)	Effective at the Closing, Mr. Patel was granted (i) 77,742 shares of performance-based restricted stock and (ii) 67,377 shares of time-vested restricted stock. For the reasons discussed under “Compensation Discussion and Analysis,” the Company’s Compensation Committee established the metric applicable to Mr. Patel’s performance-based restricted shares in February 2018. Pursuant to FASB ASC Topic 718, the grant of Mr. Patel’s award of those performance-based restricted shares is deemed to have occurred in 2018 and, accordingly, the fair value of this grant will be reported as 2018 compensation in our 2019 proxy statement. As such, the chart above reflects only the fair value of the above-described time-vested restricted shares.
(8)	Effective at the Closing, Mr. Storey was appointed as our President and Chief Operating Officer. The amounts reflected in the Summary Compensation Table include only compensation paid to Mr. Storey by us between November 1 and December 31, 2017, including the signing date cash and equity awards referenced in Notes 1 and 2 above.
(9)

Effective at the Closing, Mr. Storey was granted (i) 325,554 shares of performance-based restricted stock and (ii) 217,036 shares of time-vested restricted stock. For the reasons discussed under “Compensation Discussion and Analysis,” the Company’s Compensation Committee established the metric applicable to Mr. Storey’s performance-based restricted shares in early 2018. Pursuant to FASB ASC Topic 718, the grant of Mr. Storey’s award of those performance-based restricted shares is deemed to have occurred in 2018 and, accordingly, the fair value of this grant will be reported as 2018 compensation in our 2019 proxy statement. As such, the Summary Compensation Table above reflects only the fair value of the above-described time-vested restricted shares.
(10)	Mr. Ewing agreed to step down as our Chief Financial Officer at the Closing, and following a short transition period he fully retired on November 17, 2017. Portions of his 2017 compensation are attributable to payments made under a separation agreement we entered into with him in connection with his retirement. For additional information about Mr. Ewing’s separation compensation, see “Compensation Discussion and Analysis – Our Compensation Program Objectives and Components of Pay – Compensation Paid to Our Former Executive.”

Incentive Compensation and Other Awards

2017 Awards. The table and discussion below summarize:

•	the range of potential cash payouts to each of our legacy named executives under our short-term incentive program with respect to performance during 2017; and

•	grants of long-term compensation awarded to each named officer on the dates indicated below, consisting of (i) the number of shares of time-vested restricted stock awarded, (ii) the range of potential share payouts under relative performance-based restricted stock awards and (iii) the range of potential share payouts under absolute performance-based restricted stock awards, which for purposes of the table below are referred to as the time-vested awards, the relative performance awards and the absolute performance awards, respectively.

Grants of Plan-Based Awards(1)

Name	Type of Award and Grant Date(2)	Range of Payouts Under 2017 Non- Equity Incentive Plan Awards(3)			Estimated Future Share Payouts Under Equity Incentive Plan Awards(4)			All other Stock Awards: Unvested Shares (#)(5)	Grant Date Fair Value of Stock Awards ($)(6)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Current Executives:
Glen F. Post, III	Annual Bonus	$1,093,750	$2,187,500	$4,375,000	—	—	—	—	$—
	Annual TVRS	—	—	—	—	—	—	135,361	3,339,356
	Annual PBRS-R	—	—	—	50,761	101,521	203,042	—	3,161,364
	Annual PBRS-A	—	—	—	50,761	101,522	203,044	—	1,693,387
	Integration RS	—	—	—	—	—	—	62,640	1,620,497
Sunit S. Patel	Signing TVRS	—	—	—	—	—	—	67,377	1,202,679
Aamir Hussain	Annual Bonus	285,377	570,755	1,141,510	—	—	—	—	—
	Annual TVRS	—	—	—	—	—	—	25,480	628,592
	Annual PBRS-R	—	—	—	9,555	19,110	38,220	—	595,085
	Annual PBRS-A	—	—	—	9,555	19,110	38,220	—	318,755
	Retention TVRS	—	—	—	—	—	—	187,920	4,861,490
	Integration RS	—	—	—	—	—	—	12,528	324,099
Stacey W. Goff	Annual Bonus	307,878	615,756	1,231,512	—	—	—	—	—
	Annual TVRS	—	—	—	—	—	—	20,065	495,004
	Annual PBRS-R	—	—	—	7,525	15,049	30,098	—	468,626
	Annual PBRS-A	—	—	—	7,525	15,049	30,098	—	251,017
	Retention TVRS	—	—	—	—	—	—	187,920	4,861,490
	Integration RS	—	—	—	—	—	—	11,484	297,091
Jeffrey K. Storey	Signing TVRS	—	—	—	—	—	—	217,036	3,874,093
Former Executive:
R. Stewart Ewing, Jr.	Annual Bonus	322,272	644,544	1,289,087	—	—	—	—	—
	Annual TVRS	—	—	—	—	—	—	24,842	612,852
	Annual PBRS-R	—	—	—	9,316	18,632	37,264	—	580,200
	Annual PBRS-A	—	—	—	9,317	18,633	37,266	—	310,798

(1)

This chart includes only cash bonuses granted under incentive plans, and excludes cash payments reported in the “Bonus” column of the Summary Compensation Table. For more information on these non-incentive cash bonuses, see Footnote 1 to the Summary Compensation Table and “Compensation Discussion and Analysis — Our Compensation Program Objectives and Components of Pay” and other disclosures set forth below. For the reasons noted in footnotes 7 and 9 to the Summary Compensation Table, this chart also excludes grants of performance-based restricted stock awarded to our newly-appointed executives on the Closing Date but not finalized until February 2018.
(2)	For purposes of this column:

•	“Annual Bonus” means the bonuses that our legacy named executives were eligible to earn under the CenturyLink STI Program for 2017;

•	“Annual TVRS” means our time-vested restricted stock awarded under our annual long-term incentive program to our legacy named officers on February 21, 2017;

•	“Annual PBRS-R” means our relative performance-based restricted stock awarded under our annual long-term incentive program to our legacy named officers on February 21, 2017;

•	“Annual PBRS-A” means our absolute performance-based restricted stock awarded under our annual long-term incentive program to our legacy named officers on February 21, 2017;

•	“Integration RS” means grants of restricted stock made under an integration award program to certain legacy named executives on June 1, 2017, payout of which could range between 80-120% of shares granted based on a subjective performance evaluation;

•	“Retention TVRS” means grants of time-vested restricted stock made under a retention award program to Messrs. Hussain and Goff on June 1, 2017; and

•	“Signing TVRS” means grants of time-vested restricted stock awarded to our newly named executives at the Closing, as provided in their offer letters.

For more information on these awards, see “Compensation Discussion and Analysis — Our Compensation Program Objectives and Components of Pay — Short-Term Incentive Bonuses,” “ — Annual Grants of Long-Term Incentive Compensation,” and “ — Awards Related to Level 3 Combination.”

(3)	These columns provide information on the potential payouts under the annual bonus program for 2017 for our legacy named executives (the CenturyLink STI Plan). The actual amounts paid for 2017 performance are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. Failure to meet the “threshold” level of performance would result in no payout to the executive.
(4)	Represents the relative and absolute performance awards granted to each of our legacy named officers on February 21, 2017 (as part of our annual LTI program), as described in greater detail below.
(5)	Represents the time-vested awards granted to each of our legacy named officers on February 21, 2017 (as part of our annual LTI program), to certain legacy named officers on June 1, 2017 (under our integration and retention award programs), and to our newly named officers on November 1, 2017 (as signing awards under their offer letters), as described in greater detail below.
(6)	Calculated in accordance with FASB ASC Topic 718 in the manner described in Note 1 to the Summary Compensation Table above.

Short-Term Incentive Compensation. Our legacy named executives participated in the CenturyLink short-term incentive program for 2017, but our newly named executives, who were employed with us for only two months of 2017, earned discretionary bonuses under the Legacy Level 3 Discretionary Bonus Program. For more information regarding these programs, including the specific performance metrics applicable to the CenturyLink STI program, see “Compensation Discussion and Analysis — Our Compensation Program Objectives and Components of Pay — Short-Term Incentive Bonuses.”

Annual Grants of Long-Term Incentive Compensation. We make annual grants of long-term incentive awards to our executive officers. For the past several years, these awards have been 40% time-vested and 60%

performance-based. In February 2017, each of our legacy named executives was granted both time- and performance-based shares of restricted stock under this program. The time-vested shares will vest one-third per year over the first three anniversaries of the date of grant and the performance-based shares will vest in February 2020, depending upon our attainment of two separate performance metrics as measured over a three-year performance period (our total shareholder return, the “relative” metric, and our attainment of absolute revenue targets, the “absolute” metric). For more information, see “Compensation Discussion and Analysis — Our Compensation Program Objectives and Components of Pay — Annual Grants of Long-Term Incentive Compensation.”

Awards Related to Level 3 Combination. We granted a combination of integration and retention awards to certain legacy named executives, in order to retain and incentivize them through the closing of the Level 3 Combination and the critical post-Closing integration period. In addition, we granted certain cash and equity awards to our newly named executives in order to incentivize them to join our senior leadership team following the Level 3 Combination. For more information on these programs, see “Compensation Discussion and Analysis — Our Compensation Program Objectives and Components of Pay — Awards Related to Level 3 Combination.

Acceleration of Vesting of Equity Awards. All of the shares of the time-vested restricted stock and performance-based restricted stock awarded in 2017 also vest upon the death or disability of the named officer, and some or all of these shares may under certain circumstances vest or remain subject to future vesting upon the retirement of the named officer at his or her early or normal retirement age. In addition, upon certain terminations of employment following a change of control of the Company, the shares of the 2017 time-vested restricted stock will vest and the shares of the 2017 performance-based restricted stock will remain subject to future vesting, all as described in greater detail below under “ — Potential Termination Payments.” The vesting terms for our outstanding restricted stock granted in earlier years are described in our prior proxy statements.

Dividends and Voting Rights. All dividends related to shares of the above-described time-vested and performance-based restricted stock will be paid to the holder only upon the vesting of such shares. Unless and until forfeited, these shares may be voted by the named executive officers.

Forfeiture. All of these above-described restricted shares are subject to forfeiture if the officer competes with us or engages in certain other activities harmful to us, all as specified further in the forms of incentive agreements that we have filed with the SEC. For more information, see “ — Potential Termination Payments.”

Outstanding Awards. The following table summarizes information about all outstanding unvested equity awards held by our named executives at December 31, 2017.

Outstanding Equity Awards at December 31, 2017(1)

	Stock Awards				Equity Incentive Awards(2)
Name	Grant Date	Number of Unvested Shares or Units (#)		Market Value of Unvested Shares or Units ($)	Number of Unvested Shares or Units (#)		Market Value of Unvested Shares or Units ($)
Current Executives:
Glen F. Post, III	2/23/2015	29,254	(3)	$487,957	131,640	(12)	$2,195,755
	2/23/2016	86,884	(3)	1,449,225	195,491		3,260,790
	2/21/2017	135,361	(3)	2,257,821	203,043		3,386,757
	6/1/2017	62,640	(3)	1,044,835	—		—
Sunit S. Patel	3/1/2017	146,262	(4)	2,439,650	—		—
	11/1/2017	67,377	(5)	1,123,848	—		—
Aamir Hussain	2/23/2015	4,818	(6)	80,364	21,682	(12)	361,656
	2/23/2016	21,466	(7)	358,053	48,298		805,611
	2/21/2017	25,480	(8)	425,006	38,220		637,510
	6/1/2017	12,528	(9)	208,967	—		—
	6/1/2017	187,920	(10)	3,134,506	—		—
Stacey W. Goff	2/23/2015	4,337	(6)	72,341	19,514	(12)	325,494
	2/23/2016	12,880	(7)	214,838	28,979		483,370
	2/21/2017	20,065	(8)	334,684	30,098		502,035
	6/1/2017	11,484	(9)	191,553	—		—
	6/1/2017	187,920	(10)	3,134,506	—		—
Jeffrey K. Storey	3/1/2017	163,382	(4)	2,725,212	—		—
	11/1/2017	217,036	(11)	3,620,160	—		—
Former Executive:
R. Stewart Ewing, Jr.(13)	2/23/2015	—		—	24,160	(12)	402,989
	2/23/2016	—		—	35,879		598,462
	2/21/2017	—		—	37,265		621,580

(1)	All information presented in this table is as of December 31, 2017, and does not reflect vesting of outstanding equity awards or issuance of additional awards since such date.
(2)	Represents performance-based restricted shares granted on February 23, 2015, February 23, 2016 and February 21, 2017 to our legacy named officers. The table above assumes, as of December 31, 2017, that we would perform at “target” levels, such that all performance-based shares granted to each named executive would vest fully. For additional information on the vesting and other terms of our most recent grant of performance-based restricted shares, see “ — Incentive Compensation and other Awards” and “ — Terms of 2017 Restricted Stock Awards.”
(3)	As explained in greater detail under “Compensation Discussion and Analysis — Annual Grants of Long-Term Incentive Compensation — Recent Events,” all of these shares will vest upon Mr. Post’s retirement at the meeting.
(4)	Represents restricted stock units, originally granted to our newly named executives by Level 3, which were converted to time-vested CenturyLink restricted stock units as a result of the Level 3 Combination. These grants vested or will vest on March 1 of 2018, 2019 and 2020, subject to the executive’s continued employment through the applicable vesting date.
(5)	As described in greater detail elsewhere herein, Mr. Patel received two special equity grants at Closing, one of which was time-vested and the other performance-based. The table above reflects only the time-vested portion of Mr. Patel’s signing equity grants, which will vest on November 1, 2018 subject to his continued employment through that date. As described further elsewhere herein, because the performance metrics for the performance-based award were not established until early 2018, under applicable accounting rules the grant date of that award (77,742 shares, with a market value of $1,296,737 on December 31, 2017) did not occur until 2018 and thus will first be reported in these tables in our 2019 proxy statement.

(6)	These shares of time-vested restricted stock vested on February 23, 2018, subject to the executive’s continued employment through that date.
(7)	These shares of time-vested restricted stock vested or will vest in two equal installments on February 23 of 2018 and 2019, subject to the executive’s continued employment through the applicable vesting date.
(8)	These shares of time-vested restricted stock vested or will vest in three equal installments on February 21 of 2018, 2019, and 2020, subject to the executive’s continued employment through the applicable vesting date.
(9)	Represents shares of restricted stock granted under an integration award program to certain legacy named executives. These awards will vest on December 15, 2018, subject to the executive’s continued employment through that date, with the actual payout ranging between 80-120% of the number of shares granted based on the Committee’s subjective evaluation of the executive’s individual performance between the Closing and the vesting date.
(10)	Represents shares of restricted stock granted under a retention award program to certain legacy named executives. These awards will vest one-third per year on June 1 of 2018, 2019, and 2020, subject to the executive’s continued employment through the applicable vesting date.
(11)	As described in greater detail elsewhere herein, Mr. Storey received two special equity grants at Closing, one of which was time-vested and the other performance-based. The table above reflects only the time-vested portion of Mr. Storey’s signing equity grant, which will vest on February 1, 2019 subject to his continued employment through that date. As described further elsewhere herein, because the performance metrics for the performance-based award were not established until early 2018, under applicable accounting rules the grant date of that award (325,554 shares, with a market value of $5,430,241 on December 31, 2017) did not occur until 2018 and thus will first be reported in these tables in our 2019 proxy statement.
(12)	In early 2018, we determined that, with respect to the 2015 grants, for which the three-year performance period ended on December 31, 2017, (i) none of the TSR performance-based restricted stock would vest and all such shares would be forfeited and (ii) 76.2% of the absolute revenue performance-based restricted would vest and the remaining shares would be forfeited.
(13)	Upon Mr. Ewing’s retirement, he was permitted to retain his outstanding performance-based awards, which remain subject to their original performance conditions. For more information on Mr. Ewing’s termination-related compensation, see “Compensation Discussion and Analysis — Our Compensation Program Objectives and Components of Pay — Compensation Paid to Our Former Executive” and “Potential Termination Payments — Amounts Paid to Former Executive.”

Vesting of Equity Awards During 2017. The following table provides details regarding the shares of restricted stock or restricted stock units held by our named executives that vested during 2017. Although there were some stock options outstanding during part of 2017, all such options held by our named executives expired, unexercised, on February 21, 2017.

Stock Vested During 2017

Name	Number of Shares Acquired on Vesting(1)	Value Realized on Vesting(2)
Current Executives:
Glen F. Post, III	215,325	$5,259,350
Sunit S. Patel(3)	387,437	6,915,750
Aamir Hussain	36,572	725,217
Stacey W. Goff	34,736	848,023
Jeffrey K. Storey(4)	875,432	15,626,461
Former Executive:
R. Stewart Ewing, Jr.	89,165	1,733,094

(1)	For each of our legacy named executives, this represents the vesting of (i) time-vested restricted shares granted in 2014, 2015 and 2016, and (ii) certain performance-based restricted shares granted in 2015, the vesting conditions of which are described in “Compensation Discussion and Analysis — Our Compensation Philosophy and Linkage to Pay for Performance — Overview of Pay Elements and Linkage to Compensation Philosophy and Objectives — Actual Payouts of Performance-Based Restricted Stock.” For information regarding the awards vesting for each of Messrs. Patel and Storey, see notes 3 and 4, respectively.
(2)	Based on the closing trading price of the Common Shares on the applicable vesting date.
(3)	As provided in Mr. Patel’s offer letter, we accelerated the vesting of his outstanding restricted stock units (previously granted by Level 3 and converted to CenturyLink RSUs in the Level 3 Combination) immediately following the Closing, except for the RSUs that Level 3 had granted to him in 2017, which will vest as originally scheduled (as described further in note 4 of the Outstanding Equity Awards table). In addition, all RSUs that had been granted to him before 2017 were cancelled and converted to a deferred cash award based on the per-share closing price of our common stock on the date of Closing, which will be paid to Mr. Patel in cash on the same schedule that the now-cancelled awards would have otherwise settled and paid out in shares. Therefore, the value reported as “Value Realized on Vesting” for Mr. Patel in this table was not actually realized by him during 2017 but instead has been deferred for payment in future years. See below under “Deferred Compensation” for details regarding the payout schedule of this deferred cash award.
(4)	As provided in Mr. Storey’s offer letter, we accelerated the vesting of his outstanding restricted stock units (previously granted by Level 3 and converted to CenturyLink RSUs in the Level 3 Combination) immediately following the Closing, except for 50% of the RSUs that Level 3 had granted to him in 2017, which will vest as originally scheduled (as described further in note 4 of the Outstanding Equity Awards table). Although the vesting of these 875,432 RSUs was accelerated, each will settle and pay out in shares in accordance with its original payment schedule. Therefore, the number of shares reported as “Number of Shares Acquired on Vesting” for Mr. Storey in this table was not issued to him during 2017 but instead will be issued to him in future years. See below under “Deferred Compensation” for details regarding the payout schedule of these awards.

Pension Benefits

Amount of Benefits. The following table and discussion summarize pension benefits payable to the named officers under (i) the CenturyLink Component of the CenturyLink Combined Pension Plan, qualified under Internal Revenue Code Section 401(a), which permits eligible participants (including officers) who have completed at least five years of service to receive a pension benefit upon attaining early or normal retirement age, and (ii) our nonqualified supplemental defined benefit plan, which is designed to pay supplemental retirement benefits to certain officers in amounts equal to the benefits such officers would otherwise forego due to federal limitations on compensation and benefits under qualified plans. We refer to these particular defined benefit plans below as our “Qualified Plan” and our “Supplemental Plan,” respectively, and as our “Pension Plans,” collectively.

Name(1)	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit(2)	Payments During Last Fiscal Year
Current Executives:
Glen F. Post, III(3)	Qualified Plan	19	$2,304,197	$—
	Supplemental Plan	19	2,945,407	—
Stacey W. Goff	Qualified Plan	19	668,591	—
	Supplemental Plan	19	523,687	—
Former Executive:
R. Stewart Ewing, Jr.(4)	Qualified Plan	19	1,711,675	—
	Supplemental Plan	19	1,209,531	9,619	(5)

(1)	Each of Messrs. Patel, Hussain and Storey are ineligible to participate in these plans since they joined us after both of our Pension Plans were closed to new participants.
(2)	These figures represent accumulated benefits as of December 31, 2017 based on several assumptions, including the assumption that the executive remains employed by us and begins receiving retirement benefits at the normal retirement age of 65, with such accumulated benefits being discounted from the normal retirement age to December 31, 2017 using discount rates ranging between 3.57% and 3.70%. No adjustments have been made to reflect reductions required under any qualified domestic relations orders. See Note 9 titled “Employee Benefits” of the notes to our audited financial statements included in Appendix B for additional information.
(3)	As described elsewhere herein in greater detail, Mr. Post plans to retire at the meeting. Mr. Post will be eligible to commence receiving pension benefits in June 2018.
(4)	In accordance with our previously-announced CFO succession plan, Mr. Ewing agreed to step down from all executive positions effective upon the Closing and fully retired from all positions with the Company on November 17, 2017. For a more complete description of payments made to Mr. Ewing in connection with his retirement, see “ — Potential Termination Payments — Amounts Paid to Former Executive.”
(5)	As part of a qualified domestic relations order, Mr. Ewing’s former wife is receiving payments under the Supplemental Plan, which commenced on August 1, 2015, in the amount of approximately $800 per month. The amount shown in the table represents payments made to her during 2017 ($9,619). The present value of the annuity of Mr. Ewing’s former wife is included in the Present Value of Accumulated Benefit column.

Pension Plans. With limited exceptions specified in the Pension Plans, we “froze” our Qualified Plan and Supplemental Plan as of December 31, 2010, which means that no additional monthly pension benefits have accrued under such plans since that date (although service after that date continues to count towards vesting and benefit eligibility and a limited transitional benefit for eligible participants continued to accrue through 2015).

Prior to this freezing of benefit accruals, the aggregate amount of these named officers’ total monthly pension benefit under the Qualified Plan and Supplemental Plan was equal to the participant’s years of service since 1999 (up to a maximum of 30 years) multiplied by the sum of (i) 0.5% of his final average pay plus (ii) 0.5% of his final average pay in excess of his Social Security covered compensation, where “final average pay” was defined as the participant’s average monthly compensation during the 60 consecutive month period within his last ten years of employment in which he received his highest compensation. Effective December 31, 2010, the Qualified Plan and Supplemental Plan were amended to cease all future benefit accruals under the above formula (except where a collective bargaining agreement provides otherwise). In lieu of additional accruals under the above-described formula, each affected participant’s accrued benefit as of December 31, 2010 were increased 4% per year, compounded annually through the earlier of December 31, 2015 or the termination of the participant’s employment.

Under both Pension Plans, “average monthly compensation” is determined based on the participant’s salary plus annual cash incentive bonus. Although the retirement benefits described above are provided through separate plans, we have in the past transferred benefits from the Supplemental Plan to the Qualified Plan, and reserve the right to make further similar transfers to the extent allowed under applicable law. The value of benefits transferred to the Qualified Plan, which directly offset the value of benefits in the Supplemental Plan, will be payable to the recipients in the form of enhanced annuities or supplemental benefits and are reflected in the table above under the “Present Value of Accumulated Benefits” column.

The normal form of benefit payment under both of our Pension Plans is (i) in the case of unmarried participants, a monthly annuity payable for the life of the participant, and (ii) in the case of married participants, an actuarially equivalent monthly annuity payable for the lifetime of the participant and a survivor annuity payable for the lifetime of the spouse upon the participant’s death. Participants may elect optional forms of annuity benefits under each Pension Plan and, in the case of the Qualified Plan, an annuity that guarantees ten years of benefits, all of which are actuarially equivalent in value to the normal form of benefit. The enhanced annuities described in the prior paragraph may be paid in the form of a lump sum, at the participant’s election.

The normal retirement age is 65 under both of the Pension Plans. Participants may receive benefits under both of these plans upon “early retirement,” which is defined as attaining age 55 with five years of service. Under both of these plans, the benefit payable upon early termination is calculated under formulas that pay between 60% to 100% of the base plan benefit and 48% to 92% of the excess plan benefit, in each case with the lowest percentage applying to early retirement at age 55 and proportionately higher percentages applying to early retirement after age 55. For additional information on early retirement benefits, please see the applicable early retirement provisions of the Pension Plans, copies of which are filed with the SEC.

Deferred Compensation

The following table and discussion provides information on (i) our Supplemental Dollars & Sense Plan, under which certain of our legacy named officers have deferred a portion of their salary in excess of the amounts that may be deferred under federal law governing qualified 401(k) plans, and (ii) the deferred compensation arrangements we have with each of our newly named executives as a result of accelerating the vesting of certain equity awards in connection with the Level 3 Combination, which are described in more detail above under “- Vesting of Equity Awards During 2017” and in the text following the table below.

Non-Qualified Deferred Compensation

Name(1)	Aggregate Balance at December 31, 2016	Executive Contributions in 2017(2)	CenturyLink Contributions in 2017(3)	Aggregate Earnings in 2017(4)	Aggregate Withdrawals/ Distributions	Aggregate Balance at December 31, 2017
Current Executives:
Glen F. Post, III	$4,314,074	$256,207	$96,740	$572,097	—	$5,239,118
Sunit S. Patel	—	6,915,750	—	—	—	6,915,750
Stacey W. Goff	1,680,014	84,534	24,702	337,148	—	2,126,398
Jeffrey K. Storey	—	15,626,461	—	(1,024,255)	—	14,602,206
Former Executive:
R. Stewart Ewing, Jr.	1,612,427	141,848	29,222	255,751	—	2,039,248

(1)	For 2017, Messrs. Patel, Storey, and Hussain were either ineligible to participate or chose not to participate in our Supplemental Dollars & Sense Plan.
(2)	For each legacy named officer, the amounts in this column reflect contributions under the Supplemental Dollars & Sense Plan by the officer of salary paid in 2017 and reported as 2017 salary compensation in the Summary Compensation Table. For Mr. Patel, this figure represents the value of the deferred cash award he received upon the acceleration and cash out of certain Level 3 RSUs that were converted to CenturyLink RSUs as result of the Level 3 Combination (the “Deferred Cash Award”). For Mr. Storey, this figure represents the value of RSUs, as of the Closing, that were converted to CenturyLink RSUs and accelerated immediately following the Level 3 Combination but which will continue to pay out in Common Shares according to their original payout schedule (the “Deferred RSUs”).
(3)	For participants in the Supplemental Dollars & Sense Plan, this column includes our partial match of the officer’s contribution under the terms of that plan, all of which were included as 2017 compensation in the column of the Summary Compensation Table labeled “All Other Compensation.”
(4)	For participants in the Supplemental Dollars & Sense Plan, this column represents aggregate earnings in 2017 including interest, dividends and distributions earned with respect to deferred compensation invested by the officers in the manner described in the text below. For Mr. Storey, this figure represents the change in value of his Deferred RSUs between the Closing and the end of 2017.

Supplemental Dollars & Sense Plan. Under this plan, certain of our senior officers may defer up to 50% of their salary in excess of the federal limit on annual contributions to a qualified 401(k) plan. For every dollar that an eligible participant contributes to this plan up to 6% of his or her excess salary, we add an amount equal to the total matching percentage then in effect for matching contributions made by us under our qualified 401(k) plan (which for 2017 equaled the sum of all of the initial 1% contributed and half of the next 5% contributed). All amounts contributed under this supplemental plan by the participants or us are allocated among deemed investments which follow the performance of the same broad array of funds offered under our qualified 401(k) plan. This is reflected in the market value of each participant’s account. Participants may change their deemed investments in these funds at any time. We reserve the right to transfer benefits from the Supplemental Dollars & Sense Plan to our qualified 401(k) or retirement plans to the extent allowed under Treasury regulations and other guidance. The value of benefits transferred to our qualified plans directly offsets the value of benefits in the Supplemental Dollars & Sense Plan. Participants in the Supplemental Dollars & Sense Plan normally receive payment of their account balances in a lump sum once they cease working full-time for us, subject to any deferrals mandated by federal law.

Deferred Cash Award for Mr. Patel. As provided in Mr. Patel’s offer letter, we accelerated the vesting of his outstanding restricted stock units (previously granted by Level 3 and converted to CenturyLink RSUs in the Level 3 Combination) immediately following the Closing, except for the RSUs that Level 3 had granted to him in 2017, which will vest as originally scheduled (as described further in note 4 of the Outstanding Equity Awards table). In addition, all RSUs that had been granted to him before 2017 were cancelled and converted to a deferred cash award based on the per-share closing price of our common stock on the date of Closing ($6,915,750), which will be paid to Mr. Patel in cash on the same schedule that the now-cancelled awards would have otherwise settled and paid out in shares. In accordance with that schedule, Mr. Patel received or will receive the following approximate amounts on the following dates: $2,894,949 on February 1, 2018; $936,625 on April 1, 2018; $1,171,031 on July 1, 2018; $936,661 on February 1, 2019; $664,323 on July 1, 2019; and $312,161 on July 1, 2020.

Deferred RSUs for Mr. Storey. As provided in Mr. Storey’s offer letter, we accelerated the vesting of his outstanding restricted stock units (previously granted by Level 3 and converted to CenturyLink RSUs in the Level 3 Combination) immediately following the Closing, except for 50% of the RSUs that Level 3 had granted to him in 2017, which will vest as originally scheduled (as described further in note 4 of the Outstanding Equity Awards table). Although the vesting of these 875,432 RSUs was accelerated, each will settle and pay out in shares in accordance with its original payment schedule. In accordance with that schedule, the following vested and deferred RSUs held by Mr. Storey settled or will settle in Common Shares on the following dates: 215,450 RSUs on February 1, 2018; 54,462 RSUs on March 1, 2018; 117,229 RSUs on April 1, 2018; 139,919 RSUs on July 1, 2018; 117,229 RSUs on February 1, 2019; 54,462 RSUs on March 1, 2019; 83,146 RSUs on July 1, 2019; 54,460 RSUs on March 1, 2020; and 39,075 RSUs on July 1, 2020.

Potential Termination Payments

The materials below discuss payments and benefits that our officers are eligible to receive if they (i) resign or retire, (ii) are terminated by us, with or without cause, (iii) die or become disabled or (iv) become entitled to termination benefits following a change of control of CenturyLink. The amounts actually paid to Mr. Ewing in connection with the termination of his employment with us in late 2017 are detailed below under “- Amounts Paid to Former Executive.”

Notwithstanding the information appearing below, you should be aware that our officers have agreed to forfeit their equity compensation awards (and profits derived therefrom) if they compete with us or engage in other activity harmful to our interests while employed with us or within 18 months after termination. Certain other compensation might also be recoverable by us under certain circumstances after termination of employment. See “Compensation Discussion and Analysis — Our Policies, Processes and Guidelines Related to Executive Compensation — Forfeiture of Prior Compensation” for more information.

Payments Made Upon All Terminations. Regardless of the manner in which our employees’ employment terminates prior to a change of control, they are entitled to receive amounts earned during their term of employment (subject to the potential forfeitures discussed above). With respect to each such terminated employee, such amounts include his or her:

•	salary and earned but unused vacation pay through the date of termination, payable immediately following termination in cash

•	annual incentive bonus, but only if such employee served for the entire bonus period or through the date such bonus is payable (unless this service requirement is waived or more favorable treatment is applicable in the case of retirement, death or disability)

•	restricted stock that has vested

•	benefits accrued and vested under our qualified and supplemental defined benefit pension plans, with payouts generally occurring at early or normal retirement age

•	vested account balance held in our qualified and supplemental defined contribution plans, which the employee is generally free to receive at the time of termination

•	rights to continued health care benefits to the extent required by law.

Payments Made Upon Voluntary or Involuntary Terminations. In addition to benefits described under the heading immediately above, employees involuntarily terminated by us without cause prior to a change of control are also entitled, subject to certain conditions, to:

•	exercise all vested options within 190 days of the termination date

•	accelerated vesting of all, or a portion of, unvested time-vested restricted stock if approved by our Compensation Committee

•	a cash severance payment in the amount described under “Compensation Discussion and Analysis — Our Compensation Program Objectives and Components of Pay — Other Benefits — Severance Benefits” plus the receipt of any short-term incentive bonus payable under their applicable bonus plan and outplacement assistance benefits.

None of the benefits listed immediately above are payable if the employee resigns or is terminated for cause, except that resigning employees are entitled to exercise their vested options within 190 days and employees terminated for cause could request the Compensation Committee to accelerate their unvested time-vested restricted stock (which is unlikely to be granted).

Payments Made Upon Retirement. Employees who retire in conformity with our retirement plans and policies are entitled, subject to certain conditions, to:

•	exercise all of their options, all of which accelerate upon retirement, within three years of their retirement date;

•	payment of their annual incentive bonus or a pro rata portion thereof, depending on their retirement date;

•	post-retirement life, health and welfare benefits; and

•	all of the benefits described under the heading “ — Payments Made Upon All Terminations.”

In addition, the Committee has discretion to accelerate the vesting of all, or a portion of, unvested time-vested restricted stock and/or to permit an employee who retires from the Company to retain all or a portion of his or her unvested performance-based restricted stock for the remainder of the applicable performance period.

Payments Made Upon Death or Disability. Upon death or disability, officers (or their estates) are generally entitled to (without duplication of benefits):

•	payments under our disability or life insurance plans, as applicable;

•	exercise all of their options, all of which accelerate upon death or disability, within two years;

•	keep all of their time-vested restricted stock, whether vested or unvested;

•	payment of their annual incentive bonus or a pro rata portion thereof, depending on their date of death or disability;

•	continued rights to receive (i) life, health and welfare benefits at early or normal retirement age, in the event of disabilities of employees with ten years of prior service, or (ii) health and welfare benefits payable to surviving eligible dependents, in the event of death of employees meeting certain age and service requirements; and

•	all of the benefits described under the heading “ — Payments Made Upon All Terminations,” except that (i) upon death benefits under our retirement plans are generally available only to surviving spouses and (ii) benefits payable to mentally disabled employees under our nonqualified defined benefit retirement plans may be paid prior to retirement age.

Payments Made Upon a Change of Control. We have entered into agreements that entitle each of our executive officers who are terminated without cause or resign under certain specified circumstances within certain specified periods following any change in control of CenturyLink to (i) receive a lump sum cash severance payment equal to a multiple of such officer’s annual cash compensation (defined as salary plus the average annual incentive bonus over the past three years), (ii) receive such officer’s currently pending bonus or pro rata portion thereof, depending on the date of termination, and (iii) continue to receive, subject to certain exceptions, certain welfare benefits for certain specified periods. See “Compensation Discussion and Analysis — Our Compensation Program Objectives and Components of Pay — Other Benefits — Change of Control Arrangements” for a description of the benefits under our change of control agreements.

Under CenturyLink’s above-referenced agreements, a “change in control” of CenturyLink would be deemed to occur upon (i) any person (as defined in the Securities Exchange Act of 1934) becoming the beneficial owner of 30% or more of the outstanding Common Shares, (ii) a majority of our directors being replaced, (iii) consummation of certain mergers, substantial asset sales or similar business combinations, or (iv) approval by the shareholders of a liquidation or dissolution of CenturyLink.

The above-referenced agreements provide the benefits described above if we terminate the officer’s employment without cause or the officer resigns with “good reason,” which we describe further under the heading “Compensation Discussion and Analysis — Our Compensation Program Objectives and Components of Pay — Other Benefits — Change of Control Arrangements.” We have filed copies or forms of these agreements with the SEC.

Participants in our supplemental defined benefit plan whose service is terminated within two years of the change in control of CenturyLink will receive a cash payment equal to the present value of their plan benefits (after providing age and service credits of up to three years if the participant is terminated by us without cause or resigns with “good reason”), determined in accordance with actuarial assumptions specified in the plan. Certain account balances under our qualified retirement plans will also fully vest upon a change of control of CenturyLink.

Under the terms of our equity incentive plans, incentives granted under those plans will not vest, accelerate, become exercisable or be deemed fully paid unless otherwise provided in a separate agreement, plan or instrument. None of our equity award agreements since 2011 have provided for any such accelerated recognition of benefits solely upon a change of control. Instead, our current award agreements provide that any holder of incentives who is terminated by us or our successor without cause or resigns with good reason following a change of control will be entitled to receive full vesting of his or her time-vested restricted shares and continued rights under his or her performance-based restricted shares (on the same terms as if he or she had not been terminated).

We believe the above-described change of control benefits enhance shareholder value because:

•	prior to a takeover, these protections help us to recruit and retain talented officers and to help maintain the productivity of our workforce by alleviating concerns over economic security, and

•	during or after a takeover, these protections (i) help our personnel, when evaluating a possible business combination, to focus on the best interests of CenturyLink and its shareholders, and (ii) reduce the risk that personnel will accept job offers from competitors during takeover discussions.

Estimated Potential Termination Payments. The table below provides estimates of the value of payments and benefits that would become payable if our current named executives were terminated in the manner described below, in each case based on various assumptions, the most significant of which are described in the table’s notes.

Potential Termination Payments

		Type of Termination of Employment(1)
Name	Type of Termination Payment(2)	Involuntary Termination Without Cause(3)	Retirement(4)	Disability	Death	Termination Upon a Change of Control(5)
Glen F. Post, III	Annual Bonus	$1,596,875	$1,596,875	$1,596,875	$1,596,875	$1,596,875
	Equity Awards(6)	—	11,260,851	14,083,141	14,083,141	14,083,141
	Pension and Welfare(7)	81,300	—	—	—	118,200
	Cash Severance(8)	6,875,000	—	—	—	10,312,500

		$8,553,175	$12,857,726	$15,680,016	$15,680,016	$26,110,716
Sunit S. Patel	Annual Bonus	$147,475	$147,475	$147,475	$147,475	$147,475
	Equity Awards(6)	2,439,650	2,439,650	3,563,499	3,563,499	3,563,499
	Pension and Welfare(7)	41,192	—	—	—	41,192
	Cash Severance(8)	3,300,028	—	—	—	3,300,028

		$5,928,345	$2,587,125	$3,710,974	$3,710,974	$7,052,194
Aamir Hussain	Annual Bonus	$416,651	$—	$416,651	$416,651	$416,651
	Equity Awards(6)	—	—	6,011,672	6,011,672	6,011,672
	Pension and Welfare(7)	35,300	—	—	—	63,100
	Cash Severance(8)	1,000,022	—	—	—	2,000,044

		$1,451,973	$—	$6,428,323	$6,428,323	$8,491,467
Stacey W. Goff	Annual Bonus	$449,502	$—	$449,502	$449,502	$449,502
	Equity Awards(6)	—	—	5,258,820	5,258,820	5,258,820
	Pension and Welfare(7)	33,100	—	—	—	58,700
	Cash Severance(8)	1,135,583	—	—	—	2,271,166

		$1,618,185	$—	$5,708,322	$5,708,322	$8,038,188
Jeffrey K. Storey	Annual Bonus	$432,517	$432,517	$432,517	$432,517	$432,517
	Equity Awards(6)	6,345,372	6,345,372	6,345,372	6,345,372	6,345,372
	Pension and Welfare(7)	41,192	—	—	—	41,192
	Cash Severance(8)	8,250,070	—	—	—	8,250,070

		$15,069,152	$6,777,889	$6,777,889	$6,777,889	$15,069,152

(1)

All data in the table reflects our estimates of the value of payments and benefits assuming the named officer was terminated on December 31, 2017. The closing price of the Common Shares on such date was $16.68.

The table reflects only estimates of amounts earned or payable through or at such date based on various assumptions. Actual amounts can be determined only at the time of termination. If a named officer voluntarily resigns or is terminated with cause, he will not be entitled to any special or accelerated benefits, but will be entitled to receive various payments or benefits that vested before the termination date. The table reflects potential payments based upon a physical disability; additional benefits may be payable in the event of a mental disability.
(2)	As further described above, upon termination of employment, the named officers may become entitled to receive certain special, accelerated or enhanced benefits, including, subject to certain exceptions, the right to receive payment of their annual cash incentive bonus, an acceleration under certain circumstances of the vesting of their outstanding equity awards, current or enhanced pension and welfare benefits, or cash severance payments. The table excludes (i) payments or benefits made under broad-based plans or arrangements generally available to all salaried full-time employees and (ii) benefits, awards or amounts that the officer was entitled to receive prior to termination of employment.
(3)	The amounts listed in this column reflect payments to which the named officer would be entitled to under our executive severance plan if involuntarily terminated by us without cause prior to a change of control. The amounts listed in this column would not be payable if the officer voluntarily resigns or is terminated for cause.
(4)	Shortly after his retirement effective at the meeting, Mr. Post will be eligible to receive normal retirement benefits under CenturyLink’s defined benefit pension plans described above under the heading “— Pension Benefits.” The amounts reflected under the “Retirement” column do not reflect the amount of lifetime annuity payments payable upon retirement. Assuming early or full retirement as of December 31, 2017, Mr. Post would have been entitled to monthly annuity payments of approximately $31,728 over his lifetime. For further information, see (i) the notes below and (ii) “— Pension Benefits — Other” above.
(5)	The information in this column assumes each named officer became entitled at December 31, 2017 to the benefits under CenturyLink’s agreements in existence on such date described above under “— Payments Made Upon a Change of Control” upon an involuntary termination without cause or resignation with good reason. All amounts are based on several assumptions.
(6)	The information in this row (i) reflects the benefit to the named officer arising out of the accelerated vesting of some or all of his restricted stock caused by the termination of employment based upon the intrinsic method of valuation, (ii) assumes that the Compensation Committee would not approve the acceleration of the restricted stock of any legacy named officer in the event of an involuntary termination, and (iii) assumes that the Compensation Committee would approve, in the event of the retirement of Mr. Post, the acceleration of all of his restricted stock outstanding for at least one year and half of his other outstanding restricted stock. Assuming the Compensation Committee approved the acceleration of all of the named officers’ restricted stock in connection with an involuntary termination of employment at December 31, 2017, the amounts reflected in the table under the column “Involuntary Termination Without Cause” would have been higher by the following amounts: $14,083,141 for Mr. Post, $0 for Mr. Patel, $6,011,672 for Mr. Hussain, $5,258,820 for Mr. Goff and $0 for Mr. Storey.
(7)	The information in this row reflects only the incremental benefits that accrue upon an event of termination, and excludes benefits that were vested on December 31, 2017. For information on the present value of the named officers’ accumulated benefits under our defined benefit pension plans, see “— Pension Benefits,” and for information on the aggregate balances of the named officers’ non-qualified deferred compensation, see “— Deferred Compensation.” As indicated above, the named officer would also be entitled to receive a distribution of his or her 401(k) benefits and various other broad-based benefits.
(8)	The information in this row excludes, in the case of disability or death, payments made by insurance companies.

Amounts Paid to Former Executive. In accordance with the CFO succession plan discussed further elsewhere herein, R. Stewart Ewing, Jr., who had served as our CFO prior to the Level 3 Combination, agreed to step down from all executive positions effective with the Closing and then fully retired from all positions with the Company effective November 17, 2017. Under the terms of our short-term incentive bonus program, Mr. Ewing earned a prorated annual incentive bonus of $470,517 for 2017 based on actual performance, as reported in the Summary Compensation Table above under the heading “Non-Equity Incentive Plan Compensation.”

In addition to other amounts paid or payable to him upon his retirement under certain broad-based plans, our Pension Plans (see “— Pension Benefits” above) and our Supplemental Dollars & Sense Plan (see “— Deferred Compensation” above), the Compensation Committee determined that, because Mr. Ewing was willing and able to continue serving as our CFO after the Closing if not for the CFO succession plan, he qualified for payments under our executive severance plan. Under that plan, Mr. Ewing received (i) a cash severance payment equal to 104 weeks of severance benefits ($2,798,316), half of which was contractually due to him and half of which was awarded at the direction of the Committee and (ii) the continuation of health and welfare benefits for one year (valued at $15,800), both of which are reported above in the Summary Compensation Table under the heading “All Other Benefits.”

In addition to these payments, the Committee exercised its discretion to (i) accelerate vesting of all 46,157 of Mr. Ewing’s time-vested restricted shares (valued at $683,124, based on the per share closing price of our Common Shares on his date of retirement, and included above in the “Stock Vested During 2017” table) and (ii) permit him to continue to hold all 97,304 of his performance-based restricted stock, subject to their original performance conditions as disclosed above in the “Outstanding Equity Awards” table. The Committee also approved a special discretionary cash bonus of $1,000,000, which is reported in the “Bonus” column of the Summary Compensation Table.

For information on factors considered by the Committee in connection with authorizing Mr. Ewing’s retirement compensation, see “Compensation Discussion and Analysis — Our Compensation Program Objectives and Components of Pay — Compensation Paid to our Retired Executive.”

Pay Ratio Disclosure

As mandated by federal law and related SEC rules, we are required to disclose a ratio of the pay of our CEO to that of our median employee. For 2017, the total compensation of our CEO, Mr. Post, as reported in the Summary Compensation Table was $14,715,560, while the annual total compensation for our median employee was $69,252. As a result, the ratio of CEO pay to median employee pay was approximately 212 to 1.

Because the SEC rules provide companies with some flexibility in choosing how to calculate this ratio, the following Q&As describe how we calculated our 2017 pay ratio:

•	How did we identify the median employee? We reviewed the annual total target compensation (the sum of base salary, target short-term incentive and target long-term incentive awards) as of December 31, 2017 for approximately 39,000 active employees employed on that date, excluding our CEO and, as described below, former Level 3 employees.

•	Did we exclude any employees from the calculation? Yes. As permitted by SEC rules, in determining the median employee, we excluded approximately 12,000 employees who joined us on November 1, 2017 as a result of the Level 3 Combination.

•	How did we calculate total compensation of the median employee for the purpose of calculating the ratio? We calculated the median employee’s pay using the same pay elements and calculation methodology as used in determining the CEO’s pay for purposes of disclosure in the Summary Compensation Table.

•	Do other public companies calculate their CEO pay ratio data the same way we do? Not necessarily. The SEC rules permit companies to choose between different methodologies for calculating the ratio. As a result, our ratio should not be used as a basis for comparison with other companies.

DIRECTOR COMPENSATION

Overview

The Board believes that each director who is not employed by us (whom we refer to as outside directors or non-management directors) should be compensated through a mix of cash and equity-based compensation, which most recently has been granted in the form of restricted stock. The Compensation Committee, consisting entirely of independent directors, has primary responsibility for periodically reviewing and considering any revisions to director compensation. The Committee’s compensation consultant typically assists the Committee in connection with its review of director compensation, including conducting benchmarking to help assess the appropriateness and competitiveness of our director compensation programs. The Board reviews the Compensation Committee’s recommendations and determines the amount of director compensation.

The table and the discussion below summarize how we compensated our outside directors in 2017.

2017 Compensation of Outside Directors

Name	Fees Earned or Paid in Cash	Stock Awards(1),(2)	All Other Compensation(3)	Total
Continuing Directors:
Martha H. Bejar	$167,000	$146,815	$—	$313,815
Virginia Boulet	150,000	146,815	—	296,815
Peter C. Brown	140,375	146,815	—	287,190
Kevin P. Chilton(4)	29,250	75,399	—	104,649
Steven T. Clontz(4)	20,250	75,399	—	95,649
T. Michael Glenn(4)	22,250	75,399	—	97,649
W. Bruce Hanks	250,000	146,815	3,338	400,153
Mary L. Landrieu	119,000	146,815	—	265,815
Harvey P. Perry	332,000	146,815	5,526	484,341
Michael J. Roberts	161,000	146,815	—	307,815
Laurie A. Siegel	145,750	146,815	—	292,565
Former Directors:(5)
Gregory J. McCray	31,375	—	—	31,375
William A. Owens	64,500	—	—	64,500

(1)	For purposes of determining the number of restricted shares to grant on May 25, 2017 to each outside director then in office, the Compensation Committee valued each of these stock awards to equal $145,000, based upon the volume-weighted average closing price of our Common Shares over a 15-day trading period ending prior to the grant date. For purposes of determining the prorated number of restricted shares to grant on November 1, 2017 to each new outside director added to the Board on such date, the Compensation Committee valued each of these stock awards to equal $81,500, based upon the volume-weighted average closing price of our Common Shares over a 15-day trading period ending prior to the grant date. For purposes of reporting the fair value of these awards in the table above, however, we valued each grant based upon the closing stock price of our Common Shares on the grant date in accordance with FASB ASC Topic 718. These awards vest on May 25, 2018 (subject to accelerated vesting or forfeiture in certain limited circumstances). See “— Cash and Stock Payments.”
(2)	As of December 31, 2017, Messrs. Chilton, Clontz and Glenn held 4,224 unvested shares of restricted stock and each of our other outside directors then in office held 5,882 unvested shares of restricted stock, which constituted the only unvested equity-based awards held by our outside directors as of such date (excluding equity awards granted to Michael J. Roberts prior to his commencement of service on our board following the Qwest merger). For further information on our directors’ stock ownership, see “Ownership of Our Securities — Executive Officers and Directors,” and for information on certain deferred fee arrangements pertaining to Mr. Roberts, see “— Other Benefits.”

(3)	Includes reimbursements for the cost of annual physical examinations and related travel of $3,338 for Mr. Hanks and $5,526 for Mr. Perry. Except as otherwise noted in the prior sentence, the table above does not reflect (i) reimbursements for travel expenses or (ii) any benefits associated with the directors or their family members participating in recreational activities scheduled during board retreats (as described further under the heading “Compensation Discussion and Analysis — Our Compensation Program Objectives and Components of Pay — Other Benefits — Perquisites”).
(4)	Messrs. Chilton, Clontz and Glenn became outside directors of the Company on November 1, 2017. The amounts in the table above reflect only compensation paid to them over the past two months of 2017, including the prorated stock grant summarized above in Note 1.
(5)	Gregory J. McCray resigned from the Board effective February 23, 2017. William A. Owens retired from the Board effective May 24, 2017.

Cash and Stock Payments

Each outside director is paid an annual fee of $65,000 plus $2,000 for attending each regular board meeting, special board meeting (including each day of the Board’s annual planning session), committee meeting and separate director education program.

During 2017, Harvey P. Perry, in his capacity as the non-executive Chairman of the Board, received supplemental board fees of $200,000 payable in cash. The Chairman’s duties are set forth in our corporate governance guidelines. See “Corporate Governance.”

During 2017, W. Bruce Hanks, in his capacity as non-executive Vice Chairman of the Board, received supplemental board fees of $100,000 cash. Under our Bylaws, the Vice Chairman is charged with the responsibility of assisting the Chairman and performing such other duties as may be assigned to him by the Board or the Bylaws.

We also pay annual supplemental board fees to the chairs of each of the following committees as follows: (i) the chair of the Audit Committee receives $25,000, (ii) the chair of the Compensation Committee receives $18,750, (iii) the chair of the Nominating Committee receives $15,000 and (iv) the chair of the Risk Evaluation Committee receives $12,500.

In mid-2017, Mr. Perry, Mr. Hanks, Martha H. Bejar and Michael J. Roberts were appointed to a special committee to investigate allegations of improper sales and billing practices and related matters, and were compensated at the rate of $2,000 for attending each in-person meeting of the special committee and $1,000 for attending each telephonic meeting. Shortly thereafter, Ms. Bejar and Mr. Roberts and, following the Level 3 Combination, Mr. Kevin P. Chilton were appointed to a special litigation committee to address allegations of impropriety contained in various shareholder derivative demands, and were compensated at the same rates for attending in-person or telephonic meetings of the special litigation committee.

During 2017, the Compensation Committee authorized each outside director to receive an annual or prorated allotment of shares of time-vested restricted stock in the amounts and on the terms and conditions specified in Note 1 of the table appearing above under “ — Overview”). The Compensation Committee currently expects to grant a comparable annual award in May 2018 to each outside director serving on the day after our 2018 annual meeting.

Other Benefits

Each outside director is entitled to be reimbursed (i) for expenses incurred in attending board and committee meetings, (ii) for expenses incurred in attending director education programs and (iii) up to $5,000 per year for the cost of an annual physical examination, plus related travel expenses.

In connection with our 2011 merger with Qwest, we assumed the Qwest Deferred Compensation Plan for Non-Employee Directors. Under this plan, Qwest outside directors could elect to defer all or a portion of their cash directors’ fees, which were then converted to a number of “phantom units” based the value of a share of Qwest stock, with credit for dividends paid to stockholders “reinvested” in additional phantom units. Certain plan balances were distributed to participants at the close of the merger, but plan balances attributable to amounts deferred on or after January 1, 2005 by Qwest directors who joined our Board following the merger were converted, based on the merger exchange ratio, to phantom units based on the value of one of our Common Shares. Other than the crediting and “reinvestment” of dividends for outstanding phantom units, CenturyLink does not make any contributions to, and no additional elective deferrals are permitted under, this plan. Subject to the terms of the plan, each participant’s account will be distributed as a lump sum in cash as soon as practicable following the end of his or her service as a director. As of December 31, 2017, Michael J. Roberts was the only remaining participant in this plan, with a balance of 6,194 phantom units with an aggregate value of approximately $103,316 as of such date.

We supply company-owned tablets to our outside directors for use in reviewing materials posted to a dedicated portal that permits management to communicate with the Board.

Directors may use our aircraft in connection with company-related business. However, we generally do not permit either our directors or their family members to use our aircraft for personal trips (except when such use can be accommodated at no incremental cost to us or on terms generally available to all of our employees in connection with a medical emergency).

Our bylaws require us to indemnify our directors and officers so that they will be free from undue concern about personal liability in connection with their service to CenturyLink. We have signed agreements with each of those individuals contractually obligating us to provide these indemnification rights. We also provide our directors with customary directors and officers liability insurance.

Director Stock Ownership Guidelines

For information on our stock ownership guidelines for outside directors, see “Corporate Governance —Governance Guidelines — Stock Ownership Guidelines.”

PERFORMANCE GRAPH

The graph below compares the cumulative total shareholder return on the Common Shares with the cumulative total return of the S&P 500 Index and the S&P 500 Telecommunication Service Sector Index for the period from December 31, 2012 to December 31, 2017, in each case assuming (i) the investment of $100 on January 1, 2013 at closing prices on December 31, 2012, and (ii) reinvestment of dividends.

	December 31,
	2012	2013	2014	2015	2016	2017
CenturyLink	$100.00	$86.94	$112.22	$80.88	$82.87	$70.25
S&P 500 Index	100.00	132.06	149.63	151.66	168.60	202.63
S&P 500 Telecommunication Service Sector Index(1)	100.00	111.47	114.62	118.06	141.71	140.20

(1)	As of December 31, 2017, the S&P 500 Telecommunication Service Sector Index consisted of AT&T Inc., CenturyLink and Verizon Communications Inc.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the last fiscal year, our Compensation Committee included (i) William A. Owens (through May 24, 2017) and T. Michael Glenn (beginning November 1, 2017) and (ii) Laurie A. Siegel, Virginia Boulet and Michael J. Roberts (for the entire year). No member of the Compensation Committee served as an officer or employee of the Company or any of our subsidiaries prior to or while serving on the Compensation Committee.

TRANSACTIONS WITH RELATED PARTIES

Recent Transactions

During 2017, we paid H. Parnell Perry, Jr., who serves as Manager —Technology Management, total gross compensation of approximately $131,954, consisting of approximately $115,287 in salary, $12,632 in annual incentive bonuses and $4,035 in matching contributions to his qualified 401(k) plan account. Mr. Perry is the son of Harvey P. Perry, our Chairman of the Board, and has been an employee of ours since 1987.

During 2017, we paid Matthew J. Post, who serves as Director Big Data Technology Implementation, total gross compensation of approximately $129,659, consisting of approximately $110,832 in salary, $15,109 in annual incentive bonuses and $3,718 in matching contributions to his qualified 401(k) plan account. Mr. Post is the son of Glen Post, our Chief Executive Officer, and has been an employee of ours since 2014.

We are one of the largest employers in Monroe, Louisiana and in several of our other markets, and, as such, employ personnel related by birth or marriage throughout our organization. Several of our executive officers or directors have family members employed by us, although, none of them (other than H. Parnell Perry, Jr. and Matthew J. Post) earned 2017 compensation in excess of the $120,000 threshold that would require detailed disclosures under the federal proxy rules.

Review Procedures

Early each year, our management distributes to the Audit Committee a written report listing our payments to vendors, including a list of transactions with our directors, officers or employees. This annual report permits the independent directors to assess and discuss our related party transactions. Although we have no formal written pre-approval procedure governing related party transactions, our CEO typically seeks approval of the Board before engaging in any new related party transaction involving significant sums or risks.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Securities Exchange Act of 1934 requires our executive officers and directors, among others, to file certain beneficial ownership reports with the SEC. To our knowledge, based solely on our review of copies of reports received by us and written representations by certain reporting persons, we believe that all such reports were timely filed during fiscal year 2017.

ADDITIONAL INFORMATION ABOUT THE MEETING

Quorum

Our bylaws provide that the presence at the meeting, in person or by proxy, of a majority of the outstanding Voting Shares constitutes a quorum to organize the meeting.

Vote Required to Elect Directors

Our bylaws provide that each of the 13 director nominees will be elected if the number of votes cast in favor of the director exceeds the number of votes withheld with respect to the director. You may vote “for” all director nominees or withhold your vote for any one or more of the director nominees. If any of the nine directors fails to receive a majority of the votes cast at the meeting, our bylaws will require such director to tender his or her resignation to the Board for its consideration.

Vote Required to Adopt Other Proposals at the Meeting

With respect to all matters to be submitted to a vote at the meeting, the matter will be approved if the votes cast in favor of such matter exceed the votes cast against such matter. Although Item 3 technically requires the affirmative vote of the holders of a majority of the votes cast to approve the Incentive Plan, the treatment of abstentions (discussed below) results in a voting standard that we believe is functionally the same as the standard for the other matters.

Effect of Abstentions

Shares as to which the proxy holders have been instructed to abstain from voting with respect to any particular matter will be treated under the Company’s bylaws as not being cast for purposes of such vote. Because all matters expected to be brought before the meeting for a vote must be approved by the holders of a majority of the votes cast, abstentions will not affect the outcome of any such vote. Shareholders abstaining from voting, however, will be counted as present for purposes of constituting a quorum to organize the meeting.

Effect of Non-Voting

If you properly execute and return a proxy or voting instruction card, your shares will be voted as you specify. If you are a shareholder of record and make no specifications on your validly submitted proxy card, your shares will be voted against the shareholder proposals and in favor of all other matters. If you are a beneficial owner of shares and do not give voting instructions to your broker, bank or nominee, they will be entitled to vote your shares only to the extent specified below.

Under the rules of the New York Stock Exchange, brokers who hold shares in street name for customers may vote in their discretion on matters considered to be “routine” when they have not received voting instructions from beneficial owners. Under these rules, brokers who do not receive such instructions will be entitled to vote in their discretion at the meeting with respect to the ratification of the appointment of the independent auditor, but will not be entitled to vote in their discretion with respect to any of the other matters submitted to a vote. If brokers who do not receive voting instructions do not, or cannot, exercise discretionary voting power (a “broker non-vote”) with respect to any matter to be considered at the meeting, shares that are not voted will be treated as present for purposes of constituting a quorum to organize the meeting but not cast with respect to considering such matter. Because all matters to be considered at the meeting must be approved by the holders of a majority of the votes cast, broker non-votes will not affect the outcome of any such vote.

Revocations

Shareholders of record may revoke their proxy or change their votes at any time before their proxy is voted at the meeting by giving a written revocation notice to our secretary, by timely delivering a proxy bearing a later date or by voting in person at the meeting. Beneficial shareholders may revoke or change their voting instructions by contacting the broker, bank or nominee that holds their shares.

Voting by Participants in Our Benefit Plans

If you beneficially own any of our Common Shares by virtue of participating in any retirement plan of CenturyLink, then you will receive a separate voting instruction card that will enable you to direct the voting of these shares. This voting instruction card entitles you, on a confidential basis, to instruct the trustees how to vote the shares allocated to your plan account. The plans require you to act as a “named fiduciary,” which requires you to exercise your voting rights prudently and in the interests of all plan participants. Plan participants who wish to vote should complete and return the voting instruction card in accordance with its instructions. If you elect not to vote the shares allocated to your accounts, your shares will be voted in the same proportion as voted shares regarding each of the items submitted to a vote at the meeting. Plan participants that wish to revoke their voting instructions must contact the trustee and follow its procedures.

If you beneficially own any of our Common Shares by virtue of previously participating in an employee stock purchase plan formerly maintained by us or a company that we have acquired, we have made arrangements for our proxy materials to be made available to you by the record owner of those shares. Consequently, you will be afforded the opportunity to vote those shares in the same manner as any other shares held in street name. See “General Information About the Annual Meeting.”

Cost of Proxy Solicitation

We will pay all expenses of soliciting proxies for the meeting. Proxies may be solicited personally, by mail, by telephone or by facsimile by our directors, officers and employees, who will not be additionally compensated therefor. We will also request persons holding Voting Shares in their names for others, such as brokers, banks and other nominees, to forward materials to their principals and request authority for the execution of proxies, and we will reimburse them for their expenses incurred in connection therewith. We have retained Innisfree M&A Incorporated, New York, New York, to assist in the solicitation of proxies, for which we will pay Innisfree fees anticipated to be $22,500 and will reimburse Innisfree for certain of its out-of-pocket expenses.

Other Matters Considered at the Meeting

Management has not timely received any notice that a shareholder desires to present any matter for action at the meeting in accordance with our bylaws (which are described below in “Other Matters –Deadlines for Submitting Shareholder Nominations and Proposals for the 2019 Annual Meeting – Other Proposals and Nominations”) other than the shareholder proposals described in this proxy statement, and is otherwise unaware of any matter to be considered by shareholders at the meeting other than those matters specified in the accompanying notice of the meeting. Our proxy and voting instruction cards, however, will confer discretionary voting authority with respect to any other matter that may properly come before the meeting. It is the intention of the persons named therein to vote in accordance with their best judgment on any such matter.

Conduct of the Meeting

The Chairman has broad responsibility and legal authority to conduct the meeting in an orderly and timely manner. This authority includes establishing rules for shareholders who wish to address the meeting. Copies of these rules will be available at the meeting. The Chairman may also exercise broad discretion in recognizing shareholders who wish to speak and in determining the extent of discussion on each item of business. In light of the need to conduct all necessary business and to conclude the meeting within a reasonable period of time, we cannot assure that every shareholder who wishes to speak on an item of business will be able to do so.

You will not be permitted to bring audio visual equipment, ampliphones or posters into the meeting. We reserve the right, to be exercised in our sole discretion, to admit guests, such as local politicians or the press, into the meeting.

Postponement or Adjournment of the Meeting

The Chairman may postpone or adjourn the meeting. Your proxy will still be valid and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

OTHER MATTERS

Deadlines for Submitting Shareholder Nominations and Proposals for the 2019 Annual Meeting

Proxy Statement Proposals. In order to be eligible for inclusion in our 2019 proxy materials, any shareholder proposal to elect shareholder-nominated candidates as directors or to take any other action at such meeting must be received by December 13, 2018, and must comply with applicable federal proxy rules and our bylaws. See “Corporate Governance — Director Nomination Process.” These shareholder proposals must be in writing and received by the deadline described above at our principal executive offices at 100 CenturyLink Drive, Monroe, Louisiana 71203, Attention: Stacey W. Goff, Secretary. If we do not receive a shareholder proposal by the deadline described above, we may exclude the proposal from our proxy materials for our 2019 annual meeting.

Other Proposals and Nominations. In addition, our bylaws require shareholders to furnish timely advance written notice of their intent to nominate a director or bring any other matter before a shareholders’ meeting, whether or not they wish to include their candidate or proposal in our proxy materials. In general, notice must be received in writing by our Secretary, addressed in the manner specified in the immediately-preceding paragraph, between November 24, 2018 and February 22, 2019 and must contain various information specified in our bylaws. (If the date of the 2019 annual meeting is more than 30 days before or more than 60 days after May 23, 2019, notice must be delivered not earlier than the close of business on the 180th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, then 10th day following the day on which such public announcement of the date of such meeting is first made by the Company.) Notices that are not delivered in accordance with our bylaws may be disregarded by us. For additional information on these procedures, see “Corporate Governance — Director Nomination Process.”

Our above-described advance notice bylaw provisions are in addition to, and separate from, the requirements that a shareholder must meet in order to have a candidate or proposal included in our proxy materials.

Proxies granted by a shareholder will give discretionary authority to the proxy holders to vote on any matters introduced pursuant to the above-described advance notice bylaw provisions, subject to applicable rules of the SEC.

The summaries above are qualified in their entirety by reference to the full text of our bylaws. You may obtain a full copy of our bylaws by reviewing our reports filed with the SEC, by accessing our website at www.centurylink.com, or by contacting our Secretary in the manner specified below.

Proxy Materials

Most shareholders will receive only a written notice of how to access our proxy materials, and will not receive printed copies of the proxy materials unless requested. If you would like to receive a paper copy of our proxy materials, you should follow the instructions for requesting the materials in the notice.

The full set of our materials include:

•	the notice and proxy statement for the meeting,

•	a proxy or voting instruction card, and

•	our 2017 annual report furnished in the following two parts: (1) our 2017 Annual Financial Report, which constitutes Appendix B to this proxy statement, and (2) our 2017 review and CEO’s letter appearing at the beginning of this booklet.

Annual Financial Report

Appendix B includes our 2017 Annual Financial Report, which is excerpted from portions of our Annual Report on Form 10-K for the year ended December 31, 2017 that we filed with the SEC on March 1, 2018. In addition, we have provided you with a copy of or access to our 2017 review and CEO’s letter, which precedes this proxy statement at the beginning of this booklet. Neither of these documents is a part of our proxy soliciting materials.

You may obtain a copy of our Form 10-K report without charge by writing to Stacey W. Goff, Secretary, CenturyLink, Inc., 100 CenturyLink Drive, Monroe, Louisiana 71203, or by visiting our website at www.centurylink.com.

You may view online this proxy statement and related materials at www.envisionreports.com/ctl.

By Order of the Board of Directors

Stacey W. Goff

Secretary

Dated: April 9, 2018

APPENDIX A

to Proxy Statement

CENTURYLINK

2018 EQUITY INCENTIVE PLAN

1. Purpose. The purpose of the CenturyLink 2018 Equity Incentive Plan (the “Plan”) is to increase shareholder value and to advance the interests of CenturyLink, Inc. (“CenturyLink”) and its subsidiaries (collectively, the “Company”) by furnishing stock-based economic incentives (the “Incentives”) designed to attract, retain, reward, and motivate the Company’s key employees, officers, directors, consultants, and advisors and to strengthen the mutuality of interests between such persons and CenturyLink’s shareholders. Incentives consist of opportunities to purchase or receive shares of common stock, $1.00 par value per share, of CenturyLink (the “Common Stock”) or cash valued in relation to Common Stock, on terms determined under this Plan. As used in this Plan, the term “subsidiary” means any corporation, limited liability company, or other entity of which CenturyLink owns (directly or indirectly) within the meaning of Section 424(f) of the Internal Revenue Code of 1986, as amended (the “Code”), 50% or more of the total combined voting power of all classes of stock, membership interests, or other equity interests issued thereby.

2. Administration.

2.1 Composition. This Plan shall generally be administered by the compensation committee of the Board of Directors of CenturyLink (the “Board”) or by a subcommittee thereof (such administrator, as used in this Plan, the “Committee”). The Committee shall consist of not fewer than two members of the Board, each of whom shall qualify as a “non-employee director” under Rule 16b-3 under the Securities Exchange Act of 1934 (the “1934 Act”) or any successor rule.

2.2 Authority. The Committee shall have plenary authority to award Incentives under this Plan and to enter into agreements with or provide notices to participants as to the terms of the Incentives (collectively, the “Incentive Agreements”). The Committee shall have the general authority to interpret this Plan, to establish any rules or regulations relating to this Plan that it determines to be appropriate, and to make any other determination that it believes necessary or advisable for the proper administration of this Plan. Committee decisions regarding matters relating to this Plan shall be final, conclusive, and binding on the Company, participants, and all other interested persons. The Committee may delegate its authority hereunder to the extent provided in Section 3.2.

3. Eligible Participants.

3.1 Eligibility. Key employees, officers, and directors of the Company and persons providing services as consultants or advisors to the Company shall become eligible to receive Incentives under the Plan when designated by the Committee.

3.2 Delegation of Authority to Chief Executive Officer. With respect to participants not subject to Section 16 of the 1934 Act, the Committee may delegate to the chief executive officer of CenturyLink its authority to designate participants, to determine the size and type of Incentives to be received by those participants, to determine any performance objectives for these participants, and to approve or authorize the form of Incentive Agreement governing such Incentives. Following any grants of Incentives pursuant to such delegated authority, the chief executive officer of CenturyLink or any officer designated by him may exercise any powers of the Committee under this Plan to accelerate vesting or exercise periods, to terminate restricted periods, to waive compliance with specified provisions, or to otherwise make determinations contemplated hereunder with respect to those participants; provided, however, that (a) the chief executive officer may only grant options at a per share exercise price equal to or greater than the Fair Market Value (as defined in Section 12.10) of a share of Common Stock on the later of the date the officer approves such grant or the date the participant commences employment and (b) the Committee retains sole authority to make any of the determinations set forth in Section 5.4, 12.10 or Section 11 of this Plan.

4. Types of Incentives. Incentives may be granted under this Plan to eligible participants in the forms of (a) incentive stock options, (b) non-qualified stock options, (c) stock appreciation rights (“SARs”), (d) restricted stock, (e) restricted stock units (“RSUs”), and (f) Other Stock-Based Awards (as defined in Section 10).

5. Shares Subject to the Plan.

5.1 Number of Shares. Subject to the counting provisions of Section 5.2 and adjustment as provided in Section 5.4, the maximum number of shares of Common Stock that may be delivered to participants and their permitted transferees under this Plan shall be 34,600,000.

5.2 Share Counting. Subject to adjustment as provided in Section 5.4:

(a) The maximum number of shares of Common Stock that may be issued upon exercise of stock options intended to qualify as incentive stock options under Section 422 of the Code shall be 34,600,000.

(b) Any shares of Common Stock subject to an Incentive granted under this Plan that is subsequently canceled, forfeited, or expires prior to exercise or realization, whether in full or in part, shall be available again for issuance or delivery under the Plan. Any shares of Common Stock subject to an Incentive granted under the Amended and Restated CenturyLink, Inc. 2011 Equity Incentive Plan that, after the date this Plan is first approved by shareholders, is cancelled, forfeited, or expires prior to exercise or realization, whether in full or in part, shall be available for issuance or delivery under this Plan. Notwithstanding the foregoing, shares subject to an Incentive shall not be available again for issuance or delivery under this Plan if such shares were (a) tendered in payment of the exercise or base price of a stock option or stock-settled SAR; (b) covered by, but not issued upon settlement of, stock-settled SARs; or (c) delivered or withheld by the Company to satisfy any tax withholding obligation related to a stock option or stock-settled SAR.

(c) If an Incentive, by its terms, may be settled only in cash, then the grant, vesting, payout, settlement, or forfeiture of such Incentive shall have no impact on the number of shares available for grant under the Plan.

5.3 Participant Limits. Subject to adjustment as provided in Section 5.4, the following additional limitations are imposed under the Plan:

(a) The maximum number of shares of Common Stock that may be covered by Incentives granted under the Plan to any one individual during any calendar year shall be 1,500,000.

(b) The maximum value of Incentives that may be granted under the Plan to each non-employee director of CenturyLink during any single calendar year shall be $500,000, with any shares granted under such Incentives valued at Fair Market Value on the date of grant.

5.4 Adjustment.

(a) In the event of any recapitalization, reclassification, stock dividend, stock split, combination of shares or other comparable change in the Common Stock, all limitations on numbers of shares of Common Stock provided in this Section 5 and the number of shares of Common Stock subject to outstanding Incentives shall be equitably adjusted in proportion to the change in outstanding shares of Common Stock. In addition, in the event of any such change in the Common Stock, the Committee shall make any other adjustment that it determines to be equitable, including adjustments to the exercise price of any option or the Base Price (defined in Section 7.5) of any SAR and any per share performance objectives of any Incentive in order to provide participants with the same relative rights before and after such adjustment.

(b) If the Company merges, consolidates, sells substantially all of its assets, or dissolves, and such transaction is not a Change of Control as defined in Section 11 (each of the foregoing, a “Fundamental Change”), then thereafter, upon any exercise or payout of an Incentive granted prior to the Fundamental Change, the participant shall be entitled to receive (i) in lieu of shares of Common Stock previously issuable thereunder, the number and class of shares of stock or securities to which the participant would have been entitled pursuant to the terms of the Fundamental Change if, immediately prior to such Fundamental Change, the participant had been the holder of record of the number of shares of Common Stock subject to such Incentive or (ii) in lieu of payments based on the Common Stock previously payable thereunder, payments based on any formula that the Committee determines to be equitable in order to provide participants with substantially equivalent rights before and after the Fundamental Change. In the event any such Fundamental Change causes a change in the outstanding Common Stock, the aggregate number of shares available under the Plan may be appropriately adjusted by the Committee in its sole discretion, whose determination shall be conclusive.

5.5 Type of Common Stock. Common Stock issued under the Plan may be authorized and unissued shares or issued shares held as treasury shares.

5.6 Minimum Vesting Requirements. Except for any Incentives that are issued in payment of cash amounts earned under the Company’s short-term incentive program, all Incentives must be granted with a minimum vesting period of at least one year without providing for incremental vesting during such one-year period.

5.7 Dividends and Dividend Equivalent Rights. Incentives granted under this Plan in the form of stock options and SARs may not be granted with dividend or dividend equivalent rights. Subject to the terms and conditions of this Plan and the applicable Incentive Agreement, as well as any procedures established by the Committee, the Committee may determine to pay dividends or dividend equivalents, as applicable, on Incentives granted under this Plan in the form of restricted stock, RSUs, or Other Stock Based Awards. In the event that the Committee grants dividend equivalent rights, the Company shall establish an account for the participant and reflect in that account any securities, cash, or other property comprising any dividend or property distribution with respect to each share of Common Stock underlying each Incentive. For any Incentives granted under this Plan with dividend or dividend equivalent rights, such dividends or dividend equivalent rights shall vest and pay out or be forfeited in tandem with underlying Incentives rather than during the vesting period.

6. Stock Options. A stock option is a right to purchase shares of Common Stock from CenturyLink. Stock options granted under the Plan may be incentive stock options (as such term is defined in Section 422 of the Code) or non-qualified stock options. Any option that is designated as a non-qualified stock option shall not be treated as an incentive stock option. Each stock option granted by the Committee under this Plan shall be subject to the following terms and conditions:

6.1 Price. The exercise price per share shall be determined by the Committee, subject to adjustment under Section 5.4; provided that in no event shall the exercise price be less than the Fair Market Value (as defined in Section 12.10) of a share of Common Stock as of the date of grant, except in the case of a stock option granted in assumption of or substitution for an outstanding award of a company acquired by the Company or with which the Company combines. In the event that an option grant is approved by the Committee, but is to take effect on a later date, such as when employment or service commences, such later date shall be the date of grant.

6.2 Number. The number of shares of Common Stock subject to the option shall be determined by the Committee, subject to Section 5, including, but not limited to, any adjustment as provided in Section 5.4.

6.3 Duration and Time for Exercise. The term of each stock option shall be determined by the Committee, but shall not exceed a maximum term of ten years. Subject to Section 5.6, each stock option shall become exercisable at such time or times during its term as determined by the Committee and provided for in the Incentive Agreement. Notwithstanding the foregoing, the Committee may accelerate the exercisability of any stock option at any time.

6.4 Manner of Exercise. A stock option may be exercised, in whole or in part, by giving written notice to the Company, specifying the number of shares of Common Stock to be purchased. The exercise notice shall be accompanied by the full purchase price for such shares. The option price shall be payable in United States dollars and may be paid (a) in cash; (b) by check; (c) by delivery to the Company of currently-owned shares of Common Stock (including through any attestation of ownership that effectively transfers title), which shares shall be valued for this purpose at the Fair Market Value on the business day immediately preceding the date such option is exercised; (d) by delivery of irrevocable written instructions to a broker approved by the Company (with a copy to the Company) to immediately sell a portion of the shares issuable under the option and to deliver promptly to the Company the amount of sale proceeds (or loan proceeds if the broker lends funds to the participant for delivery to the Company) to pay the exercise price; (e) if approved by the Committee, through a net exercise procedure whereby the optionee surrenders the option in exchange for that number of shares of Common Stock with an aggregate Fair Market Value equal to the difference between the aggregate exercise price of the options being surrendered and the aggregate Fair Market Value of the shares of Common Stock subject to the option; (f) in such other manner as may be authorized from time to time by the Committee; or (g) through any combination of the foregoing methods.

6.5 Limitations on Repricing. Except for adjustments pursuant to Section 5.4 or actions permitted to be taken by the Committee under Section 11 in the event of a Change of Control, unless approved by the shareholders of the Company, (a) the exercise price for any outstanding option granted under this Plan may not be decreased after the date of grant; and (b) an outstanding option that has been granted under this Plan may not, as of any date that such option has a per share exercise price that is greater than the then-current Fair Market Value of a share of Common Stock, be surrendered to the Company as consideration for the grant of a new option or SAR with a lower exercise price, shares of restricted stock, restricted stock units, an Other Stock-Based Award, a cash payment, or Common Stock.

6.6 Incentive Stock Options. Notwithstanding anything in the Plan to the contrary, the following additional provisions shall apply to the grant of stock options that are intended to qualify as incentive stock options (as such term is defined in Section 422 of the Code):

(a) Any incentive stock option agreement authorized under the Plan shall contain such other provisions as the Committee shall deem advisable, but shall in all events be consistent with and contain or be deemed to contain all provisions required in order to qualify the options as incentive stock options.

(b) All incentive stock options must be granted within ten years from the date on which this Plan is adopted by the Board.

(c) No incentive stock options shall be granted to any non-employee or to any participant who, at the time such option is granted, would own (within the meaning of Section 422 of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of CenturyLink.

(d) The aggregate Fair Market Value (determined with respect to each incentive stock option as of the time such incentive stock option is granted) of the Common Stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year (under the Plan or any other plan of CenturyLink or any of its subsidiaries) shall not exceed $100,000. To the extent that such limitation is exceeded, the excess options shall be treated as non-qualified stock options for federal income tax purposes.

7. Stock Appreciation Rights.

7.1 Grant of Stock Appreciation Rights. A stock appreciation right, or SAR, is a right to receive, without payment to the Company, a number of shares of Common Stock, cash, or any combination thereof, the number or amount of which is determined pursuant to the formula set forth in Section 7.5. Each SAR granted by the Committee under the Plan shall be subject to the terms and conditions of the Plan and the applicable Incentive Agreement.

7.2 Number. Each SAR granted to any participant shall relate to such number of shares of Common Stock as shall be determined by the Committee, subject to adjustment as provided in Section 5.4.

7.3 Duration and Time for Exercise. The term of each SAR shall be determined by the Committee, but shall not exceed a maximum term of ten years. Subject to Section 5.6, each SAR shall become exercisable at such time or times during its term as shall be determined by the Committee and provided for in the Incentive Agreement. Notwithstanding the foregoing, the Committee may accelerate the exercisability of any SAR at any time in its discretion.

7.4 Exercise. A SAR may be exercised, in whole or in part, by giving written notice to the Company, specifying the number of SARs that the holder wishes to exercise. The date that the Company receives such written notice shall be referred to herein as the “Exercise Date.” The Company shall, within 30 days of an Exercise Date, deliver to the exercising holder certificates for the shares of Common Stock to which the holder is entitled pursuant to Section 7.5 or cash or both, as provided in the Incentive Agreement.

7.5 Payment.

(a) The number of shares of Common Stock which shall be issuable upon the exercise of a SAR payable in Common Stock shall be determined by dividing:

(i) the number of shares of Common Stock as to which the SAR is exercised, multiplied by the amount of the appreciation in each such share (for this purpose, the “appreciation” shall be the amount by which the Fair Market Value (as defined in Section 12.10) of a share of Common Stock subject to the SAR on the trading day prior to the Exercise Date exceeds the “Base Price,” which is an amount, not less than the Fair Market Value of a share of Common Stock on the date of grant, which shall be determined by the Committee at the time of grant, subject to adjustment under Section 5.4); by

(ii) the Fair Market Value of a share of Common Stock on the Exercise Date.

(b) No fractional shares of Common Stock shall be issued upon the exercise of a SAR; instead, the holder of a SAR shall be entitled to purchase the portion necessary to make a whole share at its Fair Market Value on the Exercise Date.

(c) If so provided in the Incentive Agreement, a SAR may be exercised for cash equal to the Fair Market Value of the shares of Common Stock that would be issuable under Section 7.5(a), if the exercise had been for Common Stock.

7.6 Limitations on Repricing. Except for adjustments pursuant to Section 5.4 or actions permitted to be taken by the Committee under Section 11 in the event of a Change of Control, unless approved by the shareholders of the Company, (a) the Base Price for any outstanding SAR granted under this Plan may not be decreased after the date of grant; and (b) an outstanding SAR that has been granted under this Plan may not, as of any date that such SAR has a Base Price that is greater than the then-current Fair Market Value of a share of Common Stock, be surrendered to the Company as consideration for the grant of a new option or SAR with a lower exercise price, shares of restricted stock, restricted stock units, an Other Stock-Based Award, a cash payment, or Common Stock.

8. Restricted Stock.

8.1 Grant of Restricted Stock. The Committee may award shares of restricted stock to such eligible participants as determined pursuant to the terms of Section 3. An award of restricted stock shall be subject to such restrictions on transfer and forfeitability provisions and such other terms and conditions, including the attainment of specified performance goals, as the Committee may determine, subject to the provisions of the Plan.

8.2 The Restricted Period. Subject to Section 5.6, at the time an award of restricted stock is made, the Committee shall establish a period of time during which the transfer of the shares of restricted stock shall be restricted and after which the shares of restricted stock shall be vested (the “Restricted Period”). Each award of restricted stock may have a different Restricted Period.

8.3 Escrow. The participant receiving restricted stock shall enter into an Incentive Agreement with the Company setting forth the conditions of the grant. Any certificates representing shares of restricted stock shall be registered in the name of the participant and deposited with the Company, together with a stock power endorsed in blank by the participant. Each such certificate shall bear a legend in substantially the following form:

The transferability of this certificate and the shares of Common Stock represented by it are subject to the terms and conditions (including conditions of forfeiture) contained in the CenturyLink 2018 Equity Incentive Plan (the “Plan”), and an agreement entered into between the registered owner and CenturyLink, Inc. (the “Company”) thereunder. Copies of the Plan and the agreement are on file at the principal office of the Company.

Alternatively, in the discretion of the Company, ownership of the shares of restricted stock and the appropriate restrictions shall be reflected in the records of the Company’s transfer agent and no physical certificates shall be issued.

8.4 Forfeiture. In the event of the forfeiture of any shares of restricted stock under the terms provided in the Incentive Agreement (including any additional shares of restricted stock that may result from the reinvestment of cash and stock dividends, if so provided in the Incentive Agreement), such forfeited shares shall be surrendered, any certificates shall be cancelled, and any related accrued but unpaid cash dividends will be forfeited. The participants shall have the same rights and privileges, and be subject to the same forfeiture provisions, with respect to any additional shares received pursuant to Section 5.4 due to a recapitalization or other change in capitalization.

8.5 Expiration of Restricted Period. Upon the expiration or termination of the Restricted Period and the satisfaction of any other conditions prescribed by the Committee, the restrictions applicable to the restricted stock shall lapse, and the Company shall cause to be delivered to the participant or the participant’s estate, as the case may be, the number of shares of restricted stock with respect to which the restrictions have lapsed, free of all such restrictions and legends, except any that may be imposed by law. The Company, in its discretion, may elect to deliver such shares through issuance of a stock certificate or by book entry.

8.6 Rights as a Shareholder. Subject to the terms and conditions of the Plan (including, but not limited to, Section 5.7) and the applicable Incentive Agreement, each participant receiving restricted stock shall have all the rights of a shareholder with respect to shares of stock during the Restricted Period, including without limitation, the right to vote any shares of Common Stock.

9. Restricted Stock Units.

9.1 Grant of Restricted Stock Units. A restricted stock unit, or RSU, represents the right to receive from the Company on the respective scheduled vesting or payment date for such RSU, one share of Common Stock. An award of RSUs may be subject to the attainment of specified performance goals or targets, forfeitability provisions and such other terms and conditions as the Committee may determine, subject to the provisions of the Plan

9.2 Vesting Period. Subject to Section 5.6, at the time an award of RSUs is made, the Committee shall establish a period of time during which the restricted stock units shall vest (the “Vesting Period”). Each award of RSUs may have a different Vesting Period.

9.3 Rights as a Shareholder. Subject to the restrictions imposed under the terms and conditions of this Plan and subject to any other restrictions that may be imposed in the Incentive Agreement, each participant receiving restricted stock units shall have no rights as a shareholder with respect to such restricted stock units until such time as shares of Common Stock are issued to the participant.

10. Other Stock-Based Awards. The Committee may grant to eligible participants “Other Stock-Based Awards,” which shall consist of awards (other than options, SARs, restricted stock, or RSUs, described in

Sections 6 through 9 hereof) paid out in shares of Common Stock or the value of which is based in whole or in part on the value of shares of Common Stock. Other Stock-Based Awards may be awards of shares of Common Stock, awards of phantom stock, or may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of, or appreciation in the value of, Common Stock (including, without limitation, securities convertible or exchangeable into or exercisable for shares of Common Stock), as deemed by the Committee consistent with the purposes of this Plan. Subject to Section 5.6, the Committee shall determine the terms and conditions of any Other Stock-Based Award (including which rights of a shareholder, if any, the recipient shall have with respect to Common Stock associated with any such award) and may provide that such award is payable in whole or in part in cash. An Other Stock-Based Award may be subject to the attainment of such specified performance goals or targets as the Committee may determine, subject to the provisions of this Plan.

11. Change of Control.

(a) A Change of Control shall mean:

(i) the acquisition by any person of beneficial ownership of 30% or more of the outstanding shares of the Common Stock or 30% or more of the combined voting power of CenturyLink’s then outstanding securities entitled to vote generally in the election of directors; provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control:

(A) any acquisition (other than a Business Combination (as defined below) which constitutes a Change of Control under Section 11(a)(iii) hereof) of Common Stock directly from the Company,

(B) any acquisition of Common Stock by the Company,

(C) any acquisition of Common Stock by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or

(D) any acquisition of Common Stock by any corporation pursuant to a Business Combination that does not constitute a Change of Control under Section 11(a)(iii) hereof; or

(ii) individuals who, as of May 23, 2018, constituted the Board of Directors of CenturyLink (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election by CenturyLink’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board, unless such individual’s initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Incumbent Board; or

(iii) consummation of a reorganization, share exchange, merger or consolidation (including any such transaction involving any direct or indirect subsidiary of CenturyLink) or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”); provided, however, that in no such case shall any such transaction constitute a Change of Control if immediately following such Business Combination:

(A) the individuals and entities who were the beneficial owners of CenturyLink’s outstanding Common Stock and CenturyLink’s voting securities entitled to vote generally in the election of directors immediately prior to such Business Combination have direct or indirect beneficial ownership, respectively, of more than 50% of the then outstanding shares of common stock, and more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the surviving or successor corporation, or, if applicable, the ultimate parent company thereof (the “Post-Transaction Corporation”), and

(B) except to the extent that such ownership existed prior to the Business Combination, no person (excluding the Post-Transaction Corporation and any employee benefit plan or related trust of either CenturyLink, the Post-Transaction Corporation or any subsidiary of either corporation) beneficially owns, directly or indirectly, 20% or more of the then outstanding shares of common stock of the corporation resulting from such Business Combination or 20% or more of the combined voting power of the then outstanding voting securities of such corporation, and

(C) at least a majority of the members of the board of directors of the Post-Transaction Corporation were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination; or

(iv) approval by the shareholders of CenturyLink of a complete liquidation or dissolution of CenturyLink.

For purposes of this Section 11, the term “person” shall mean a natural person or entity, and shall also mean the group or syndicate created when two or more persons act as a syndicate or other group (including a partnership or limited partnership) for the purpose of acquiring, holding, or disposing of a security, except that “person” shall not include an underwriter temporarily holding a security pursuant to an offering of the security.

(b) No Incentive Agreement shall provide for (1) the acceleration of the vesting of time-based Incentives upon the occurrence of a Change of Control without a contemporaneous or subsequent termination of the participant’s employment or service relationship or (2) the payout of any performance-based Incentives upon a Change of Control in an amount exceeds the greater of (i) the payout of a pro-rata portion of such Incentive, based on the portion of the performance period that has elapsed and assuming target performance and (ii) payout of such Incentive based on actual performance. Notwithstanding the foregoing, no later than 30 days after a Change of Control of the type described in subsections (a)(i) or (a)(ii) of this Section 11 and no later than 30 days after the approval by the Board of a Change of Control of the type described in subsections (a)(iii) or (a)(iv) of this Section 11, the Committee, acting in its sole discretion without the consent or approval of any participant (and notwithstanding any removal or attempted removal of some or all of the members thereof as directors or Committee members), may act to effect one or more of the alternatives listed below, which may vary among individual participants and which may vary among Incentives held by any individual participant; provided, however, that no such action may be taken if it would result in the imposition of a penalty on the participant under Section 409A of the Code as a result thereof:

(i) require that all outstanding options, SARs or Other Stock-Based Awards be exercised on or before a specified date (before or after such Change of Control) fixed by the Committee, after which specified date all unexercised options, SARs and Other Stock-Based Awards and all rights of participants thereunder would terminate,

(ii) make such equitable adjustments to Incentives then outstanding as the Committee deems appropriate to reflect such Change of Control and provide participants with substantially equivalent rights before and after such Change of Control (provided, however, that the Committee may determine in its sole discretion that no adjustment is necessary),

(iii) provide for mandatory conversion or exchange of some or all of the outstanding options, SARs, restricted stock units or Other Stock-Based Awards held by some or all participants as of a date, before or after such Change of Control, specified by the Committee, in which event such Incentives would be deemed automatically cancelled and the Company would pay, or cause to be paid, to each such participant an amount of cash per share equal to the excess, if any, of the Change of Control Value of the shares subject to such option, SAR, restricted stock unit or Other Stock-Based Award, as defined and calculated below, over the per share exercise price or Base Price of such Incentive or, in lieu of such cash payment, the issuance of Common Stock or securities of an acquiring entity having a Fair Market Value equal to such excess, or

(iv) provide that thereafter, upon any exercise or payment of an Incentive that entitles the holder to receive Common Stock, the holder shall be entitled to purchase or receive under such Incentive, in lieu of the number of shares of Common Stock then covered by such Incentive, the number and class of shares of stock or other securities or property (including cash) to which the holder would have been entitled pursuant to the terms of the agreement providing for the reorganization, share exchange, merger, consolidation or asset sale, if, immediately prior to such Change of Control, the holder had been the record owner of the number of shares of Common Stock then covered by such Incentive.

(c) For the purposes of conversions or exchanges under paragraph (iii) of Section 11(c), the “Change of Control Value” shall equal the amount determined by whichever of the following items is applicable:

(i) the per share price to be paid to holders of Common Stock in any such merger, consolidation or other reorganization,

(ii) the price per share offered to holders of Common Stock in any tender offer or exchange offer whereby a Change of Control takes place, or

(iii) in all other events, the fair market value of a share of Common Stock, as determined by the Committee as of the time determined by the Committee to be immediately prior to the effective time of the conversion or exchange.

(d) In the event that the consideration offered to shareholders of CenturyLink in any transaction described in this Section 11 consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered that is other than cash.

12. General.

12.1 Duration. No Incentives may be granted under the Plan after May 23, 2028; provided, however, that subject to Section 12.8, the Plan shall remain in effect after such date with respect to Incentives granted prior to that date, until all such Incentives have either been satisfied by the issuance of shares of Common Stock or otherwise been terminated under the terms of the Plan and all restrictions imposed on shares of Common Stock in connection with their issuance under the Plan have lapsed.

12.2 Transferability.

(a) No Incentives granted hereunder may be transferred, pledged, assigned, or otherwise encumbered by a participant except:

(i) by will;

(ii) by the laws of descent and distribution;

(iii) if permitted by the Committee and so provided in the Incentive Agreement or an amendment thereto, pursuant to a domestic relations order, as defined in the Code; or

(iv) as to options only, if permitted by the Committee and so provided in the Incentive Agreement or an amendment thereto, (i) to Immediate Family Members (as defined in Section 12.2(b)); (ii) to a partnership in which the participant and/or Immediate Family Members, or entities in which the participant and/or Immediate Family Members are the sole owners, members, or beneficiaries, as appropriate, are the sole partners; (iii) to a limited liability company in which the participant and/or Immediate Family Members, or entities in which the participant and/or Immediate Family Members are the sole owners, members, or beneficiaries, as appropriate, are the sole members; or (iv) to a trust for the sole benefit of the participant and/or Immediate Family Members.

(b) “Immediate Family Members” shall be defined as the spouse and natural or adopted children or grandchildren of the participant and their spouses. To the extent that an incentive stock option is permitted to be transferred during the lifetime of the participant, it shall be treated thereafter as a nonqualified stock option. Any attempted assignment, transfer, pledge, hypothecation, or other disposition of Incentives, or levy of attachment or similar process upon Incentives not specifically permitted herein, shall be null and void and without effect.

12.3 Effect of Termination of Employment or Death. In the event that a participant ceases to be an employee of the Company or to provide services to the Company for any reason, including death, disability, early retirement or normal retirement, any Incentives may be exercised, shall vest or shall expire at such times as may be determined by the Committee or as provided in the Incentive Agreement.

12.4 Additional Conditions. Anything in this Plan to the contrary notwithstanding: (a) the Company may, if it shall determine it necessary or desirable for any reason, at the time of award of any Incentive or the issuance of any shares of Common Stock pursuant to any Incentive, require the recipient of the Incentive, as a condition to the receipt thereof or to the receipt of shares of Common Stock issued pursuant thereto, to deliver to the Company a written representation of present intention to acquire the Incentive or the shares of Common Stock issued pursuant thereto for his own account for investment and not for distribution; and (b) if at any time the Company further determines, in its sole discretion, that the listing, registration or qualification (or any updating of any such document) of any Incentive or the shares of Common Stock issuable pursuant thereto is necessary on any securities exchange or under any federal or state securities or blue sky law, or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with the award of any Incentive, the issuance of shares of Common Stock pursuant thereto, or the removal of any restrictions imposed on such shares, such Incentive shall not be awarded or such shares of Common Stock shall not be issued or such restrictions shall not be removed, as the case may be, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company.

12.5 Withholding.

(a) The Company shall have the right to withhold from any payments made or stock issued under the Plan or to collect as a condition of payment, issuance or vesting, any taxes required by law to be withheld (up to the maximum permissible withholding rate). At any time that a participant is required to pay to the Company an amount required to be withheld under applicable income tax laws in connection with an Incentive (each such date, a “Tax Date”), the participant may, subject to Section 12.5(b) below, satisfy this obligation in whole or in part by electing (the “Election”) to deliver currently owned shares of Common Stock or to have the Company withhold shares of Common Stock, in each case having a value equal to the maximum statutory amount required to be withheld under federal, state and local law. The value of the shares to be delivered or withheld shall be based on the Fair Market Value of the Common Stock on the Tax Date.

(b) Each Election must be made prior to the Tax Date. For participants who are not subject to Section 16 of the 1934 Act, the Committee may disapprove of any Election, may suspend or terminate the right to make Elections, or may provide with respect to any Incentive that the right to make Elections shall not apply to such Incentive. If a participant makes an election under Section 83(b) of the Code with respect to shares of restricted stock, an Election to have shares withheld to satisfy withholding taxes is not permitted to be made.

12.6 No Continued Employment. No participant under the Plan shall have any right, solely based on his or her participation in the Plan, to continue to serve as an employee, officer, director, consultant, or advisor of the Company for any period of time or to any right to continue his or her present or any other rate of compensation.

12.7 Deferral Permitted. Payment of an Incentive may be deferred at the option of the participant if permitted in the Incentive Agreement. Any deferral arrangements shall comply with Section 409A of the Code.

12.8 Amendments to or Termination of the Plan. The Board may amend or discontinue this Plan at any time; provided, however, that no such amendment may:

(a) amend Section 6.5 or Section 7.6 to permit repricing of options or SARs without the approval of shareholders;

(b) materially impair, without the consent of the recipient, an Incentive previously granted, except that the Company retains all of its rights under Section 11; or

(c) materially revise the Plan without the approval of the shareholders. A material revision of the Plan includes (i) except for adjustments permitted herein, a material increase to the maximum number of shares of Common Stock that may be issued through the Plan, (ii) a material increase to the benefits accruing to participants under the Plan, (iii) a material expansion of the classes of persons eligible to participate in the Plan, (iv) an expansion of the types of awards available for grant under the Plan, (v) a material extension of the term of the Plan and (vi) a material change that reduces the price at which shares of Common Stock may be offered through the Plan.

12.9 Repurchase. Upon approval of the Committee, the Company may repurchase all or a portion of a previously granted Incentive from a participant by mutual agreement by payment to the participant of cash or Common Stock or a combination thereof with a value equal to the value of the Incentive determined in good faith by the Committee; provided, however, that in no event will this section be construed to grant the Committee the power to take any action in violation of Section 6.5, 7.6, or 12.13.

12.10 Definition of Fair Market Value. Whenever “Fair Market Value” of Common Stock shall be determined for purposes of this Plan, except as provided below in connection with a cashless exercise through a broker, it shall be determined as follows: (a) if the Common Stock is listed on an established stock exchange or any automated quotation system that provides sale quotations, the closing sale price for a share of the Common Stock on such exchange or quotation system on the date as of which fair market value is to be determined, (b) if the Common Stock is not listed on any exchange or quotation system, but bid and asked prices are quoted and published, the mean between the quoted bid and asked prices on the date as of which fair market value is to be determined, and if bid and asked prices are not available on such day, on the next preceding day on which such prices were available; and (c) if the Common Stock is not regularly quoted, the fair market value of a share of Common Stock on the date as of which fair market value is to be determined, as established by the Committee in good faith. In the context of a cashless exercise through a broker, the “Fair Market Value” shall be the price at which the Common Stock subject to the stock option is actually sold in the market to pay the option exercise price. Notwithstanding the foregoing, if so determined by the Committee, “Fair Market Value” may be determined as an average selling price during a period specified by the Committee that is within 30 days before or 30 days after the date of grant, provided that the commitment to grant the stock right based on such valuation method must be irrevocable before the beginning of the specified period, and such valuation method must be used consistently for grants of stock rights under the same and substantially similar programs during any particular calendar year.

12.11 Liability.

(a) Neither CenturyLink, its affiliates or any of their respective directors or officers shall be liable to any participant relating to the participant’s failure to (i) realize any anticipated benefit under an Incentive due to the failure to satisfy any applicable conditions to vesting, payment or settlement, or (ii) realize any anticipated tax benefit or consequence due to changes in applicable law, the particular circumstances of the participant, or any other reason.

(b) No member of the Committee (or officer of the Company exercising delegated authority of the Committee under Section 3 thereof) will be liable for any action or determination made in good faith with respect to this Plan or any Incentive.

12.12 Interpretation.

(a) Unless the context otherwise requires, (i) all references to Sections are to Sections of this Plan, (ii) the term “including” means including without limitation, (iii) all references to any particular Incentive Agreement shall be deemed to include any amendments thereto or restatements thereof, and (iv) all references to any particular statute shall be deemed to include any amendment, restatement or re-enactment thereof or any statute or regulation substituted therefore.

(b) The titles and subtitles used in this Plan or any Incentive Agreement are used for convenience only and are not to be considered in construing or interpreting this Plan or the Incentive Agreement.

(c) All pronouns contained in this Plan or any Incentive Agreement, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as the identities of the parties may require.

(d) Whenever any provision of this Plan authorizes the Committee to take action or make determinations with respect to outstanding Incentives that have been granted or awarded by the chief executive officer of CenturyLink under Section 3.2 hereof, each such reference to “Committee” shall be deemed to include a reference to any officer of the Company that has delegated administrative authority under Section 3.2 of this Plan (subject to the limitations of such section).

12.13 Compliance with Section 409A. It is the intent of the Company that this Plan comply with the requirements of Section 409A of the Code with respect to any Incentives that constitute non-qualified deferred compensation under Section 409A, and the Company intends to operate the Plan in compliance with Section 409A and the Department of Treasury’s guidance or regulations promulgated thereunder. If the Committee grants any Incentives or takes any other action that would, either immediately or upon vesting or payment of the Incentive, inadvertently result in the imposition of a penalty on a participant under Section 409A of the Code, then the Company, in its discretion, may, to the maximum extent permitted by law, unilaterally rescind ab initio, sever, amend or otherwise modify the grant or action (or any provision of the Incentive) in such manner necessary for the penalty to be inapplicable or reduced.

12.14 Data Privacy. As a condition of receipt of any Incentive, each participant explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of personal data as described in this Section by and among, as applicable, the Company and its affiliates for the exclusive purpose of implementing, administering, and managing the Plan and Incentives and such participant’s participation in the Plan. In furtherance of such implementation, administration, and management, the Company and its affiliates may hold certain personal information about a participant, including, but not limited to, the participant’s name, home address, telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), information regarding any securities of the Company or any of its affiliates, and details of all Incentives (the “Data”). In addition to transferring the Data amongst themselves as necessary for the purpose of implementation, administration, and management of the Plan and Incentives and the participant’s participation in the Plan, the Company and its affiliates may each transfer the Data to any third parties assisting the Company in the implementation, administration, and management of the Plan and Incentives and such participant’s participation in the Plan. Recipients of the Data may be located in the participant’s country or elsewhere, and the participant’s country and any given recipient’s country may have different data privacy laws and protections. By accepting an Incentive, each participant authorizes such recipients to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the purposes of assisting the Company in the implementation, administration, and management of the Plan and Incentives and such participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or the participant may elect to deposit any shares of Common Stock. The Data related to a participant will be held only as long as is necessary to implement, administer, and manage the Plan and Incentives and the participant’s participation in the Plan. A participant may, at any time, view the Data held by the Company with respect to such Participant, request additional information about the storage and processing of the Data with respect to such participant, recommend any necessary corrections to the Data with respect to the participant, or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. However, if a participant refuses or withdraws the consents described herein, the Company may cancel the participant’s eligibility to participate in the Plan, and in the Committee’s discretion, the participant may forfeit any outstanding Incentive. For more information on the consequences of refusal to consent or withdrawal of consent, participants may contact their local human resources representative.

12.15 Participants Outside of the United States. The Committee may modify the terms of any Incentive under the Plan made to or held by a participant who is then a resident, or is primarily employed or providing services, outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that such Incentive shall conform to laws, regulations, and customs of the country in which the Participant is then a resident or primarily employed or providing services, or so that the value and other benefits of the Incentive to such participant, as affected by non-United States tax laws and other restrictions applicable as a result of the participant’s residence, employment, or providing services abroad, shall be comparable to the value of such Incentive to a Participant who is a resident, or is primarily employed or providing services, in the United States. An Incentive may be modified under this Section 12.15 in a manner that is inconsistent with the express terms of the Plan, so long as such modifications will not contravene any applicable law or regulation or result in actual liability under Section 16(b) of the 1934 Act for the participant whose Incentive is modified. Additionally, the Committee may adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Eligible Persons who are non-United States nationals or are primarily employed or providing services outside the United States.

* * * * * * * * * *

[certificate intentionally omitted]

APPENDIX B

to Proxy Statement

CENTURYLINK, INC.

ANNUAL FINANCIAL REPORT

December 31, 2017

INDEX TO ANNUAL FINANCIAL REPORT

December 31, 2017

The materials included in this Appendix B are excerpted from Items 5, 6, 7 and 8 of our Annual Report on Form 10-K for the year ended December 31, 2017. We filed the Form 10-K with the Securities and Exchange Commission on March 1, 2018, and have not updated any of the following excepted materials for any changes or developments since such date. Please see the Form 10-K for additional information about our business and operations.

*	All references to “Notes” in this Appendix B refer to these Notes.

INFORMATION ON OUR TRADING PRICE AND DIVIDENDS

Our common stock is listed on the New York Stock Exchange (“NYSE”) and the Berlin Stock Exchange and is traded under the symbol CTL and CYT, respectively. The following table sets forth the high and low reported sales prices on the NYSE along with the quarterly dividends, for each of the quarters indicated.

	Sales Price		Cash Dividend per Common Share
	High	Low
2017
First quarter	$26.29	22.33	0.540
Second quarter	27.61	23.05	0.540
Third quarter	24.14	18.17	0.540
Fourth quarter	20.55	13.16	0.540
2016
First quarter	$32.49	21.94	0.540
Second quarter	32.94	26.35	0.540
Third quarter	31.56	26.51	0.540
Fourth quarter	33.45	22.86	0.540

Dividends on common stock during 2017 and 2016 were paid each quarter. On February 21, 2018, our Board of Directors declared a common stock dividend of $0.54 per share.

As described in greater detail in “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2017, the declaration and payment of dividends is at the discretion of our Board of Directors, and will depend upon our financial results, cash requirements, future prospects and other factors deemed relevant by our Board of Directors.

At February 16, 2018, there were approximately 121,000 stockholders of record, although there were significantly more beneficial holders of our common stock. At February 16, 2018, the closing stock price of our common stock was $18.93.

SELECTED FINANCIAL DATA

The following tables of selected consolidated financial data should be read in conjunction with, and are qualified by reference to, our consolidated financial statements and notes thereto in Item 8 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2017.

The tables of selected financial data shown below are derived from our audited consolidated financial statements, which include the operating results, cash flows and operational metrics of Level 3 for the 2 months ended December 31, 2017, and the assets and liabilities of Level 3 as of December 31, 2017. These historical results are not necessarily indicative of results that you can expect for any future period.

The following table summarizes selected financial information from our consolidated statements of operations.

	Years Ended December 31,(1)
	2017(2)(3)(5)	2016(3)(4)(5)(6)	2015(4)(5)	2014(4)(7)	2013(4)(8)
	(Dollars in millions, except per share amounts and shares in thousands)
Operating revenues	$17,656	17,470	17,900	18,031	18,095
Operating expenses	15,647	15,137	15,321	15,674	16,800

Operating income	$2,009	2,333	2,579	2,357	1,295
Income before income tax expense	540	1,020	1,316	1,110	224
Net income (loss)	1,389	626	878	772	(239)
Basic earnings (loss) per common share	2.21	1.16	1.58	1.36	(0.40)
Diluted earnings (loss) per common share	2.21	1.16	1.58	1.36	(0.40)
Dividends declared per common share	2.16	2.16	2.16	2.16	2.16
Weighted average basic common shares outstanding	627,808	539,549	554,278	568,435	600,892
Weighted average diluted common shares outstanding	628,693	540,679	555,093	569,739	600,892

(1)	See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations” in Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2017 for a discussion of unusual items affecting the results for each of the years presented.
(2)	The enactment of the Tax Cuts and Jobs Act legislation in December 2017 resulted in a re-measurement of our deferred tax assets and liabilities at the new federal corporate tax rate of 21%. The re-measurement resulted in a tax benefit of approximately $1.1 billion.
(3)	During 2017 and 2016, we incurred Level 3 acquisition-related expenses of $271 million and $52 million, respectively. For additional information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Acquisition of Level 3” and Note 2—Acquisition of Level 3 to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2017.
(4)	In 2017, we adopted ASU 2017-07, “Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost” by retrospectively applying the requirements of the ASU to our previously issued consolidated financial statements. The adoption of ASU 2017-07 increased operating income and increased total other expense, net by $2 million for the year ended December 31, 2016 and reduced operating income and decreased total other expense, net by $26 million, $53 million and $158 million for the years ended December 31, 2015, 2014 and 2013, respectively.
(5)	During 2017, 2016 and 2015, we recognized an incremental $186 million, $201 million and $215 million, respectively, of revenue associated with the Federal Communications Commission (“FCC”) Connect America Fund Phase 2 support program, as compared to revenues received under the interstate USF program.
(6)	During 2016, we recognized $189 million of severance expenses and other one-time termination benefits associated with our workforce reductions.

(7)	During 2014, we recognized a $60 million tax benefit associated with a deduction for the tax basis for worthless stock in a wholly-owned foreign subsidiary and a $63 million pension settlement charge.
(8)	During 2013, we recorded a non-cash, non-tax-deductible goodwill impairment charge of $1.092 billion for goodwill attributed to one of our previous operating segments and a litigation settlement charge of $235 million.

Selected financial information from our consolidated balance sheets is as follows:

	As of December 31,
	2017	2016	2015	2014	2013
	(Dollars in millions)
Net property, plant and equipment(1)	$26,852	17,039	18,069	18,433	18,646
Goodwill(1)	30,475	19,650	20,742	20,755	20,674
Total assets(2)	75,611	47,017	47,604	49,103	50,471
Total long-term debt(2)(3)	37,726	19,993	20,225	20,503	20,809
Total stockholders’ equity	23,491	13,399	14,060	15,023	17,191

(1)	During 2016, as a result of our then pending sale of our colocation business and data centers, we reclassified $1.071 billion in net property, plant and equipment and $1.141 billion of goodwill to assets held for sale which is included in other current assets on our consolidated balance sheet. See Note 3—Sale of Colocation Business and Data Centers to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2017, for additional information.
(2)	In 2015, we adopted both ASU 2015-03 “Simplifying the Presentation of Debt Issuance Costs” and ASU 2015-17 “Balance Sheet Classification of Deferred Taxes” by retrospectively applying the requirements of the ASUs to our previously issued consolidated financial statements. The adoption of both ASU 2015-03 and ASU 2015-17 reduced total assets by $1.044 billion and $1.316 billion in each year for the two years ended December 31, 2014, respectively, and ASU 2015-03 reduced total long-term debt by $168 million and $157 million in each year for the two years ended December 31, 2014, respectively.
(3)	Total long-term debt includes current maturities of long-term debt and capital lease obligations of $305 million for the year ended December 31, 2016 associated with assets held for sale. For additional information on our total long-term debt, see Note 5—Long-Term Debt and Credit Facilities to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2017. For total contractual obligations, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Future Contractual Obligations” in Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2017.

Selected financial information from our consolidated statements of cash flows is as follows:

	Years Ended December 31,
	2017	2016	2015	2014	2013
	(Dollars in millions)
Net cash provided by operating activities	$3,878	4,608	5,153	5,188	5,559
Net cash used in investing activities	(8,871)	(2,994)	(2,853)	(3,077)	(3,148)
Net cash provided by (used in) financing activities	5,358	(1,518)	(2,301)	(2,151)	(2,454)
Payments for property, plant and equipment and capitalized software	(3,106)	(2,981)	(2,872)	(3,047)	(3,048)

The following table presents certain of our selected operational metrics:

	As of December 31,
	2017	2016	2015	2014	2013
	(in thousands)
Operational metrics:
Total access lines(1)	10,282	11,090	11,748	12,394	13,002
Total broadband subscribers(1)	5,662	5,945	6,048	6,082	5,991

(1)

Access lines are lines reaching from the customers’ premises to a connection with the public network and broadband subscribers are customers that purchase broadband connection service through their existing telephone lines, stand-alone telephone lines, or fiber-optic cables. Our methodology for counting our access lines and broadband subscribers includes only those lines that we use to provide services to external customers and excludes lines used solely by us and our affiliates. It also excludes unbundled loops and includes stand-alone broadband subscribers. We count lines when we install the service.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

Certain statements in our Annual Report constitute forward-looking statements. See “Special Note Regarding Forward-Looking Statements and Related Matters” in Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2017 for factors relating to these statements and “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2017 for a discussion of certain risk factors applicable to our business, financial condition, results of operations, liquidity or prospects.

OVERVIEW

We are an international facilities-based communications company engaged primarily in providing an integrated array of services to our residential and business customers. Our communications services include local and long-distance voice, virtual private network (“VPN”) data network, private line (including business data services), Ethernet, information technology, wavelength, broadband, colocation and data center services, managed services, professional and other services provided in connection with selling equipment, network security and various other ancillary services. We strive to maintain our customer relationships by, among other things, bundling our service offerings to provide our customers with a complete offering of integrated communications services.

With approximately 450,000 route miles of fiber optic cable globally, we believe we are among the largest providers of communications services to global enterprise customers. Our terrestrial and subsea fiber optic long-haul network throughout North America, Europe and Latin America connects to metropolitan fiber networks that we operate. We operate in over 60 countries, with the substantial majority of our revenues being derived in the United States.

Based on our approximately 10.3 million total access lines at December 31, 2017, we believe we are the third largest wireline telecommunications company in the United States.

Acquisition of Level 3

On November 1, 2017, CenturyLink, Inc. (“CenturyLink”) acquired Level 3 Communications, Inc. (“Level 3”) through successive merger transactions, including a merger of Level 3 with and into a merger subsidiary, which survived such merger as our indirect wholly-owned subsidiary under the name of Level 3 Parent, LLC. We entered into this transaction, among other things, to realize certain strategic benefits, including enhanced financial and operational scale, market diversification and leveraged combined networks.

During the year ended December 31, 2017, we recognized $97 million of integration-related expenses associated with our activities related to the Level 3 acquisition. During 2017, we also recognized $174 million in merger-related transaction costs, including investment banker and legal fees in connection with consummating the transaction.

Our consolidated financial statements include the accounts of CenturyLink and its majority owned subsidiaries, including Level 3 beginning on November 1, 2017. Due to the significant size of the acquisition, direct comparison of our results of operations for the periods ending on or after December 31, 2017 to prior periods are less meaningful than usual.

As a result of the acquisition, Level 3’s assets and liabilities have been revalued and recorded at their preliminary estimated fair value. The assignment of estimated fair value requires a significant amount of judgment. The use of fair value measures affects the comparability of our post-acquisition financial information and may make it more difficult to predict earnings in future periods. We expect to complete our final fair value determinations prior to the first anniversary of the acquisition. Our final fair value determinations may be significantly different than those preliminary values reflected in our consolidated financial statements at December 31, 2017.

In the discussion that follows, we refer to the business that we operated prior to the Level 3 acquisition as “Legacy CenturyLink”, and we refer to the incremental business activities that we now operate as a result of the Level 3 acquisition as “Legacy Level 3.”

For additional information about our acquisition of Level 3, see (i) Note 2—Acquisition of Level 3 to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2017, (ii) our current report on Form 8-K/A filed by us with the Securities and Exchange Commission (the “SEC”) on January 16, 2018, (iii) our current report on Form 8-K filed by us with the SEC on November 1, 2017 and (iv) the definitive joint proxy statement/prospectus filed by us with the SEC on February 13, 2017.

Sale of Data Centers and Colocation Business

On May 1, 2017, we sold our data centers and colocation business to a consortium led by BC Partners, Inc. and Medina Capital (“the Purchaser”) in exchange for pre-tax cash proceeds of $1.8 billion and a minority stake in the limited partnership that owns the consortium’s newly-formed global secure infrastructure company, Cyxtera Technologies. As part of the transaction, the Purchaser acquired 57 of our data centers and assumed our capital lease obligations, which amounted to $294 million on May 1, 2017, related to the divested properties.

Our colocation business generated revenues (excluding revenue from affiliates) of $210 million from January 1, 2017 through May 1, 2017, and $622 million and $626 million for the years ended December 31, 2016 and 2015, respectively (a small portion of which has been retained by us).

This transaction did not meet the accounting requirements for a sale-leaseback transaction as described in ASC 840-40, Leases - Sale-Leaseback Transaction. Under the failed-sale-leaseback accounting model, we are deemed under GAAP to still own certain real estate assets sold to Cyxtera. The failed-sale-leaseback accounting treatment decreased net income by $103 million on our consolidated results of operations for the year ended December 31, 2017.

After factoring in the costs to sell the data centers and colocation business, excluding the impacts from the failed-sale-leaseback accounting treatment, the sale resulted in a $20 million gain as a result of the aggregate value of the consideration we received exceeding the carrying value of the assets sold and liabilities assumed. Based on the fair market values of the failed-sale-leaseback assets, the failed-sale-leaseback accounting treatment resulted in a loss of $102 million as a result of the requirement to treat a certain amount of the pre-tax cash proceeds from the sale of the assets as though it were the result of a financing obligation. The combined net loss of $82 million is included in selling, general and administrative expenses in our consolidated statement of operations for the year ended December 31, 2017. The sale also resulted in a significant capital loss carryforward, which was entirely offset by a valuation allowance due to our determination that we are not likely to be able to utilize this carryforward prior to its expiration.

For all of 2018, we will be required by GAAP to record similar non-cash adjustments to our net income. Upon the January 1, 2019 implementation of the new accounting standard for Leases (ASU 2016-02), which was issued by the FASB in early 2016, this particular accounting treatment will no longer be applicable for this transaction, and the above-described real estate assets and corresponding financing obligation will be derecognized from our consolidated balance sheet.

See Note 3—Sale of Data Centers and Colocation Business to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2017 for additional information on the sale.

New Organizational Structure

In January 2017, we implemented a new organization structure designed to further strengthen our ability to attain our operational, strategic and financial goals. Prior to this reorganization, we operated and reported as two segments, business and consumer. As a result of this reorganization, we changed the name of the predecessor business segment to “enterprise” segment. Additionally, we also reassigned our information technology, managed hosting, cloud hosting and hosting area network services from our business segment to a new non-reportable operating segment. We reported two segments, enterprise and consumer, from January 2017 through October 2017.

In connection with our acquisition of Level 3 (discussed further in Note 2—Acquisition of Level 3 to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2017), effective November 1, 2017, we implemented a new organization structure and began managing our operations in two segments: business and consumer. Our consumer segment remains substantially unchanged under this reorganization, and our newly reorganized business segment includes the legacy CenturyLink enterprise segment operations and the legacy Level 3 operations. In addition, we reassigned our information technology, managed hosting, cloud hosting and hosting area network operations back into the business segment from the former non-reportable operating segment. At December 31, 2017, we had the following two segments:

•

Business Segment. This segment consists generally of providing products and services to small, medium and enterprise business, wholesale and government customers, including other communication providers. Our products and services offered to these customers include our local and long-distance voice, VPN data network, private line (including business data services), Ethernet, information technology, wavelength, broadband, colocation and data center services, managed services, professional and other services provided in connection with selling equipment, network security and various other ancillary services, all of which are described further under “Operating Revenues”; and

•

Consumer Segment. This segment consists generally of providing products and services to residential customers. Our products and services offered to these customers include our broadband, local and long-distance voice, video and other ancillary services.

RESULTS OF OPERATIONS

The following table summarizes the results of our consolidated operations for the years ended December 31, 2017, 2016 and 2015:

	Years Ended December 31,
	2017(1)(2)	2016(2)(3)(4)	2015(3)
	(Dollars in millions except per share amounts)
Operating revenues	$17,656	17,470	17,900
Operating expenses	15,647	15,137	15,321

Operating income	2,009	2,333	2,579
Other expense, net	1,469	1,313	1,263
Income tax (benefit) expense	(849)	394	438

Net income	$1,389	626	878

Basic earnings per common share	$2.21	1.16	1.58
Diluted earnings per common share	$2.21	1.16	1.58

(1)	The enactment of the Tax Cuts and Jobs Act legislation in December 2017 resulted in a re-measurement of our deferred tax assets and liabilities at the new federal corporate tax rate of 21%. The re-measurement resulted in a tax benefit of approximately $1.1 billion.

(2)	During 2017 and 2016, we incurred Level 3 acquisition-related expenses of $271 million and $52 million, respectively. For additional information, see “Acquisition of Level 3” above and Note 2—Acquisition of Level 3 to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2017.
(3)	In 2017, we adopted ASU 2017-07, “Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost” by retrospectively applying the requirements of the ASU to our previously issued consolidated financial statements. The adoption of ASU 2017-07 increased operating income and increased total other expense, net by $2 million for the year ended December 31, 2016 and reduced operating income and decreased total other expense, net by $26 million for the year ended December 31, 2015.
(4)	During 2016, we recognized $189 million of severance expenses and other one-time termination benefits associated with our workforce reductions.

The following table summarizes our access lines, broadband subscribers and number of employees as of December 31, 2017, 2016 and 2015:

	As of December 31,
	2017	2016	2015
	(in thousands)
Operational metrics:
Total access lines(1)	10,282	11,090	11,748
Total broadband subscribers(1)	5,662	5,945	6,048
Total employees	51	40	43

(1)	Access lines are lines reaching from the customers’ premises to a connection with the public network and broadband subscribers are customers that purchase broadband connection service through their existing telephone lines, stand-alone telephone lines, or fiber-optic cables. Our methodology for counting our access lines and broadband subscribers includes only those lines that we use to provide services to external customers and excludes lines used solely by us and our affiliates. It also excludes unbundled loops and includes stand-alone broadband subscribers. We count lines when we install the service.

During the last decade, we have experienced revenue declines primarily due to declines in access lines, private line customers, switched access rates and minutes of use. To mitigate these revenue declines, we remain focused on efforts to, among other things:

•	promote long-term relationships with our customers through bundling of integrated services;

•	increase the capacity, speed and usage of our networks;

•

provide a wide array of diverse services, including enhanced or additional services that may become available in the future due to, among other things, advances in technology or improvements in our infrastructure;

•	provide our premium services to a higher percentage of our customers;

•	pursue acquisitions of additional assets if available at attractive prices;

•	increase prices on our products and services if and when practicable; and

•	market our products and services to new customers.

Operating Revenues

We categorize our products, services and revenues among the following five categories:

•	IP and data services, which include primarily VPN data networks, Ethernet, IP, video (including our facilities-based video services and Vyvx broadcast services) and other ancillary services;

•

Transport and infrastructure, which include broadband, private line (including business data services), data center facilities and services, including cloud, hosting and application management solutions, wavelength, equipment sales and professional services, network security services and other ancillary services;

•	Voice and collaboration, which includes primarily local and long-distance voice, including wholesale voice, and other ancillary service;

•	IT and managed services, which include information technology services and managed services, which may be purchased in conjunction with our other network services; and

•

Regulatory revenues, which consist of Universal Service Fund (“USF”) and Connect America Fund (“CAF”) support payments and other operating revenues. We receive federal support payments from both federal and state USF programs and from the federal CAF program. The USF and CAF support payments are government subsidies designed to reimburse us for various costs related to certain telecommunications services. We generate other operating revenues from the leasing and subleasing of space in our office buildings, warehouses and other properties and from rental income associated with the failed-sale-leaseback. Because we centrally manage the activities that generate these regulatory revenues, these revenues are not included in our segment revenues.

For more information, see “Products and Services” in Item I of our Annual Report on Form 10-K for the year ended December 31, 2017.

The following tables summarize our consolidated operating revenues recorded under our five revenue categories:

	Years Ended December 31,		Increase / (Decrease)	% Change
	2017	2016
	(Dollars in millions)
IP & Data Services(1)	$4,043	3,357	686	20%
Transport & Infrastructure(2)	6,551	6,826	(275)	(4)%
Voice & Collaboration(3)	5,679	5,943	(264)	(4)%
IT & Managed Services(4)	651	640	11	2%
Regulatory revenues(5)	732	704	28	4%

Total operating revenues	$17,656	17,470	186	1%

(1)	Includes primarily VPN data network, Ethernet, IP, video and ancillary revenues.
(2)	Includes primarily broadband, private line (including business data services), colocation and data centers, wavelength and ancillary revenues.
(3)	Includes local, long-distance and other ancillary revenues.
(4)	Includes IT services and managed services revenues.
(5)	Includes CAF Phase I, CAF Phase 2, federal and state USF support revenue, sublease rental income and failed-sale leaseback income.

	Years Ended December 31,		Increase / (Decrease)	% Change
	2016	2015
	(Dollars in millions)
IP & Data Services(1)	$3,357	3,172	185	6%
Transport & Infrastructure(2)	6,826	6,986	(160)	(2)%
Voice & Collaboration(3)	5,943	6,326	(383)	(6)%
IT & Managed Services(4)	640	687	(47)	(7)%
Regulatory revenues(5)	704	729	(25)	(3)%

Total operating revenues	$17,470	17,900	(430)	(2)%

(1)	Includes primarily VPN data network, Ethernet, IP, video and ancillary revenues.
(2)	Includes primarily broadband, private line (including business data services), colocation and data centers, wavelength and ancillary revenues.
(3)	Includes local, long-distance and other ancillary revenues.
(4)	Includes IT services and managed services revenues.
(5)	Includes CAF Phase I, CAF Phase 2, federal and state USF support revenue, sublease rental income and failed-sale leaseback income.

Our total operating revenues increased by $186 million, or 1%, for the year ended December 31, 2017 as compared to the year ended December 31, 2016 due to the inclusion of $1.39 billion in post-acquisition Legacy Level 3 operating revenues in our 2017 consolidated operating revenues. Total operating revenues for Legacy CenturyLink decreased by $1.204 billion for the year ended December 31, 2017 as compared to the year ended December 31, 2016 and by $430 million for the year ended December 31, 2016 as compared to the year ended December 31, 2015. The decline in total operating revenues for both periods reflects the continuing loss of access lines, loss of long-distance revenues primarily due to the displacement of traditional wireline telephone services by other competitive products and services, including data and wireless communication services, and reductions in the volume of our private line (including business data services) services. Our total operating revenues for the year ended December 31, 2017 were also impacted by the May 1, 2017 sale of our data centers and colocation business, which resulted in a reduction of colocation revenues of $396 million for the year ended December 31, 2017 as compared to the prior year period.

Further analysis of our segment operating revenues and trends impacting our performance are provided below in “Segment Results.”

Operating Expenses

Our current definitions of operating expenses are as follows:

•

Cost of services and products (exclusive of depreciation and amortization) are expenses incurred in providing products and services to our customers. These expenses include: employee-related expenses directly attributable to operating and maintaining our network (such as salaries, wages, benefits and professional fees); facilities expenses (which include third-party telecommunications expenses we incur for using other carriers’ networks to provide services to our customers); rents and utilities expenses; equipment sales expenses (such as data integration and modem expenses); payments to universal service funds (which are federal and state funds that are established to promote the availability of telecommunications services to all consumers at reasonable and affordable rates, among other things, and to which we are often required to contribute); certain litigation expenses associated with our operations; and other expenses directly related to our operations; and

•

Selling, general and administrative expenses are corporate overhead and other operating expenses. These expenses include: employee-related expenses (such as salaries, wages, internal commissions, benefits and professional fees) directly attributable to selling products or services and employee-related expenses for administrative functions; marketing and advertising; property and other operating taxes and fees; external commissions; litigation expenses associated with general matters; bad debt expense; and other selling, general and administrative expenses.

These expense classifications may not be comparable to those of other companies.

The following tables summarize our operating expenses:

	Years Ended December 31,		Increase / (Decrease)	% Change
	2017	2016
	(Dollars in millions)
Cost of services and products (exclusive of depreciation and amortization)	$8,203	7,774	429	6%
Selling, general and administrative	3,508	3,447	61	2%
Depreciation and amortization	3,936	3,916	20	1%

Total operating expenses	$15,647	15,137	510	3%

	Years Ended December 31,		Increase / (Decrease)	% Change
	2016	2015
	(Dollars in millions)
Cost of services and products (exclusive of depreciation and amortization)	$7,774	7,778	(4)	— %
Selling, general and administrative	3,447	3,354	93	3%
Depreciation and amortization	3,916	4,189	(273)	(7)%

Total operating expenses	$15,137	15,321	(184)	(1)%

Cost of Services and Products (exclusive of depreciation and amortization)

Cost of services and products (exclusive of depreciation and amortization) increased by $429 million, or 6%, for the year ended December 31, 2017 as compared to the year ended December 31, 2016. The increase in costs of services and products (exclusive of depreciation and amortization) was attributable to the inclusion of $690 million in post-acquisition Legacy Level 3 costs (net of intercompany eliminations) in our consolidated costs of services and products (exclusive of depreciation and amortization). Costs of services and products (exclusive of depreciation and amortization) for Legacy CenturyLink decreased by $261 million, or 3%, for the year ended December 31, 2017 as compared to the year ended December 31, 2016. The decrease in cost of services and products (exclusive of depreciation and amortization) was primarily due to reductions in salaries and wages and employee benefits from lower headcount and healthcare costs, lower real estate and power expenses from the sale of the data centers and colocation business, and reduced customer premises equipment costs due to a decrease in sales of customer premises equipment and USF rates, which were partially offset by increases in facility costs. Cost of services and products (exclusive of depreciation and amortization) decreased by $4 million, or less than 1%, for the year ended December 31, 2016 as compared to the year ended December 31, 2015. The decrease in cost of services and products (exclusive of depreciation and amortization) was primarily due to reductions in salaries and wages from lower headcount, professional fees, payment processing fees and customer premises equipment costs, which were substantially offset by increases in content costs for Prism TV (resulting from higher content volume and rates), network expense and USF rates.

Selling, General and Administrative

Selling, general and administrative expenses increased by $61 million, or 2%, for the year ended December 31, 2017 as compared to the year ended December 31, 2016. The increase in selling, general and administrative expenses was primarily attributable to the inclusion of $253 million in post-acquisition Legacy Level 3 expenses (net of intercompany eliminations) in our consolidated selling, general and administrative expenses. Legacy CenturyLink’s selling, general and administrative expenses decreased by $192 million, or 6%, primarily due to reductions in salaries and wages and employee benefits from lower headcount and healthcare costs, external commissions and bad debt expenses. These decreases were substantially offset by losses recognized from the sale of our data centers and colocation business and the related failed-sale-leaseback as further described in Note 3—Sale of Data Centers and Colocation Business to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2017 and increases in transaction and integration costs associated with the Level 3 acquisition. Selling, general and administrative expenses increased by $93 million, or 3%, for the year ended December 31, 2016 as compared to the year ended December 31, 2015. The increase in selling, general and administrative expenses was primarily due to increases in severance expenses associated with workforce reductions, higher payments of employee health care claims, bad debt and other expenses (including fees related to the Level 3 acquisition), which were partially offset by reductions in professional fees and property and other taxes.

Depreciation and Amortization

The following tables provide detail of our depreciation and amortization expense:

	Years Ended December 31,		Increase / (Decrease)	% Change
	2017	2016
	(Dollars in millions)
Depreciation	$2,710	2,691	19	1%
Amortization	1,226	1,225	1	—%

Total depreciation and amortization	$3,936	3,916	20	1%

	Years Ended December 31,		Increase / (Decrease)	% Change
	2016	2015
	(Dollars in millions)
Depreciation	$2,691	2,836	(145)	(5)%
Amortization	1,225	1,353	(128)	(9)%

Total depreciation and amortization	$3,916	4,189	(273)	(7)%

Annual depreciation expense is impacted by several factors, including changes in our depreciable cost basis, changes in our estimates of the remaining economic life of certain network assets, the addition of new plant (including from the acquisition of Level 3) and the sale of our data centers and colocation business. Depreciation expense increased by $19 million, or 1%, for the year ended December 31, 2017 as compared to the year ended December 31, 2016 and decreased by $145 million, or 5%, for the year ended December 31, 2016 as compared to the year ended December 31, 2015. The increase in depreciation expense for the year ended December 31, 2017 was primarily attributable to the inclusion of $143 million in post-acquisition Legacy Level 3 depreciation expense in our consolidated depreciation expense. Legacy CenturyLink’s depreciation expense was lower for both periods due to full depreciation and retirement of certain plant placed in service prior to 2017 and 2016. Additionally, we ceased depreciating property, plant and equipment assets of our colocation business when we entered into the agreement to sell that business in late 2016. Absent the sale, we estimate that we would have recorded additional depreciation expense of $54 million from January 1, 2017 through May 1, 2017 related to the conveyed property. These decreases were partially offset by an increase in depreciation expense attributable to new plant placed in service since January 1, 2016 and 2015, respectively. As a result of not meeting sale-leaseback accounting requirements, we are deemed under GAAP to still own certain real estate assets sold to Cyxtera; therefore, we are required to reflect a portion of the real estate assets on our consolidated balance sheet and depreciate these assets over their useful lives. As further described in Note 3—Sale of Data Centers and

Colocation Business, of the $91 million increase in depreciation expense on these real estate assets, $44 million is not expected to recur in future periods.

Amortization expense increased by $1 million, or less than 1%, for the year ended December 31, 2017 as compared to the year ended December 31, 2016 and decreased by $128 million, or 9%, for the year ended December 31, 2016 as compared to the year ended December 31, 2015. The increase in amortization expense for the year ended December 31, 2017 was primarily attributable to the inclusion of $139 million in post-acquisition Legacy Level 3 amortization expense in our consolidated amortization expense. Legacy CenturyLink’s amortization expense was lower for both periods primarily due to the use of accelerated amortization for a portion of our customer relationship assets and our entry into an agreement to sell our data centers and colocation business. The effect of using an accelerated amortization method results in an incremental decline in expense each period as the intangible assets amortize. We ceased amortizing the intangible assets of our colocation business when we entered into the agreement to sell that business. Absent the sale, we estimate that we would have recorded additional amortization expense of $13 million from January 1, 2017 through May 1, 2017, related to the conveyed intangible assets. In addition, amortization of capitalized software was lower in both periods due to software becoming fully amortized faster than new software was acquired or developed.

Other Consolidated Results

The following tables summarize our total other expense, net and income tax (benefit) expense:

	Years Ended December 31,		Increase / (Decrease)	% Change
	2017	2016
	(Dollars in millions)
Interest expense	$(1,481)	(1,318)	163	12%
Other income, net	12	5	7	140%

Total other expense, net	$(1,469)	(1,313)	156	12%

Income tax (benefit) expense	$(849)	394	(1,243)	nm

	Years Ended December 31,		Increase / (Decrease)	% Change
	2016	2015
	(Dollars in millions)
Interest expense	$(1,318)	(1,312)	6	— %
Other income, net	5	49	(44)	(90)%

Total other expense, net	$(1,313)	(1,263)	50	4%

Income tax expense	$394	438	(44)	(10)%

nm - Percentages greater than 200% and comparisons between positive and negative values or to/from zero values are considered not meaningful.

Interest Expense

Interest expense increased by $163 million, or 12%, for the year ended December 31, 2017 as compared to the year ended December 31, 2016. The increase in interest expense was primarily due to (i) the issuance of $7.945 billion of term loans in 2017 for the purpose of providing funding for the Level 3 acquisition, (ii) the assumption of Level 3’s debt upon the consummation of the acquisition of Level 3, which accounted for $80 million in post-acquisition interest expense and (iii) the recognition of imputed interest expense resulting from the failed-sale-leaseback as further described in Note 3—Sale of Data Centers and Colocation Business. Interest expense increased by $6 million, or less than 1%, for the year ended December 31, 2016 as compared to the year ended December 31, 2015. The increase in interest expense was substantially due to a reduction in the amount of net premium amortization recorded at acquisition due to the early retirement of several issuances of debt during the period, which has the effect of increasing interest expense, and an increase in interest expense on unsecured notes related to the issuance of $1.0 billion of new debt in April, 2016 in advance of a debt maturity in June, 2016.

Other Income, Net

Other income, net reflects certain items not directly related to our core operations, including our share of income from partnerships we do not control, interest income, gains and losses from non-operating asset dispositions, foreign currency gains and losses and components of net periodic pension and postretirement benefit costs. Other income (expense), net increased by $7 million, or 140%, for the year ended December 31, 2017 as compared to the year ended December 31, 2016. This increase in other income, net was primarily due to a reduction in the loss on early retirement of debt, an increase in interest income from the $6 billion Term Loan B funds held in escrow and income generated from our services agreements with Cyxtera, which was substantially offset by a lower expected return on assets in 2017 for our pension and post-retirement plans. The expected return on assets for our pension and post-retirement plans was lower in 2017 as compared to 2016, which resulted in us recording pension and post-retirement expense in 2017 as compared to recording pension and post-retirement income in 2016. Other income, net decreased by $44 million, or 90%, for the year ended December 31, 2016 as compared to the year ended December 31, 2015. This decrease in other income, net was primarily due to losses on early retirement of debt, which was partially offset by the impact of nonrecurring funding from a state economic development program.

Income Tax (Benefits) Expense

The enactment of the Tax Cuts and Jobs Act legislation in December 2017 resulted in a re-measurement of our deferred tax assets and liabilities at the new federal corporate tax rate of 21%. The re-measurement resulted in a tax benefit of approximately $1.1 billion recorded in the fourth quarter of 2017, which was the predominant factor contributing to our recognition of an $849 million income tax benefit for 2017, versus income tax expense of $394 million in the prior year. Income tax expense decreased by $44 million for the year ended December 31, 2016 as compared to the year ended December 31, 2015. For the years ended December 31, 2017, 2016 and 2015, our effective income tax rate was (157.2)%, 38.6% and 33.3%, respectively. The effective tax rate for the year ended December 31, 2017 reflects the benefit from the re-measurement of deferred taxes as noted above, a $27 million tax expense related to the sale of our data centers and colocation business and a $32 million tax impact of non-deductible transaction costs related to the Level 3 acquisition. The effective tax rate for the year ended December 31, 2016 reflects a tax impact of $18 million from an intercompany dividend payment from one of our foreign subsidiaries to its domestic parent company that was made as part of our corporate restructuring in preparation for the sale of our colocation business. The effective tax rate for the year ended December 31, 2015 reflects a tax benefit of approximately $34 million related to affiliate debt rationalization, research and development tax credits of $28 million for 2011 through 2015, and a $16 million tax decrease due to changes in state taxes caused by apportionment changes, state tax rate changes and the changes in the expected utilization of net operating loss carryforwards (“NOLs”). See Note 13—Income Taxes to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2017 and “Critical Accounting Policies and Estimates—Income Taxes” below for additional information.

Segment Results

The results for our business and consumer segments are summarized below for the years ended December 31, 2017, 2016 and 2015:

	Years Ended December 31,
	2017	2016	2015
	(Dollars in millions)
Total segment revenues	$16,924	16,766	17,171
Total segment expenses	9,390	9,081	9,025

Total segment income	$7,534	7,685	8,146

Total margin percentage	45%	46%	47%
Business segment:
Revenues	$11,220	10,704	10,977
Expenses	6,847	6,391	6,395

Income	$4,373	4,313	4,582

Margin percentage	39%	40%	42%
Consumer segment:
Revenues	$5,704	6,062	6,194
Expenses	2,543	2,690	2,630

Income	$3,161	3,372	3,564

Margin percentage	55%	56%	58%

The following table reconciles our total segment revenues and total segment income presented above to consolidated operating revenues and consolidated operating income reported in our consolidated statements of operations.

	Years Ended December 31,
	2017	2016	2015
	(Dollars in millions)
Total segment revenues	$16,924	16,766	17,171
Regulatory revenues	732	704	729

Operating revenues reported in our consolidated statements of operations	$17,656	17,470	17,900

Total segment income	$7,534	7,685	8,146
Regulatory revenues	732	704	729
Depreciation and amortization	(3,936)	(3,916)	(4,189)
Non-segment expenses	(2,321)	(2,140)	(2,107)

Operating income reported in our consolidated statements of operations	$2,009	2,333	2,579

Products and Services

In connection with our acquisition of Level 3 on November 1, 2017, we revised the way we categorize our products and services and now report our related revenues under the following categories: IP and data services, transport and infrastructure, voice and collaboration, IT and managed services and regulatory revenues. From time to time, we change the categorization of our products and services, and we may make similar changes in the future.

We offer our customers the ability to bundle together several products and services. We believe our customers value the convenience and price discounts associated with receiving multiple services through a single company.

Business Segment

The operations of our business segment have been impacted by several significant trends, including those described below:

Our mix of total business segment revenues continues to migrate from traditional wireline voice services to newer, lower cost more technologically advanced products and services as our small, medium and enterprise business, wholesale and government customers increasingly demand integrated data, broadband, hosting and voice services. Our Ethernet-based services in the wholesale market face competition from cable companies and competitive fiber-based telecommunications providers. We anticipate continued pricing pressure for our colocation services as our competitors continue to expand their enterprise colocation operations. In recent years, our competitors, as well as several large, diversified technology companies, have made substantial investments in cloud computing. This expansion in competitive cloud computing offerings has led to increased pricing pressure, a migration towards lower-priced cloud-based services and enhanced competition for contracts, and we expect these trends to continue. Customers’ demand for new technology has also increased the number of competitors offering services similar to ours. Price compression from each of these above-mentioned competitive pressures has negatively impacted the operating margins of certain business product and service offerings, and we expect this trend to continue. Our traditional wireline products and services revenues have been, and we expect they will continue to be, adversely affected by access line losses and price compression. In particular, our access, local services and long-distance revenues have been, and we expect will continue to be, adversely affected by customer migration to more technologically advanced services, a substantial increase in the use of non-voice communications, industry consolidation and price compression caused by regulation and rate reductions. For example, many of our business segment customers are substituting cable, wireless and Voice over Internet Protocol (“VoIP”) services for traditional voice telecommunications services, resulting in continued access revenue loss. Demand for our private line services (including business data services) continues to decline due to our customers’ optimization of their networks, industry consolidation and technological migration to higher-speed services. Although our traditional wireline services generally face fewer direct competitors than certain of our newer, lower cost more advanced products and services, customer migration and, to a lesser degree, price compression from competitive pressures have negatively impacted our traditional wireline revenues and the operating margins of these services. We expect this trend to continue. We expect both equipment sales and professional services revenue and the related costs will fluctuate from year to year as this offering tends to be more sensitive than others to changes in the economy and in spending trends of our federal, state and local government customers, many of whom have experienced substantial budget cuts over the past several years, with the possibility of additional future budget cuts.

Our operating costs also impact the operating margins of all of our above-mentioned services, but to a lesser extent than price compression and customer disconnects. These operating costs include employee costs, sales commissions, software costs on selected services, installation costs and third-party facility costs. We believe increases in operating costs have generally had a greater impact on the operating margins of some of our newer, more technologically advanced services as compared to our traditional wireline services, principally because those newer services rely more heavily upon the above-listed support functions. Operating costs, such as installation costs and third-party facility costs, have also negatively impacted the operating margins of our traditional wireline products and services, but to a lesser extent than customer loss, customer migration and price compression.

We continue to evaluate our segment operating structure and focus. This involves balancing our workforce in response to our workload requirements, productivity improvements and changes in industry, competitive, technological and regulatory conditions, while achieving operational efficiencies and improving our processes through automation. However, our ongoing efforts to increase revenue will continue to require that we incur higher costs in some areas. We also expect our business segment to benefit indirectly from enhanced efficiencies in our company-wide network operations.

The following tables summarize the results of operations from our business segment:

	Business Segment
	Years Ended December 31,		Increase / (Decrease)	% Change
	2017	2016
	(Dollars in millions)
Segment revenues:
IP & Data Services(1)	$3,595	2,851	744	26%
Transport & Infrastructure(2)	3,680	3,929	(249)	(6)%
Voice & Collaboration(3)	3,294	3,284	10	— %
IT & Managed Services(4)	651	640	11	2%

Total segment revenues	11,220	10,704	516	5%

Segment expenses:
Total expenses	6,847	6,391	456	7%

Segment income	$4,373	4,313	60	1%

Segment margin percentage	39%	40%

(1)	Includes primarily VPN data network, Ethernet, IP and ancillary revenues.
(2)	Includes primarily broadband, private line (including business data services), colocation and data centers, wavelength and ancillary revenues.
(3)	Includes local, long-distance and other ancillary revenues.
(4)	Includes IT services and managed services revenues.

	Business Segment
	Years Ended December 31,		Increase / (Decrease)	% Change
	2016	2015
	(Dollars in millions)
Segment revenues:
IP & Data Services(1)	$2,851	2,704	147	5%
Transport & Infrastructure(2)	3,929	4,157	(228)	(5)%
Voice & Collaboration(3)	3,284	3,429	(145)	(4)%
IT & Managed Services(4)	640	687	(47)	(7)%

Total segment revenues	10,704	10,977	(273)	(2)%

Segment expenses:
Total expenses	6,391	6,395	(4)	— %

Segment income	$4,313	4,582	(269)	(6)%

Segment margin percentage	40%	42%

(1)	Includes primarily VPN data network, Ethernet, IP and ancillary revenues.
(2)	Includes primarily broadband, private line (including business data services), colocation and data centers, wavelength and ancillary revenues.
(3)	Includes local, long-distance and other ancillary revenues.
(4)	Includes IT services and managed services revenues.

Segment Revenues

Business segment revenues increased by $516 million, or 5%, for the year ended December 31, 2017 as compared to the year ended December 31, 2016 due to the inclusion of $1.39 billion in post-acquisition Legacy Level 3 business segment revenues in our consolidated business segment revenues. Business segment revenues for Legacy CenturyLink decreased by $874 billion for the year ended December 31, 2017 as compared to the year ended December 31, 2016 and by $273 million for the year ended December 31, 2016 as compared to the year ended December 31, 2015. The decline in business segment revenues for both periods is attributable to a reduction in access lines and lower volumes of long-distance and access services resulting from the competitive and technological factors noted above and to reductions in the volume of private line (including business data services) services. Our business segment revenues for the year ended December 31, 2017 were also impacted by the May 1, 2017 sale of our data centers and colocation business, which resulted in a reduction of colocation revenues of $396 million for the year ended December 31, 2017 as compared to the prior year period.

Segment Expenses

Business segment expenses increased by $456 million, or 7%, for the year ended December 31, 2017 as compared to the year ended December 31, 2016, primarily due to the inclusion of $749 million in post-acquisition Legacy Level 3 business segment expenses in our consolidated business segment expenses. Business segment expenses for Legacy CenturyLink decreased by $293 million for the year ended December 31, 2017 as compared to the year ended December 31, 2016 primarily due to decreases in salaries and wages and employee benefits from lower headcount, real estate and power costs due to the sale of the data centers and colocation business, marketing and advertising expenses and network expense. These decreases were partially offset by an increase in facility costs. Business segment expenses for Legacy CenturyLink decreased by $4 million, or less than 1%, for the year ended December 31, 2016 as compared to the year ended December 31, 2015. The decrease in our business segment expenses was primarily due to decreases in salaries and wages, professional fees and payment processing fees, which were substantially offset by increases in facility costs, network expense and real estate and power costs.

Segment Income

Business segment income increased by $60 million, or 1%, for the year ended December 31, 2017 as compared to the year ended December 31, 2016 primarily due to the inclusion of $641 million in post-acquisition Legacy Level 3 business segment net income and decreased by $269 million, or 6%, for the year ended December 31, 2016 as compared to the year ended December 31, 2015. The decrease of $581 million in Legacy CenturyLink business segment income for the year ended December 31, 2017 was due to the loss of customers, lower service volumes and the loss of income generated by our colocation business. The decrease in business segment income for the year ended December 31, 2016 was due predominantly to the loss of customers and lower service volumes.

Consumer Segment

The operations of our consumer segment have been impacted by several significant trends, including those described below:

In order to remain competitive and attract additional residential broadband subscribers, we believe it is important to continually increase our broadband network’s scope and connection speeds. As a result, we continue to invest in our broadband network, which allows for the delivery of higher-speed broadband services to a greater number of customers. We compete in a maturing broadband market in which most consumers already have broadband services and growth rates in new subscribers have slowed or declined. Moreover, as described further in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2017, certain of our competitors continue to provide broadband services at higher average transmission speeds than ours or through advanced wireless data service offerings, both of which we believe have impacted the competitiveness of certain of our broadband offerings. The offering of our facilities-based video services in our markets has required us to incur substantial start-up expenses in advance of marketing and selling the service. Also, our associated content costs continue to increase and the video business has become more competitive as more options become available to customers to access video services through new technologies. The demand for new technology has increased the number of competitors offering services similar to ours. Price compression and new technology from our competitors have negatively impacted the operating margins of our newer, more technologically advanced products and services and we expect this trend to continue. Our voice revenues have been, and we expect they will continue to be, adversely affected by access line losses and lower long-distance voice service volumes. Intense competition and product substitution continue to drive our access line losses. For example, many consumers are substituting cable and wireless voice services and electronic mail, texting and social networking non-voice services for traditional voice telecommunications services. We expect that these factors will continue to negatively impact our business. As a result of the expected loss of higher margin services associated with access lines, we continue to offer our customers service bundling and other product promotions to help mitigate this trend, as described below. Customer migration and price compression from competitive pressures have not only negatively impacted our traditional wireline services revenues, but they have also negatively impacted the operating margins of these services and we expect this trend to continue.

Operating costs also impact the operating margins of these services. These operating costs include employee costs, marketing and advertising expenses, sales commissions, TV content costs and installation costs. We believe increases in operating costs have generally had a greater impact on our operating margins of our newer, more technologically advanced products and services as compared to our traditional wireline services, principally because our newer, more technologically advanced products and services rely more heavily upon the above-listed operating expenses. Operating costs, such as installation costs and facility costs, have also negatively impacted the operating margins of our traditional wireline products and services, but to a lesser extent than customer migration and price compression. Operating costs also tend to impact our traditional wireline products and services margins to a lesser extent than our newer, more technologically advanced products and services as noted above.

Service bundling and product promotions. We offer our customers the ability to bundle multiple products and services. These customers can bundle broadband services with other services such as local voice, video and long-distance. While we believe our bundled service offerings can help retain customers, they also tend to lower our profit margins in the consumer segment due to the related discounts; and

Operating efficiencies. We continue to evaluate our segment operating structure and focus. This involves balancing our workforce in response to our workload requirements, productivity improvements and changes in industry, competitive, technological and regulatory conditions. We also expect our consumer segment to benefit indirectly from enhanced efficiencies in our company-wide network operations.

The following tables summarize the results of operations from our consumer segment:

	Consumer Segment
	Years Ended December 31,		Increase / (Decrease)	% Change
	2017	2016
	(Dollars in millions)
Segment revenues:
IP & Data Services(1)	$448	506	(58)	(11)%
Transport & Infrastructure(2)	2,871	2,897	(26)	(1)%
Voice & Collaboration(3)	2,385	2,659	(274)	(10)%

Total segment revenues	5,704	6,062	(358)	(6)%

Segment expenses:
Total expenses	2,543	2,690	(147)	(5)%

Segment income	$3,161	3,372	(211)	(6)%

Segment income margin percentage	55%	56%

(1)	Includes retail video revenues (including our facilities-based video revenues).
(2)	Includes primarily broadband and equipment sales and professional services revenues.
(3)	Includes local, long-distance and other ancillary revenues.

	Consumer Segment
	Years Ended December 31,		Increase / (Decrease)	% Change
	2016	2015
	(Dollars in millions)
Segment revenues:
IP & Data Services(1)	$506	468	38	8%
Transport & Infrastructure(2)	2,897	2,829	68	2%
Voice & Collaboration(3)	2,659	2,897	(238)	(8)%

Total segment revenues	6,062	6,194	(132)	(2)%

Segment expenses:
Total expenses	2,690	2,630	60	2%

Segment income	$3,372	3,564	(192)	(5)%

Segment income margin percentage	56%	58%

(1)	Includes retail video revenues (including our facilities-based video revenues).
(2)	Includes primarily broadband and equipment sales and professional services revenues.
(3)	Includes local, long-distance and other ancillary revenues.

Segment Revenues

Consumer segment revenues decreased by $358 million, or 6%, for the year ended December 31, 2017 as compared to the year ended December 31, 2016. The decrease in our consumer segment revenues was primarily due to lower local and long-distance voice service volumes associated with access line losses resulting from the competitive and technological factors noted above and a decrease in the number of Prism TV customers. Consumer segment revenues decreased by $132 million, or 2%, for the year ended December 31, 2016 as compared to the year ended December 31, 2015. The decline in consumer segment services revenues was primarily due to declines in local and long-distance services volumes associated with access line losses resulting from the competitive and technological factors as further described above. These declines were partially offset by an increase in the number of Prism TV customers and various pricing initiatives for broadband, Prism TV and other products and services, which were partially offset by a decline in broadband customers.

Segment Expenses

Consumer segment expenses decreased by $147 million, or 5%, for the year ended December 31, 2017 as compared to the year ended December 31, 2016. The decrease in our consumer segment expenses was primarily due to decreases in salaries and wages and employee benefits from lower headcount, external commissions and USF surcharges from rate decreases, which were partially offset by increases in marketing and advertising expenses. Consumer segment expenses increased by $60 million, or 2%, for the year ended December 31, 2016 as compared to the year ended December 31, 2015. This increase in our consumer segment expenses was primarily due to increases in costs related to Prism TV (resulting from higher volume and rates), professional fees, sales commissions, bad debt expense and network costs, which were partially offset by reductions in salaries and wages from lower headcount and payment processing fees.

Segment Income

Consumer segment income decreased by $211 million, or 6%, for the year ended December 31, 2017 as compared to the year ended December 31, 2016 and by $192 million, or 5%, for the year ended December 31,

2016 as compared to the year ended December 31, 2015. The decline in our consumer segment income for both periods was primarily due to loss of customers and increases in the costs associated with Prism TV.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with accounting principles that are generally accepted in the United States. The preparation of these consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of our assets, liabilities, revenues and expenses. We have identified certain policies and estimates as critical to our business operations and the understanding of our past or present results of operations related to (i) business combinations, (ii) goodwill, customer relationships and other intangible assets; (iii) property, plant and equipment; (iv) pension and post-retirement benefits; (v) loss contingencies and litigation reserves; (vi) Connect America Fund; and (vii) income taxes. These policies and estimates are considered critical because they had a material impact, or they have the potential to have a material impact, on our consolidated financial statements and because they require us to make significant judgments, assumptions or estimates. We believe that the estimates, judgments and assumptions made when accounting for the items described below were reasonable, based on information available at the time they were made. However, there can be no assurance that actual results will not differ from those estimates.

Business Combination

We have accounted for our acquisition of Level 3 on November 1, 2017, under the acquisition method of accounting, whereby the tangible and separately identifiable intangible assets acquired and liabilities assumed are recognized at their preliminary estimated fair values at the acquisition date. The portion of the purchase price in excess of the preliminary estimated fair value of the net tangible and separately identifiable intangible assets acquired represents goodwill. The preliminary estimates of fair value and resulting assignment of the purchase price related to our acquisition of Level 3 involved significant estimates and judgments by our management. In arriving at the preliminary fair values of assets acquired and liabilities assumed, we considered the following generally accepted valuation approaches: the cost approach, income approach and market approach. Our preliminary estimates also included assumptions about projected growth rates, cost of capital, effective tax rates, tax amortization periods, technology life cycles, the regulatory and legal environment and industry and economic trends. For additional information about our acquisition of Level 3, see Note 2—Acquisition of Level 3 to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2017.

Goodwill, Customer Relationships and Other Intangible Assets

We amortize customer relationships primarily over an estimated life of 7 to 15 years, using either the sum-of-the-years-digits or the straight-line methods, depending on the customer retention patterns for the type of customer at the companies we acquire. We amortize capitalized software using the straight-line method over estimated lives ranging up to 7 years, except for approximately $237 million of our capitalized software costs, which represents costs to develop an integrated billing and customer care system which is amortized using the straight-line method over a 20 year period. We annually review the estimated lives and methods used to amortize our other intangible assets, primarily capitalized software. The amount of future amortization expense may differ materially from current amounts, depending on the results of our annual reviews.

Our goodwill was derived from numerous acquisitions where the purchase price exceeded the fair value of the net assets acquired.

We are required to reassign goodwill to reporting units each time we reorganize our internal reporting structure which causes a change in the composition of our reporting units. We assign goodwill to the reporting units using a relative fair value approach. We utilize the trailing twelve months earnings before interest, taxes, depreciation and amortization as our allocation methodology as we believe that it represents a reasonable proxy for the fair value of the operations being reorganized. The use of other fair value assignment methods could result in materially different results. For additional information on our segments, see Note 14—Segment Information to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2017.

We are required to assess goodwill for impairment at least annually, or more frequently, if an event occurs or circumstances change that would indicate an impairment may have occurred. We are required to write-down the value of goodwill in periods in which the recorded amount of goodwill exceeds the implied fair value of goodwill. Our reporting units are not discrete legal entities with discrete financial statements. Our assets and liabilities are employed in and relate to the operations of our reporting units. Therefore, the equity carrying value and future cash flows must be estimated each time a goodwill impairment analysis is performed on a reporting unit. As a result, our assets, liabilities and cash flows are assigned to reporting units using reasonable and consistent allocation methodologies. Certain estimates, judgments and assumptions are required to perform these assignments. We believe these estimates, judgments and assumptions to be reasonable, but changes in any of these can significantly affect each reporting unit’s equity carrying value and future cash flows utilized for our goodwill impairment test. Our annual assessment date for testing goodwill impairment is October 31.

As of October 31, 2017, we assessed goodwill for impairment for our three reporting units, which we determined to be enterprise (excluding wholesale), consumer and wholesale and determined that the estimated fair value of our wholesale reporting unit was substantially in excess of our carrying value of equity and the estimated fair value of our enterprise and consumer reporting units exceeded our carrying value of equity by approximately 9.0% and 4.0%, respectively.

For additional information on our goodwill balances by segment, see Note 4—Goodwill, Customer Relationships and Other Intangible Assets to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2017.

We may be required to assess our goodwill for impairment before our next required assessment date of October 31, 2018 under certain circumstances, including any failure to meet our forecasted future operating results or any significant increases in our weighted average cost of capital. In addition, we cannot assure that adverse conditions will not trigger future goodwill impairment assessments or impairment charges. A number of factors, many of which we cannot control, could affect our financial condition, operating results and business prospects and could cause our actual results to differ from the estimates and assumptions we employed in our goodwill impairment assessment. These factors include, but are not limited to, (i) further weakening in the overall economy; (ii) a significant decline in our stock price and resulting market capitalization as a result of an adverse change to our overall business operations; (iii) changes in the discount rate we use in our testing; (iv) successful efforts by our competitors to gain market share in our markets; (v) adverse changes as a result of regulatory or legislative actions; (vi) a significant adverse change in our legal affairs or in the overall business climate; and (vii) recognition of a goodwill impairment loss in the financial statements of one or more of our subsidiaries that are a component of our segments. For additional information, see “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2017. We will continue to monitor certain events that impact our operations to determine if an interim assessment of goodwill impairment should be performed prior to the next required assessment date of October 31, 2018.

Property, Plant and Equipment

Property, plant and equipment acquired in connection with our acquisitions was recorded based on its estimated fair value as of its acquisition date, plus the estimated value of any associated legally or contractually required asset retirement obligation. Purchased and constructed property, plant and equipment is recorded at cost, plus the estimated value of any associated legally or contractually required asset retirement obligation. Renewals and betterments of plant and equipment are capitalized while repairs, as well as renewals of minor items, are charged to operating expense. Depreciation of property, plant and equipment is provided on the straight-line method using class or overall group rates. The group method provides for the recognition of the remaining net investment, less anticipated net salvage value, over the remaining useful life of the assets. This method requires the periodic revision of depreciation rates.

Normal retirements of property, plant and equipment are charged against accumulated depreciation, with no gain or loss recognized. We depreciate such property on the straight-line method over estimated service lives ranging from 3 to 45 years.

We perform annual internal reviews to evaluate the reasonableness of the depreciable lives for our property, plant and equipment. Our reviews utilize models that take into account actual usage, physical wear and tear, replacement history, assumptions about technology evolution and, in certain instances, actuarially determined probabilities to estimate the remaining life of our asset base.

Due to rapid changes in technology and the competitive environment, determining the estimated economic life of telecommunications plant and equipment requires a significant amount of judgment. We regularly review data on utilization of equipment, asset retirements and salvage values to determine adjustments to our depreciation rates. The effect of a hypothetical one year increase or decrease in the estimated remaining useful lives of our property, plant and equipment would have decreased depreciation expense by approximately $420 million annually or increased depreciation expense by approximately $550 million annually, respectively.

Pension and Post-retirement Benefits

We sponsor a noncontributory qualified defined benefit pension plan (referred to as our qualified pension plan) for a substantial portion of our employees. In addition to this tax-qualified pension plan, we also maintain several non-qualified pension plans for certain eligible highly compensated employees. We also maintain post-retirement benefit plans that provide health care and life insurance benefits for certain eligible retirees. On November 1, 2017, we assumed Level 3’s pension and post-retirement plans, and certain obligations associated with these plans. Due to the insignificant impact of these plans on our consolidated financial statements, we have excluded them from the following pension and post-retirement benefits disclosures for 2017.

In 2017, approximately 58% of the qualified pension plan’s January 1, 2017 net actuarial loss balance of $3.134 billion was subject to amortization as a component of net periodic expense over the average remaining service period of participating employees expected to receive benefits, which ranges from 9 to 10 years for the plan. The other 42% of the qualified pension plan’s beginning net actuarial loss balance was treated as indefinitely deferred during 2017. The entire beginning net actuarial loss of $137 million for the post-retirement benefit plans was treated as indefinitely deferred during 2017.

In 2016, approximately 53% of the qualified pension plan’s January 1, 2016 net actuarial loss balance of $2.843 billion was subject to amortization as a component of net periodic expense over the average remaining service period of participating employees expected to receive benefits, which ranges from 9 to 10 years for the plan. The other 47% of the qualified pension plan’s beginning net actuarial loss balance was treated as indefinitely deferred during 2016. The entire beginning net actuarial loss of $147 million for the post-retirement benefit plans was treated as indefinitely deferred during 2016.

In 2015, approximately 45% of the qualified pension plan’s January 1, 2015 net actuarial loss balance of $2.740 billion was subject to amortization as a component of net periodic expense over the average remaining service period of participating employees expected to receive benefits, which ranges from 8 to 9 years for the plan. The other 55% of the qualified pension plan’s beginning net actuarial loss balance was treated as indefinitely deferred during 2015. The entire beginning net actuarial loss of $277 million for the post-retirement benefit plans was treated as indefinitely deferred during 2015.

In computing our pension and post-retirement health care and life insurance benefit obligations, our most significant assumptions are the discount rate and mortality rates. In computing our periodic pension and post-retirement benefit expense, our most significant assumptions are the discount rate and the expected rate of return on plan assets.

The discount rate for each plan is the rate at which we believe we could effectively settle the plan’s benefit obligations as of the end of the year. We selected each plan’s discount rate based on a cash flow matching analysis using hypothetical yield curves from U.S. corporate bonds rated high quality and projections of the future benefit payments that constitute the projected benefit obligation for the plans. This process establishes the uniform discount rate that produces the same present value of the estimated future benefit payments as is generated by discounting each year’s benefit payments by a spot rate applicable to that year. The spot rates used in this process are derived from a yield curve created from yields on the 60th to 90th percentile of U.S. high quality bonds.

In 2016, we changed the method we use to estimate the service and interest components of net periodic benefit expense for pension and other postretirement benefit obligations. This change resulted in a decrease in the service and interest components in 2017 and 2016. Beginning in 2016, we utilized a full yield curve approach in connection with estimating these components by applying the specific spot rates along the yield curve used in the determination of the benefit obligation to the relevant projected cash flows, as opposed to the single weighted-average discount rate derived from the yield curve that we have used in the past. We believe this change more precisely measures service and interest costs by improving the correlation between projected benefit cash flows to the corresponding spot yield curve rates. This change did not affect the measurement of our total benefit obligations but lowered our annual net periodic benefit cost by $122 million and $149 million in 2017 and 2016, respectively, when compared to the pre-2016 methodology. This change was treated as a change in accounting estimate and, accordingly, we did not adjust the amounts recorded in 2015.

Mortality rates help predict the expected life of plan participants and are based on historical demographic studies by the Society of Actuaries (“SOA”). The SOA publishes new mortality rates (mortality tables and projection scales) on a regular basis which reflect updates to projected life expectancies in North America. Historically, we have adopted the new projection tables immediately after publication. In 2017, we adopted the revised morality tables and projection scale released by the SOA, which decreased the projected benefit obligation of our benefit plans by $113 million. In 2016, we adopted the revised mortality table and projection scale released by the SOA, which decreased the projected benefit obligation of our benefit plans by $268 million. The 2015 revised mortality table and projection scale decreased the 2015 projected benefit obligation of our benefit plans by $379 million. The change in the projected benefit obligation of our benefit plans was recognized as part of the net actuarial loss and is included in accumulated other comprehensive loss, a portion of which is subject to amortization over the remaining estimated life of plan participants, which was approximately 9 to 10 years as of December 31, 2017.

The expected rate of return on plan assets is the long-term rate of return we expect to earn on the plans’ assets in the future, net of administrative expenses paid from plan assets. The rate of return is determined by the strategic allocation of plan assets and the long-term risk and return forecast for each asset class. The forecasts for each asset class are generated primarily from an analysis of the long-term expectations of various third party investment management organizations to which we then add a factor of 50 basis points to reflect the benefit we expect to result from our active management of the assets. The expected rate of return on plan assets is reviewed annually and revised, as necessary, to reflect changes in the financial markets and our investment strategy.

To compute the expected return on pension and post-retirement benefit plan assets, we apply an expected rate of return to the fair value of the pension plan assets and to the fair value of the post-retirement benefit plan assets adjusted for contribution timing and for projected benefit payments to be made from the plan assets. Annual market volatility for these assets (higher or lower than expected return) is reflected in the net actuarial losses.

Changes in any of the above factors could significantly impact operating expenses in the consolidated statements of operations and other comprehensive income (loss) in the consolidated statements of comprehensive income as well as the value of the liability and accumulated other comprehensive loss of stockholders’ equity on our consolidated balance sheets. The expected return on plan assets is reflected as a reduction to our pension and post-retirement benefit expense. If our assumed expected rates of return for 2017 were 100 basis points lower, our qualified pension and post-retirement benefit expenses for 2017 would have increased by $103 million. If our assumed discount rates for 2017 were 100 basis points lower, our qualified pension and post-retirement benefit expenses for 2017 would have increased by $63 million and our projected benefit obligation for 2017 would have increased by approximately $1.780 billion.

Loss Contingencies and Litigation Reserves

We are involved in several material legal proceedings, as described in more detail in Note 16—Commitments and Contingencies to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2017. We periodically assess potential losses in relation to these and other pending or threatened tax and legal matters. For matters not related to income taxes, if a loss is considered probable and the amount can be reasonably estimated, we recognize an expense for the estimated loss. To the extent these estimates are more or less than the actual liability resulting from the resolution of these matters, our earnings will be increased or decreased accordingly. If the differences are material, our consolidated financial statements could be materially impacted.

For matters related to income taxes, if we determine in our judgment that the impact of an uncertain tax position is more likely than not to be sustained upon audit by the relevant taxing authority, then we recognize in our financial statements a benefit for the largest amount that is more likely than not to be sustained. No portion of an uncertain tax position will be recognized if we determine in our judgment that the position has less than a 50% likelihood of being sustained. Though the validity of any tax position is a matter of tax law, the body of statutory, regulatory and interpretive guidance on the application of the law is complex and often ambiguous. Because of this, whether a tax position will ultimately be sustained may be uncertain.

Connect America Fund

In 2015, we accepted CAF funding from the FCC of approximately $500 million per year for six years to fund the deployment of voice and broadband capable infrastructure for approximately 1.2 million rural households and businesses (living units) in 33 states under the CAF Phase 2 high-cost support program. This program provides a monthly high-cost subsidy similar to the support provided by the FCC’s previous cost reimbursement programs. Although we believe that there is no specific authoritative U.S. GAAP guidance for the treatment of government assistance, we identified three acceptable methods to account for these funds: (1) recognize revenue when entitled to receive cash, (2) defer cash received until the living units are enabled to receive the service at the FCC specified level, or (3) record the cash received as contra capital. After assessing these alternatives, we have determined that we will recognize CAF Phase 2 funds each month as revenue when we are entitled to receive the cash less a deferred amount. The amount of revenue deferred in 2017 was approximately $94 million. We believe our recognition methodology is consistent with other companies in our industry in the United States, but may not necessarily be consistent with companies outside the United States that receive similar government funding, and we cannot provide assurances to this effect.

In computing the amount of revenue to recognize, we assume that we will not be able to economically enable 100% of the required living units in every state with voice and broadband capabilities under the CAF Phase 2 program. We defer recognition of the funds related to potential living units that we estimate we will not enable until we can with reasonable assurance determine that we can fully meet the enablement targets. As disclosed elsewhere herein, in some limited instances, a portion of the funds must be returned if enablement targets are not attained. Based on estimated enablement, a hypothetical 1% decrease in our estimate of living units we will not enable with voice and broadband capabilities under the CAF Phase 2 program would have increased our revenue by $7 million in 2017, and a 1% increase would have decreased our revenue by $29 million in 2017.

For additional information about the CAF Phase 2 support program, see “Business—Regulations” in Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2017.

Income Taxes

Our provision for income taxes includes amounts for tax consequences deferred to future periods. We record deferred income tax assets and liabilities reflecting future tax consequences attributable to tax credit carryforwards, differences between the financial statement carrying value of assets and liabilities and the tax bases of those assets and liabilities and tax net operating loss carryforwards, or NOLs. Deferred taxes are computed using enacted tax rates expected to apply in the year in which the differences are expected to affect taxable income. The effect on deferred income tax assets and liabilities of a change in tax rate is recognized in earnings in the period that includes the enactment date.

The measurement of deferred taxes often involves the exercise of considerable judgment related to the realization of tax basis. Our deferred tax assets and liabilities reflect our assessment that tax positions taken in filed tax returns and the resulting tax basis are more likely than not to be sustained if they are audited by taxing authorities. Assessing tax rates that we expect to apply and determining the years when the temporary differences are expected to affect taxable income requires judgment about the future apportionment of our income among the states in which we operate. Any changes in our practices or judgments involved in the measurement of deferred tax assets and liabilities could materially impact our financial condition or results of operations.

In connection with recording deferred income tax assets and liabilities, we establish valuation allowances when necessary to reduce deferred income tax assets to amounts that we believe are more likely than not to be realized. We evaluate our deferred tax assets quarterly to determine whether adjustments to our valuation allowance are appropriate in light of changes in facts or circumstances, such as changes in tax law, interactions with taxing authorities and developments in case law. In making this evaluation, we rely on our recent history of pre-tax earnings. We also rely on our forecasts of future earnings and the nature and timing of future deductions and benefits represented by the deferred tax assets, all which involve the exercise of significant judgment. At December 31, 2017, we established a valuation allowance of $1.341 billion primarily related to foreign and state NOLs that we acquired from Level 3, as it is more likely than not that these NOLs will expire unused. If forecasts of future earnings and the nature and estimated timing of future deductions and benefits change in the future, we may determine that a valuation allowance for certain deferred tax assets is appropriate, which could materially impact our financial condition or results of operations. See Note 13—Income Taxes to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2017 for additional information.

LIQUIDITY AND CAPITAL RESOURCES

Overview of Sources and Uses of Cash

We are a holding company that is dependent on the capital resources of our subsidiaries to satisfy our parent company liquidity requirements. Several of our significant operating subsidiaries have borrowed funds either on a standalone basis or as part of a separate restricted group with certain of its subsidiaries or affiliates. The terms of the instruments governing the indebtedness of these borrowers or borrowing groups may restrict our ability to access their accumulated cash. In addition, our ability to access the liquidity of these and other subsidiaries may be limited by tax and legal considerations and other factors.

At December 31, 2017, we held cash and cash equivalents of $551 million and we had $1.595 billion of borrowing capacity available under the then existing terms of our revolving credit facility. We had approximately

$186 million of cash and cash equivalents outside the United States at December 31, 2017. We currently believe we have the ability to repatriate cash and cash equivalents into the United States without paying or accruing U.S. taxes, other than the possible payment of the Deemed Repatriation Transition Tax discussed elsewhere herein and other limited exceptions. We do not currently intend to repatriate to the United States any of our foreign cash and cash equivalents from operating entities outside of Latin America. We have no material restrictions on our ability to repatriate to the United States foreign cash and cash equivalents.

Our acquisition of Level 3 on November 1, 2017, resulted in significant changes in our consolidated financial position, our debt structure and our future cash requirements.

Our executive officers and our Board of Directors periodically review our sources and potential uses of cash in connection with our annual budgeting process. Generally speaking, our principal funding source is cash from operating activities, and our principal cash requirements include operating expenses, capital expenditures, income taxes, debt repayments, dividends, periodic stock repurchases, periodic pension contributions and other benefits payments. As discussed further below, the amount of cash we paid in 2017 for income taxes and retiree healthcare benefits increased substantially compared to prior periods. We currently expect our cash income tax payments will be lower in 2018 due to the utilization of the NOLs acquired in the Level 3 acquisition, and we expect that our cash paid for retiree healthcare benefits will remain flat.

Based on our current capital allocation objectives, during 2018 we project expending approximately $3.8 billion to $3.9 billion (excluding integration capital) of cash for capital investment in property, plant and equipment and approximately $2.3 billion of cash for dividends on our common stock (based on the assumptions described below under “Dividends”). At December 31, 2017, we have debt maturities of $188 million, scheduled debt principal payments of $157 million and capital lease and other fixed payments of $98 million, each due during 2018. Each of the expenditures is described further below.

We will continue to monitor our future sources and uses of cash, and anticipate that we will make adjustments to our capital allocation strategies when, as and if determined by our Board of Directors. We typically use our revolving credit facility as a source of liquidity for operating activities and our other cash requirements.

For additional information, see “Risk Factors—Risks Affecting Our Liquidity and Capital Resources” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2017.

Capital Expenditures

We incur capital expenditures on an ongoing basis in order to enhance and modernize our networks, compete effectively in our markets, expand and improve our service offerings. We evaluate capital expenditure projects based on a variety of factors, including expected strategic impacts (such as forecasted impact on revenue growth, productivity, expenses, service levels and customer retention) and our expected return on investment. The amount of capital investment is influenced by, among other things, demand for our services and products, cash flow generated by operating activities, cash required for other purposes and regulatory considerations (such as our CAF Phase 2 infrastructure buildout requirements). Based on current circumstances, we estimate that our total capital expenditures for 2018 will be approximately $3.8 billion to $3.9 billion, inclusive of CAF Phase 2 related capital expenditures, but excludes integration capital.

Our capital expenditures continue to be focused on keeping the network operating efficiently and supporting new service developments. For more information on our capital spending, see “Historical Information—Investing Activities” below and Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2017.

Debt and Other Financing Arrangements

Subject to market conditions, we expect to continue to issue debt securities from time to time in the future to refinance a substantial portion of our maturing debt, including issuing Qwest Corporation and Level 3 Financing,

Inc. debt securities to refinance their maturing debt to the extent feasible. The availability, interest rate and other terms of any new borrowings will depend on the ratings assigned by credit rating agencies, among other factors.

Following the closing of our acquisition of Level 3, the rating agencies took action on the ratings of the debt in the table below. Generally, the agencies downgraded ratings of the CenturyLink, Inc. debt from previous levels as they indicated they intended to at the time of the announcement of the transaction. Additionally, Standard and Poor’s and Moody’s Investors Service, Inc. placed such ratings on negative outlook while Fitch Ratings placed them on stable outlook. As for the Level 3 debt, Moody’s Investors Service, Inc. upgraded the unsecured debt and affirmed the rating of the secured debt, with all ratings placed on negative outlook. Standard and Poor’s affirmed all previous Level 3 ratings with negative outlook, and Fitch Ratings affirmed all previous Level 3 ratings with stable outlook.

As of the date of our Annual Report on Form 10-K for the year ended December 31, 2017, the credit ratings for the senior unsecured debt of CenturyLink, Inc., Qwest Corporation, Level 3 Parent, LLC and Level 3 Financing, Inc. were as follows:

Borrower	Moody’s Investors Service, Inc.	Standard & Poor’s	Fitch Ratings
CenturyLink, Inc.:
Unsecured	B2	B+	BB
Secured	Ba3	BBB-	BB+
Qwest Corporation:
Unsecured	Ba2	BBB-	BB+
Level 3 Parent, LLC:
Unsecured	B1	B+	BB-
Level 3 Financing, Inc.
Unsecured	Ba3	BB	BB
Secured	Ba1	BBB-	BBB-

Our credit ratings are reviewed and adjusted from time to time by the rating agencies. Any future downgrades of the senior unsecured or secured debt ratings of us or our subsidiaries could impact our access to debt capital or further raise our borrowing costs. See “Risk Factors—Risks Affecting our Liquidity and Capital Resources” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2017.

Net Operating Loss Carryforwards

As of December 31, 2017, CenturyLink had approximately $9.1 billion of net operating loss carryforwards. (“NOLs”), which for U.S. federal income tax purposes can be used to offset future taxable income. These NOLs are primarily related to federal NOLs we acquired through the Level 3 acquisition on November 1, 2017, and are subject to prior limitations under Section 382 of the Internal Revenue Code (“Code”) and related U.S. Treasury Department regulations. Additionally, these NOLs are subject to a current Section 382 limitation as a result of our acquisition of Level 3. Prior to this acquisition, the amounts of our cash flows dedicated to or required for the payment of federal taxes increased substantially in 2017. As a result of the completion of this acquisition we expect to significantly reduce our federal cash taxes for the next several years. Additionally, we are seeking a significant refund of federal income taxes related to 2017 that we hope to receive in the first quarter of 2018. The amounts of our near-term future tax payments will depend upon many factors, including our future earnings and tax circumstances and results of any corporate tax reform. Based on current laws and our current estimates of 2018 earnings, exclusive of the pending refund request noted previously, we estimate our cash income tax liability related to 2018 will be approximately $100 million.

We cannot assure you that we will be able to use these NOL carryforwards fully. See “Risk Factors—Risks Relating to Our Recently-Completed Acquisition of Level 3—We cannot assure you, whether, when or in what amounts we will be able to use Level 3’s net operating loss carryforwards” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2017.

Dividends

We currently expect to continue our current practice of paying quarterly cash dividends in respect of our common stock subject to our Board of Directors’ discretion to modify or terminate this practice at any time and for any reason without prior notice. Our current quarterly common stock dividend rate is $0.54 per share, as approved by our Board of Directors, which we believe is a dividend rate per share which enables us to balance our multiple objectives of managing our business, paying our fixed commitments and returning a substantial portion of our cash to our shareholders. We paid an average of almost $294 million of dividends during each of the first three quarters of 2017. Based on our issuance of shares in connection with the Level 3 acquisition on November 1, 2017, we paid $572 million of dividends in the fourth quarter. Assuming continued payment during 2018 at this rate of $0.54 per share, our average total dividend paid each quarter would be approximately $575 million to $580 million based on our current number of outstanding shares (assuming no increases or decreases in the number of shares, except in connection with the vesting of currently outstanding equity awards). See Risk Factors—Risks Affecting Our Business” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2017.

Revolving Facilities and Other Debt Instruments

To substantially fund our recent acquisition of Level 3, on June 19, 2017, one of our affiliates entered into a credit agreement (the “2017 CenturyLink Credit Agreement”) providing for $9.945 billion in senior secured credit facilities, consisting of a new $2 billion revolving credit facility (which replaced our 2012 credit facility upon consummation of the Level 3 acquisition) and $7.945 billion of term loan facilities, of which approximately $6.0 billion were funded into escrow on such date, and $1.945 billion of which were funded upon the closing of the acquisition on November 1, 2017. On November 1, 2017, CenturyLink, Inc. also, among other things, (i) assumed all rights and obligations under the 2017 CenturyLink Credit Agreement, (ii) borrowed $400 million under the new $2.0 billion revolving credit facility and (iii) received $6.0 billion of Term Loan B loan proceeds from escrow. On January 29, 2018, the 2017 CenturyLink Credit Agreement was amended to increase the borrowing capacity of the new revolving credit facility from $2.0 billion to $2.168 billion, and to increase the borrowing capacity under one of the term loan tranches by $132 million. For additional information, see (i) Note 5—Long-Term Debt and Credit Facilities to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2017, (ii) our current report on Form 8-K filed with the SEC on June 20, 2017 and (iii) our current report on Form 8-K filed with the SEC on November 1, 2017.

On November 1, 2017, we also amended our uncommitted revolving letter of credit facility to secure the facility and to permit us to draw up to $225 million of letters of credit thereunder. At December 31, 2017, we had $104 million of letters of credit outstanding under this facility.

For information on the terms and conditions of other debt instruments of ours and our subsidiaries, including financial and operating covenants, see Note 5—Long-Term Debt and Credit Facilities to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2017.

Future Contractual Obligations

The following table summarizes our estimated future contractual obligations as of December 31, 2017:

	2018	2019	2020	2021	2022	2023 and thereafter	Total
	(Dollars in millions)
Long-term debt(1)(2)	$404	593	1,178	3,109	5,033	27,137	37,454
Interest on long-term debt and capital leases(2)	2,116	2,096	2,030	1,915	1,705	16,611	26,473
Data centers obligation(3)	84	86	28	—	—	—	198
Operating leases	666	533	467	367	326	2,116	4,475
Purchase commitments(4)	343	158	107	56	47	242	953
Post-retirement benefit obligation(5)	92	88	86	83	79	680	1,108
Non-qualified pension obligations(5)	5	5	5	4	4	19	42
Unrecognized tax benefits(6)	—	—	—	—	—	96	96
Asset retirement obligations	24	14	11	4	3	59	115

Total future contractual obligations(7)	$3,734	3,573	3,912	5,538	7,197	46,960	70,914

(1)	Includes current maturities and capital lease obligations, but excludes unamortized discounts, net, unamortized debt issuance costs and data centers benefit obligation.
(2)	Actual principal and interest paid in all years may differ due to future refinancing of outstanding debt or issuance of new debt. Interest on our floating rate debt was calculated for all years using the rates effective at December 31, 2017. See Note 16—Commitments and Contingencies to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2017 for additional information regarding the future commitments for capital leases related to our colocation operations.
(3)	Future minimum payments of principal, interest and executory costs less future imputed lease income on certain of the real estate assets associated with the data centers obligation. See Note 3—Sale of Data Centers and Colocation Business to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2017.
(4)	We have various long-term, non-cancelable purchase commitments for advertising and promotion services, including advertising and marketing at sports arenas and other venues and events. We also have purchase commitments with third-party vendors for operating, installation and maintenance services for facilities. In addition, we have service-related commitments with various vendors for data processing, technical and software support services. Future payments under certain service contracts will vary depending on our actual usage. In the table above, we estimated payments for these service contracts based on estimates of the level of services we expect to receive.
(5)	Reflects only the portion of total obligation that is contractual in nature. See Note 6 below.
(6)	Represents the amount of tax and interest we would pay for our unrecognized tax benefits. The $96 million is composed of unrecognized tax benefits of $40 million and related estimated interest of $56 million, which would result in future cash payments if our tax positions were not upheld. See Note 13—Income Taxes to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2017 for additional information. The timing of any payments for our unrecognized tax benefits cannot be predicted with certainty; therefore, such amount is reflected in the “2023 and thereafter” column in the above table.
(7)	The table is limited solely to contractual payment obligations and does not include:

•	contingent liabilities;

•	our open purchase orders as of December 31, 2017. These purchase orders are generally issued at fair value, and are generally cancelable without penalty;

•

other long-term liabilities, such as accruals for legal matters and other taxes that are not contractual obligations by nature. We cannot determine with any degree of reliability the years in which these liabilities might ultimately settle;

•

cash funding requirements for qualified pension benefits payable to certain eligible current and future retirees. Benefits paid by our qualified pension plan are paid through a trust. Cash funding requirements for this trust are not included in this table as we are not able to reliably estimate required contributions to this trust. Our funding projections are discussed further below;

•

certain post-retirement benefits payable to certain eligible current and future retirees. Not all of our post-retirement benefit obligation amount is a contractual obligation and only the portion that we believe is a contractual obligation is reported in the table. See additional information on our benefits plans in Note 9—Employee Benefits to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2017;

•

contract termination fees. These fees are non-recurring payments, the timing and payment of which, if any, is uncertain. In the ordinary course of business and to optimize our cost structure, we enter into contracts with terms greater than one year to use the network facilities of other carriers and to purchase other goods and services. Our contracts to use other carriers’ network facilities generally have no minimum volume requirements and pricing is based upon volumes and usage. Assuming we terminate these contracts in 2018, the contract termination fees would be $360 million. Under the same assumption, we estimate that our termination fees for these contracts to purchase goods and services would be $89 million. In the normal course of business, we do not believe payment of these fees is likely;

•	service level commitments to our customers, the violation of which typically results in service credits rather than cash payments; and

•	potential indemnification obligations to counterparties in certain agreements entered into in the normal course of business. The nature and terms of these arrangements vary.

For information on debt that we expect to assume or incur in connection with consummating the Level 3 acquisition, see “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2017, and Note 5—Long-Term Debt and Credit Facilities to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2017.

Pension and Post-retirement Benefit Obligations

We are subject to material obligations under our existing defined benefit pension plans and post-retirement benefit plans. At December 31, 2017, the accounting unfunded status of our qualified and non-qualified defined benefit pension plans and qualified post-retirement benefit plans was $2.062 billion and $3.352 billion, respectively. See Note 9—Employee Benefits to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2017 for additional information about our pension and post-retirement benefit arrangements.

Benefits paid by our qualified pension plan are paid through a trust that holds all of the plan’s assets. Based on current laws and circumstances, we do not expect any contributions to be required for our qualified pension plan during 2018. The amount of required contributions to our qualified pension plan in 2019 and beyond will depend on a variety of factors, most of which are beyond our control, including earnings on plan investments, prevailing interest rates, demographic experience, changes in plan benefits and changes in funding laws and regulations. We occasionally make voluntary contributions in addition to required contributions. We made a voluntary contribution of $100 million to the trust for our qualified pension plan during 2017. Based on current circumstances, we currently anticipate making a voluntary contribution of $100 million to the trust for our qualified pension plan in 2018.

Substantially all of our post-retirement health care and life insurance benefits plans are unfunded. Several trusts hold assets that have been used to help cover the health care costs of certain retirees. As of December 31, 2017, assets in the post-retirement trusts had been substantially depleted and had a fair value of $23 million (a portion of which was comprised of investments with restricted liquidity), which has significantly limited our ability to continue paying benefits from the trusts; however, we plan to continue paying certain benefits through the trusts. Benefits not paid from the trusts are expected to be paid directly by us with available cash. As described further in Note 9—Employee Benefits to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2017, aggregate benefits paid by us under these plans (net of participant contributions and direct subsidy receipts) were $237 million, $129 million and $116 million for the years ended December 31, 2017, 2016 and 2015, respectively, while the amounts paid from the trust were $31 million, $145 million and $163 million, respectively. For additional information on our expected future benefits payments for our post-retirement benefit plans, please see Note 9—Employee Benefits to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2017.

For 2017, our annual long-term rates of return were 6.5% and 5.0% for the pension plan trust assets and post-retirement plans’ trust assets, respectively, based on the assets held. For 2018, our annual long-term rates of return are 6.5% and 4.0% for the pension plan trust assets and post-retirement plans’ trust assets, respectively, based on the assets currently held. However, actual returns could be substantially different.

Connect America Fund

As a result of accepting CAF Phase 2 support payments, we must meet certain specified infrastructure buildout requirements in 33 states over the next several years. In order to meet these specified infrastructure buildout requirements, we may be obligated to make substantial capital expenditures. See “Capital Expenditures” above.

For additional information on the FCC’s CAF order and the USF program, see “Business—Regulation” in Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2017 and see “Risk Factors—Risks Affecting Our Liquidity and Capital Resources” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2017.

Historical Information

The following tables summarize our consolidated cash flow activities:

	Years Ended December 31,		Increase / (Decrease)
	2017	2016
	(Dollars in millions)
Net cash provided by operating activities	$3,878	4,608	(730)
Net cash used in investing activities	(8,871)	(2,994)	5,877
Net cash provided by (used in) financing activities	5,358	(1,518)	(6,876)

	Years Ended December 31,		Increase / (Decrease)
	2016	2015
	(Dollars in millions)
Net cash provided by operating activities	$4,608	5,153	(545)
Net cash used in investing activities	(2,994)	(2,853)	141
Net cash used in financing activities	(1,518)	(2,301)	(783)

Operating Activities

Net cash provided by operating activities decreased by $730 million for the year ended December 31, 2017 as compared to the year ended December 31, 2016 primarily due to a negative variance in net income adjusted for non-cash items and from negative variances in the changes in accounts payable, other current assets and liabilities, net and other noncurrent assets and liabilities, net, which were partially offset with a positive variance in the change in accounts receivable. Net cash provided by operating activities decreased by $545 million for the year ended December 31, 2016 as compared to the year ended December 31, 2015 primarily due to a significant negative variance in net income adjusted for non-cash items (attributable to higher cash taxes paid and lower profitability), which was partially offset by a positive variance in the change in accounts payable. For additional information about our operating results, see “Results of Operations” above.

Investing Activities

Net cash used in investing activities increased by $5.877 billion for the year ended December 31, 2017 as compared to the year ended December 31, 2016 primarily due to cash paid for the acquisition of Level 3 on November 1, 2017, which was partially offset with the cash proceeds from the May 2017 sale of our data centers and colocation business. Net cash used in investing activities increased by $141 million for the year ended December 31, 2016 as compared to the year ended December 31, 2015 substantially due to an increase in payments for property, plant and equipment.

Financing Activities

Net cash provided by (used in) financing activities changed by $6.876 billion for the year ended December 31, 2017 as compared to the year ended December 31, 2016 primarily due to net proceeds from issuance of new debt, which was slightly offset by an increase in dividend payments related to the issuance of common shares, both of which were in connection with the acquisition of Level 3. Net cash used in financing activities decreased by $783 million for the year ended December 31, 2016 as compared to the year ended December 31, 2015 primarily due to a reduction of common stock repurchases.

On November 1, 2017, CenturyLink, Inc. entered into a $1.575 billion senior secured term loan in exchange for net proceeds, after deducting debt issuance costs of $28 million, and a $370 million senior secured term loan in exchange for net proceeds, after deducting an immaterial amount of debt issuance costs.

On November 1, 2017, CenturyLink, Inc. repaid the outstanding principal amount of $319 million under its 2012 term loan.

On August 1, 2017, subsidiaries of Embarq Corporation paid at maturity the $72 million principal amount and accrued and unpaid interest due under their 8.77% Notes.

On June 19, 2017, CenturyLink Escrow, LLC entered into a $6 billion term loan, net of an original issue discount of 0.5%.

On June 15, 2017, CenturyLink, Inc. paid at maturity the $350 million principal and accrued and unpaid interest due under its 5.15% Notes.

On May 9, 2017, Qwest Corporation redeemed $125 million aggregate principal amount of the remaining $288 million of its 7.5% Notes due 2051, which resulted in an immaterial loss.

On May 4, 2017, Qwest Corporation redeemed all $500 million of its 6.5% Notes due 2017, which resulted in an immaterial loss.

On April 27, 2017, Qwest Corporation issued $575 million aggregate principal amount of 6.75% Notes due 2057 and, on May 5, 2017, issued an additional $85 million aggregate principal amount of such notes pursuant to an over-allotment option in exchange for net proceeds, after deducting underwriting discounts and other expenses, of $638 million. All of the 6.75% Notes are unsecured obligations and may be redeemed by Qwest Corporation, in whole or in part, on or after June 15, 2022, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the redemption date.

On April 3, 2017, CenturyLink, Inc. paid at maturity the $500 million principal and accrued and unpaid interest due under its 6.00% Notes.

See Note 5—Long-Term Debt and Credit Facilities to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2017, for additional information on our outstanding debt securities.

Other Matters

Recent Tax Changes

On December 22, 2017, the Tax Cuts and Jobs Act (the “Act”) was signed into law. The Act significantly changes U.S. tax law. The Act reduces the U.S. corporate income tax rate from a maximum of 35% to 21% for all corporations, effective January 1, 2018, and makes certain changes to U.S. taxation of income earned by foreign subsidiaries, capital expenditures and various other items.

As a result of the reduction in the U.S. corporate income tax rate from 35% to 21%, we provisionally re-measured our net deferred tax liabilities at December 31, 2017 and recognized a tax benefit of approximately $1.1 billion in our consolidated statement of operations for the year ended December 31, 2017.

The Act imposed a one-time repatriation tax on certain earnings of foreign subsidiaries. Although we have not determined a reasonable estimate of the impact of the one-time repatriation tax, we do not expect this one-time tax to materially impact us, but we cannot provide any assurance that upon completion of the analysis the amount will not be material.

Because of our net operating loss carryforwards, we do not expect to experience a further material immediate reduction in the amount of cash income taxes paid by us. However, we anticipate that the provisions of the Act may reduce our cash income taxes in future years.

Changes from our current provisional estimates described above will be reflected in our future statements of operations and could be material. For a more detailed description of the Act and its impact on us, please see Note 13 to the accompanying consolidated financial statements included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2017.

Other

We have cash management arrangements with certain of our principal subsidiaries, in which substantial portions of the subsidiaries’ cash is regularly advanced to us. Although we periodically repay these advances to fund the subsidiaries’ cash requirements throughout the year, at any given point in time we may owe a substantial sum to our subsidiaries under these advances, which, in accordance with generally accepted accounting principles, are eliminated in consolidation and therefore not recognized on our consolidated balance sheets.

We also are involved in various legal proceedings that could substantially impact our financial position. See Note 16—Commitments and Contingencies to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2017 for the current status of such legal proceedings.

MARKET RISK

As of December 31, 2017, we are exposed to market risk from changes in interest rates on our variable rate long-term debt obligations and fluctuations in certain foreign currencies. We seek to maintain a favorable mix of fixed and variable rate debt in an effort to limit interest costs and cash flow volatility resulting from changes in rates.

Management periodically reviews our exposure to interest rate fluctuations and periodically implements strategies to manage the exposure. From time to time, we have used derivative instruments to (i) lock-in or swap our exposure to changing variable interest rates for fixed interest rates or (ii) to swap obligations to pay fixed interest rates for variable interest rates. As of December 31, 2017, we had no such instruments outstanding. We have established policies and procedures for risk assessment and the approval, reporting and monitoring of derivative instrument activities. As of December 31, 2017, we did not hold or issue derivative financial instruments for trading or speculative purposes.

As further discussed in Note 5—Long-Term Debt and Credit Facilities, on June 19, 2017, and on November 1, 2017, we borrowed substantial sums under a credit agreement dated June 19, 2017 with various lending institutions to provide a substantial amount of the funding for the Level 3 acquisition. As further noted in Note 5—Long-Term Debt and Credit Facilities, loans under the term loan facilities and new revolving credit facility under the June 19, 2017 credit agreement bear interest at floating rates. A hypothetical increase in 100 basis points in LIBOR relative to this debt would decrease our annual pre-tax earnings by $131 million.

By operating internationally, we are exposed to the risk of fluctuations in the foreign currencies used by our international subsidiaries, including the British Pound, the Euro, the Brazilian Real, the Canadian Dollar, the Japanese Yen, the Hong Kong Dollar and the Singapore Dollar, in each case as of December 31, 2017. Although the percentages of our consolidated revenues and costs that are denominated in these currencies are immaterial, our consolidated results of operations could be adversely impacted by volatility in exchange rates or an increase in the number of foreign currency transactions, which substantially increased upon the consummation of our acquisition of Level 3 discussed elsewhere herein. We use a sensitivity analysis to estimate our exposure to this foreign currency risk, measuring the change in financial position arising from a hypothetical 10% change in the exchange rates of these currencies, relative to the U.S. dollar, with all other variables held constant. The aggregate potential change in the fair value of financial assets resulting from a hypothetical 10% change in these exchange rates was $178 million at December 31, 2017.

Certain shortcomings are inherent in the method of analysis presented in the computation of exposures to market risks. Actual values may differ materially from those disclosed by us from time to time if market conditions vary from the assumptions used in the analyses performed. These analyses only incorporate the risk exposures that existed at December 31, 2017.

OFF-BALANCE SHEET ARRANGEMENTS

As of the date of our Annual Report on Form 10-K for the year ended December 31, 2017, we have no special purpose or limited purpose entities that provide off-balance sheet financing, liquidity, or market or credit risk support and we do not engage in leasing, hedging or other similar activities that expose us to any significant liabilities that are not (i) reflected on the face of the consolidated financial statements, (ii) disclosed in Note 16—Commitments and Contingencies to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2017, or in the Future Contractual Obligations table included above, or (iii) discussed under the heading “Market Risk” above.

CONSOLIDATED FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The stockholders and board of directors

CenturyLink, Inc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of CenturyLink, Inc. and subsidiaries (the Company) as of December 31, 2017 and 2016, the related consolidated statements of operations, comprehensive income, cash flows, and stockholders’ equity for each of the years in the three year period ended December 31, 2017, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 2017, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated February 28, 2018 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 1977.

Shreveport, Louisiana

February 28, 2018

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The stockholders and board of directors

CenturyLink, Inc.:

Opinion on Internal Control Over Financial Reporting

We have audited CenturyLink Inc.’s (the Company) internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated balance sheets of the Company and subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive income, cash flows, and stockholders’ equity for each of the years in the three year period ended December 31, 2017, and the related notes, and our report dated February 28, 2018 expressed an unqualified opinion on those consolidated financial statements.

The Company acquired Level 3 Communications, Inc., which was renamed Level 3 Parent, LLC during 2017, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2017, Level 3 Parent, LLC’s internal control over financial reporting representing 15% of total assets (excluding goodwill and intangibles which are included within the scope of the assessment) and 8% of total revenues included in the consolidated financial statements of the Company as of and for the year ended December 31, 2017. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Level 3 Parent, LLC.

Basis for Opinion

The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

Definition and Limitations of Internal Control Over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ KPMG LLP

Shreveport, Louisiana

February 28, 2018

CENTURYLINK, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2017	2016	2015
	(Dollars in millions, except per share amounts and shares in thousands)
OPERATING REVENUES	$17,656	17,470	17,900

OPERATING EXPENSES
Cost of services and products (exclusive of depreciation and amortization)	8,203	7,774	7,778
Selling, general and administrative	3,508	3,447	3,354
Depreciation and amortization	3,936	3,916	4,189

Total operating expenses	15,647	15,137	15,321

OPERATING INCOME	2,009	2,333	2,579
OTHER (EXPENSE) INCOME
Interest expense	(1,481)	(1,318)	(1,312)
Other income, net	12	5	49

Total other expense, net	(1,469)	(1,313)	(1,263)

INCOME BEFORE INCOME TAX EXPENSE	540	1,020	1,316
Income tax (benefit) expense	(849)	394	438

NET INCOME	$1,389	626	878

BASIC AND DILUTED EARNINGS PER COMMON SHARE
BASIC	$2.21	1.16	1.58
DILUTED	$2.21	1.16	1.58
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
BASIC	627,808	539,549	554,278
DILUTED	628,693	540,679	555,093

See accompanying notes to consolidated financial statements.

CENTURYLINK, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Years Ended December 31,
	2017	2016	2015
	(Dollars in millions)
NET INCOME	$1,389	626	878

OTHER COMPREHENSIVE INCOME (LOSS):
Items related to employee benefit plans:
Change in net actuarial gain (loss), net of $(60), $113 and $(12) tax	83	(168)	21
Change in net prior service credit, net of $(4), $(4) and $(47) tax	8	6	76
Foreign currency translation adjustment and other, net of $(17), $— and $— tax	31	(21)	(14)

Other comprehensive income (loss)	122	(183)	83

COMPREHENSIVE INCOME	$1,511	443	961

See accompanying notes to consolidated financial statements.

CENTURYLINK, INC.

CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2017	2016
	(Dollars in millions and shares in thousands)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$551	222
Restricted cash - current	5	—
Accounts receivable, less allowance of $164 and $178	2,557	2,017
Assets held for sale	140	2,376
Other	941	547

Total current assets	4,194	5,162

NET PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment	51,204	39,194
Accumulated depreciation	(24,352)	(22,155)

Net property, plant and equipment	26,852	17,039

GOODWILL AND OTHER ASSETS
Goodwill	30,475	19,650
Restricted cash	31	2
Customer relationships, net	10,876	2,797
Other intangible assets, net	1,897	1,531
Other, net	1,286	836

Total goodwill and other assets	44,565	24,816

TOTAL ASSETS	$75,611	47,017

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Current maturities of long-term debt	$443	1,503
Accounts payable	1,555	1,179
Accrued expenses and other liabilities
Salaries and benefits	890	802
Income and other taxes	370	301
Interest	363	260
Other	344	213
Current liabilities associated with assets held for sale	—	419
Advance billings and customer deposits	892	672

Total current liabilities	4,857	5,349

LONG-TERM DEBT	37,283	18,185

DEFERRED CREDITS AND OTHER LIABILITIES
Deferred income taxes, net	2,413	3,471
Benefit plan obligations, net	5,178	5,527
Other	2,389	1,086

Total deferred credits and other liabilities	9,980	10,084

COMMITMENTS AND CONTINGENCIES (Note 16)
STOCKHOLDERS’ EQUITY
Preferred stock—non-redeemable, $25.00 par value, authorized 2,000 and 2,000 shares, issued and outstanding 7 and 7 shares	—	—
Common stock, $1.00 par value, authorized 1,600,000 and 1,600,000 shares, issued and outstanding 1,069,169 and 546,545 shares	1,069	547
Additional paid-in capital	23,314	14,970
Accumulated other comprehensive loss	(1,995)	(2,117)
Retained earnings (accumulated deficit)	1,103	(1)

Total stockholders’ equity	23,491	13,399

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$75,611	47,017

See accompanying notes to consolidated financial statements.

CENTURYLINK, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2017	2016	2015
	(Dollars in millions)
OPERATING ACTIVITIES
Net income	$1,389	626	878
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,936	3,916	4,189
Impairment of assets	—	13	9
Deferred income taxes	(931)	6	350
Loss on the sale of data centers and colocation business	82	—	—
Provision for uncollectible accounts	176	192	177
Net long-term debt issuance costs and premium amortization	9	2	(3)
Net loss on early retirement of debt	5	27	—
Share-based compensation	111	80	73
Changes in current assets and liabilities:
Accounts receivable	31	(266)	(132)
Accounts payable	(123)	109	(168)
Accrued income and other taxes	54	(43)	32
Other current assets and liabilities, net	(614)	92	(53)
Retirement benefits	(202)	(152)	(141)
Changes in other noncurrent assets and liabilities, net	(174)	(18)	(77)
Other, net	129	24	19

Net cash provided by operating activities	3,878	4,608	5,153

INVESTING ACTIVITIES
Payments for property, plant and equipment and capitalized software	(3,106)	(2,981)	(2,872)
Cash paid for Level 3 acquisition, net of $2.3 billion cash acquired	(7,289)	—	—
Cash paid for other acquisitions	(5)	(39)	(4)
Proceeds from sale of property and intangible assets	1,529	30	31
Other, net	—	(4)	(8)

Net cash used in investing activities	(8,871)	(2,994)	(2,853)

FINANCING ACTIVITIES
Net proceeds from issuance of long-term debt	8,398	2,161	989
Proceeds from financing obligation (Note 3)	356	—	—
Payments of long-term debt	(1,963)	(2,462)	(966)
Net proceeds (payments) on credit facility and revolving line of credit	35	(40)	(315)
Dividends paid	(1,453)	(1,167)	(1,198)
Repurchase of common stock and shares withheld to satisfy tax withholdings	(17)	(16)	(819)
Other, net	2	6	8

Net cash provided by (used in) financing activities	5,358	(1,518)	(2,301)

Effect of exchange rate changes on cash and cash equivalents	(2)	—	—

Net increase (decrease) in cash, cash equivalents and restricted cash	363	96	(1)
Cash, cash equivalents and restricted cash at beginning of period	224	128	129

Cash, cash equivalents and restricted cash at end of period	$587	224	128

Supplemental cash flow information:
Income taxes paid, net	$(392)	(397)	(63)
Interest paid (net of capitalized interest of $78, $54 and $52)	$(1,401)	(1,301)	(1,310)

See accompanying notes to consolidated financial statements.

CENTURYLINK, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Years Ended December 31,
	2017	2016	2015
	(Dollars in millions)
COMMON STOCK (represents dollars and shares)
Balance at beginning of period	$547	544	569
Issuance of common stock to acquire Level 3, including replacement of Level 3’s share-based compensation awards	517	—	—
Issuance of common stock through dividend reinvestment, incentive and benefit plans	5	3	2
Repurchase of common stock	—	—	(27)

Balance at end of period	1,069	547	544

ADDITIONAL PAID-IN CAPITAL
Balance at beginning of period	14,970	15,178	16,324
Issuance of common stock to acquire Level 3, including replacement of Level 3’s share-based compensation awards	9,462	—	—
Issuance of common stock through dividend reinvestment, incentive and benefit plans	—	7	9
Repurchase of common stock	—	—	(767)
Shares withheld to satisfy tax withholdings	(20)	(15)	(19)
Share-based compensation and other, net	79	79	77
Dividends declared	(1,177)	(279)	(446)

Balance at end of period	23,314	14,970	15,178

ACCUMULATED OTHER COMPREHENSIVE LOSS
Balance at beginning of period	(2,117)	(1,934)	(2,017)
Other comprehensive income (loss)	122	(183)	83

Balance at end of period	(1,995)	(2,117)	(1,934)

RETAINED EARNINGS (ACCUMULATED DEFICIT)
Balance at beginning of period	(1)	272	147
Net income	1,389	626	878
Cumulative effect of adoption of ASU 2016-09, Improvements to Employee Share-Based Payment Accounting	3	—	—
Dividends declared	(288)	(899)	(753)

Balance at end of period	1,103	(1)	272

TOTAL STOCKHOLDERS’ EQUITY	$23,491	13,399	14,060

See accompanying notes to consolidated financial statements.

CENTURYLINK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

References in the Notes to “CenturyLink,” “we,” “us” and “our” refer to CenturyLink, Inc. and its consolidated subsidiaries, unless the content otherwise requires and except in Note 5, where such references refer solely to CenturyLink, Inc. References in the Notes to “Level 3” refer to Level 3 Communications, Inc. prior to our acquisition thereof and to its successor-in-interest Level 3 Parent, LLC after such acquisition, unless the context otherwise requires.

(1)	Background and Summary of Significant Accounting Policies

General

We are an international facilities-based communications company engaged primarily in providing an integrated array of services to our residential and business customers. Our communications services include local and long-distance voice, virtual private network (“VPN”) data network, private line (including business data services), Ethernet, information technology, wavelength, broadband, colocation and data center services, managed services, professional and other services provided in connection with selling equipment, network security and various other ancillary services.

On November 1, 2017, we acquired Level 3 Communications, Inc. (“Level 3”) in a cash and stock transaction. See Note 2—Acquisition of Level 3 for additional information. On May 1, 2017, we sold our data centers and colocation business to a consortium led by BC Partners, Inc. and Medina Capital for a combination of cash and equity. See Note 3—Sale of Data Centers and Colocation Business for additional information.

Basis of Presentation

The accompanying consolidated financial statements include our accounts and the accounts of our subsidiaries. These subsidiaries include Level 3 on and after November 1, 2017. Intercompany amounts and transactions with our consolidated subsidiaries have been eliminated. In connection with our acquisition of Level 3, we acquired its deconsolidated Venezuela subsidiary and due to exchange restrictions and other conditions we have assigned no value to the assets acquired. Additionally, we have excluded this subsidiary from our consolidated financial statements.

To simplify the overall presentation of our consolidated financial statements, we report immaterial amounts attributable to noncontrolling interests in certain of our subsidiaries as follows: (i) income attributable to noncontrolling interests in other income (expense), net, (ii) equity attributable to noncontrolling interests in additional paid-in capital and (iii) cash flows attributable to noncontrolling interests in other, net financing activities.

We reclassified certain prior period amounts to conform to the current period presentation, including the categorization of our revenues and our segment reporting for 2016 and 2015. See Note 14—Segment Information for additional information. These changes had no impact on total operating revenues, total operating expenses or net income for any period.

Changes in Estimates

In 2016, we changed the method we use to estimate the service and interest components of net periodic benefit expense for pension and other postretirement benefit obligations. This change resulted in a decrease in the service and interest components in 2017 and 2016. Beginning in 2016, we utilized a full yield curve approach in connection with estimating these components by applying the specific spot rates along the yield curve used in the determination of the benefit obligation to the relevant projected cash flows, as opposed to the single weighted-

average discount rate derived from the yield curve that we have used in the past. We believe this change more precisely measures service and interest costs by improving the correlation between projected benefit cash flows to the corresponding spot yield curve rates. This change did not affect the measurement of our total benefit obligations but lowered our annual net periodic benefit cost by $122 million and $149 million in 2017 and 2016, respectively. This change was treated as a change in accounting estimate and accordingly, we did not adjust the amounts recorded in 2015. The reduction in expense described above, net of tax, increased net income by $75 million and $91 million, or $0.12 and $0.17 per basic and diluted common share, for the years ended December 31, 2017 and 2016, respectively.

Summary of Significant Accounting Policies

Use of Estimates

Our consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles. These accounting principles require us to make certain estimates, judgments and assumptions. We believe that the estimates, judgments and assumptions we make when accounting for specific items and matters, including, but not limited to, investments, long-term contracts, customer retention patterns, allowance for doubtful accounts, depreciation, amortization, asset valuations, internal labor capitalization rates, recoverability of assets (including deferred tax assets), impairment assessments, pension, post-retirement and other post-employment benefits, taxes, certain liabilities and other provisions and contingencies, are reasonable, based on information available at the time they are made. These estimates, judgments and assumptions can materially affect the reported amounts of assets, liabilities and components of stockholders’ equity as of the dates of the consolidated balance sheets, as well as the reported amounts of revenues, expenses and components of cash flows during the periods presented in our other consolidated financial statements. We also make estimates in our assessments of potential losses in relation to threatened or pending tax and legal matters. See Note 13—Income Taxes and Note 16—Commitments and Contingencies for additional information.

For matters not related to income taxes, if a loss is considered probable and the amount can be reasonably estimated, we recognize an expense for the estimated loss. If we have the potential to recover a portion of the estimated loss from a third party, we make a separate assessment of recoverability and reduce the estimated loss if recovery is also deemed probable.

For matters related to income taxes, if we determine that the impact of an uncertain tax position is more likely than not to be sustained upon audit by the relevant taxing authority, then we recognize a benefit for the largest amount that is more likely than not to be sustained. No portion of an uncertain tax position will be recognized if the position has less than a 50% likelihood of being sustained. Interest is recognized on the amount of unrecognized benefit from uncertain tax positions.

For all of these and other matters, actual results could differ materially from our estimates.

Revenue Recognition

We recognize revenue for services when the related services are provided. Recognition of certain payments received in advance of services being provided is deferred until the service is provided. These advance payments include activation and installation charges, which we recognize as revenue over the expected customer relationship period, which ranges from three years to over seven years depending on the service. We also defer costs for customer activations and installations. The deferral of customer activation and installation costs is limited to the amount of revenue deferred on advance payments. Costs in excess of advance payments are recorded as expense in the period such costs are incurred. Expected customer relationship periods are estimated using historical experience. In most cases, termination fees or other fees on existing contracts that are negotiated in conjunction with new contracts are deferred and recognized over the new contract term.

We offer bundle discounts to our customers who receive certain groupings of services. These bundle discounts are recognized concurrently with the associated revenue and are allocated to the various services in the bundled offering based on the estimated selling price of services included in each bundled combination.

Customer arrangements that include both equipment and services are evaluated to determine whether the elements are separable. If the elements are deemed separable and separate earnings processes exist, the revenue associated with the customer arrangement is allocated to each element based on the relative estimated selling price of the separate elements. We have estimated the selling prices of each element by reference to vendor-specific objective evidence of selling prices when the elements are sold separately. The revenue associated with each element is then recognized as earned. For example, if we receive an advance payment when we sell equipment and continuing service together, we immediately recognize as revenue the amount allocated to the equipment as long as all the conditions for revenue recognition have been satisfied. The portion of the advance payment allocated to the service based upon its relative selling price is recognized ratably over the longer of the contractual period or the expected customer relationship period.

We periodically transfer optical capacity assets on our network to other telecommunications service carriers. These transactions are structured as indefeasible rights of use, commonly referred to as IRUs, which are the exclusive right to use a specified amount of capacity or fiber for a specified term, typically 20 years. We account for the cash consideration received on transfers of optical capacity assets and on all of the other elements deliverable under an IRU, as revenue ratably over the term of the agreement. We do not recognize revenue on any contemporaneous exchanges of our optical capacity assets for other optical capacity assets.

In connection with offering products and services provided by third-party vendors, we review the relationship between us, the vendor and the end customer to assess whether revenue should be reported on a gross or net basis. In assessing whether revenue should be reported on a gross or net basis, we consider whether we act as a principal in the transaction, take title to the products, have risk and rewards of ownership or act as an agent or broker.

We have service level commitments pursuant to contracts with certain of our customers. To the extent that such service levels are not achieved or are otherwise disputed due to performance or service issues or other service interruptions or conditions, we will estimate the amount of credits to be issued and record a reduction to revenues, with a corresponding increase in the credit reserve.

USF Surcharges, Gross Receipts Taxes and Other Surcharges

In determining whether to include in our revenues and expenses the taxes and surcharges collected from customers and remitted to government authorities, including USF surcharges, sales, use, value added and some excise taxes, we assess, among other things, whether we are the primary obligor or principal taxpayer for the taxes assessed in each jurisdiction where we do business. In jurisdictions where we determine that we are the principal taxpayer, we record the surcharges on a gross basis and include them in our revenues and costs of services and products. In jurisdictions where we determine that we are merely a collection agent for the government authority, we record the taxes on a net basis and do not include them in our revenues and costs of services and products.

Advertising Costs

Costs related to advertising are expensed as incurred and included in selling, general and administrative expenses in our consolidated statements of operations. Our advertising expense was $218 million, $216 million and $210 million for the years ended December 31, 2017, 2016 and 2015, respectively.

Legal Costs

In the normal course of our business, we incur costs to hire and retain external legal counsel to advise us on regulatory, litigation and other matters. We expense these costs as the related services are received.

Income Taxes

We file a consolidated federal income tax return with our eligible subsidiaries. The provision for income taxes consists of an amount for taxes currently payable, an amount for tax consequences deferred to future periods and adjustments to our liabilities for uncertain tax positions. We record deferred income tax assets and liabilities reflecting future tax consequences attributable to tax net operating loss carryforwards (“NOLs”), tax credit carryforwards and differences between the financial statement carrying value of assets and liabilities and the tax bases of those assets and liabilities. Deferred taxes are computed using enacted tax rates expected to apply in the year in which the differences are expected to affect taxable income. The effect on deferred income tax assets and liabilities of a change in tax rate is recognized in earnings in the period that includes the enactment date.

We establish valuation allowances when necessary to reduce deferred income tax assets to the amounts that we believe are more likely than not to be recovered. Each quarter we evaluate the need to retain all or a portion of the valuation allowance on our deferred tax assets. See Note 13—Income Taxes for additional information.

Cash and Cash Equivalents

Cash and cash equivalents include highly liquid investments that are readily convertible into cash and are not subject to significant risk from fluctuations in interest rates. As a result, the value at which cash and cash equivalents are reported in our consolidated financial statements approximates their fair value. In evaluating investments for classification as cash equivalents, we require that individual securities have original maturities of ninety days or less and that individual investment funds have dollar-weighted average maturities of ninety days or less. To preserve capital and maintain liquidity, we invest with financial institutions we deem to be of sound financial condition and in high quality and relatively risk-free investment products. Our cash investment policy limits the concentration of investments with specific financial institutions or among certain products and includes criteria related to credit worthiness of any particular financial institution.

Book overdrafts occur when checks have been issued but have not been presented to our controlled disbursement bank accounts for payment. Disbursement bank accounts allow us to delay funding of issued checks until the checks are presented for payment. Until the issued checks are presented for payment, the book overdrafts are included in accounts payable on our consolidated balance sheet. This activity is included in the operating activities section in our consolidated statements of cash flows.

Accounts Receivable and Allowance for Doubtful Accounts

We record accounts receivable acquired in connection with our acquisitions based on their estimated fair value as of the applicable acquisition date. Accounts receivable are recognized based upon the amount due from customers for the services provided or at cost for purchased and other receivables less an allowance for doubtful accounts. The allowance for doubtful accounts receivable reflects our best estimate of probable losses inherent in our receivable portfolio determined on the basis of historical experience, specific allowances for known troubled accounts and other currently available evidence. We generally consider our accounts past due if they are outstanding over 30 days. Our collection process varies by the customer segment, amount of the receivable, and our evaluation of the customer’s credit risk. Our past due accounts are written off against our allowance for doubtful accounts when collection is considered to be not probable. Any recoveries of accounts previously written off are generally recognized as a reduction in bad debt expense in the period received. The carrying value of accounts receivable net of the allowance for doubtful accounts approximates fair value.

Property, Plant and Equipment

We record property, plant and equipment acquired in connection with our acquisitions based on its estimated fair value as of its acquisition date plus the estimated value of any associated legally or contractually required retirement obligations. We record purchased and constructed property, plant and equipment at cost, plus the estimated value of any associated legally or contractually required retirement obligations. The majority of our property, plant and equipment is depreciated using the straight-line group method, but certain of our assets are depreciated using the straight-line method over their estimated useful lives. Under the straight-line group method, assets dedicated to providing telecommunications services (which comprise the majority of our property, plant and equipment) that have similar physical characteristics, use and expected useful lives are pooled for purposes of depreciation and tracking. The equal life group procedure is used to establish each pool’s average remaining useful life. Generally, under the straight-line group method, when an asset is sold or retired in the course of normal business activities, the cost is deducted from property, plant and equipment and charged to accumulated depreciation without recognition of a gain or loss. A gain or loss is recognized in our consolidated statements of operations only if a disposal is unusual. Leasehold improvements are amortized over the shorter of the useful lives of the assets or the expected lease term. Expenditures for maintenance and repairs are expensed as incurred. Interest is capitalized during the construction phase of network and other internal-use capital projects. Employee-related costs for construction of network and other internal use assets are also capitalized during the construction phase. Property, plant and equipment supplies used internally are carried at average cost, except for significant individual items for which cost is based on specific identification.

We perform annual internal reviews to evaluate the reasonableness of the depreciable lives for our property, plant and equipment. Our reviews utilize models that take into account actual usage, physical wear and tear, replacement history, assumptions about technology evolution and, in certain instances, actuarially determined probabilities to estimate the remaining useful life of our asset base. Our remaining useful life assessments anticipate the loss in service value of assets that may precede the physical retirement. Assets shared among many customers may lose service value as those customers leave the network. However, the asset is not retired until all customers no longer utilize the asset and we determine there is no alternative use for the asset.

We have asset retirement obligations associated with the legally or contractually required removal of a limited group of property, plant and equipment assets from leased properties and the disposal of certain hazardous materials present in our owned properties. When an asset retirement obligation is identified, usually in association with the acquisition of the asset, we record the fair value of the obligation as a liability. The fair value of the obligation is also capitalized as property, plant and equipment and then amortized over the estimated remaining useful life of the associated asset. Where the removal obligation is not legally binding, the net cost to remove assets is expensed in the period in which the costs are actually incurred.

We review long-lived tangible assets for impairment whenever facts and circumstances indicate that the carrying amounts of the assets may not be recoverable. For assessment purposes, long-lived assets are grouped with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities, absent a material change in operations. An impairment loss is recognized only if the carrying amount of the asset group is not recoverable and exceeds its fair value. Recoverability of the asset group to be held and used is assessed by comparing the carrying amount of the asset group to the estimated undiscounted future net cash flows expected to be generated by the asset group. If the asset group’s carrying value is not recoverable, an impairment charge is recognized for the amount by which the carrying amount of the asset group exceeds its fair value. We determine fair values by using a combination of comparable market values and discounted cash flows, as appropriate.

Goodwill, Customer Relationships and Other Intangible Assets

Intangible assets arising from business combinations, such as goodwill, customer relationships, capitalized software, trademarks and trade names, are initially recorded at estimated fair value. We amortize customer relationships primarily over an estimated life of 7 to 15 years, using either the sum-of-the-years-digits or the straight-line methods, depending on the type of customer. We amortize capitalized software using the straight-line method over estimated lives ranging up to 7 years, except for approximately $237 million of our capitalized software costs, which represents costs to develop an integrated billing and customer care system which is amortized using the straight-line method over a 20 year period. We amortize our other intangible assets predominantly using the sum-of-the-years-digits method over an estimated life of 4 to 20 years. Other intangible assets not arising from business combinations are initially recorded at cost. Where there are no legal, regulatory, contractual or other factors that would reasonably limit the useful life of an intangible asset, we classify the intangible asset as indefinite-lived and such intangible assets are not amortized.

Internally used software, whether purchased or developed by us, is capitalized and amortized using the straight-line method over its estimated useful life. We have capitalized certain costs associated with software such as costs of employees devoting time to the projects and external direct costs for materials and services. Costs associated with software to be used for internal purposes are expensed until the point at which the project has reached the development stage. Subsequent additions, modifications or upgrades to internal-use software are capitalized only to the extent that they allow the software to perform a task it previously did not perform. Software maintenance, data conversion and training costs are expensed in the period in which they are incurred. We review the remaining economic lives of our capitalized software annually. Capitalized software is included in other intangible assets, net, in our consolidated balance sheets.

Our long-lived intangible assets, other than goodwill, with indefinite lives are assessed for impairment annually, or, under certain circumstances, more frequently, such as when events or changes in circumstances indicate there may be an impairment. These assets are carried at the estimated fair value at the time of acquisition and assets not acquired in acquisitions are recorded at historical cost. However, if their estimated fair value is less than the carrying amount, other indefinite-lived intangible assets are reduced to their estimated fair value through an impairment charge to our consolidated statements of operations.

We are required to assess goodwill for impairment at least annually, or more frequently, if an event occurs or circumstances change that would indicate an impairment may have occurred. We are required to write-down the value of goodwill in periods in which the recorded amount of goodwill exceeds the implied fair value of goodwill. Our reporting units are not discrete legal entities with discrete financial statements. Therefore, the equity carrying value and future cash flows must be estimated each time a goodwill impairment assessment is performed on a reporting unit. As a result, our assets, liabilities and cash flows are assigned to reporting units using reasonable and consistent allocation methodologies. Certain estimates, judgments and assumptions are required to perform these assignments. We believe these estimates, judgments and assumptions to be reasonable, but changes in any of these can significantly affect each reporting unit’s equity carrying value and future cash flows utilized for our goodwill impairment assessment.

We are required to reassign goodwill to reporting units each time we reorganize our internal reporting structure which causes a change in the composition of our reporting units. Goodwill is reassigned to the reporting units using a relative fair value approach. We utilize the earnings before interest, taxes, depreciation and amortization of each reporting unit as our allocation methodology as it represents a reasonable proxy for the fair value of the operations being reorganized.

See Note 4—Goodwill, Customer Relationships and Other Intangible Assets for additional information.

Pension and Post-Retirement Benefits

We recognize the funded status of our defined benefit and post-retirement plans as an asset or a liability on our consolidated balance sheet. Each year’s actuarial gains or losses are a component of our other comprehensive income (loss), which is then included in our accumulated other comprehensive loss. Pension and post-retirement benefit expenses are recognized over the period in which the employee renders service and becomes eligible to receive benefits. We make significant assumptions (including the discount rate, expected rate of return on plan assets, mortality and health care trend rates) in computing the pension and post-retirement benefits expense and obligations. See Note 9—Employee Benefits for additional information.

Foreign Currency

Our results of operations include foreign subsidiaries, which are translated from the applicable functional currency to the United States Dollar using the average exchange rates during the reporting period, while assets and liabilities are translated at the reporting date. We include gains or losses from foreign currency re-measurement in other income, net in our consolidated statements of operations. Certain non-U.S. subsidiaries designate the local currency as their functional currency, and we record the translation of their assets and liabilities into U.S. dollars at the balance sheet date as translation adjustments and include them as a component of accumulated other comprehensive loss in our consolidated balance sheets. We consider the majority of our investments in our foreign subsidiaries to be long-term in nature.

Common Stock

At December 31, 2017, we had 4 million unissued shares of CenturyLink, Inc. common stock reserved for acquisitions. In addition, we had 45 million shares authorized for future issuance under our equity incentive plans.

Preferred stock

Holders of outstanding CenturyLink, Inc. preferred stock are entitled to receive cumulative dividends, receive preferential distributions equal to $25 per share plus unpaid dividends upon CenturyLink, Inc.‘s liquidation and vote as a single class with the holders of common stock.

Dividends

We pay dividends out of retained earnings to the extent we have retained earnings on the date the dividend is declared. If the dividend is in excess of our retained earnings on the declaration date, then the excess is drawn from our additional paid-in capital.

Recently Adopted Accounting Pronouncements

In 2017, we adopted Accounting Standards Update (“ASU”) 2016-18, “Restricted Cash (a consensus of the Financial Accounting Standards Board (“FASB”) Emerging Issues Task Force)” (“ASU 2016-18”). In the first quarter of 2017, we adopted ASU 2016-09, “Improvements to Employee Share Based Compensation” (“ASU 2016-09”) and ASU 2017-07, “Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost” (“ASU 2017-07”). Each of these is described further below.

Restricted Cash

On November 17, 2016, the FASB issued ASU 2016-18, which requires that a statement of cash flows explain the change in the total of cash, cash equivalents and amounts generally described as restricted cash and restricted cash equivalents as compared to the previous presentation, which explains only the change in cash and cash equivalents. ASU 2016-18 is effective January 1, 2018, but early adoption is permitted and requires retrospective application of the requirements to all previous periods presented. We early adopted ASU 2016-18 in the second quarter of 2017.

Share-based Compensation

ASU 2016-09 modified the accounting and associated income tax accounting for share-based compensation in order to reduce the cost and complexity associated with previous U.S. generally accepted accounting principles (“GAAP”). The primary provisions of ASU 2016-09 that affect our consolidated financial statements for the year ended December 31, 2017 are:

1.	A reclassification of the income tax effect associated with the difference between the expense recognized for share-based payments and the related tax deduction from additional paid-in capital to income tax expense. This change was applied on a prospective basis and resulted in a $5 million increase in income tax expense for the year ended December 31, 2017.

2.	We elected to change our accounting policy to account for forfeitures of share-based payment grants as they occur as opposed to our previous policy of estimating the forfeitures on the grant date. The cumulative effect of adopting this policy as of January 1, 2017 resulted in an increase of $3 million, net of a $2 million tax effect, in accumulated deficit.

Net Periodic Pension and Postretirement Benefit Costs

ASU 2017-07 modified the presentation of net periodic pension and postretirement benefit costs and requires the service cost component to be reported separately from the other components in order to provide more useful information. Under ASU 2017-07, the service cost component of net periodic pension and postretirement benefit costs is required to be presented in the same expense category as the related salary and wages for the employee. The other components of the net periodic pension and postretirement benefit costs are required to be recognized below operating income in other income (expense), net in our consolidated statements of operations. This change was applied on a retrospective basis to all previous periods to match the current period presentation. This retrospective application resulted in a $2 million increase in operating income and a corresponding increase in total other expense, net for the year ended December 31, 2016 and a $26 million reduction in operating income and a corresponding decrease in total other expense, net for the year ended December 31, 2015.

Recent Accounting Pronouncements

Comprehensive Income

On February 14, 2018, the FASB issued ASU 2018-02, “Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income” (“ASU 2018-02”). Under current accounting guidance, the income tax effects for changes in income tax rates and certain other transactions are recognized in income from continuing operations resulting in income tax effects recognized in accumulated other comprehensive income that don’t reflect the current tax rate of the entity (“stranded tax effects”). ASU 2018-02 allows us the option to reclassify these stranded tax effects related to the change in the federal income tax rate as a result of the Tax Cuts and Jobs Act to retained earnings.

We currently plan to adopt the provisions of ASU 2018-02 in the first quarter of 2018 and elect to reclassify the stranded tax effects related to the Tax Cuts and Job Act from accumulated comprehensive income to retained earnings in first quarter of 2018. We currently estimate that our retained earnings and accumulated other comprehensive loss will increase by approximately $400 million as a result of the adoption of ASU 2018-02.

Goodwill Impairment

On January 26, 2017, the FASB issued ASU 2017-04, “Simplifying the Test for Goodwill Impairment” (“ASU 2017-04”). ASU 2017-04 simplifies the impairment testing for goodwill by changing the measurement for goodwill impairment. Under current rules, we are required to compute the implied fair value of goodwill to measure the impairment amount if the carrying value of a reporting unit exceeds its fair value. Under ASU 2017-04, the goodwill impairment charge will equal the excess of the reporting unit carrying value above fair value, limited to the amount of goodwill assigned to the reporting unit.

We are required to adopt the provisions of ASU 2017-04 for any goodwill impairment tests, including our required annual test, occurring after January 1, 2020, but have the option to early adopt for any impairment test that we are required to perform. We have not determined if we will elect to early adopt the provisions of ASU 2017-04. The provisions of ASU 2017-04 would not have affected our last goodwill impairment assessment, but no assurance can be provided that the simplified testing methodology will not affect our goodwill impairment assessment in the future.

Income Taxes

On October 24, 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-16, “Intra-Entity Transfers of Assets Other Than Inventory” (“ASU 2016-16”). ASU 2016-16 eliminates the current prohibition on the recognition of the income tax effects on the transfer of assets among our subsidiaries. After adoption of this ASU, the income tax effects associated with these asset transfers, except for the transfer of inventory, will be recognized in the period the asset is transferred versus the current deferral and recognition upon either the sale of the asset to a third party or over the remaining useful life of the asset.

We plan to adopt the provisions of ASU 2016-16 on January 1, 2018. The adoption of ASU 2016-16 is not expected to have a material impact to our consolidated financial statements.

Financial Instruments

On June 16, 2016, the FASB issued ASU 2016-13, “Measurement of Credit Losses on Financial Instruments” (“ASU 2016-13”). The primary impact of ASU 2016-13 for us is a change in the model for the recognition of credit losses related to our financial instruments from an incurred loss model, which recognized credit losses only if it was probable that a loss had been incurred, to an expected loss model, which requires our management team to estimate the total credit losses expected on the portfolio of financial instruments. We are currently reviewing the requirements of the standard and evaluating the impact on our consolidated financial statements.

We are required to adopt the provisions of ASU 2016-13 effective January 1, 2020, but could elect to early adopt the provisions as of January 1, 2019. We expect to recognize the impacts of adopting ASU 2016-13 through a cumulative adjustment to (accumulated deficit) retained earnings as of the date of adoption. As of the date of our Annual Report on Form 10-K for the year ended December 31, 2017, we have not yet determined the date we will adopt ASU 2016-13.

Leases

On February 25, 2016, the FASB issued ASU 2016-02, “Leases” (“ASU 2016-02”). The core principle of ASU 2016-02 will require lessees to present right-of-use assets and lease liabilities on their balance sheets for operating leases, which are currently not reflected on their balance sheets.

ASU 2016-02 is effective for annual and interim periods beginning January 1, 2019. Early adoption of ASU 2016-02 is permitted. Upon adoption of ASU 2016-02, we are required to recognize and measure leases at the beginning of the earliest period presented in our consolidated financial statements using a modified retrospective approach. The modified retrospective approach includes a number of optional practical expedients that we may elect to apply.

We have completed our initial assessment of our business and system requirements and we are currently developing and implementing a new lease accounting and administrative system to comply with the requirements of ASU 2016-02. We plan to adopt the standard when it becomes effective for us beginning January 1, 2019 and the adoption of the standard will result in the recognition of right of use assets and lease liabilities that have not previously been recorded. Although we believe it is premature as of the date of our Annual Report on Form 10-K for the year ended December 31, 2017 to provide any estimate of the impact of adopting ASU 2016-02, we do expect that it will have a material impact on our consolidated financial statements. Additionally, upon the January 1, 2019, implementation of ASU 2016-02, accounting for the failed-sale-leaseback transaction described in Note 3—Sale of Data Centers and Colocation Business will no longer be applicable based on our facts and circumstances, and the real estate assets and corresponding financing obligation will be derecognized from our consolidated balance sheet.

Revenue Recognition

On May 28, 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers” (“ASU 2014-09”). ASU 2014-09 replaces virtually all existing generally accepted accounting principles (“GAAP”) on revenue recognition and replaces them with a principles-based approach for determining revenue recognition using a new five step model. The core principle of ASU 2014-09 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2014-09 also includes new accounting principles related to the deferral and amortization of contract acquisition and fulfillment costs.

On July 9, 2015, the FASB approved the deferral of the effective date of ASU 2014-09 by one year until January 1, 2018, which is the date we plan to adopt this standard. ASU 2014-09 may be adopted by applying the provisions of this standard on a retrospective basis to the periods included in the financial statements or on a modified retrospective basis which would result in the recognition of a cumulative effect of adopting ASU 2014-09 in the first quarter of 2018. We adopted the new revenue recognition standard under the modified retrospective transition method.

The most significant judgments and impacts upon adoption of the standard include the following items:

Upon adoption, we will defer (i.e. capitalize) incremental contract acquisition costs and recognize (i.e. amortize) them over the term of the initial contract and anticipated renewal contracts to which the costs relate. Our deferred contract costs for our business and consumer customers have average amortization periods of approximately 49 months and 30 months, respectively, and are subject to being monitored every period to reflect any significant change in assumptions. In addition, we will assess our deferred contract cost asset for impairment on a periodic basis.

Promotional bill credits, discounts and prepaid cards offered to customers as part of renewing services or entering into a new services arrangement that are paid over time and are contingent on the customer maintaining a service contract results in an extended service contract term with multiple performance obligations, which impacts the allocation and timing of revenue recognition between service revenue and revenue assigned to the customer credits. A contract asset will be recorded when services are delivered to the customer, and subsequently recognized as a reduction to service revenue over the extended contract term.

We are in the process of implementing a new revenue accounting system, as well as, new processes and internal controls over revenue recognition to assist us in the application of the new standard.

The cumulative effect of initially applying the new revenue standard on January 1, 2018 is estimated to be an increase to retained earnings of approximately $400 million to $600 million.

Most of our indefeasible right of use arrangements, including certain long-term prepaid customer capacity arrangements, are accounted for as operating leases.

(2)	Acquisition of Level 3

On November 1, 2017, CenturyLink acquired Level 3 through successive merger transactions, including a merger of Level 3 with and into a merger subsidiary, which survived such merger as our indirect wholly-owned subsidiary under the name of Level 3 Parent, LLC. We entered into this acquisition to, among other things, realize certain strategic benefits, including enhanced financial and operational scale, market diversification and an enhanced combined network. As a result of the acquisition, Level 3 shareholders received $26.50 per share in cash and 1.4286 shares of CenturyLink common stock, with cash paid in lieu of fractional shares, for each outstanding share of Level 3 common stock they owned at closing, subject to certain limited exceptions. We issued this consideration with respect to all of the outstanding common stock of Level 3, with the exception of shares held by the dissenting common shareholders. Upon closing, CenturyLink shareholders owned approximately 51% and former Level 3 shareholders owned approximately 49% of the combined company.

In addition, each outstanding Level 3 restricted stock unit award granted prior to April 1, 2014 or granted to an outside director of Level 3 was converted into $26.50 in cash and 1.4286 shares of CenturyLink common stock (and cash in lieu of fractional shares) with respect to each Level 3 share covered by such award (the “Converted RSU Awards”). Each outstanding Level 3 restricted stock unit award granted on or after April 1, 2014 (other than those granted to outside directors of Level 3) was converted into a CenturyLink restricted stock unit award using a conversion ratio of 2.8386 to 1 as determined in accordance with a formula set forth in the merger agreement (“the Continuing RSU Awards”).

The preliminary estimated amount of aggregate consideration of $19.617 billion is based on:

•

the 517.3 million shares of CenturyLink’s common stock (including those issued in connection with the Converted RSU Awards) issued to consummate the acquisition and the closing stock price of CenturyLink common stock at October 31, 2017 of $18.99;

•

the cash consideration of $26.50 per share on the 362.1 million common shares of Level 3 issued and outstanding as of October 31, 2017, and the cash consideration of $1 million paid on the Converted RSUs awards;

•	the estimated value of $136 million the Continuing RSU Awards, which represents the pre-combination portion of Level 3’s share-based compensation awards replaced by CenturyLink; and

•	the estimated liability of $60 million for the dissenting common shares issued and outstanding as of October 31, 2017.

At closing, CenturyLink assumed Level 3’s long-term debt of approximately $10.6 billion.

The aggregate cash payments required to be paid on or about the closing date were funded with the proceeds of $7.945 billion of term loans and $400 million of funds borrowed under our new revolving credit facility together with other available funds, which included $1.825 billion borrowed from Level 3 Parent, LLC. For additional information regarding CenturyLink’s financing of the Level 3 acquisition see Note 5—Long-Term Debt and Credit Facilities.

We have recognized the assets and liabilities of Level 3 based on CenturyLink’s preliminary estimates of the fair value of the acquired tangible and intangible assets and assumed liabilities of Level 3 as of November 1, 2017, the consummation date of the acquisition, with the excess aggregate consideration recorded as goodwill. The final determination of the allocation of the aggregate consideration paid by CenturyLink in the combination will be based on the fair value of such assets and liabilities as of the acquisition date with any excess aggregate consideration to be recorded as goodwill. The estimation of such fair values and the estimation of lives of depreciable tangible assets and amortizable intangible assets will require significant judgment. As such, we have not completed our valuation analysis and calculations in sufficient detail necessary to arrive at the final estimates of the fair value of Level 3’s assets acquired and liabilities assumed, along with the related allocation to goodwill. The fair values of certain tangible assets, intangible assets, certain liabilities and residual goodwill are the most significant areas not yet finalized and therefore are subject to change. We expect to complete our final fair value determinations prior to the anniversary date of the acquisition. Our final fair value determinations may be significantly different than those reflected in our consolidated financial statements at December 31, 2017.

Based solely on our preliminary estimates, the aggregate consideration exceeds the aggregate estimated fair value of the acquired assets and assumed liabilities by $10.837 billion, which we have recognized as goodwill. The goodwill is attributable to strategic benefits, including enhanced financial and operational scale, market diversification and leveraged combined networks that we expect to realize. None of the goodwill associated with this acquisition is deductible for income tax purposes.

The following is our preliminary assignment of the preliminary estimated aggregate consideration:

November 1, 2017
(Dollars in millions)
Cash, accounts receivable and other current assets(1)	$3,317
Property, plant and equipment	9,311
Identifiable intangible assets(2)
Customer relationships	8,964
Other	391
Other noncurrent assets	782
Current liabilities, excluding current maturities of long-term debt	(1,461)
Current maturities of long-term debt	(7)
Long-term debt	(10,888)
Deferred credits and other liabilities	(1,629)
Goodwill	10,837

Total estimated aggregate consideration	$19,617

(1)	Includes a preliminary estimated fair value of $866 million for accounts receivable, which had a gross contractual value of $884 million on November 1, 2017. The $18 million difference between the gross contractual value and the preliminary estimated fair value assigned represents our best estimate as of November 1, 2017 of contractual cash flows that will not be collected.
(2)	The preliminary estimate of the weighted-average amortization period for the acquired intangible assets is approximately 12.0 years.

On the acquisition date, we assumed Level 3’s contingencies. For more information on our contingencies, see Note 16—Commitments and Contingencies.

Acquisition-Related Expenses

We have incurred acquisition-related expenses related to our acquisition of Level 3. The table below summarizes our acquisition-related expenses, which consist of integration-related expenses, including severance and retention compensation expenses, and transaction-related expenses:

	Years Ended December 31,
	2017	2016
	(Dollars in millions)
Transaction-related expenses	$174	47
Integration-related expenses	97	5

Total acquisition-related expenses	$271	52

At December 31, 2017, we had incurred cumulative acquisition-related expenses of $323 million for Level 3. The total amounts of these expenses are included in our selling, general and administrative expenses.

Level 3 incurred transaction-related expenses of $47 million on the date of acquisition. This amount is not included in our results of operations.

References to Acquired Businesses

In the discussion that follows, we refer to the incremental business activities that we now operate as a result of the Level 3 acquisition as “Legacy Level 3”. References to “Legacy CenturyLink”, when used to a comparison of our consolidated results for the years ended December 31, 2017 and 2016, mean the business we operated prior to the Level 3 acquisition.

Combined Pro Forma Operating Results (Unaudited)

For the year ended December 31, 2017, CenturyLink’s results of operations included operating revenues (net of intercompany eliminations) attributable to Level 3 of $1.39 billion. The addition of Level 3’s post-acquisition operations contributed a net loss of $144 million to our consolidated net income.

The following unaudited pro forma financial information presents the combined results of CenturyLink as if the Level 3 acquisition had been consummated as of January 1, 2016.

	Years Ended December 31,
	2017	2016
	(Dollars in millions, except per share amounts)
Operating revenues	$24,321	25,378
Net income	1,632	883
Basic earnings per common share	1.54	0.84
Diluted earnings per common share	1.54	0.84

This pro forma information reflects certain adjustments to previously-reported operating results, consisting of primarily:

•

decreased operating revenues and expenses due to the elimination of deferred revenues associated with installation activities that were preliminarily assigned no value at the acquisition date (excluding certain deferred revenue associated with certain long-term prepaid customer capacity arrangements, which have been included at its current carrying value) and the elimination of transactions among CenturyLink and Level 3 that are now subject to intercompany elimination;

•	increased amortization expense related to identifiable intangible assets, net of decreased depreciation expense to reflect the preliminary fair value of property, plant and equipment;

•

increased interest expense resulting from (i) interest on the new debt to finance the combination and amortization of the related debt discount and debt issuance costs, (ii) the elimination of Level 3’s historical amortization of debt discount and debt issuance costs and (iii) a reduction in interest expense due to the accretion of an adjustment to reflect the increased preliminary fair value of the long-term debt of Level 3 recognized on the acquisition date; and

•	the related income tax effects.

The pro forma information is presented for illustrative purposes only and does not necessarily reflect the actual results of operations had the Level 3 acquisition been consummated at January 1, 2016, nor is it necessarily indicative of future operating results. The pro forma information excludes transaction costs incurred by us and Level 3 during 2017 (which are further described above in this note) and does not reflect integration costs to be incurred by us in future periods. In addition, the pro forma information does not give effect to any potential revenue enhancements, cost synergies or other operating efficiencies that could result from the acquisitions (other than those realized in our historical consolidated financial statements after November 1, 2017).

(3)	Sale of Data Centers and Colocation Business

On May 1, 2017, we sold our data centers and colocation business to a consortium led by BC Partners, Inc. and Medina Capital in exchange for cash and a minority stake in the limited partnership that owns the consortium’s newly-formed global secure infrastructure company, Cyxtera Technologies (“Cyxtera”).

We received pre-tax cash proceeds of $1.8 billion, and we have valued our minority stake at $150 million, which was based upon the total amount of equity contributions to the limited partnership on the date made. Due to the sale and related restructuring actions we have taken regarding certain subsidiaries involved in the data centers and colocation business, we have estimated a cumulative current tax impact relating to the sale totaling $65 million, $18 million of which was accrued in 2016 and $47 million of which was accrued in 2017.

In connection with our sale of the data centers and colocation business to Cyxtera, we agreed to lease back from Cyxtera a portion of the data center space to provide data hosting services to our customers. Because we have continuing involvement in the business through our minority stake in Cyxtera’s parent, we do not meet the requirements for a sale-leaseback transaction as described in ASC 840-40, Leases - Sale-Leaseback Transactions. Under the failed-sale-leaseback accounting model, we are deemed under GAAP to still own certain real estate assets sold to Cyxtera, which we must continue to reflect on our consolidated balance sheet and depreciate over the assets’ remaining useful life. We must also treat a certain amount of the pre-tax cash proceeds from the sale of the assets as though it were the result of a financing obligation on our consolidated balance sheet, and our consolidated results of operations must include imputed revenue associated with the portion of the real estate assets that we have not leased back and imputed interest expense on the financing obligation. A portion of the rent payments required under our leaseback arrangement with Cyxtera is recognized as a reduction of the financing obligation, resulting in lower recognized rent expense than the amounts actually paid each period. At the end of the lease term, the remaining imputed financing obligation and the remaining net book value of the real estate assets will be derecognized. Please see “Leases” (ASU 2016-02) in Note 1—Background for additional information on the impact the new lease standard will have on the accounting for the failed-sale-leaseback.

The following table reflects the assets sold to and the liabilities assumed by Cyxtera on May 1, 2017, including the impact of failed-sale-leaseback:

Dollars in millions
Goodwill	$1,142
Property, plant and equipment	1,051
Other intangible assets	249
Other assets	66
Less assets not removed as a result of the failed-sale-leaseback	(526)

Total net amount of assets derecognized	$1,982

Capital lease obligations	294
Other liabilities	274
Less imputed financing obligations from the failed-sale-leaseback	(628)

Total net imputed liabilities recognized	$(60)

In addition, the failed-sale-leaseback accounting treatment had the following effects on our consolidated results of operations for the year ended December 31, 2017:

Positive (Negative) Impact to Net Income
(Dollars in millions)
Increase in revenue	$49
Decrease in cost of sales	15
Increase in loss on sale of business included in selling, general and administrative expense	(102)
Increase in depreciation expense (one-time)	(44)
Increase in depreciation expense (ongoing)	(47)
Increase in interest expense	(39)
Decrease in income tax expense	65

Decrease in net income	$(103)

After factoring in the costs to sell the data centers and colocation business, excluding the impact from the failed-sale-leaseback accounting treatment, the sale resulted in a $20 million gain as a result of the aggregate value of the proceeds we received exceeding the carrying value of the assets sold and liabilities assumed. Based on the fair market values of the failed-sale-leaseback assets, the failed-sale-leaseback accounting treatment resulted in a loss of $102 million as a result of the requirement to treat a certain amount of the pre-tax cash proceeds from the sale of the assets as though it were the result of a financing obligation. The combined net loss of $82 million was included in selling, general and administrative expenses in our consolidated statement of operations for the year ended December 31, 2017. The sale also resulted in a significant capital loss carryforward, which was entirely offset by a valuation allowance due to our determination that we are not likely to be able to utilize this carryforward prior to its expiration.

We evaluated our minority stake in the limited partnership and determined that we were not the primary beneficiary of the entity. As a result, we classified our $150 million investment in the limited partnership in other assets on our consolidated balance sheet as of December 31, 2017. In addition to our investment, we have a receivable for $49 million from Cyxtera, classified primarily in other current assets on our consolidated balance sheet as of December 31, 2017. We will continue to have an ongoing obligation to Cyxtera related to our lease of data center space from them. From May 1, 2017 through December 31, 2017, we paid rent to Cyxtera totaling $80 million.

Effective November 3, 2016, which is the date we entered into the agreement to sell our data centers and colocation business, we ceased recording depreciation of the property, plant and equipment to be sold and amortization of the business’s intangible assets in accordance with applicable accounting rules. Otherwise, we estimate that we would have recorded additional depreciation and amortization expense of $67 million from January 1, 2017 through May 1, 2017.

(4)	Goodwill, Customer Relationships and Other Intangible Assets

Goodwill, customer relationships and other intangible assets consisted of the following:

	As of December 31,
	2017	2016
	(Dollars in millions)
Goodwill	$30,475	19,650

Customer relationships, less accumulated amortization of $7,096 and $6,318	$10,876	2,797

Indefinite-life intangible assets	$269	269
Other intangible assets subject to amortization:
Capitalized software, less accumulated amortization of $2,294 and $2,019	1,469	1,227
Trade names and patents, less accumulated amortization of $31 and $23	159	35

Total other intangible assets, net	$1,897	1,531

Our goodwill was derived from numerous acquisitions where the purchase price exceeded the fair value of the net assets acquired (including the acquisition described in Note 2—Acquisition of Level 3). At December 31, 2017, the net carrying amounts of goodwill, customer relationships and other intangibles assets included preliminary estimates of $20.060 billion as a result of our Level 3 acquisition. As of December 31, 2017, the preliminary estimate of the weighted average remaining useful lives of the intangible assets acquired in the acquisition of Level 3 was approximately 12 years in total, approximately 12 years for customer relationships, 5 years for capitalized software and 5 years for trade names.

Total amortization expense for intangible assets for the years ended December 31, 2017, 2016 and 2015 was $1.226 billion, $1.225 billion and $1.353 billion, respectively. As of December 31, 2017, the gross carrying amount of goodwill, customer relationships, indefinite-life and other intangible assets was $52.669 billion.

We estimate that total amortization expense for intangible assets (which include preliminary estimates for the intangible assets acquired from Level 3) for the years ending December 31, 2018 through 2022 will be as follows:

(Dollars in millions)
2018	$1,802
2019	1,701
2020	1,590
2021	1,149
2022	977

We assess our goodwill and other indefinite-lived intangible assets for impairment annually, or, under certain circumstances, more frequently, such as when events or changes in circumstances indicate there may be impairment. We are required to write down the value of goodwill only when our assessment determines the recorded amount of goodwill exceeds the implied fair value. Our annual impairment assessment date for goodwill is October 31, at which date we assessed our reporting units, which were enterprise (excluding wholesale), consumer and wholesale. Our annual impairment assessment date for indefinite-lived intangible assets other than goodwill is December 31.

Our reporting units are not discrete legal entities with discrete financial statements. Our assets and liabilities are employed in and relate to the operations of multiple reporting units. For each reporting unit, we compare its estimated fair value of equity to its carrying value of equity that we assign to the reporting unit. If the estimated fair value of the reporting unit is greater than the carrying value, we conclude that no impairment exists. If the estimated fair value of the reporting unit is less than the carrying value, a second calculation is required in which the implied fair value of goodwill is compared to the carrying value of goodwill that we assigned to the reporting unit. If the implied fair value of goodwill is less than its carrying value, goodwill must be written down to its implied fair value.

At October 31, 2017, we utilized a level 3 valuation technique to estimate the fair value of our enterprise (excluding wholesale), consumer and wholesale reporting units by considering both a market approach and a discounted cash flow method. The market approach method includes the use of comparable multiples of publicly traded companies whose services are comparable to ours. The discounted cash flow method is based on the present value of projected cash flows and a terminal value, which represents the expected normalized cash flows of the reporting units beyond the cash flows from the discrete projection period. We reconciled the estimated fair values of the reporting units to our market capitalization as of October 31, 2017 and concluded that the indicated implied control premium of approximately 36% was reasonable based on recent transactions in the market place. As of October 31, 2017, based on our assessment performed with respect to these reporting units as described above, we concluded that our goodwill for our three reporting units was not impaired as of that date.

The following table shows the rollforward of goodwill assigned to our reportable segments from December 31, 2015 through December 31, 2017.

	Business	Consumer	Total
	(Dollars in millions)
As of December 31, 2015(1)	$10,464	10,278	20,742
Purchase accounting and other adjustments	49	—	49
Goodwill attributable to the colocation business and data centers reclassified to assets held for sale	(1,141)	—	(1,141)

As of December 31, 2016(1)	9,372	10,278	19,650
Purchase accounting and other adjustments	10,825	—	10,825

As of December 31, 2017(1)	$20,197	10,278	30,475

(1)	Goodwill is net of accumulated impairment losses of $1.1 billion that related to our former hosting segment now included in our business segment.

As of December 31, 2017, the $20.197 billion of goodwill assigned to our business reportable segment has not been allocated to our expected future reporting units ((i) medium and small business, (ii) enterprise, (iii) international and global accounts, (iv) wholesale and indirect and (v) consumer) as we have not completed our valuation analysis and calculation in sufficient detail necessary to allocate the goodwill to these reporting units.

During 2016, we acquired all of the outstanding stock of three companies for total consideration of $53 million, including future deferred or contingent cash payments of $14 million, of which $49 million has been attributed to goodwill. We have completed our valuations of the fair values of assets acquired and liabilities assumed, along with the related allocations to goodwill and intangible assets for these three acquisitions. These acquisitions were consummated to expand the product offerings of our business segment and therefore the goodwill has been assigned to that segment. The majority of the goodwill is attributed primarily to expected future increases in business segment revenue from the sale of new products. The majority of the goodwill from these acquisitions is expected to be deductible for tax purposes.

None of the above-described acquisitions materially impacted the consolidated results of operations from the dates of the acquisitions and would not materially impact pro forma results of operations.

For additional information on our segments, see Note 14—Segment Information.

We completed our qualitative assessment of our indefinite-lived intangible assets other than goodwill as of December 31, 2017 and concluded it is more likely than not that our indefinite-lived intangible assets are not impaired; thus, no impairment charge was recorded in 2017.

As of October 31, 2016 and 2015, based on our assessments performed, we concluded that our goodwill for our then three reporting units was not impaired as of those dates.

(5)	Long-Term Debt and Credit Facilities

The following chart reflects the consolidated long-term debt of CenturyLink, Inc. and its subsidiaries, including unamortized discounts and premiums and unamortized debt issuance costs, but excluding intercompany debt:

			As of December 31,
	Interest Rates(1)	Maturities	2017	2016
			(Dollars in millions)
Senior Secured Debt:
CenturyLink, Inc.
2017 Revolving Credit Facility(2)	4.153% - 4.285%	2022	$405	—
Term Loan A	4.319%	2022	1,575	—
Term Loan A-1	4.319%	2022	370	—
Term Loan B	4.319%	2025	6,000	—
Subsidiaries:
Level 3 Financing, Inc.
Tranche B 2024 Term Loan	3.696%	2024	4,611	—
Embarq Corporation subsidiaries
First mortgage bonds	7.125% - 8.770%	2018 - 2025	151	223
Senior Notes and Other Debt:
CenturyLink, Inc.
Senior notes	5.625% - 7.650%	2019 - 2042	8,125	8,975
2012 Credit facility and revolving line of credit(2)	—	—	—	370
2012 Term loan	—	—	—	336
Subsidiaries:
Level 3 Financing, Inc.
Senior notes	5.125% - 6.125%	2021 - 2026	5,315	—
Level 3 Parent, LLC
Senior notes	5.750%	2022	600	—
Qwest Corporation
Senior notes	6.125% - 7.750%	2018 - 2057	7,294	7,259
Term loan	3.570%	2025	100	100
Qwest Capital Funding, Inc.
Senior notes	6.500% - 7.750%	2018 - 2031	981	981
Embarq Corporation and subsidiary
Senior note	7.995%	2036	1,485	1,485
Other	9.000%	2019	150	150
Capital lease and other obligations(3)	Various	Various	891	440
Unamortized discounts and other, net			23	(133)
Unamortized debt issuance costs			(350)	(193)

Total long-term debt			37,726	19,993
Less current maturities not associated with assets held for sale			(443)	(1,503)
Less capital lease obligations associated with assets held for sale			—	(305)

Long-term debt, excluding current maturities and capital leases obligations associated with assets held for sale			$37,283	18,185

(1)	As of December 31, 2017.

(2)	The aggregate amount outstanding on our 2017 revolving credit facility at December 31, 2017 was $405 million with a weighted-average interest rate of 4.186%. These amounts change on a regular basis. The aggregate amount outstanding on our 2012 credit facility and revolving line of credit borrowings at December 31, 2016 was $370 million with weighted-average interest rate of 4.500%. As described under “2017 CenturyLink Credit Agreement” below, we discharged and terminated our 2012 credit facility on November 1, 2017.
(3)	As a result of not meeting the sale leaseback accounting requirements, we must treat a certain amount of the pre-tax cash proceeds from the sale of our real estate assets as though it were the result of a financing obligation on our consolidated balance sheet. Also, the capital lease obligations that were shown as held for sale as of December 31, 2016 are retained and revalued. Please see Note 3—Sale of Data Centers and Colocation Business for additional information on our most current estimate of the financing obligation.

Debt of CenturyLink, Inc. and its Subsidiaries

At December 31, 2017, most of our outstanding consolidated debt had been incurred by CenturyLink, Inc. or one of the following four other primary borrowers or “borrowing groups,” each of which has borrowed funds either on a standalone basis or as part of a separate restricted group with certain of its subsidiaries:

•	Qwest Corporation;

•	Qwest Capital Funding, Inc. (including its parent guarantor, Qwest Communications International Inc.);

•	Embarq Corporation; and

•	Level 3 Parent, LLC (including its finance subsidiary, Level 3 Financing, Inc.).

Each of these borrowers or borrowing groups has entered into one or more credit agreements with certain financial institutions or other institutional lenders, or issued senior notes. Certain of these debt instruments are described further below.

Level 3 Long-Term Debt Acquired

As a result of the acquisition of Level 3 on November 1, 2017, Level 3’s pre-existing debt obligations, which consisted of senior notes and a term loan issued by Level 3 Parent, LLC and Level 3 Financing, Inc., are now included in our consolidated debt balances. Level 3 Financing, Inc.’s Tranche B 2024 Term Loan is further described below under “Term Loans and Certain Other Debt of Subsidiaries”. On the acquisition date, Level 3’s debt securities had (i) stated principal balances totaling $10.526 billion, (ii) fixed contractual interest rates on senior notes ranging from 5.125% to 6.125% (with a weighted average of 5.47%) and a floating interest rate on the term loan and (iii) maturities ranging from 2021 to 2026. In accounting for the Level 3 acquisition, we recorded Level 3’s debt securities at their estimated fair values, which totaled $10.716 billion as of November 1, 2017. In addition, we assumed Level 3’s capital lease obligations of $179 million. Our acquisition date fair value estimates were based primarily on quoted market prices where available or, if not available, based on discounted future cash flows using current market interest rates. The amount by which the fair value of Level 3 debt securities exceeded their stated principal balances on the acquisition date of $190 million is being recognized as a reduction to interest expense over the remaining terms of the debt.

2017 CenturyLink Credit Agreement

As further described in Note 2—Acquisition of Level 3, CenturyLink, Inc. completed its acquisition of Level 3 on November 1, 2017. To finance a substantial portion of its acquisition of Level 3, on June 19, 2017, CenturyLink, Inc. caused its wholly-owned subsidiary, CenturyLink Escrow, LLC (the “Escrow Borrower”), to enter into a credit agreement (the “2017 CenturyLink Credit Agreement”) with, among others, Bank of America,

N.A., as administrative agent and collateral agent, initially providing for $9.945 billion in senior secured credit facilities (the “2017 Senior Secured Credit Facilities”). These facilities consist of the following:

•

a $2 billion revolving credit facility (“2017 Revolving Credit Facility”), which originally had 18 lenders, each with allocations ranging from $36.4 million to $167.8 million, which we initially drew upon on November 1, 2017;

•

a $1.575 billion senior secured Term Loan A credit facility, which originally had 17 lenders, each with commitments ranging from $28.6 million to $132.2 million, which we drew in full on November 1, 2017;

•	a $370 million senior secured Term Loan A-1 credit facility with CoBank, ACB, which we drew in full on November 1, 2017; and

•	a $6 billion senior secured Term Loan “B” credit facility, which we fully pre-funded the proceeds, net of a discount, into escrow on June 19, 2017 and released to us on November 1, 2017.

Loans under the Term Loan A and A-1 facilities and the 2017 Revolving Credit Facility bear interest at a rate equal to, at our option, the London Interbank Offered Rate (“LIBOR”) or the alternative base rate (each as defined in the 2017 CenturyLink Credit Agreement) plus an applicable margin between 2.25% to 3.00% per annum for LIBOR loans and 1.25% to 2.00% per annum for alternative base rate loans, depending on our then current total leverage ratio. Borrowings under the Term Loan B facility bore interest at 1.375% per annum through July 18, 2017 and at 2.75% per annum thereafter through November 1, 2017. Subsequent to November 1, 2017, borrowings under the Term Loan B facility bear interest at LIBOR plus 2.75% per annum. Loans under each of the term loan facilities require certain specified quarterly amortization payments and certain specified mandatory prepayments in connection with certain asset sales and debt issuances and out of excess cash flow, among other things, subject in each case to certain significant exceptions.

CenturyLink, Inc. used the proceeds of the borrowings under the 2017 Senior Secured Credit Facilities, together with other available funds (including $1.825 billion borrowed from Level 3), (i) to fund the cash portion of the consideration and transaction costs payable in connection with the Level 3 acquisition and (ii) to repay all indebtedness outstanding under its 2012 term loan. The 2017 Revolving Credit Facility and borrowings under the Term Loan A and A-1 facilities will mature on November 1, 2022. Borrowings under the Term Loan B facility will mature on January 31, 2025.

By virtue of merging the Escrow Borrower into CenturyLink, Inc. on November 1, 2017, CenturyLink, Inc. assumed all rights and obligations under the 2017 CenturyLink Credit Agreement, including the right to borrow funds under the 2017 Revolving Credit Facility on the terms and conditions specified in the 2017 CenturyLink Credit Agreement.

All of CenturyLink, Inc.‘s obligations under the 2017 Senior Secured Credit Facilities are guaranteed by certain of its subsidiaries. The guarantees by certain of those guarantors are secured by a first priority security interest in substantially all assets (including certain subsidiaries stock) directly owned by them, subject to certain exceptions and limitations.

The 2017 Revolving Credit Facility replaced CenturyLink, Inc.‘s 2012 revolving credit facility. A portion of the 2017 Revolving Credit Facility in an amount not to exceed $100 million is available for swingline loans, and a portion in an amount not to exceed $400 million is available for the issuance of letters of credit. In addition, on November 1, 2017, CenturyLink, Inc. discharged its 2012 term loan scheduled to mature in 2019 and entered into Term Loan A-1 with the same lender.

CenturyLink, Inc. is permitted under the 2017 CenturyLink Credit Agreement to request certain incremental borrowings subject to the satisfaction of various conditions and to certain other limitations. Any incremental borrowings would be subject to the same terms and conditions under the 2017 CenturyLink Credit Agreement.

Term Loans and Certain Other Debt of Subsidiaries

Qwest Corporation

In 2015, Qwest Corporation entered into a term loan in the amount of $100 million with CoBank, ACB. The outstanding unpaid principal amount of this term loan plus any accrued and unpaid interest is due on February 20, 2025. Interest is paid monthly based upon either the London Interbank Offered Rate (“LIBOR”) or the base rate (as defined in the credit agreement) plus an applicable margin between 1.50% to 2.50% per annum for LIBOR loans and 0.50% to 1.50% per annum for base rate loans depending on Qwest Corporation’s then current senior unsecured long-term debt rating. At both December 31, 2017 and 2016, the outstanding principal balance on this term loan was $100 million.

Level 3 Financing, Inc.

At November 1, 2017 and December 31, 2017, Level 3 Financing, Inc. owed $4.611 billion under the Tranche B 2024 Term Loan, which matures on February 22, 2024. The Tranche B 2024 Term Loan carries an interest rate, in the case of base rate borrowings, equal to (i) the greater of the Prime Rate, the Federal Funds Effective Rate plus 50 basis points, or LIBOR plus 100 basis points (with all such terms and calculations as defined or further specified in the applicable credit agreement) plus (ii) 1.25% per annum. Any Eurodollar borrowings under the Tranche B 2024 Term Loan bear interest at LIBOR plus 2.25% per annum.

The Tranche B 2024 Term Loan requires certain specified mandatory prepayments in connection with certain asset sales and other transactions, subject to certain significant exceptions. The obligations of Level 3 Financing, Inc. under the Tranche B 2024 Term Loan are, subject to certain exceptions, secured by certain assets of Level 3 Parent, LLC and, subject to pending regulatory approvals, certain of its material domestic telecommunication subsidiaries. Also, Level 3 Parent, LLC has guaranteed and, upon receipt of pending regulatory approvals, certain of its subsidiaries will guarantee the obligations of Level 3 Financing, Inc. under the Tranche B 2024 Term Loan. Subject to the receipt of pending regulatory approvals, Level 3 Communications, LLC and its material domestic subsidiaries will guarantee and, subject to certain exceptions, will pledge certain of their assets to secure the obligations of Level 3 Financing, Inc. under the Tranche B 2024 Term Loan.

Embarq Subsidiaries

At December 31, 2017, two of our Embarq subsidiaries had outstanding first mortgage bonds. Each issue of these first mortgage bonds is secured by substantially all of the property, plant and equipment of the issuing subsidiary.

Revolving Letters of Credit

CenturyLink, Inc. maintains an uncommitted revolving letter of credit facility separate from the letter of credit facility included in the 2017 Revolving Credit Facility noted above. On November 1, 2017, this facility was amended to increase its size from $160 million to $225 million and to provide the lender with credit enhancements in the form of secured guarantees issued by certain CenturyLink subsidiaries. As of December 31, 2017 and 2016, CenturyLink, Inc.’s outstanding letters of credit under this credit facility totaled $104 million and $105 million, respectively.

As of December 31, 2017, Level 3 Parent, LLC had outstanding letters of credit or other similar obligations of approximately $36 million of which $30 million is collateralized by cash that is reflected on the consolidated balance sheets in restricted cash and securities.

Senior Notes

CenturyLink, Inc., Level 3 Financing, Inc., Level 3 Parent, LLC, Qwest Corporation, Qwest Capital Funding, Inc. and Embarq Corporation have each issued unsecured senior notes. All of these notes carry fixed interest rates and all principal is due on the notes’ respective maturity dates, which rates and maturity dates are summarized in the table above. The senior notes issued by Level 3 Financing, Inc. are guaranteed by its parent, Level 3 Parent, LLC and another of its affiliates. The senior notes issued by Qwest Capital Funding, Inc. are guaranteed by its parent, Qwest Communications International Inc. Except for a limited number of senior notes issued by Qwest Corporation, the issuer generally can redeem the notes, at its option, in whole or in part, (i) pursuant to a fixed schedule of pre-established redemption prices, (ii) pursuant to a “make whole” redemption price or (iii) under certain other specified limited conditions. Under certain circumstances in connection with a “change of control” of CenturyLink, Inc., it will be required to make an offer to repurchase each series of these senior notes (other than two of its older series of notes) at a price of 101% of the principal amount redeemed, plus accrued and unpaid interest. Also, under certain circumstances in connection with a “change of control” of Level 3 Parent, LLC, it, as well as Level 3 Financing, Inc., will be required to make an offer to repurchase each series of its outstanding senior notes at a price of 101% of the principal amount redeemed, plus accrued and unpaid interest.

New Issuances

2017

As described above under “2017 CenturyLink Credit Agreement”, on June 19, 2017, CenturyLink, Inc. caused one of its wholly-owned subsidiaries to enter into the 2017 CenturyLink Credit Agreement initially providing for $9.945 billion of senior secured credit facilities. Upon the execution of the 2017 CenturyLink Credit Agreement, the $6 billion Term Loan B credit facility was fully funded. On November 1, 2017, CenturyLink, Inc. assumed the obligations and borrowed additional sums under such credit agreement.

On April 27, 2017, Qwest Corporation issued $575 million aggregate principal amount of 6.75% Notes due 2057 and, on May 5, 2017, issued an additional $85 million aggregate principal amount of such notes pursuant to an over-allotment option in exchange for aggregate net proceeds, after deducting underwriting discounts and other expenses, of $638 million. All of the 6.75% Notes are senior unsecured obligations and may be redeemed by Qwest Corporation, in whole or in part, on or after June 15, 2022, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the redemption date.

2016

On August 22, 2016, Qwest Corporation issued $978 million aggregate principal amount of 6.5% Notes due 2056, including $128 million principal amount that was sold pursuant to an over-allotment option, in exchange for net proceeds, after deducting underwriting discounts and other expenses, of $946 million. All of the 6.5% Notes are unsecured obligations and may be redeemed by Qwest Corporation, in whole or in part, on or after September 1, 2021, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the redemption date.

On April 6, 2016, CenturyLink, Inc. issued $1 billion aggregate principal amount of 7.5% Notes due 2024, in exchange for net proceeds, after deducting underwriting discounts and other expenses, of $988 million. All of the 7.5% Notes are unsecured obligations and may be redeemed by CenturyLink, Inc., in whole or in part, on or after January 1, 2024, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the redemption date. At any time before January 1, 2024, the Notes are redeemable, in whole or in part, at CenturyLink, Inc.‘s option, at a redemption price equal to the greater of 100% of the principal amount of the Notes to be redeemed or the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed, discounted to the redemption date in the manner described in the Notes, plus accrued and unpaid interest to the redemption date. In addition, at any time on or prior to April 1, 2019, CenturyLink, Inc. may redeem up to 35% of the aggregate principal amount of the Notes at a redemption price of 107.5% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net proceeds of certain equity offerings. Under certain circumstances, CenturyLink, Inc. will be required to make an offer to repurchase the Notes at a price of 101% of the aggregate principal amount plus accrued and unpaid interest to the repurchase date.

On January 29, 2016, Qwest Corporation issued $235 million aggregate principal amount of 7% Notes due 2056, in exchange for net proceeds, after deducting underwriting discounts and other expenses, of $227 million. All of the 7% Notes are unsecured obligations and may be redeemed by Qwest Corporation, in whole or in part, on or after February 1, 2021, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the redemption date.

Repayments

2017

As described above under “2017 CenturyLink Credit Agreement”, on November 1, 2017, CenturyLink, Inc. repaid the outstanding principal amount of $319 million under its 2012 term loan.

On August 1, 2017, subsidiaries of Embarq Corporation paid at maturity the $72 million principal amount and accrued and unpaid interest due under their 8.77% Notes.

On June 15, 2017, CenturyLink, Inc. paid at maturity the $350 million principal and accrued and unpaid interest due under its 5.15% Notes.

On May 9, 2017, Qwest Corporation redeemed $125 million aggregate principal amount of the remaining $288 million of its 7.5% Notes due 2051, which resulted in an immaterial loss.

On May 4, 2017, Qwest Corporation redeemed all $500 million of its 6.5% Notes due 2017, which resulted in an immaterial loss.

On April 3, 2017, CenturyLink, Inc. paid at maturity the $500 million principal and accrued and unpaid interest due under its 6.00% Notes.

2016

On December 23, 2016, a subsidiary of Embarq Corporation redeemed $5 million of its 8.375% Notes due 2025, which resulted in an immaterial loss.

On September 19, 2016, a subsidiary of Embarq Corporation redeemed all of its 8.77% Notes due 2017, which was less than $4 million and resulted in an immaterial loss.

On September 15, 2016, Qwest Corporation redeemed $287 million of its 7.5% Notes due 2051, which resulted in a loss of $9 million.

On August 29, 2016, Qwest Corporation redeemed all $661 million of its 7.375% Notes due 2051, which resulted in a loss of $18 million.

On June 1, 2016, Embarq Corporation paid at maturity the $1.184 billion principal amount and accrued and unpaid interest due under its 7.082% Notes.

On May 2, 2016, Qwest Corporation paid at maturity the $235 million principal amount and accrued and unpaid interest due under its 8.375% Notes.

Aggregate Maturities of Long-Term Debt

Set forth below is the aggregate principal amount of our long-term debt (excluding unamortized discounts, net and unamortized debt issuance costs) maturing during the following years:

(Dollars in millions)(1)(2)
2018	$443
2019	638
2020	1,194
2021	3,109
2022	5,033
2023 and thereafter	27,137

Total long-term debt	$37,554

(1)	The amount outstanding on the data centers obligation at December 31, 2017 was $598 million. The aggregate maturities of long-term debt do not include $499 million of this obligation, which, at the end of the lease term on April 30, 2020, will be derecognized along with the remaining net book value of the associated real estate assets. Also, the aggregate maturities of long-term debt do not include future imputed lease income of $173 million attributable to the accounting for certain of the real estate assets under the failed-sale-leaseback. See Note 3—Sale of Data Centers and Colocation Business for additional information.
(2)	Actual principal paid in any year may differ due to the possible future refinancing of outstanding debt or the issuance of new debt. The projected amounts in the table also exclude any impacts from any further acquisitions.

Interest Expense

Interest expense includes interest on total long-term debt. The following table presents the amount of gross interest expense, net of capitalized interest:

	Years Ended December 31,
	2017	2016	2015
	(Dollars in millions)
Interest expense:
Gross interest expense	$1,559	1,372	1,364
Capitalized interest	(78)	(54)	(52)

Total interest expense	$1,481	1,318	1,312

Covenants

CenturyLink, Inc.

With respect to the Term Loan A and A-1 facilities and the 2017 Revolving Credit Facility, the 2017 CenturyLink Credit Agreement requires us to maintain (i) a maximum total leverage ratio of not more than 5.00 to 1.00 between the closing date of the Level 3 acquisition and the second anniversary thereof and 4.75 to 1.00 thereafter and (ii) a minimum consolidated interest coverage ratio of at least 2.00 to 1.00, with such ratios being determined and calculated in the manner described in the 2017 CenturyLink Credit Agreement.

The 2017 Senior Secured Credit Facilities contain various representations and warranties and extensive affirmative and negative covenants. Such covenants include, among other things and subject to certain significant exceptions, restrictions on our ability to declare or pay dividends, repurchase stock, repay certain other indebtedness, create liens, incur additional indebtedness, make investments, engage in transactions with its affiliates, dispose of assets and merge or consolidate with any other person.

The senior notes of CenturyLink, Inc. were issued under an indenture dated March 31, 1994. This indenture restricts our ability to (i) incur, issue or create liens upon the property of CenturyLink, Inc. and (ii) consolidate with or merge into, or transfer or lease all or substantially all of our assets to any other party. The indenture does not contain any provisions that are impacted by our credit ratings or that restrict the issuance of new securities in the event of a material adverse change to us. However, as indicated above under “Senior Notes”, CenturyLink, Inc. will be required to offer to purchase certain of its long-term debt securities issued under this indenture under certain circumstances in connection with a “change of control” of CenturyLink, Inc.

Level 3 Companies

The term loan and senior notes of Level 3 Parent, LLC and Level 3 Financing, Inc. contain extensive affirmative and negative covenants. Such covenants include, among other things and subject to certain significant exceptions, restrictions on their ability to declare or pay dividends, repay certain other indebtedness, create liens, incur additional indebtedness, make investments, engage in transactions with their affiliates, dispose of assets and merge or consolidate with any other person. Also, as indicated above under “Senior Notes”, Level 3 Parent, LLC, as well as Level 3 Financing, Inc., will be required to offer to purchase certain of its long-term debt securities under certain circumstances in connection with a “change of control” of Level 3 Parent, LLC.

Qwest Companies

Under its term loan, Qwest Corporation must maintain a debt to EBITDA (earnings before interest, taxes, depreciation and amortization, as defined in such term loan) ratio of not more than 2.85:1.0, as of the last day of each fiscal quarter for the four quarters then ended. The term loan also contains a negative pledge covenant, which generally requires Qwest Corporation to secure equally and ratably any advances under the term loan if it pledges assets or permit liens on its property for the benefit of other debtholders.

The senior notes of Qwest Corporation were issued under indentures dated April 15, 1990 and October 15, 1999. These indentures contain restrictions on the incurrence of liens and the consummation of certain transactions substantially similar to the above-described covenants in CenturyLink, Inc.‘s March 31, 1994 indenture (but contain no mandatory repurchase provisions). The senior notes of Qwest Capital Funding, Inc. were issued under an indenture dated June 29, 1998 containing terms substantially similar to those set forth in Qwest Corporation’s indentures.

Embarq

Embarq’s senior note was issued pursuant to an indenture dated as of May 17, 2006. While Embarq is generally prohibited from creating liens on its property unless its senior notes are secured equally and ratably, Embarq can create liens on its property without equally and ratably securing its senior notes so long as the sum of all indebtedness so secured does not exceed 15% of Embarq’s consolidated net tangible assets. The indenture also contains restrictions on the consummation of certain transactions substantially similar to CenturyLink, Inc.’s above-described covenants (but without mandatory repurchase provision), as well as certain customary covenants to maintain properties and pay all taxes and lawful claims.

Impact of Covenants

The debt covenants applicable to CenturyLink, Inc. and its subsidiaries could materially adversely affect their ability to operate or expand their respective businesses, to pursue strategic transactions, or to otherwise pursue their plans and strategies. The covenants of the Level 3 companies may significantly restrict the ability of CenturyLink, Inc. to receive cash from the Level 3 companies, to distribute cash from the Level 3 companies to other of CenturyLink, Inc.’s affiliated entities, or to enter into other transactions among CenturyLink, Inc.’s wholly-owned entities.

Certain of the debt instruments of CenturyLink, Inc. and its subsidiaries contain cross payment default or cross acceleration provisions. When present, these provisions could have a wider impact on liquidity than might otherwise arise from a default or acceleration of a single debt instrument.

The ability of CenturyLink, Inc. and its subsidiaries to comply with the financial covenants in their respective debt instruments could be adversely impacted by a wide variety of events, including unforeseen contingencies, many of which are beyond their control.

Compliance

At December 31, 2017, CenturyLink, Inc. believes it and its subsidiaries were in compliance with the provisions and covenants contained in their respective material debt agreements.

Guarantees

CenturyLink, Inc. does not guarantee the debt of any unaffiliated parties, but, as noted above, certain of its largest subsidiaries guarantee (i) its debt outstanding under the 2017 CenturyLink Credit Agreement and (ii) the outstanding term loans or senior notes issued by certain other subsidiaries. As further noted above, several of the subsidiaries guaranteeing the 2017 CenturyLink Credit Agreement have pledged substantially all of their assets to secure their respective guarantees.

Subsequent Events

On January 21, 2018, a subsidiary of Embarq Corporation redeemed all $13 million of its 8.77% Notes due 2019, which resulted in an immaterial loss.

On January 29, 2018, the 2017 CenturyLink Credit Agreement was amended to:

•	Add a lender to the 2017 Revolving Credit Facility and to increase CenturyLink, Inc.’s borrowing capacity thereunder to approximately $2.168 billion; and

•	Add a lender to the Term Loan A credit facility and to increase CenturyLink, Inc.’s borrowing capacity thereunder to approximately $1.707 billion.

In connection with this amendment, the new lender provided approximately $132 million of Term Loan A loan proceeds, which CenturyLink used, together with available cash, to reduce its borrowings under the 2017 Revolving Credit Facility.

(6)	Accounts Receivable

The following table presents details of our accounts receivable balances:

	As of December 31,
	2017	2016
	(Dollars in millions)
Trade and purchased receivables	$2,245	1,882
Earned and unbilled receivables	436	299
Other	40	14

Total accounts receivable	2,721	2,195
Less: allowance for doubtful accounts	(164)	(178)

Accounts receivable, less allowance	$2,557	2,017

We are exposed to concentrations of credit risk from residential and business customers within our local service area, business customers outside of our local service area and from other telecommunications service providers. We generally do not require collateral to secure our receivable balances. We have agreements with other telecommunications service providers whereby we agree to bill and collect on their behalf for services rendered by those providers to our customers within our local service area. We purchase accounts receivable from other telecommunications service providers primarily on a recourse basis and include these amounts in our accounts receivable balance. We have not experienced any significant loss associated with these purchased receivables.

The following table presents details of our allowance for doubtful accounts:

	Beginning Balance	Additions	Deductions	Ending Balance
	(Dollars in millions)
2017	$178	176	(190)	164
2016	$152	192	(166)	178
2015	$162	177	(187)	152

(7)	Property, Plant and Equipment

Net property, plant and equipment is composed of the following:

	Depreciable Lives	As of December 31,
		2017	2016
		(Dollars in millions)
Land	N/A	$883	563
Fiber, conduit and other outside plant(1)	15-45 years	22,798	16,996
Central office and other network electronics(2)	3-10 years	18,538	13,768
Support assets(3)	3-30 years	7,586	6,623
Construction in progress(4)	N/A	1,399	1,244

Gross property, plant and equipment		51,204	39,194
Accumulated depreciation		(24,352)	(22,155)

Net property, plant and equipment		$26,852	17,039

(1)	Fiber, conduit and other outside plant consists of fiber and metallic cable, conduit, poles and other supporting structures.
(2)	Central office and other network electronics consists of circuit and packet switches, routers, transmission electronics and electronics providing service to customers.
(3)	Support assets consist of buildings, cable landing stations, data centers, computers and other administrative and support equipment.
(4)	Construction in progress includes inventory held for construction and property of the aforementioned categories that has not been placed in service as it is still under construction.

We recorded depreciation expense of $2.710 billion, $2.691 billion and $2.836 billion for the years ended December 31, 2017, 2016 and 2015, respectively.

Asset Retirement Obligations

At December 31, 2017, our asset retirement obligations balance was primarily related to estimated future costs of removing equipment from leased properties and estimated future costs of properly disposing of asbestos and other hazardous materials upon remodeling or demolishing buildings. Asset retirement obligations are included in other long-term liabilities on our consolidated balance sheets.

As of the Level 3 acquisition date, we recorded liabilities to reflect our preliminary estimates of fair values of Level 3’s asset retirement obligations. Our preliminary fair value estimates were determined using discounted cash flow method.

The following table provides asset retirement obligation activity:

	Years Ended December 31,
	2017	2016	2015
	(Dollars in millions)
Balance at beginning of year	$95	91	107
Accretion expense	6	6	7
Liabilities assumed in acquisition of Level 3	45	—	—
Liabilities settled	(3)	(2)	(2)
Liabilities transferred to Cyxtera	(20)	—	—
Change in estimate	(8)	—	(21)

Balance at end of year	$115	95	91

We revised our estimates for the cost of removal of network equipment, asbestos remediation, and other obligations by $8 million and $21 million, for the years ended December 31, 2017 and 2015, respectively. These revisions resulted in a reduction of the asset retirement obligation and offsetting reduction to gross property, plant and equipment, and revisions to assets specifically identified are recorded as a reduction to accretion expense. We did not revise our estimates for the cost of removal of network equipment, asbestos remediation, and other obligations during 2016.

(8)	Severance and Leased Real Estate

Periodically, we reduce our workforce and accrue liabilities for the related severance costs. These workforce reductions result primarily from the progression or completion of our post-acquisition integration plans, increased competitive pressures, cost reduction initiatives, process improvements through automation and reduced workload demands due to the loss of customers purchasing certain services.

We report severance liabilities within accrued expenses and other liabilities—salaries and benefits in our consolidated balance sheets and report severance expenses in selling, general and administrative expenses in our consolidated statements of operations. As described in Note 14—Segment Information, we do not allocate these severance expenses to our segments.

We have recognized liabilities to reflect our estimates of the fair values of the existing lease obligations for real estate which we have ceased using, net of estimated sublease rentals. As of the Level 3 acquisition date, we recorded liabilities to reflect our preliminary estimates of the fair values of the existing lease obligations for real estate for which we had ceased using, net of estimated sublease rentals. Our fair value estimates were determined using discounted cash flow methods. We recognize expense to reflect accretion of the discounted liabilities and periodically we adjust the expense when our actual subleasing experience differs from our initial estimates. We report the current portion of liabilities for ceased-use real estate leases in accrued expenses and other liabilities-other and report the noncurrent portion in deferred credits and other liabilities-other in our consolidated balance sheets. We report the related expenses in selling, general and administrative expenses in our consolidated statements of operations. At December 31, 2017, the current and noncurrent portions of our leased real estate accrual were $11 million and $53 million, respectively. The remaining lease terms range from 0.16 years to 7.9 years, with a weighted average of 6.7 years.

Changes in our accrued liabilities for severance expenses and leased real estate were as follows:

	Severance	Real Estate
	(Dollars in millions)
Balance at December 31, 2015	$14	80
Accrued to expense	173	4
Payments, net	(89)	(20)
Reversals and adjustments	—	3

Balance at December 31, 2016	98	67

Accrued to expense	42	4
Liabilities assumed in acquisition of Level 3	1	4
Payments, net	(108)	(13)
Reversals and adjustments	—	2

Balance at December 31, 2017	$33	64

(9)	Employee Benefits

Pension, Post-Retirement and Other Post-Employment Benefits

We sponsor various defined benefit pension plans (qualified and non-qualified) which, in the aggregate, cover a substantial portion of our employees including legacy CenturyLink, legacy Qwest Communications International, Inc. (“Qwest”) and legacy Embarq employees. On December 31, 2015, we merged our existing qualified pension plans, which included merging the Qwest Pension Plan and Embarq Retirement Pension Plan into the CenturyLink Retirement Plan. The CenturyLink Retirement Plan was renamed the CenturyLink Combined Pension Plan (“Combined Plan”). Pension benefits for participants of the new Combined Plan who are represented by a collective bargaining agreement are based on negotiated schedules. All other participants’ pension benefits are based on each individual participant’s years of service and compensation. We also maintain non-qualified pension plans for certain current and former highly compensated employees. We maintain post-retirement benefit plans that provide health care and life insurance benefits for certain eligible retirees. We also provide other post-employment benefits for certain eligible former employees. We use a December 31 measurement date for all our plans.

Pension Benefits

In connection with the acquisition of Level 3 Communications, Inc. on November 1, 2017, we assumed defined benefit pension plans sponsored by various Level 3 companies for their employees. Based on a valuation analysis, we recognized a $20 million liability on November 1, 2017 for the unfunded status of the Level 3 pension plans, reflecting projected benefit obligations of 167 million, in excess of the $147 million fair value of plan assets.

Current funding laws require a company with a pension shortfall to fund the annual cost of benefits earned in addition to a seven-year amortization of the shortfall. Our funding policy for our Combined Plan is to make contributions with the objective of accumulating sufficient assets to pay all qualified pension benefits when due under the terms of the plan. The accounting unfunded status of our qualified pension plan was $2.004 billion and $2.352 billion as of December 31, 2017 and 2016, respectively.

We made a voluntary cash contribution to our qualified pension plan of $100 million in both 2017 and 2016, and paid $5 million and $7 million of benefits directly to participants of our non-qualified pension plans in 2017 and 2016, respectively. Based on current laws and circumstances, we are not required to make any contributions to our qualified pension plan in 2018, but we currently expect to make a voluntary contribution of $100 million to the trust for our qualified pension plan in 2018. We estimate that in 2018 we will pay $5 million of benefits directly to participants of our non-qualified pension plans.

As mentioned above, we assumed in the Level 3 acquisition certain contributory and non-contributory employee pension plans, both qualified and non-qualified plans (the “Level 3 Pensions”). At December 31, 2017, the fair value of the Level 3 Pensions’ plan assets was $147 million, and the associated benefit obligation was $167 million. We recognized the unfunded status of Level 3’s pension plans of $20 million on our consolidated balance sheet as of December 31, 2017, and the net periodic benefit expense of less than $1 million for the period November 1, 2017 to December 31, 2017, in our consolidated income statement for the year ended December 31, 2017. Due to the insignificant amount of these pension plans, we have predominantly excluded them from the remaining employee benefit disclosures in this Note.

Post-Retirement Benefits

In connection with our acquisition of Level 3 Communications, Inc. on November 1, 2017, we assumed post-retirement benefit plans sponsored by Level 3 Communications, L.L.C. and Continental Level 3, Inc. for certain of its current and former employees. Based on a valuation analysis, we recognized less than $1 million in liability for the unfunded status of Level 3’s post-retirement benefit plans.

Our post-retirement benefit plans provide post-retirement benefits to qualified retirees and allow (i) eligible employees retiring before certain dates to receive benefits at no or reduced cost and (ii) eligible employees retiring after certain dates to receive benefits on a shared cost basis. The post-retirement benefits not paid by the trusts are funded by us and we expect to continue funding these post-retirement obligations as benefits are paid. The accounting unfunded status of our qualified post-retirement benefit plan was $3.352 billion and $3.360 billion as of December 31, 2017 and 2016, respectively.

Assets in the post-retirement trusts have been substantially depleted as of December 31, 2016; however we will continue to pay certain post-retirement benefits through the trusts. No contributions were made to the post-retirement trusts in 2017 and 2016. Benefits not paid from the trusts are expected to be paid directly by us with available cash. In 2017, we paid $237 million of post-retirement benefits, net of participant contributions and direct subsidies. In 2018, we expect to pay $283 million of post-retirement benefits, net of participant contributions and direct subsidies. The increase in anticipated post-retirement benefit payments is the result of increased utilization coupled with a continued rise in the cost of care.

We expect our health care cost trend rate to range from 5.0% to 6.5% in 2018, 5.0% to 7.0% in 2019, 5.0% to 6.5% in 2020 and grading to 4.50% by 2025. Our post-retirement benefit cost, for certain eligible legacy Qwest retirees and certain eligible legacy CenturyLink retirees, is capped at a set dollar amount. Therefore, those health care benefit obligations are not subject to increasing health care trends after the effective date of the caps.

As mentioned above, we assumed in the Level 3 acquisition certain post-retirement plans. Though largely unfunded, these post-retirement plans, in the aggregate, are immaterial to our consolidated financial statements. Due to the insignificant amount of these post-retirement plans, we have predominantly excluded them from the remaining employee benefit disclosures in this Note.

A change of 100 basis points in the assumed initial health care cost trend rate would have had the following effects in 2017:

	100 Basis Points Change
	Increase	(Decrease)
	(Dollars in millions)
Effect on the aggregate of the service and interest cost components of net periodic post-retirement benefit expense (consolidated statement of operations)	$2	(2)
Effect on benefit obligation (consolidated balance sheet)	60	(57)

Expected Cash Flows

The qualified pension, non-qualified pension and post-retirement health care benefit payments and premiums and life insurance premium payments are paid by us or distributed from plan assets. The estimated benefit payments provided below are based on actuarial assumptions using the demographics of the employee and retiree populations and have been reduced by estimated participant contributions.

	Pension Plans	Post-Retirement Benefit Plans	Medicare Part D Subsidy Receipts
	(Dollars in millions)
Estimated future benefit payments:
2018	$1,031	293	(7)
2019	973	280	(7)
2020	951	271	(7)
2021	929	262	(7)
2022	908	253	(7)
2023—2027	4,170	1,122	(31)

Net Periodic Benefit Expense

In 2016, we changed the method we use to estimate the service and interest components of net periodic benefit expense for pension and other postretirement benefit obligations. This change resulted in a decrease in the service and interest components in 2017 and 2016. Beginning in 2016, we utilized a full yield curve approach in connection with estimating these components by applying the specific spot rates along the yield curve used in the determination of the benefit obligation to the relevant projected cash flows, as opposed to the single weighted-average discount rate derived from the yield curve that we have used in the past. We believe this change more precisely measures service and interest costs by improving the correlation between projected benefit cash flows to the corresponding spot yield curve rates. This change did not affect the measurement of our total benefit obligations but lowered our annual net periodic benefit cost by $122 million and $149 million in 2017 and 2016, respectively, when compared to pre-2016 methodology. This change was treated as a change in accounting estimate and accordingly, we did not adjust the amounts recorded in 2015.

The actuarial assumptions used to compute the net periodic benefit expense for our qualified pension, non-qualified pension and post-retirement benefit plans are based upon information available as of the beginning of the year, as presented in the following table.

	Pension Plans			Post-Retirement Benefit Plans
	2017	2016	2015	2017	2016	2015
Actuarial assumptions at beginning of year:
Discount rate	3.50% - 4.10%	3.50% - 4.50%	3.50% - 4.10%	3.90%	4.15%	3.80%
Rate of compensation increase	3.25%	3.25%	3.25%	N/A	N/A	N/A
Expected long-term rate of return on plan assets	6.50%	7.00%	7.50%	5.00%	7.00%	7.50%
Initial health care cost trend rate	N/A	N/A	N/A	7.00% / 5.00%	5.00% / 5.25%	6.00% / 6.50%
Ultimate health care cost trend rate	N/A	N/A	N/A	4.50%	4.50%	4.50%
Year ultimate trend rate is reached	N/A	N/A	N/A	2025	2025	2025

N/A—Not applicable

Net periodic benefit expense (income) for our qualified and non-qualified pension plans includes the following components:

	Pension Plans Years Ended December 31,
	2017	2016	2015
	(Dollars in millions)
Service cost	$63	64	83
Interest cost	411	427	568
Expected return on plan assets	(666)	(732)	(898)
Special termination benefits charge	—	13	—
Recognition of prior service (credit) cost	(8)	(8)	5
Recognition of actuarial loss	205	175	161

Net periodic pension benefit expense (income)	$5	(61)	(81)

Net periodic benefit expense for our post-retirement benefit plans includes the following components:

	Post-Retirement Plans Years Ended December 31,
	2017	2016	2015
	(Dollars in millions)
Service cost	$18	19	24
Interest cost	100	111	140
Expected return on plan assets	(2)	(7)	(21)
Special termination benefits charge	—	3	—
Recognition of prior service cost	20	20	19

Net periodic post-retirement benefit expense	$136	146	162

We report service costs for our qualified pension, non-qualified pension and post-retirement benefit plans in cost of services and products and selling, general and administrative expenses in our consolidated statements of operations for the years ended December 31, 2017, 2016 and 2015. Additionally, a portion of the service cost is also allocated to certain assets under construction, which are capitalized and reflected as part of property, plant and equipment in our consolidated balance sheets. The remaining components of net periodic benefit expense (income) are reported in other income (expense), net in our consolidated statements of operations. In 2016, we announced plans to reduce our workforce, initially through voluntary severance packages and the balance through involuntary reductions, as a result we recognized a one-time charge of $16 million for special termination benefit enhancements paid to certain eligible employees upon voluntary retirement.

Benefit Obligations

The actuarial assumptions used to compute the funded status for the plans are based upon information available as of December 31, 2017 and 2016 and are as follows:

	Pension Plans		Post-Retirement Benefit Plans
	December 31,		December 31,
	2017	2016	2017	2016
Actuarial assumptions at end of year:
Discount rate	3.44% - 3.70%	3.50% - 4.10%	3.53%	3.90%
Rate of compensation increase	3.25%	3.25%	N/A	N/A
Initial health care cost trend rate	N/A	N/A	7.00% / 5.00%	5.00% / 5.50%
Ultimate health care cost trend rate	N/A	N/A	4.50%	4.50%
Year ultimate trend rate is reached	N/A	N/A	2025	2025

N/A—Not applicable

In 2017, 2016 and 2015, we adopted the revised mortality tables and projection scales released by the Society of Actuaries (“SOA”), which decreased the projected benefit obligation of our benefit plans by $113 million, $268 million and $379 million, respectively. The change in the projected benefit obligation of our benefit plans was recognized as part of the net actuarial loss and is included in accumulated other comprehensive loss, a portion of which is subject to amortization over the remaining estimated life of plan participants, which was approximately 9 to 10 years as of December 31, 2017.

The following tables summarize the change in the benefit obligations for the pension and post-retirement benefit plans:

	Pension Plans Years Ended December 31,
	2017	2016	2015
	(Dollars in millions)
Change in benefit obligation
Benefit obligation at beginning of year	$13,301	13,349	15,042
Service cost	63	64	83
Interest cost	411	427	568
Plan amendments	—	2	(100)
Special termination benefits charge	—	13	—
Actuarial loss (gain)	590	487	(800)
Benefits paid by company	(5)	(7)	(6)
Benefits paid from plan assets	(1,238)	(1,034)	(1,438)

Benefit obligation at end of year	$13,122	13,301	13,349

	Post-Retirement Benefit Plans Years Ended December 31,
	2017	2016	2015
	(Dollars in millions)
Change in benefit obligation
Benefit obligation at beginning of year	$3,413	3,567	3,830
Service cost	18	19	24
Interest cost	100	111	140
Participant contributions	54	57	57
Direct subsidy receipts	7	5	8
Special termination benefits charge	—	3	—
Actuarial loss (gain)	112	(13)	(148)
Benefits paid by company	(298)	(191)	(181)
Benefits paid from plan assets	(31)	(145)	(163)

Benefit obligation at end of year	$3,375	3,413	3,567

Our aggregate benefit obligation as of December 31, 2017, 2016 and 2015 was $16.497 billion, $16.714 billion and $16.916 billion, respectively.

Plan Assets

We maintain plan assets for our qualified pension plan and certain post-retirement benefit plans. The qualified pension plan’s assets are used for the payment of pension benefits and certain eligible plan expenses. The post-retirement benefit plan’s assets are used to pay health care benefits and premiums on behalf of eligible retirees and to pay certain eligible plan expenses. As discussed further above, the liquid plan assets in our post-retirement trust have been substantially depleted as of December 31, 2017. The expected rate of return on plan assets is the long-term rate of return we expect to earn on the plans’ assets, net of administrative expenses paid from plan assets. The rate of return is determined by the strategic allocation of plan assets and the long-term risk and return forecast for each asset class. The forecasts for each asset class are generated primarily from an analysis of the long-term expectations of various third party investment management organizations. The expected rate of return on plan assets is reviewed annually and revised, as necessary, to reflect changes in the financial markets and our investment strategy.

The following tables summarize the change in the fair value of plan assets for the pension and post-retirement benefit plans:

	Pension Plans Years Ended December 31,
	2017	2016	2015
	(Dollars in millions)
Change in plan assets
Fair value of plan assets at beginning of year	$10,892	11,072	12,571
Return on plan assets	1,306	754	(161)
Employer contributions	100	100	100
Benefits paid from plan assets	(1,238)	(1,034)	(1,438)

Fair value of plan assets at end of year	$11,060	10,892	11,072

	Post-Retirement Benefit Plans Years Ended December 31,
	2017	2016	2015
	(Dollars in millions)
Change in plan assets
Fair value of plan assets at beginning of year	$53	193	353
Return on plan assets	1	5	3
Benefits paid from plan assets	(31)	(145)	(163)

Fair value of plan assets at end of year	$23	53	193

Pension Plans: Our investment objective for the qualified pension plan assets is to achieve an attractive risk-adjusted return over time that will provide for the payment of benefits and minimize the risk of large losses. Our pension plan investment strategy is designed to meet this objective by broadly diversifying plan assets across numerous strategies with differing expected returns, volatilities and correlations. The pension plan assets have target allocations of 45% to interest rate sensitive investments and 55% to investments designed to provide higher expected returns than the interest rate sensitive investments. Interest rate sensitive investments include 30% of plan assets targeted primarily to long-duration investment grade bonds, 10% targeted to high yield and emerging market bonds and 5% targeted to diversified strategies, which primarily have exposures to global bonds, as well as some exposures to global stocks and commodities. Assets expected to provide higher returns than the interest rate sensitive assets include broadly diversified equity investments with targets of approximately 15% to U.S. equity markets and 15% to non-U.S. developed and emerging markets. Approximately 7% is targeted to broadly diversified multi-asset class strategies that have the flexibility to adjust exposures to different asset classes. Approximately 10% is allocated to private markets investments including funds primarily invested in private equity, private debt and hedge funds. Real estate investments are targeted at 8% of plan assets. At the beginning of 2018, our expected annual long-term rate of return on pension assets before consideration of administrative expenses is assumed to be 7.0%. However, projected increases in PBGC (Pension Benefit Guaranty Corporation) premium rates have now become large enough to reduce the annual long-term expected return net of administrative expenses to 6.5%.

Our non-qualified pension plans are not funded. We pay benefits directly to the participants of these plans.

Post-Retirement Benefit Plans: Our investment objective for the post-retirement benefit plans’ assets is to achieve an attractive risk-adjusted return and minimize the risk of large losses over the expected life of the assets. At the beginning of 2018, our expected annual long-term rate of return on post-retirement benefit plan assets is assumed to be 4.0%.

Permitted investments: Plan assets are managed consistent with the restrictions set forth by the Employee Retirement Income Security Act of 1974, as amended, which requires diversification of assets and also generally prohibits defined benefit and welfare plans from investing more than 10% of their assets in securities issued by the sponsor company. At December 31, 2017 and 2016, the post-retirement benefit plans did not directly own any shares of our common stock or debt instruments. At December 31, 2017, the pension benefit plan directly held approximately $4 million of our equity securities and approximately $2 million of CenturyLink, Inc. debt securities. At December 31, 2016 the pension benefit plan held approximately $1 million of our debt securities.

Derivative instruments: Derivative instruments are used to reduce risk as well as provide return. The pension plan uses exchange traded futures and swaps to gain exposure to equity and interest rate markets consistent with target asset allocations and to reduce risk relative to measurement of the benefit obligation, which is sensitive to interest rate changes. Foreign exchange forward contracts are used to manage currency exposures. Credit default swaps are used to manage credit risk exposures in a cost effective and targeted manner relative to transacting with physical corporate fixed income securities. Options are currently used to manage interest rate exposure taking into account the implied volatility and current pricing of the specific underlying market instrument. Some derivative instruments subject the plans to counterparty risk. The external investment managers, along with Plan Management, monitor counterparty exposure and mitigate this risk by diversifying the exposure among multiple high credit quality counterparties, requiring collateral and limiting exposure by periodically settling contracts.

The gross notional exposure of the derivative instruments directly held by the pension benefit plan is shown below. The notional amount of the derivatives corresponds to market exposure but does not represent an actual cash investment. Our post-retirement plans were not invested in derivative instruments for the years ended December 31, 2017 or 2016.

	Gross Notional Exposure
	Pension Plan
	Years Ended December 31,
	2017	2016
	(Dollars in millions)
Derivative instruments:
Exchange-traded U.S. equity futures	$256	104
Exchange-traded Treasury and other interest rate futures	1,830	1,813
Interest rate swaps	137	260
Credit default swaps	100	240
Equity index swaps	1	—
Foreign exchange forwards	293	778
Options	259	206

Fair Value Measurements: Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between independent and knowledgeable parties who are willing and able to transact for an asset or liability at the measurement date. We use valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs when determining fair value and then we rank the estimated values based on the reliability of the inputs used following the fair value hierarchy set forth by the FASB. For additional information on the fair value hierarchy, see Note 12—Fair Value Disclosure.

At December 31, 2017, we used the following valuation techniques to measure fair value for assets. There were no changes to these methodologies during 2017:

•	Level 1—Assets were valued using the closing price reported in the active market in which the individual security was traded.

•

Level 2—Assets were valued using quoted prices in markets that are not active, broker dealer quotations, net asset value of shares held by the plans and other methods by which all significant inputs were observable at the measurement date.

•	Level 3—Assets were valued using unobservable inputs in which little or no market data exists as reported by the respective institutions at the measurement date.

The tables below present the fair value of plan assets by category and the input levels used to determine those fair values at December 31, 2017. It is important to note that the asset allocations do not include market exposures that are gained with derivatives. Investments include dividend and interest receivables, pending trades and accrued expenses.

	Fair Value of Pension Plan Assets at December 31, 2017
	Level 1	Level 2	Level 3	Total
	(Dollars in millions)
Investment grade bonds(a)	$432	1,315	—	$1,747
High yield bonds(b)	—	575	7	582
Emerging market bonds(c)	217	219	1	437
U.S. stocks(e)	1,030	2	3	1,035
Non-U.S. stocks(f)	706	—	—	706
Private debt(i)	—	—	15	15
Multi-asset strategies(l)	440	—	—	440
Derivatives(m)	2	—	—	2
Cash equivalents and short-term investments(n)	—	476	1	477

Total investments, excluding investments valued at NAV	$2,827	2,587	27	5,441

Investments valued at NAV				5,619

Total pension plan assets				$11,060

	Fair Value of Post-Retirement Plan Assets at December 31, 2017
	Level 1	Level 2	Level 3	Total
	(Dollars in millions)
Investment grade bonds(a)	$—	—	—	$—
High yield bonds(b)	—	—	—	—
U.S. stocks(e)	1	—	—	1
Non-U.S. stocks(f)	—	—	—	—
Cash equivalents and short-term investments(n)	—	—	—	—

Total investments, excluding investments valued at NAV	$1	—	—	1

Investments valued at NAV				22

Total post-retirement plan assets				$23

The tables below present the fair value of plan assets by category and the input levels used to determine those fair values at December 31, 2016. It is important to note that the asset allocations do not include market exposures that are gained with derivatives. Investments include dividend and interest receivable, pending trades and accrued expenses.

	Fair Value of Pension Plan Assets at December 31, 2016
	Level 1	Level 2	Level 3	Total
	(Dollars in millions)
Investment grade bonds(a)	$420	1,404	—	$1,824
High yield bonds(b)	7	597	11	615
Emerging market bonds(c)	212	212	—	424
U.S. stocks(e)	1,146	1	—	1,147
Non-U.S. stocks(f)	721	1	—	722
Multi-asset strategies(l)	389	—	—	389
Cash equivalents and short-term investments(n)	—	207	—	207

Total investments, excluding investments valued at NAV	$2,895	2,422	11	5,328

Investments valued at NAV				5,564

Total pension plan assets				$10,892

	Fair Value of Post-Retirement Plan Assets at December 31, 2016
	Level 1	Level 2	Level 3	Total
	(Dollars in millions)
Investment grade bonds(a)	$1	2	—	$3
High yield bonds(b)	—	1	—	1
U.S. stocks(e)	2	—	—	2
Non-U.S. stocks(f)	1	—	—	1
Cash equivalents and short-term investments(n)	—	5	—	5

Total investments, excluding investments valued at NAV	$4	8	—	12

Investments valued at NAV				41

Total post-retirement plan assets				$53

The table below presents the fair value of plan assets valued at NAV by category for our pension and post-retirement plans at December 31, 2017 and 2016.

	Fair Value of Plan Assets Valued at NAV
	Pension Plans at December 31,		Post-Retirement Benefit Plans at December 31,
	2017	2016	2017	2016
	(Dollars in millions)
Investment grade bonds(a)	$163	106	—	—
High yield bonds(b)	483	521	—	1
Emerging market bonds(c)	14	6	—	—
Diversified strategies(d)	538	522	—	1
U.S. stocks(e)	73	58	—	—
Non-U.S. stocks(f)	627	560	—	1
Emerging market stocks(g)	98	76	—	—
Private equity(h)	460	506	10	14
Private debt(i)	374	369	1	1
Market neutral hedge funds(j)	769	739	—	1
Directional hedge funds(j)	636	657	—	1
Real estate(k)	903	926	1	8
Multi-asset strategies(l)	424	412	—	—
Cash equivalents and short-term investments(n)	57	106	10	13

Total investments valued at NAV	$5,619	5,564	22	41

The plans’ assets are invested in various asset categories utilizing multiple strategies and investment managers. Interests in commingled funds are valued using the net asset value (“NAV”) per unit of each fund. The NAV reported by the fund manager is based on the market value of the underlying investments owned by each fund, minus its liabilities, divided by the number of shares outstanding. Commingled funds can be redeemed at NAV, generally within a year of the financial statement date. Investments in private funds, primarily limited partnerships, represent long-term commitments with a fixed maturity date and are also valued at NAV. Valuation inputs for these private fund interests are generally based on assumptions and other information not observable in the market. The assumptions and valuation methodologies of the pricing vendors, account managers, fund managers and partnerships are monitored and evaluated for reasonableness. Below is an overview of the asset categories, the underlying strategies and valuation inputs used to value the assets in the preceding tables:

(a) Investment grade bonds represent investments in fixed income securities as well as commingled bond funds comprised of U.S. Treasury securities, agencies, corporate bonds, mortgage-backed securities, asset-backed securities and commercial mortgage-backed securities. Treasury securities are valued at the bid price reported in the active market in which the security is traded and are classified as Level 1. The valuation inputs of other investment grade bonds primarily utilize observable market information and are based on a spread to U.S. Treasury securities and consider yields available on comparable securities of issuers with similar credit ratings. The primary observable inputs include references to the new issue market for similar securities, the secondary trading markets and dealer quotes. Option adjusted spread models are utilized to evaluate securities such as asset backed securities that have early redemption features. These securities are classified as Level 2. The commingled funds are valued at NAV based on the market value of the underlying fixed income securities using the same valuation inputs previously described.

(b) High yield bonds represent investments in below investment grade fixed income securities as well as commingled high yield bond funds. The valuation inputs for the securities primarily utilize observable market information and are based on a spread to U.S. Treasury securities and consider yields available on comparable securities of issuers with similar credit ratings. These securities are primarily classified as Level 2. Securities whose valuation inputs are not based on observable market information are classified as Level 3. The commingled funds are valued at NAV based on the market value of the underlying high yield instruments using the same valuation inputs previously described.

(c) Emerging market bonds represent investments in securities issued by governments and other entities located in developing countries as well as registered mutual funds and commingled emerging market bond funds. The valuation inputs for the securities utilize observable market information and are primarily based on dealer quotes or a spread relative to the local government bonds. The registered mutual fund is classified as Level 1 while individual securities are primarily classified as Level 2. Securities whose valuation inputs are not based on observable market information are classified as Level 3. The commingled funds are valued at NAV based on the market value of the underlying emerging market bonds using the same valuation inputs previously described.

(d) Diversified strategies represent an investment in a commingled fund that primarily has exposures to global government, corporate and inflation linked bonds, global stocks and commodities. This asset category includes investments in a registered mutual fund which is classified at Level 1, and a commingled fund which is valued at NAV based on the market value of the underlying investments. The valuation inputs utilize observable market information including published prices for exchange traded securities, bid prices for government bonds, and spreads and yields available for comparable fixed income securities with similar credit ratings.

(e) U.S. stocks represent investments in stocks of U.S. based companies as well as commingled U.S. stock funds. The valuation inputs for U.S. stocks are based on the last published price reported on the major stock market on which the securities are traded and are primarily classified as Level 1. Securities whose valuation inputs are not based on observable market information are classified as Level 3. The commingled funds are valued at NAV based on the market value of the underlying investments using the same valuation inputs previously described.

(f) Non-U.S. stocks represent investments in stocks of companies based in developed countries outside the U.S. as well as commingled funds. The valuation inputs for non-U.S. stocks are based on the last published price reported on the major stock market on which the securities are traded and are primarily classified as Level 1. The commingled funds are valued at NAV based on the market value of the underlying investments using the same valuation inputs previously described.

(g) Emerging market stocks represent investments in commingled funds comprised of stocks of companies located in developing markets. The commingled funds are valued at NAV based on the market value of the underlying investments using the same valuation inputs described previously for individual stocks.

(h) Private equity represents non-public investments in domestic and foreign buy out and venture capital funds. Private equity funds are primarily structured as limited partnerships and are valued according to the valuation policy of each partnership, subject to prevailing accounting and other regulatory guidelines. The partnerships are valued at NAV using valuation methodologies that consider a range of factors, including but not limited to the price at which investments were acquired, the nature of the investments, market conditions, trading values on comparable public securities, current and projected operating performance, and financing transactions subsequent to the acquisition of the investments. These valuation methodologies involve a significant degree of judgment.

(i) Private debt represents non-public investments in distressed or mezzanine debt funds and pension group insurance contracts. Pension group insurance contracts are valued based on actuarial assumptions, and are classified as Level 3. Mezzanine debt instruments are debt instruments that are subordinated to other debt issues and may include embedded equity instruments such as warrants. Private debt funds are primarily structured as limited partnerships and are valued at NAV according to the valuation policy of each partnership, subject to prevailing accounting and other regulatory guidelines. The valuation of underlying fund investments are based on factors including the issuer’s current and projected credit worthiness, the security’s terms, reference to the securities of comparable companies, and other market factors. These valuation methodologies involve a significant degree of judgment.

(j) Market neutral hedge funds hold investments in a diversified mix of instruments that are intended in combination to exhibit low correlations to market fluctuations. These investments are typically combined with futures to achieve uncorrelated excess returns over various markets. Directional hedge funds—This asset category represents investments that may exhibit somewhat higher correlations to market fluctuations than the market neutral hedge funds. Investments in hedge funds include both direct investments and investments in diversified funds of funds. Hedge funds are valued at NAV based on the market value of the underlying investments which include publicly traded equity and fixed income securities and privately negotiated debt securities. The hedge funds are valued by third party administrators using the same valuation inputs previously described.

(k) Real estate represents investments in commingled funds and limited partnerships that invest in a diversified portfolio of real estate properties. These investments are valued at NAV according to the valuation policy of each fund or partnership, subject to prevailing accounting and other regulatory guidelines. The valuation inputs of the underlying properties are generally based on third-party appraisals that use comparable sales or a projection of future cash flows to determine fair value.

(l) Multi-asset strategies represent broadly diversified strategies that have the flexibility to tactically adjust exposures to different asset classes through time. This asset category includes investments in a registered mutual fund which is classified as Level 1 and a commingled fund which is valued at NAV based on the market value of the underlying investments.

(m) Derivatives include exchange traded futures contracts which are classified as Level 1, as well as privately negotiated over the counter swaps and options that are valued based on the change in interest rates or a specific market index and are classified as Level 2. The market values represent gains or losses that occur due to fluctuations in interest rates, foreign currency exchange rates, security prices, or other factors.

(n) Cash equivalents and short-term investments represent investments that are used in conjunction with derivatives positions or are used to provide liquidity for the payment of benefits or other purposes. The valuation inputs of securities are based on a spread to U.S. Treasury Bills, the Federal Funds Rate, or London Interbank Offered Rate and consider yields available on comparable securities of issuers with similar credit ratings and are primarily classified as Level 2. The commingled funds are valued at NAV based on the market value of the underlying investments using the same valuation inputs described above.

Concentrations of Risk: Investments, in general, are exposed to various risks, such as significant world events, interest rate, credit, foreign currency and overall market volatility risk. These risks are managed by broadly diversifying assets across numerous asset classes and strategies with differing expected returns, volatilities and correlations. Risk is also broadly diversified across numerous market sectors and individual companies. Financial instruments that potentially subject the plans to concentrations of counterparty risk consist principally of investment contracts with high quality financial institutions. These investment contracts are typically collateralized obligations and/or are actively managed, limiting the amount of counterparty exposure to any one financial institution. Although the investments are well diversified, the value of plan assets could change materially depending upon the overall market volatility, which could affect the funded status of the plans.

The table below presents a rollforward of the pension plan assets valued using Level 3 inputs:

	Pension Plan Assets Valued Using Level 3 Inputs
	High Yield Bonds	Emerging Market Bonds	U.S. Stocks	Private Debt	Cash	Total
	(Dollars in millions)
Balance at December 31, 2015	$13	1	—	—	—	14
Net transfers	(2)	—	—	—	—	(2)
Acquisitions	1	—	—	—	—	1
Dispositions	(1)	(1)	—	—	—	(2)

Balance at December 31, 2016	11	—	—	—	—	11
Net transfers	(1)	—	—	14	—	13
Acquisitions	2	1	—	1	1	5
Actual return on plan assets	(5)	—	3	—	—	(2)

Balance at December 31, 2017	$7	1	3	15	1	27

Certain gains and losses are allocated between assets sold during the year and assets still held at year-end based on transactions and changes in valuations that occurred during the year. These allocations also impact our calculation of net acquisitions and dispositions.

For the year ended December 31, 2017, the investment program produced actual gains on qualified pension and post-retirement plan assets of $1.307 billion as compared to expected returns of $668 million for a difference of $639 million. For the year ended December 31, 2016, the investment program produced actual losses on pension and post-retirement plan assets of $759 million as compared to the expected returns of $739 million for a difference of $20 million. The short-term annual returns on plan assets will almost always be different from the expected long-term returns and the plans could experience net gains or losses, due primarily to the volatility occurring in the financial markets during any given year.

Unfunded Status

The following table presents the unfunded status of the pensions and post-retirement benefit plans:

	Pension Plans		Post-Retirement Benefit Plans
	Years Ended December 31,		Years Ended December 31,
	2017	2016	2017	2016
	(Dollars in millions)
Benefit obligation	$(13,122)	(13,301)	(3,375)	(3,413)
Fair value of plan assets	11,060	10,892	23	53

Unfunded status	(2,062)	(2,409)	(3,352)	(3,360)

Current portion of unfunded status	$(5)	(6)	(262)	(236)

Non-current portion of unfunded status	$(2,057)	(2,403)	(3,090)	(3,124)

The current portion of our post-retirement benefit obligations is recorded on our consolidated balance sheets in accrued expenses and other current liabilities-salaries and benefits.

Accumulated Other Comprehensive Loss-Recognition and Deferrals

The following table presents cumulative items not recognized as a component of net periodic benefits expense as of December 31, 2016, items recognized as a component of net periodic benefits expense in 2017, additional items deferred during 2017 and cumulative items not recognized as a component of net periodic benefits expense as of December 31, 2017. The items not recognized as a component of net periodic benefits expense have been recorded on our consolidated balance sheets in accumulated other comprehensive loss:

	As of and for the Years Ended December 31,
	2016	Recognition of Net Periodic Benefits Expense	Deferrals	Net Change in AOCL	2017
	(Dollars in millions)
Accumulated other comprehensive loss:
Pension plans:
Net actuarial (loss) gain	$(3,148)	205	51	256	(2,892)
Prior service benefit (cost)	62	(8)	—	(8)	54
Deferred income tax benefit (expense)	1,191	(72)	(12)	(84)	1,107

Total pension plans	(1,895)	125	39	164	(1,731)

Post-retirement benefit plans:
Net actuarial (loss) gain	(137)	—	(113)	(113)	(250)
Prior service (cost) benefit	(127)	20	—	20	(107)
Deferred income tax benefit (expense)	102	(7)	27	20	122

Total post-retirement benefit plans	(162)	13	(86)	(73)	(235)

Total accumulated other comprehensive loss	$(2,057)	138	(47)	91	(1,966)

The following table presents cumulative items not recognized as a component of net periodic benefits expense as of December 31, 2015, items recognized as a component of net periodic benefits expense in 2016, additional items deferred during 2016 and cumulative items not recognized as a component of net periodic benefits expense as of December 31, 2016. The items not recognized as a component of net periodic benefits expense have been recorded on our consolidated balance sheets in accumulated other comprehensive loss:

	As of and for the Years Ended December 31,
	2015	Recognition of Net Periodic Benefits Expense	Deferrals	Net Change in AOCL	2016
	(Dollars in millions)
Accumulated other comprehensive loss:
Pension plans:
Net actuarial (loss) gain	$(2,857)	175	(466)	(291)	(3,148)
Prior service benefit (cost)	72	(8)	(2)	(10)	62
Deferred income tax benefit (expense)	1,070	(67)	188	121	1,191

Total pension plans	(1,715)	100	(280)	(180)	(1,895)

Post-retirement benefit plans:
Net actuarial (loss) gain	(147)	—	10	10	(137)
Prior service (cost) benefit	(147)	20	—	20	(127)
Deferred income tax benefit (expense)	114	(8)	(4)	(12)	102

Total post-retirement benefit plans	(180)	12	6	18	(162)

Total accumulated other comprehensive loss	$(1,895)	112	(274)	(162)	(2,057)

The following table presents estimated items to be recognized in 2018 as a component of net periodic benefit expense of the pension, non-qualified pension and post-retirement benefit plans:

	Pension Plans	Post- Retirement Plans
	(Dollars in millions)
Estimated recognition of net periodic (cost) benefit income in 2018:
Net actuarial loss	$(205)	—
Prior service income (cost)	8	(20)
Deferred income tax benefit	48	4

Estimated net periodic benefit expense to be recorded in 2018 as a component of other comprehensive (loss) income	$(149)	(16)

Medicare Prescription Drug, Improvement and Modernization Act of 2003

We sponsor post-retirement health care plans with several benefit options that provide prescription drug benefits that we deem actuarially equivalent to or exceeding Medicare Part D. We recognize the impact of the federal subsidy received under the Medicare Prescription Drug, Improvement and Modernization Act of 2003 in the calculation of our post-retirement benefit obligation and net periodic post-retirement benefit expense.

Other Benefit Plans

Health Care and Life Insurance

We provide health care and life insurance benefits to essentially all of our active employees. We are largely self-funded for the cost of the health care plan. Our health care benefit expense for current employees was $341 million, $399 million and $381 million for the years ended December 31, 2017, 2016 and 2015, respectively. Union-represented employee benefits are based on negotiated collective bargaining agreements. Employees contributed $128 million, $127 million and $125 million for the years ended December 31, 2017, 2016 and 2015, respectively. Our group basic life insurance plans are fully insured and the premiums are paid by us.

401(k) Plans

We sponsor qualified defined contribution plans covering substantially all of our employees. Under these plans, employees may contribute a percentage of their annual compensation up to certain maximums, as defined by the plans and by the Internal Revenue Service (“IRS”). Currently, we match a percentage of employee contributions in cash. At December 31, 2017 and 2016, the assets of the plans included approximately 7 million shares and 7 million shares, respectively, of our common stock all of which were the result of the combination of previous employer match and participant directed contributions. We recognized expenses related to these plans of $77 million, $79 million and $83 million for the years ended December 31, 2017, 2016 and 2015, respectively.

Upon the November 1, 2017 closing of our acquisition of Level 3, we assumed various defined contribution plans covering substantially all eligible employees of Level 3. On December 31, 2017, we merged the Level 3 Communications, Inc. 401(k) Plan into the CenturyLink Dollar & Sense 401(k) Plan. The resulting plan covers substantially all eligible non-represented employees of the combined company in the US.

Deferred Compensation Plans

We sponsored non-qualified deferred compensation plans for various groups that included certain of our current and former highly compensated employees. The value of liabilities related to these plans was not significant.

(10)	Share-based Compensation

We maintain equity programs that allow our Board of Directors (through its Compensation Committee or our Chief Executive Officer as its delegate) to grant incentives to certain employees and our outside directors in any one or a combination of several forms, including incentive and non-qualified stock options, stock appreciation rights, restricted stock awards, restricted stock units and market and performance shares. Stock options generally expire ten years from the date of grant.

Acquisition of Level 3

Upon the November 1, 2017 closing of our acquisition of Level 3, and pursuant to the terms of the merger agreement, we replaced certain of Level 3’s share-based compensation awards with our share-based compensation awards. Specifically:

•

each outstanding Level 3 restricted stock unit award granted prior to April 1, 2014 or granted to an outside director of Level 3 was converted into $26.50 in cash and 1.4286 shares of our common stock (and cash in lieu of fractional shares) with respect to each Level 3 share covered by such award (the “Converted RSU Awards”); and

•

each outstanding Level 3 restricted stock unit award granted on or after April 1, 2014 (other than these granted to outside directors of Level 3) was converted into a CenturyLink restricted stock unit award using a conversion ratio of 2.8386 to 1 as determined in accordance with a formula set forth in the merger agreement (the “Continuing RSU Awards”).

The preliminary aggregate fair value of the replaced Level 3 awards was $239 million, of which $103 million was attributable to service performed prior to the acquisition date and was included in the cost of the acquisition. The fair value of CenturyLink shares was determined based on the $18.99 closing price of our common stock on November 1, 2017. The remaining $137 million of the preliminary aggregate fair value of the replaced Level 3 awards was attributable to post-acquisition period and is being recognized as compensation expense, net of estimated forfeitures, over the remaining vesting period from 1 to 2 years.

Stock Options

The following table summarizes activity involving stock option awards for the year ended December 31, 2017:

	Number of Options	Weighted- Average Exercise Price
	(in thousands)
Outstanding and Exercisable at December 31, 2016	3,008	$40.08
Exercised	(12)	10.75
Forfeited/Expired	(1,974)	46.82

Outstanding and Exercisable at December 31, 2017	1,022	27.41

The aggregate intrinsic value of our options outstanding and exercisable at December 31, 2017 was less than $1 million. The weighted-average remaining contractual term for such options was 1.44 years.

During 2017, we received net cash proceeds of less than $1 million in connection with our option exercises. The tax benefit realized from these exercises was less than $1 million. The total intrinsic value of options exercised for the years ended December 31, 2017 and 2016, was less than $1 million each year. The total intrinsic value of options exercised for the year ended December 31, 2015 was $4 million.

Restricted Stock Awards

For equity based restricted stock awards that contain only service conditions for vesting (time-based awards), we calculate the award fair value based on the closing price of CenturyLink common stock on the accounting grant date. We also grant equity based awards that contain service conditions as well as additional market or performance conditions. For awards with service and market conditions, the award fair value is calculated using Monte-Carlo simulations. Awards with service as well as market or performance conditions specify a target number of shares for the award. Each recipient ultimately has the opportunity to receive between 0% and 200% of the target number of shares. For awards with service and market conditions, the percentage received is based on our total shareholder return over the three-year service period versus that of selected peer companies. For awards with service and performance conditions, the percentage received depends upon the attainment of two financial performance targets during the three-year service period.

Awards Granted in 2017

In 2017, we granted 6 million shares of restricted stock awards, of which 4.7 million shares contained only service conditions and 1.3 million target shares that contained service conditions and either market or performance conditions. The details of these grants are as follows:

During the first quarter of 2017, we granted 784 thousand shares of restricted stock to certain executive level employees as part of our long-term incentive program, of which 314 thousand shares contained only service conditions and will vest on a straight-line basis on February 21, 2018, 2019 and 2020. The remaining awards, 470 thousand target shares, contain service conditions and either market or performance conditions and are scheduled to vest on February 21, 2020.

During the first quarter of 2017, we also granted 2 million shares to certain key employees as part of our annual equity compensation program, of which 1.8 million shares contained only service conditions and will vest on a straight-line basis on February 20, 2018, 2019 and 2020. The remaining awards, 200 thousand target shares, contain service conditions and either market or performance conditions and are scheduled to vest on February 20, 2020.

During the second quarter of 2017, we granted 894 thousand shares to certain executive level employees as integration and retention awards related to the Level 3 acquisition, of which 647 thousand shares of the retention awards will vest on June 1, 2018, 2019 and 2020. The remaining retention awards, 125 thousand shares, will vest on December 15, 2018 and 2019. Integration awards, which contain service and performance conditions, specify a target number of shares for the award. Each recipient ultimately has the opportunity to receive from 80% to 120% of the target number of shares. Integration awards of 122 thousand target shares are scheduled to vest on December 15, 2018.

During the fourth quarter of 2017, we granted 948 thousand shares of restricted stock to certain executive level employees as part of our long-term equity retention program. Time-based awards totaled 493 thousand shares. The remaining awards, 455 thousand target shares, contain service conditions and either market or performance conditions are scheduled to vest on March 31, 2019 and November 1, 2020. We also granted 1.1 million shares to certain key employees as part of our special retention program. Of these, time-based awards totaled 911 thousand shares and will vest on November 1, 2019 and 2020. The remaining awards, 187 thousand shares, are scheduled to vest on November 1, 2018, 2019 and 2020.

Awards Granted in 2016

In 2016, we granted 3.8 million shares of restricted stock awards, of which 3.1 million shares contained only service conditions and 700 thousand target shares that contained service conditions and either market or performance conditions. The details of these grants are as follows:

During the first quarter of 2016, we granted 766 thousand shares of restricted stock to certain executive level employees as part of our long-term incentive program, of which 306 thousand contained only service conditions and will vest on a straight-line basis on February 23, 2017, 2018 and 2019. The remaining awards, 460 thousand target shares, contain service conditions and either market or performance conditions and are scheduled to vest on February 23, 2019.

During the first quarter of 2016, we also granted 1.9 million shares to certain key employees as part of our annual equity compensation program, of which 1.7 million contained only service conditions and will vest on a straight-line basis on February 25, 2017, 2018 and 2019. The remaining awards, 200 thousand target shares, contain service conditions and either market or performance conditions and are scheduled to vest on February 25, 2019. During the first and third quarter of 2016, we granted shares to certain key employees as part of our long-term equity retention program. These awards will vest over a three to seven year period with 113 thousand, 322 thousand and 209 thousand shares vesting on August 16, 2019, 2021 and 2023, respectively, and 22 thousand shares vesting on January 13, 2021 and 22 thousand shares vesting on January 13, 2023. The remaining awards granted throughout 2016 to certain other key employees and our outside directors were made as part of our equity compensation and retention programs. These awards require only service conditions for vesting and typically vest equally over a three year period.

Awards Granted in 2015

In 2015, we granted 2.9 million shares of restricted stock awards, of which 2.6 million shares contained only service conditions and 300 thousand target shares that contained service conditions and either market or performance conditions. The details of these grants are as follows:

During the first quarter of 2015, we granted 496 thousand shares of restricted stock to certain executive-level employees as part of our long-term incentive program, of which 198 thousand contained only service conditions and will vest on a straight-line basis on February 23, 2016, 2017 and 2018. The remaining awards, 298 thousand target shares, contain service conditions and market or performance conditions and are scheduled to vest on February 23, 2018.

At the end of the first quarter of 2015, we granted 1.2 million shares to certain key employees as part of our annual equity compensation program. These awards contained only service conditions and will vest on a straight-line basis on March 12, 2016, 2017 and 2018. During the third quarter of 2015 we granted shares to certain key employees as part of our long-term equity retention program. These awards will vest over a three to seven year period with 193 thousand, 423 thousand and 230 thousand shares vesting on August 14, 2018, 2020 and 2022, respectively, and 55 thousand shares vesting equally on August 14, 2017, 2019, and 2021. The remaining awards granted throughout 2015 to certain other key employees and our outside directors were made as part of our equity compensation and retention programs. These awards require only service conditions for vesting and typically vest equally over a three year period.

The following table summarizes activity involving restricted stock and restricted stock unit awards for the year ended December 31, 2017:

	Number of Shares	Weighted- Average Grant Date Fair Value
	(in thousands)
Non-vested at December 31, 2016	5,948	$31.89
Level 3 replacement awards	12,530	18.99
Granted(1)	5,223	22.02
Vested	(2,762)	28.55
Forfeited	(1,165)	26.43

Non-vested at December 31, 2017	19,774	21.90

(1)	Shares granted whose related performance conditions were not finalized at December, 31, 2017, were excluded from this figure.

During 2016, we granted 3.6 million shares of restricted stock and restricted stock unit awards at a weighted-average price of $30.83. During 2015, we granted 2.9 million shares of restricted stock and restricted stock unit awards at a weighted-average price of $31.83. The total fair value of restricted stock that vested during 2017, 2016 and 2015, was $60 million, $47 million and $59 million, respectively.

Compensation Expense and Tax Benefit

We recognize compensation expense related to our market and performance share-based awards with graded vesting that only have a service condition on a straight-line basis over the requisite service period for the entire award. Total compensation expense for all share-based payment arrangements for the years ended December 31, 2017, 2016 and 2015, was $111 million, $80 million and $73 million, respectively. Our tax benefit recognized in the consolidated statements of operations for our share-based payment arrangements for the years ended December 31, 2017, 2016 and 2015, was $28 million, $31 million and $28 million, respectively. At December 31, 2017, there was $240 million of total unrecognized compensation expense related to our share-based payment arrangements, which we expect to recognize over a weighted-average period of 1.9 years.

(11)	Earnings Per Common Share

Basic and diluted earnings per common share for the years ended December 31, 2017, 2016 and 2015 were calculated as follows:

	Years Ended December 31,
	2017	2016	2015
	(Dollars in millions, except per share amounts, shares in thousands)
Income (Numerator):
Net income	$1,389	626	878
Earnings applicable to non-vested restricted stock	—	—	—

Net income applicable to common stock for computing basic earnings per common share	1,389	626	878

Net income as adjusted for purposes of computing diluted earnings per common share	$1,389	626	878

Shares (Denominator):
Weighted average number of shares:
Outstanding during period	635,576	545,946	559,260
Non-vested restricted stock	(7,768)	(6,397)	(4,982)

Weighted average shares outstanding for computing basic earnings per common share	627,808	539,549	554,278
Incremental common shares attributable to dilutive securities:
Shares issuable under convertible securities	10	10	10
Shares issuable under incentive compensation plans	875	1,120	805

Number of shares as adjusted for purposes of computing diluted earnings per common share	628,693	540,679	555,093

Basic earnings per common share	$2.21	1.16	1.58

Diluted earnings per common share	$2.21	1.16	1.58

Our calculation of diluted earnings per common share excludes shares of common stock that are issuable upon exercise of stock options when the exercise price is greater than the average market price of our common stock. We also exclude unvested restricted stock awards that are antidilutive as a result of unrecognized compensation cost. Such shares averaged 4.7 million, 3.3 million and 3.1 million for 2017, 2016 and 2015, respectively.

(12)	Fair Value Disclosure

Our financial instruments consist of cash, cash equivalents and restricted cash, accounts receivable, accounts payable and long-term debt, excluding capital lease and other obligations. Due to their short-term nature, the carrying amounts of our cash, cash equivalents and restricted cash, accounts receivable and accounts payable approximate their fair values.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between independent and knowledgeable parties who are willing and able to transact for an asset or liability at the measurement date. We use valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs when determining fair value and then we rank the estimated values based on the reliability of the inputs used following the fair value hierarchy set forth by the FASB.

We determined the fair values of our long-term debt, including the current portion, based on quoted market prices where available or, if not available, based on discounted future cash flows using current market interest rates.

The three input levels in the hierarchy of fair value measurements are defined by the FASB generally as follows:

Input Level	Description of Input
Level 1	Observable inputs such as quoted market prices in active markets.
Level 2	Inputs other than quoted prices in active markets that are either directly or indirectly observable.
Level 3	Unobservable inputs in which little or no market data exists.

The following table presents the carrying amounts and estimated fair values of our long-term debt, excluding capital lease and other obligations, as well as the input level used to determine the fair values indicated below:

		As of December 31, 2017		As of December 31, 2016
	Input Level	Carrying Amount	Fair Value	Carrying Amount	Fair Value
		(Dollars in millions)
Liabilities-Long-term debt, excluding capital lease and other obligations	2	$36,835	36,402	19,553	19,639

(13)	Income Taxes

On December 22, 2017, the Tax Cuts and Jobs Act (the “Act”) was signed into law. The Act significantly changes U.S. tax law. The Act reduces the U.S. corporate income tax rate from a maximum of 35% to 21% for all corporations, effective January 1, 2018, and makes certain changes to U.S. taxation of income earned by foreign subsidiaries, capital expenditures, interest expense and various other items.

As a result of the reduction in the U.S. corporate income tax rate from 35% to 21%, we re-measured our net deferred tax liabilities at December 31, 2017 and recognized a provisional tax benefit of approximately $1.1 billion in our consolidated statement of operations for the year ended December 31, 2017.

The Act imposed a one-time repatriation tax on certain earnings of foreign subsidiaries. The Act also includes certain anti-abuse and base erosion provisions that may impact the amounts of U.S. tax that we pay with respect to income earned by our foreign subsidiaries. We have not yet been able to make a reasonable estimate of the impact of these provisions and continue to account for these items based on our existing accounting under U.S. GAAP and the provisions of the tax laws that were in effect prior to the Act’s enactment.

On December 22, 2017, the SEC staff addressed the application of U.S. GAAP in situations when a registrant does not have the necessary information available, prepared or analyzed (including computations) in reasonable detail to complete the accounting for certain income tax effects of the Act. We have provisionally recognized the tax impacts related to the re-measurement of deferred tax assets and liabilities in the amount noted above in our consolidated financial statements for the year ended December 31, 2017. The ultimate impact may differ from our provisional amount due to additional analysis, changes in interpretations and assumptions we have made, additional regulatory guidance that may be issued, and actions we may take as a result of the Act.

The change from our current provisional estimates will be reflected in our future statements of operations and could be material. We expect to complete the accounting by the time we file our 2017 U.S. corporate income tax return in the 4th quarter of 2018, although we cannot assure you of this.

	Years Ended December 31,
	2017	2016	2015
	(Dollars in millions)
Income tax expense was as follows:
Federal
Current	$82	335	28
Deferred	(988)	5	329

State
Current	21	27	40
Deferred	16	8	21

Foreign
Current	22	26	16
Deferred	(2)	(7)	4

Total income tax expense	$(849)	394	438

	Years Ended December 31,
	2017	2016	2015
	(Dollars in millions)
Income tax (benefit) expense was allocated as follows:
Income tax (benefit) expense in the consolidated statements of operations:
Attributable to income	$(849)	394	438
Stockholders’ equity:
Compensation expense for tax purposes in excess of amounts recognized for financial reporting purposes	—	(2)	(5)
Tax effect of the change in accumulated other comprehensive loss	81	(109)	59

The following is a reconciliation from the statutory federal income tax rate to our effective income tax rate:

	Years Ended December 31,
	2017	2016	2015
	(Percentage of pre-tax income)
Statutory federal income tax rate	35.0%	35.0%	35.0%
State income taxes, net of federal income tax benefit	3.9%	2.3%	2.6%
Change in liability for unrecognized tax position	1.0%	0.2%	0.4%
Tax reform	(209.8)%	—%	—%
Net foreign income taxes	(0.7)%	0.1%	0.7%
Foreign dividend paid to a domestic parent company	0.2%	1.8%	—%
Affiliate debt rationalization	—%	—%	(2.6)%
Research and development credits	(1.4)%	(0.6)%	(2.1)%
Tax impact on sale of data centers and colocation business	5.0%	—%	—%
Level 3 acquisition transaction costs	6.0%	—%	—%
Other, net	3.6%	(0.2)%	(0.7)%

Effective income tax rate	(157.2)%	38.6%	33.3%

The effective tax rate for the year ended December 31, 2017 reflects the benefit of approximately $1.1 billion from the re-measurement of deferred taxes as noted above, a $27 million tax expense related to the sale of our colocation business and $32 million tax impact of non-deductible transaction costs related to the Level 3 acquisition. The effective tax rate for the year ended December 31, 2016 reflects a tax impact of $18 million from an intercompany dividend payment from one of our foreign subsidiaries to its domestic parent company that was made as part of our corporate restructuring in preparation for the sale of our colocation business. The 2015 rate reflects a tax benefit of approximately $34 million related to affiliate debt rationalization, research and development tax credits of $28 million for 2011 through 2015 and a $16 million tax decrease due to changes in state taxes caused by apportionment changes, state tax rate changes and the changes in the expected utilization of net operating loss carryforwards (“NOLs”).

The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and deferred tax liabilities were as follows:

	As of December 31,
	2017	2016
	(Dollars in millions)
Deferred tax assets
Post-retirement and pension benefit costs	$1,321	2,175
Net operating loss carryforwards	3,951	473
Other employee benefits	112	125
Other	714	342

Gross deferred tax assets	6,098	3,115
Less valuation allowance	(1,341)	(375)

Net deferred tax assets	4,757	2,740

Deferred tax liabilities
Property, plant and equipment, primarily due to depreciation differences	(2,935)	(3,626)
Goodwill and other intangible assets	(3,785)	(2,577)
Other	(16)	—

Gross deferred tax liabilities	(6,736)	(6,203)

Net deferred tax liability	$(1,979)	(3,463)

Of the $1.979 billion and $3.463 billion net deferred tax liability at December 31, 2017 and 2016, respectively, $2.413 billion and $3.471 billion is reflected as a long-term liability and $434 million and $8 million is reflected as a net noncurrent deferred tax asset at December 31, 2017 and 2016, respectively.

At December 31, 2017, we had federal NOLs of $9.1 billion and state NOLs of $21 billion. If unused, the NOLs will expire between 2018 and 2033; however, no significant amounts expire until 2023. We also had foreign NOL carryforwards of $5.8 billion as a result of the Level 3 acquisition. At December 31, 2017, we had an immaterial amount of federal tax credits. Our acquisitions of Level 3, Qwest and SAVVIS, Inc. (“Savvis”) caused “ownership changes” within the meaning of Section 382 of the Internal Revenue Code (“Section 382”). As a result, our ability to use these NOLs and AMT credits are subject to annual limits imposed by Section 382. Despite this, we expect to use substantially all of these tax attributes to reduce our future federal tax liabilities, although the timing of that use will depend upon our future earnings and future tax circumstances.

We establish valuation allowances when necessary to reduce the deferred tax assets to amounts we expect to realize. As of December 31, 2017, a valuation allowance of $1.341 billion was established as it is more likely than not that this amount of net operating loss, capital loss and tax credit carryforwards will not be utilized prior to expiration. Our valuation allowance at December 31, 2017 and 2016 is primarily related to foreign and state NOL carryforwards. This valuation allowance increased by $966 million during 2017, primarily due to the acquisition of Level 3 and the related valuation allowances.

A reconciliation of the change in our gross unrecognized tax benefits (excluding both interest and any related federal benefit) from January 1 to December 31 for 2017 and 2016 is as follows:

	2017	2016
	(Dollars in millions)
Unrecognized tax benefits at beginning of year	$16	15
Assumed in the acquisition of Level 3	18	—
Tax position of prior periods netted against deferred tax assets assumed in the acquisition of Level 3	2	—
Increase in tax positions taken in the current year	1	1
Increase in tax positions taken in the prior year	3	—

Unrecognized tax benefits at end of year	$40	16

The total amount of unrecognized tax benefits that, if recognized, would impact the effective income tax rate was $66 million and $34 million at December 31, 2017 and 2016, respectively.

Our policy is to reflect interest expense associated with unrecognized tax benefits in income tax expense. We had accrued interest (presented before related tax benefits) of approximately $56 million and $35 million at December 31, 2017 and 2016, respectively.

We, or at least one of our subsidiaries, file income tax returns in the U.S. federal jurisdiction and various states and foreign jurisdictions. With few exceptions, we are no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years before 2003. The Internal Revenue Service and state and local taxing authorities reserve the right to audit any period where net operating loss carryforwards are available.

Based on our current assessment of various factors, including (i) the potential outcomes of these ongoing examinations, (ii) the expiration of statute of limitations for specific jurisdictions, (iii) the negotiated settlement of certain disputed issues, and (iv) the administrative practices of applicable taxing jurisdictions, it is reasonably possible that the related unrecognized tax benefits for uncertain tax positions previously taken may decrease by up to $16 million within the next 12 months. The actual amount of such decrease, if any, will depend on several future developments and events, many of which are outside our control.

(14)	Segment Information

In January 2017, we implemented a new organization structure designed to further strengthen our ability to attain our operational, strategic and financial goals. Prior to this reorganization, we operated and reported as two segments, business and consumer. As a result of this reorganization, we changed the name of the predecessor business segment to “enterprise” segment. Additionally, we also reassigned our information technology, managed hosting, cloud hosting and hosting area network services from our business segment to a new non-reportable operating segment. We reported two segments, enterprise and consumer, from January 2017 through October 2017.

In connection with our acquisition of Level 3 (discussed further in Note 2—Acquisition of Level 3), effective November 1, 2017, we implemented a new organization structure and began managing our operations in two segments: business and consumer. Our consumer segment remains substantially unchanged under this reorganization, and our newly reorganized business segment includes the legacy CenturyLink enterprise segment operations and the legacy Level 3 operations. In addition, we reassigned our information technology, managed hosting, cloud hosting and hosting area network operations back into the business segment from the former non-reportable operating segment. At December 31, 2017, we had the following two segments:

•	Business Segment. This segment consists generally of providing products and services to small, medium and enterprise business, wholesale and government customers, including other communication providers. Our products and services offered to these customers include our local and long-distance voice, VPN data network, private line (including business data services), Ethernet, information technology, wavelength, broadband, colocation and data center services, managed services, professional and other services provided in connection with selling equipment, network security and various other ancillary services, all of which are described further under “Products and Services Categories”; and

•

Consumer Segment. This segment consists generally of providing products and services to residential customers. Our products and services offered to these customers include our broadband, local and long-distance voice, video and other ancillary services.

The following table summarizes our segment results for 2017, 2016 and 2015 based on the segment categorization we were operating under at December 31, 2017.

	Years Ended December 31,
	2017	2016	2015
	(Dollars in millions)
Total segment revenues	$16,924	16,766	17,171
Total segment expenses	9,390	9,081	9,025

Total segment income	$7,534	7,685	8,146

Total margin percentage	45%	46%	47%
Business segment:
Revenues	$11,220	10,704	10,977
Expenses	6,847	6,391	6,395

Income	$4,373	4,313	4,582

Margin percentage	39%	40%	42%
Consumer segment:
Revenues	$5,704	6,062	6,194
Expenses	2,543	2,690	2,630

Income	$3,161	3,372	3,564

Margin percentage	55%	56%	58%

Product and Service Categories

We categorize our products, services and revenues among the following five categories:

•	IP and data services, which include primarily VPN data networks, Ethernet, IP, video (including our facilities-based video services and Vyvx broadcast services) and other ancillary services;

•

Transport and infrastructure, which include broadband, private line (including business data services), data center facilities and services, including cloud, hosting and application management solutions, wavelength, equipment sales and professional services, network security services and other ancillary services;

•	Voice and collaboration, which includes primarily local and long-distance voice, including wholesale voice, and other ancillary service;

•	IT and managed services, which include information technology services and managed services, which may be purchased in conjunction with our other network services;

•

Regulatory revenues, which consists of Universal Service Fund (“USF”) and Connect America Fund (“CAF”) support payments, USF surcharges and other operating revenues. We receive federal support payments from both federal and state USF programs and from the federal CAF program. The USF and

CAF support payments are government subsidies designed to reimburse us for various costs related to certain telecommunications services. We generate other operating revenues from the leasing and subleasing of space in our office buildings, warehouses and other properties and from rental income associated with the failed-sale-leaseback. Because we centrally manage the activities that generate these regulatory revenues, these revenues are not included in our segment revenues.

Our operating revenues for our products and services are presented as follows for the years ended December 31, 2017, 2016 and 2015:

	Years Ended December 31,
	2017	2016	2015
	(Dollars in millions)
Business segment
IP & Data Services(1)	$3,595	2,851	2,704
Transport & Infrastructure(2)	3,680	3,929	4,157
Voice & Collaboration(3)	3,294	3,284	3,429
IT & Managed Services(4)	651	640	687

Total business segment revenues	11,220	10,704	10,977

Consumer segment
IP & Data Services(5)	448	506	468
Transport & Infrastructure(6)	2,871	2,897	2,829
Voice & Collaboration(3)	2,385	2,659	2,897

Total consumer segment revenues	5,704	6,062	6,194

Non-segment revenues
Regulatory revenues(7)	732	704	729

Total non-segment revenues	732	704	729

Total revenues	$17,656	17,470	17,900

(1)	Includes primarily VPN data network, Ethernet, IP and ancillary revenues.
(2)	Includes primarily broadband, private line (including business data services), colocation and data centers, wavelength and ancillary revenues.
(3)	Includes local, long-distance and other ancillary revenues.
(4)	Includes IT services and managed services revenues.
(5)	Includes retail video revenues (including our facilities-based video revenues).
(6)	Includes primarily broadband and equipment sales and professional services revenues.
(7)	Includes CAF Phase I, CAF Phase 2, federal and state USF support revenue, sublease rental income and failed-sale leaseback income.

We recognize revenues in our consolidated statements of operations for certain USF surcharges and transaction taxes that we bill to our customers. Our consolidated statements of operations also reflect the offsetting expense for the amounts we remit to the government agencies. The total amount of such surcharges and transaction taxes that we included in revenues aggregated to $601 million, $572 million and $544 million for the years ended December 31, 2017, 2016 and 2015, respectively. These USF surcharges, where we record revenue, and transaction taxes are assigned to the products and services categories of each segments based on the underlying revenues. We also act as a collection agent for certain other USF and transaction taxes that we are required by government agencies to bill our customers, for which we do not record any revenue or expense because we only act as a pass-through agent.

Allocations of Revenues and Expenses

Our segment revenues include all revenues from our IP and data services, transport and infrastructure services, voice and collaboration, colocation and security services and IT and managed services as described in more detail above. Our segment revenues are based upon each customer’s classification. We report our segment revenues based upon all services provided to that segment’s customers. Our segment expenses include specific expenses incurred as a direct result of providing services and products to segment customers, along with selling, general and administrative expenses that are (i) directly associated with specific segment customers or activities, and (ii) allocated expenses which include network expenses, facilities expenses and other expenses such as fleet and real estate expenses. We do not assign depreciation and amortization expense or impairments to our segments, as the related assets and capital expenditures are centrally managed and are not monitored by or reported to the chief operating decision maker (“CODM”) by segment. Generally speaking, severance expenses, restructuring expenses and certain centrally managed administrative functions (such as finance, information technology, legal and human resources) are not assigned to our segments. Interest expense is also excluded from segment results because we manage our financing on a consolidated basis and have not allocated assets or debt to specific segments. Other income and expense items are not monitored as a part of our segment operations and are therefore excluded from our segment results.

The following table reconciles segment income to net income for the years ended December 31, 2017, 2016 and 2015:

	Years Ended December 31,
	2017	2016	2015
	(Dollars in millions)
Total segment income	$7,534	7,685	8,146
Regulatory revenues	732	704	729
Depreciation and amortization	(3,936)	(3,916)	(4,189)
Non-segment expenses	(2,321)	(2,140)	(2,107)
Other expenses, net	(1,469)	(1,313)	(1,263)

Income before income tax expense	540	1,020	1,316
Income tax benefit (expense)	849	(394)	(438)

Net income	$1,389	626	878

We do not have any single customer that provides more than 10% of our consolidated total operating revenues. Approximately 2% of our consolidated total operating revenues come from customers located outside of the U.S. Approximately 10% of our consolidated total assets and approximately 10% of our consolidated long-lived assets are located outside of the U.S.

(15)	Quarterly Financial Data (Unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
	(Dollars in millions, except per share amounts)
2017
Operating revenues	$4,209	4,090	4,034	5,323	17,656
Operating income	631	367	487	524	2,009
Net income	163	17	92	1,117	1,389
Basic earnings per common share	0.30	0.03	0.17	1.26	2.21
Diluted earnings per common share	0.30	0.03	0.17	1.26	2.21
2016
Operating revenues	$4,401	4,398	4,382	4,289	17,470
Operating income	688	647	593	405	2,333
Net income	236	196	152	42	626
Basic earnings per common share	0.44	0.36	0.28	0.08	1.16
Diluted earnings per common share	0.44	0.36	0.28	0.08	1.16

During the first quarter of 2017, we recognized $10 million of expenses related to our acquisition of Level 3 followed by acquisition-related expenses of $18 million, $37 million and $206 million in the second, third and fourth quarters of 2017, respectively. During the first quarter of 2017, depreciation and amortization expense of $50 million was not recognized on colocation assets held for sale. During the second quarter, we recognized a combined loss of $119 million resulting from the sale of the colocation business and data centers and the accounting treatment of the failed-sale-leaseback. During the second quarter of 2017, we recognized a one-time depreciation charge of $44 million related to the failed-sale-leaseback accounting. During the third and fourth quarters of 2017, we recognized $44 million and $20 million, respectively, of interest expense related to CenturyLink, Inc.‘s $6 billion secured term loan utilized in the acquisition of Level 3. In the fourth quarter of 2017, we recognized a tax benefit of approximately $1.1 billion due to the change in the federal corporate tax rate from 35% to 21%.

During the fourth quarter of 2016, we recognized $164 million of severance expenses and other one-time termination benefits associated with our workforce reductions and $52 million of expenses related to our pending acquisition of Level 3.

(16)	Commitments and Contingencies

We are vigorously defending against all of the matters described below (excluding those referred to under the heading “Hurricane Damage”). As a matter of course, we are prepared to both litigate these matters to judgment, as well as to evaluate and consider all reasonable settlement opportunities. In this Note, when we refer to a class action as “putative” it is because a class has been alleged, but not certified in that matter. We have established accrued liabilities for these matters described below where losses are deemed probable and reasonably estimable.

Shareholder Class Action Suit

CenturyLink and certain members of the CenturyLink Board of Directors have been named as defendants in a putative shareholder class action lawsuit filed on January 11, 2017 in the 4th Judicial District Court of the State of Louisiana, Ouachita Parish, captioned Jeffery Tomasulo v. CenturyLink, Inc., et al. The complaint asserts, among other things, that the members of CenturyLink’s Board allegedly breached their fiduciary duties to the CenturyLink shareholders in approving the Level 3 merger agreement and, more particularly, that: the consideration that CenturyLink agreed to pay to Level 3 stockholders in the transaction is allegedly unfairly high; the CenturyLink directors allegedly had conflicts of interest in negotiating and approving the transaction; and the disclosures set forth in our preliminary joint proxy statement/prospectus filed in December 2016 are insufficient in that they allegedly fail to contain material information concerning the transaction. The complaint seeks, among other things, a declaration that the members of the CenturyLink Board have breached their fiduciary duties, corrective disclosure, rescissory or other damages and equitable relief, including rescission of the transaction. On February 13, 2017, the parties entered into a memorandum of understanding providing for the settlement of the lawsuit. The proposed settlement is subject to court approval, among other conditions, and the amount of the settlement is not material to our consolidated financial statements.

Retiree Benefits Suit

In William Douglas Fulghum, et al. v. Embarq Corporation, et al., filed on December 28, 2007 in the United States District Court for the District of Kansas, a group of retirees filed a class action lawsuit challenging the decision to make certain modifications in retiree benefits programs relating to life insurance, medical insurance and prescription drug benefits, generally effective January 1, 2006 and January 1, 2008 (which, at the time of the modifications, were expected to reduce estimated future expenses for the subject benefits by more than $300 million). Defendants include Embarq, certain of its benefit plans, its Employee Benefits Committee and the individual plan administrator of certain of its benefits plans. Additional defendants include Sprint Nextel and certain of its benefit plans. The court certified classes on the claims for vested benefits and age discrimination, but rejected class certification on the claims for breach of fiduciary duty. On October 14, 2011, the Fulghum lawyers filed a new, related lawsuit, Abbott et al. v. Sprint Nextel et al. In Abbott, approximately 1,500 plaintiffs alleged breach of fiduciary duty in connection with the changes in retiree benefits that were at issue in Fulghum. After extensive district court proceedings in Fulghum, and an interlocutory appeal to the United States Court of Appeals for the Tenth Circuit, defendants prevailed in 2015 on all age discrimination claims and on the majority of claims for vested benefits. The district court in Fulghum subsequently granted judgment in favor of defendants on all remaining vested benefits claims, and in July 2016 ordered that any affected class members could appeal this ruling. No appeal was taken, and all claims for vested benefits thus have lapsed. On August 31, 2016, the parties reached a settlement in principle on all remaining claims in Fulghum and Abbott. Since then, a settlement agreement has been finalized and, per its terms, the settlement funds have been distributed to class members. The settlement payments were not material to our consolidated financial statements.

Switched Access Disputes

Subsidiaries of CenturyLink, Inc. are among hundreds of companies involved in an industry-wide dispute, raised in nearly 100 federal lawsuits (filed between 2014 and 2016) that have been consolidated in the United States District Court for the Northern District of Texas for pretrial procedures. The disputes relate to switched access charges that local exchange carriers (“LECs”) collect from interexchange carriers (“IXCs”) for IXCs’ use of LEC’s access services. In the lawsuits, IXCs, including Sprint Communications Company L.P. (“Sprint”) and various affiliates of Verizon Communications Inc. (“Verizon”), assert that federal and state laws bar LECs from collecting access charges when IXCs exchange certain types of calls between mobile and wireline devices that are routed through an IXC. Some of these IXCs have asserted claims seeking refunds of payments for access charges previously paid and relief from future access charges.

In November 2015, the federal court agreed with the LECs and rejected the IXCs’ contention that federal law prohibits these particular access charges, and also allowed the IXCs to refile state-law claims. Since then, many of the LECs and IXCs have filed revised pleadings and additional motions, which remain pending. Separately, some of the defendants, including CenturyLink, Inc.‘s LECs, have petitioned the FCC to address these issues on an industry-wide basis.

As both an IXC and a LEC, we both pay and assess significant amounts of the charges in question. The outcome of these disputes and lawsuits, as well as any related regulatory proceedings that could ensue, are currently not predictable. If we are required to stop assessing these charges or to pay refunds of any such charges, our financial results could be negatively affected.

State Tax Suits

CenturyLink, Inc. and several of its subsidiaries are defendants in lawsuits filed over the past few years in the Circuit Court of St. Louis County, Missouri by numerous Missouri municipalities alleging underpayment of taxes. These municipalities are seeking, among other things, (i) a declaratory judgment regarding the extent of our obligations to pay certain business license and gross receipts taxes and (ii) a monetary award of back taxes covering 2007 to the present, plus penalties and interest. In a February 2017 ruling in connection with one of these pending cases, the court entered into a final order awarding plaintiffs $4 million and broadening the tax base on a going forward basis. We filed a notice of appeal on March 3, 2017. We expect the outcome of our appeal to reduce our ultimate exposure, although we can provide no assurances to this effect. In a June 9, 2017 ruling in connection with another one of these pending cases, the court made findings which, if not overturned, will result in a tax liability to us well in excess of the contingent liability we have established. Following further proceedings at the district court, we plan to file an appeal and continue to vigorously defend against these claims. For a variety of reasons, we expect the outcome of our appeal to significantly reduce our ultimate exposure, although we can provide no assurances to this effect.

Billing Practices Suits

In June 2017, a former employee filed an employment lawsuit against us claiming that she was wrongfully terminated for alleging that we charged some of our retail customers for products and services they did not authorize. Starting shortly thereafter and continuing since then, and based in part on the allegations made by the former employee, a series of consumer and shareholder putative class actions were filed against us, and we received several shareholder derivative demands. In July 2017, the Minnesota Attorney General also filed a civil suit on behalf of the Minnesota consumers alleging that we engaged in improper sales and billing practices. The filing of additional related lawsuits is possible. The consumer putative class actions have been transferred to the U.S. District Court for the District of Minnesota for coordinated and consolidated pretrial proceedings. The shareholder putative class actions have been consolidated into a single action that currently is pending in U.S. District Court for the Western District of Louisiana. In addition, a separate, related class action was filed in U.S. District Court for the Southern District of New York purportedly on behalf of persons who purchased certain of our Senior Notes. This class action suit has been transferred to the U.S. District Court for the Western District of Louisiana.

In late June 2017, the Board of Directors formed a special committee of outside directors to investigate improper sales and billing practices and related matters. In late 2017, the special committee concluded its review and issued its key findings. Among other things, the committee found that (i) our investment in consumer sales monitoring was insufficient, (ii) our ordering and billing software contributed to customer confusion and (iii) systems and human errors contributed to inaccurate billing. In August 2017, the Board of Directors formed a special litigation committee of outside directors to address the allegations of impropriety contained in the shareholder derivative demands. The investigation of the special litigation committee is ongoing.

Pending Litigation Matters Assumed in Level 3 Acquisition

Peruvian Tax Litigation

Beginning in 2005, one of Level 3’s Peruvian subsidiaries received a number of assessments for tax, penalties and interest for calendar years 2001 and 2002. Peruvian tax authorities (“SUNAT”) took the position that the Peruvian subsidiary incorrectly documented its importations resulting in additional income tax withholding and value-added taxes (“VAT”). The total amount of the asserted claims, including potential interest and penalties, was $26 million, consisting of $3 million for income tax withholding in connection with the import of services for calendar years 2001 and 2002, $7 million for VAT in connection with the import of services for calendar years 2001 and 2002, and $16 million in connection with the disallowance of VAT credits for periods beginning in 2005. After taking into account the developments described below, as well as the accrued interest and foreign exchange effects, the total amount of exposure is $15 million at December 31, 2017.

Level 3 challenged the 2002 tax period assessments via administrative and then judicial review processes. In October 2011, the highest administrative review tribunal (the Tribunal) decided the central issue underlying the 2002 tax period assessments in the government’s favor, while denying a portion of the assessment on procedural grounds. Level 3 then appealed the Tribunal’s decision to the judicial court in Peru. After further development of the record, the first judicial level decided the central issue in favor of Level 3. SUNAT and Level 3 filed cross-appeals. In May 2017, the court of appeal issued a decision reversing the first judicial level. In June 2017, Level 3 filed an appeal of the decision to the Supreme Court of Justice, the final judicial level. That appeal is pending.

In October 2013, the Tribunal decided the central issue underlying the year 2001 tax period assessments in the government’s favor, while denying a portion of the assessment on procedural grounds. Level 3 appealed that decision to the judicial court in Peru. After further development of the record, the first judicial court issued a ruling against Level 3. In June 2017, Level 3 filed an appeal with the court of appeal. An oral hearing took place before the court of appeals on October 18, 2017. In November 2017, the court of appeals issued a decision affirming the lower court’s decision and Level 3 filed an appeal of the decision to the Supreme Court of Justice, the final judicial level. That appeal is pending.

In December 2013, SUNAT initiated an audit of calendar year 2001. In June 2014, Level 3 was served with SUNAT’s assessments of the 2001 VAT credits declared null by the Tribunal and the corresponding fine. In July 2014, Level 3 challenged these assessments by filing administrative claims before SUNAT. In January 2015, SUNAT rejected the administrative claims, thereby confirming the assessments. Level 3 filed an appeal with the Tribunal in February 2015. In May 2015, the Tribunal notified Level 3 of its administrative resolution declaring the assessments and corresponding fines null. The time for SUNAT to appeal this resolution has closed. Under local practice, notification of an appeal can take several months. Counsel confirmed in the first quarter of 2016 that SUNAT has not filed an appeal to the resolution. Nevertheless, SUNAT retains the right to reissue the assessments declared null or start a new audit. However, Level 3 is under no obligation to provide additional information and any fine issued by SUNAT based on the same information that it has already used in the past would be declared null.

Employee Severance and Contractor Termination Disputes

A number of former employees and third-party contractors have asserted a variety of claims in litigation against certain of Level 3’s Latin American subsidiaries for separation pay, severance, commissions, pension benefits, unpaid vacation pay, breach of employment contracts, unpaid performance bonuses, property damages, moral damages and related statutory penalties, fines, costs and expenses (including accrued interest, attorneys’ fees and statutorily mandated inflation adjustments) as a result of their separation from Level 3 or termination of service relationships. Level 3 is vigorously defending itself against the asserted claims, which aggregate to approximately $17 million at December 31, 2017.

Brazilian Tax Claims

In December 2004, March 2009, April 2009 and July 2014, the São Paulo state tax authorities issued tax assessments against one of Level 3’s Brazilian subsidiaries for the Tax on Distribution of Goods and Services (“ICMS”) with respect to revenue from leasing movable properties (in the case of the December 2004, March 2009 and July 2014 assessments) and revenue from the provision of Internet access services (in the case of the April 2009 and July 2014 assessments), by treating such activities as the provision of communications services, to which the ICMS tax applies. In September 2002, July 2009 and May 2012, the Rio de Janeiro state tax authorities issued tax assessments to the same Brazilian subsidiary on similar issues. Level 3 has filed objections to these assessments, arguing that the lease of assets and the provision of Internet access are not communication services subject to ICMS. The objections to the September 2002, December 2004 and March 2009 assessments were rejected by the respective state administrative courts, and Level 3 has appealed those decisions to the judicial courts. In October 2012 and June 2014, Level 3 received favorable rulings from the lower court on the

December 2004 and March 2009 assessments regarding equipment leasing, but those rulings are subject to appeal by the state. No ruling has been obtained with respect to the September 2002 assessment. The objections to the April and July 2009 and May 2012 assessments are still pending final administrative decisions. The July 2014 assessment was confirmed during the fourth quarter of 2014 at the first administrative level and Level 3 appealed this decision to the second administrative level.

Level 3 is vigorously contesting all such assessments in both states and, in particular, views the assessment of ICMS on revenue from leasing movable properties to be without merit. Nevertheless, Level 3 believes it is reasonably possible that these assessments could result in a loss of up to $53 million at December 31, 2017 in excess of the accruals established for these matters.

Other Level 3 Matters

Level 3 has recently been notified of a qui tam action pending against Level 3 Communications, Inc., certain former employees and others in the United States District Court for the Eastern District of Virginia, captioned United States of America ex rel., Stephen Bishop v. Level 3 Communications, Inc. et al. The original qui tam complaint was filed under seal on November 26, 2013, and an amended complaint was filed under seal on June 16, 2014. The court unsealed the complaints on October 26, 2017.

The amended complaint alleges that Level 3, principally through two former employees, submitted false claims and made false statements to the government in connection with two government contracts. The relator seeks damages in this lawsuit of approximately $50 million, subject to trebling, plus statutory penalties, pre-and-post judgment interest, and attorney’s fees. The case is currently stayed.

Level 3 is evaluating its defenses to the claims. At this time, Level 3 does not believe it is probable Level 3 will incur a material loss. If, contrary to its expectations, the plaintiff prevails in this matter and proves damages at or near $50 million, and is successful in having those damages trebled, the outcome could have a material adverse effect on our results of operations in the period in which a liability is recognized and on our cash flows for the period in which any damages are paid.

The two former Level 3 employees named in the qui tam amended complaint and others were also indicted in the United States District Court for the Eastern District of Virginia on October 3, 2017, and charged with, among other things, accepting kickbacks from a subcontractor, who was also indicted, for work to be performed under a prime government contract. Level 3 is fully cooperating in the government’s investigations in this matter.

Other Proceedings and Disputes

From time to time, we are involved in other proceedings incidental to our business, including patent infringement allegations, administrative hearings of state public utility commissions relating primarily to our rates or services, actions relating to employee claims, various tax issues, environmental law issues, grievance hearings before labor regulatory agencies and miscellaneous third party tort actions.

We are currently defending several patent infringement lawsuits asserted against us by non-practicing entities, many of which are seeking substantial recoveries. These cases have progressed to various stages and one or more may go to trial in the coming 24 months if they are not otherwise resolved. Where applicable, we are seeking full or partial indemnification from our vendors and suppliers. As with all litigation, we are vigorously defending these actions and, as a matter of course, are prepared to litigate these matters to judgment, as well as to evaluate and consider all reasonable settlement opportunities.

We are subject to various foreign, federal, state and local environmental protection and health and safety laws. From time to time, we are subject to judicial and administrative proceedings brought by various governmental authorities under these laws. Several such proceedings are currently pending, but none is reasonably expected to exceed $100,000 in fines and penalties.

The outcome of these other proceedings is not predictable. However, based on current circumstances, we do not believe that the ultimate resolution of these other proceedings, after considering available defenses and any insurance coverage or indemnification rights, will have a material adverse effect on our financial position, results of operations or cash flows.

Hurricane Damage

During the third quarter of 2017, multiple hurricanes struck portions of United States, which caused damage to our facilities and disruption of our services in certain areas of multiple states. We are still in the process of assessing the full extent of the damage. However, based on our current assessment, we estimate that expenditures required for the restoration of our network and physical plant may range from $20 million to $25 million, including repairs and equipment replacement. In addition, Level 3 incurred damage to certain of its facilities from multiple hurricanes, and estimate expenditures required for the restoration of their network and physical plant of $6 million, including repairs and equipment replacement. These damage estimates are subject to many uncertainties and may change materially as we complete physical surveys.

The hurricanes did not have a significant impact on our financial condition or results of operations as of and for the year ended December 31, 2017, as the majority of the capital and repair expenditures will be recorded in the future periods as we incur the costs.

The ultimate outcome of the above-described matters may differ materially from the outcomes anticipated, estimated, projected or implied by us in certain of our forward-looking statements appearing above in this Note, and proceedings currently viewed as immaterial by us may ultimately materially impact us. For more information, see “Risk Factors—Risks Relating to Legal and Regulatory Matters—Our pending legal proceedings could have a material adverse impact on our financial condition and operating results, on the trading price of our securities and on our ability to access the capital markets” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2017.

Environmental Contingencies

In connection with our largely historical operations, we have responded to or been notified of potential environmental liability at approximately 200 properties. We are engaged in addressing or have liquidated environmental liabilities at many of those properties. We could potentially be held liable, jointly, or severally, and without regard to fault, for the costs of investigation and remediation of these sites. The discovery of additional environmental liabilities or changes in existing environmental requirements could have a material adverse effect on our business.

Capital Leases

We lease certain facilities and equipment under various capital lease arrangements. Depreciation of assets under capital leases is included in depreciation and amortization expense in our consolidated statements of operations. Payments on capital leases are included in repayments of long-term debt, including current maturities in our consolidated statements of cash flows.

The tables below summarize our capital lease activity:

	Years Ended December 31,
	2017	2016	2015
	(Dollars in millions)
Assets acquired through capital leases	$35	45	17
Depreciation expense	50	70	96
Cash payments towards capital leases	48	58	89

	As of December 31,
	2017	2016
	(Dollars in millions)
Assets included in property, plant and equipment	$342	705
Accumulated depreciation	153	351

The future annual minimum payments under capital lease arrangements as of December 31, 2017 were as follows:

Future Minimum Payments(1)
(Dollars in millions)
Capital lease obligations:
2018	$56
2019	45
2020	32
2021	25
2022	22
2023 and thereafter	203

Total minimum payments	383
Less: amount representing interest and executory costs	(117)

Present value of minimum payments	266
Less: current portion	(40)

Long-term portion	$226

Operating Leases

CenturyLink leases various equipment, office facilities, retail outlets, switching facilities and other network sites. These leases, with few exceptions, provide for renewal options and escalations that are either fixed or based on the consumer price index. Any rent abatements, along with rent escalations, are included in the computation of rent expense calculated on a straight-line basis over the lease term. The lease term for most leases includes the initial non-cancelable term plus any term under renewal options that are reasonably assured. For the years ended December 31, 2017, 2016 and 2015, our gross rental expense was $550 million, $482 million and $467 million, respectively. We also received sublease rental income for the years ended December 31, 2017, 2016 and 2015 of $13 million, $12 million and $12 million, respectively.

At December 31, 2017, our future rental commitments for operating leases were as follows:

Future Minimum Payments
(Dollars in millions)
2018	$666
2019	533
2020	467
2021	367
2022	326
2023 and thereafter	2,116

Total future minimum payments(1)	$4,475

(1)	Minimum payments have not been reduced by minimum sublease rentals of $92 million due in the future under non-cancelable subleases.

Purchase Commitments

We have several commitments primarily for marketing activities and support services from a variety of vendors to be used in the ordinary course of business totaling $953 million at December 31, 2017. Of this amount, we expect to purchase $343 million in 2018, $265 million in 2019 through 2020, $103 million in 2021 through 2022 and $242 million in 2023 and thereafter. These amounts do not represent our entire anticipated purchases in the future, but represent only those items for which we were contractually committed as of December 31, 2017.

(17)	Other Financial Information

Assets Held for Sale

Assets held for sale includes several assets that we expect to sell within the next twelve months. On January 22, 2018, we entered into an agreement to sell a block of Internet Protocol Addresses for aggregate consideration of $68 million, which is to be paid in two equal installments. In addition, the U.S. Department of Justice (“DOJ”) approved our acquisition of Level 3 subject to conditions of a consent decree on October 2, 2017, which requires the combined company to divest certain Level 3 metro network assets in the markets located in Albuquerque, New Mexico; Boise, Idaho; and Tucson, Arizona and to divest dark fiber connecting 30 specified city-pairs across the United States in the form of an Indefeasible Right of Use agreement. As of the date of our Annual Report on Form 10-K for the year ended December 31, 2017, we have signed two letters of intent that the DOJ is reviewing.

Other Current Assets

The following table presents details of other current assets in our consolidated balance sheets:

	As of December 31,
	2017	2016
	(Dollars in millions)
Prepaid expenses	$294	206
Income tax receivable	258	51
Materials, supplies and inventory	128	134
Deferred activation and installation charges	128	101
Other	133	55

Total other current assets	$941	547

Selected Current Liabilities

Current liabilities reflected in our consolidated balance sheets include accounts payable and other current liabilities as follows:

	As of December 31,
	2017	2016
	(Dollars in millions)
Accounts payable	$1,555	1,179

Other current liabilities:
Accrued rent	$34	31
Legal contingencies	45	30
Other	265	152

Total other current liabilities	$344	213

Included in accounts payable at December 31, 2017 and 2016, were (i) $36 million and $56 million, respectively, representing book overdrafts and (ii) $225 million and $196 million, respectively, associated with capital expenditures.

(18)	Labor Union Contracts

As of December 31, 2017, approximately 28% of our employees were members of various bargaining units represented by the Communication Workers of America (“CWA”) and the International Brotherhood of Electrical Workers (“IBEW”). We believe that relations with our employees continue to be generally good. Less than 1,000 of our employees were subject to collective bargaining agreements that expired in 2017 and, as of December 31, 2017, were being renegotiated. In mid-2017, we reached new agreements with the CWA District 7 and IBEW Local 206, which represented at December 31, 2017 approximately 10,000, or 71%, of our represented employees. The new agreements were effective June 18, 2017 and will expire on March 8, 2020 and include terms substantially similar to those contained in the prior agreements. Approximately 1,000 of our employees are subject to collective bargaining agreements that are scheduled to expire in 2018.

(19) Accumulated Other Comprehensive Loss

Information Relating to 2017

The table below summarizes changes in accumulated other comprehensive loss recorded on our consolidated balance sheet by component for the year ended December 31, 2017:

	Pension Plans	Post-Retirement Benefit Plans	Foreign Currency Translation Adjustment and Other	Total
	(Dollars in millions)
Balance at December 31, 2016	$(1,895)	(162)	(60)	(2,117)

Other comprehensive income (loss) before reclassifications	39	(86)	31	(16)
Amounts reclassified from accumulated other comprehensive income	125	13	—	138

Net current-period other comprehensive income (loss)	164	(73)	31	122

Balance at December 31, 2017	$(1,731)	(235)	(29)	(1,995)

The table below presents further information about our reclassifications out of accumulated other comprehensive loss by component for the year ended December 31, 2017:

Year Ended December 31, 2017	Decrease (Increase) in Net Income	Affected Line Item in Consolidated Statement of Operations
	(Dollars in millions)
Amortization of pension & post-retirement plans(1)
Net actuarial loss	$205	Other income (expense), net
Prior service cost	12	Other income (expense), net

Total before tax	217
Income tax benefit	(79)	Income tax expense

Net of tax	$138

(1)	See Note 9—Employee Benefits for additional information on our net periodic benefit (expense) income related to our pension and post-retirement plans.

Information Relating to 2016

The table below summarizes changes in accumulated other comprehensive loss recorded on our consolidated balance sheet by component for the year ended December 31, 2016:

	Pension Plans	Post-Retirement Benefit Plans	Foreign Currency Translation Adjustment and Other	Total
	(Dollars in millions)
Balance at December 31, 2015	$(1,715)	(180)	(39)	(1,934)

Other comprehensive income (loss) before reclassifications	(280)	6	(22)	(296)
Amounts reclassified from accumulated other comprehensive income	100	12	1	113

Net current-period other comprehensive income (loss)	(180)	18	(21)	(183)

Balance at December 31, 2016	$(1,895)	(162)	(60)	(2,117)

The table below presents further information about our reclassifications out of accumulated other comprehensive loss by component for the year ended December 31, 2016:

Year Ended December 31, 2016	Decrease (Increase) in Net Loss	Affected Line Item in Consolidated Statement of Operations
	(Dollars in millions)
Amortization of pension & post-retirement plans(1)
Net actuarial loss	$175	Other income (expense), net
Prior service cost	12	Other income (expense), net

Total before tax	187
Income tax benefit	(75)	Income tax expense
Insignificant items	$1

Net of tax	$113

(1)	See Note 9—Employee Benefits for additional information on our net periodic benefit (expense) income related to our pension and post-retirement plans.

(20)	Dividends

Our Board of Directors declared the following dividends payable in 2017 and 2016:

Date Declared	Record Date	Dividend Per Share	Total Amount	Payment Date
			(in millions)
November 14, 2017	11/27/2017	$0.540	$577	12/11/2017
August 22, 2017	9/5/2017	0.540	296	9/15/2017
May 24, 2017	6/5/2017	0.540	297	6/16/2017
February 21, 2017	3/3/2017	0.540	295	3/17/2017
November 15, 2016	11/28/2016	0.540	294	12/12/2016
August 23, 2016	9/2/2016	0.540	295	9/16/2016
May 18, 2016	5/31/2016	0.540	294	6/14/2016
February 23, 2016	3/4/2016	0.540	295	3/18/2016

The declaration of dividends is solely at the discretion of our Board of Directors, which may change or terminate our dividend practice at any time for any reason without prior notice. On February 21, 2018, our Board of Directors declared a dividend of $0.54 per share.

* * * * * * * * * *

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — CENTURYLINK, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Glen F. Post, III and Stacey W. Goff, or either of them, proxies for the undersigned, with full power of substitution, to represent the undersigned and to vote all of the shares of common stock and voting preferred stock (collectively, the “Voting Shares”) of CenturyLink, Inc. (the “Company”) that the undersigned is entitled to vote at the annual meeting of shareholders of the Company to be held on May 23, 2018, and at any and all adjournments thereof (the “Meeting”).

In addition to serving as a Proxy, this card will also serve as instructions to Computershare Investor Services L.L.C. (the “Agent”) to vote in the manner designated on the reverse side hereof the shares of the Company’s common stock held as of April 6, 2018 in the name of the Agent and credited to any plan account of the undersigned in accordance with the Company’s dividend reinvestment plan. Upon the Company’s timely receipt of this Proxy, properly executed, all of your Voting Shares, including any held in the name of the Agent, will be voted as specified.

With respect to each matter listed on the reverse side, the Board of Directors recommends that you vote (i) FOR Items 1 through 4, and (ii) AGAINST Items 5(a) and 5(b), each of which is described more fully in the Company’s proxy statement for the Meeting. If you properly execute and return this Proxy but fail to provide specific directions with respect to any of the matters listed on the reverse side, all of your votes will be voted in accordance with these recommendations with respect to such matters.

(Please See Reverse Side)

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

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VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 23, 2018.

Vote by Internet • Go to www.envisionreports.com/CTL • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

•	Follow the instructions provided by the recorded message

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals —	The Board of Directors of the Company recommends that you vote (i) FOR Items 1 through 4, and (ii) AGAINST Items 5(a) and 5(b) listed below, each of which is described more fully in the Company’s proxy statement for the Meeting.

1.	Elect thirteen directors.	For	Withhold		For	Withhold		For	Withhold		For	Withhold	+
	01 - Martha H. Bejar	☐	☐	02 - Virginia Boulet	☐	☐	03 - Peter C. Brown	☐	☐	04 - Kevin P. Chilton	☐	☐
	05 - Steven T. Clontz	☐	☐	06 - T. Michael Glenn	☐	☐	07 - W. Bruce Hanks	☐	☐	08 - Mary L. Landrieu	☐	☐
	09 - Harvey P. Perry	☐	☐	10 - Glen F. Post, III	☐	☐	11 - Michael J. Roberts	☐	☐	12 - Laurie A. Siegel	☐	☐
	13 - Jeffrey K. Storey	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Ratify the appointment of KPMG LLP as our independent auditor for 2018.	☐	☐	☐	3.	Approve our 2018 Equity Incentive Plan.	☐	☐	☐

4.	Advisory vote to approve our executive compensation.	☐	☐	☐	5(a).	Shareholder proposal regarding our lobbying activities.	☐	☐	☐
5(b).	Shareholder proposal regarding our billing practices.	☐	☐	☐	6.	In their discretion to vote upon such other business as may properly come before the Meeting.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name appears on the certificate or certificates representing shares to be voted by this proxy. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized persons.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

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▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Voting Instruction Card — CENTURYLINK, INC.

CENTURYLINK DOLLARS & SENSE 401(k) PLAN

CENTURYLINK UNION 401(k) PLAN

The undersigned, acting as a participant and a “named fiduciary” in either of the above-referenced retirement plans (collectively, the “Plans”), hereby directs The Northern Trust Company (the “Trustee”), as directed trustee of the Plans’ trust (the “Trust”), to vote at the annual meeting of shareholders of CenturyLink, Inc. (the “Company”) to be held on May 23, 2018, and any and all adjournments thereof (the “Meeting”), in the manner designated herein, the number of shares of the Company’s common stock credited to the account of the undersigned maintained under either of the Plans on the matters set forth on the reverse side hereof and more fully described in the Company’s proxy statement for the Meeting. If no instructions are furnished by the undersigned, the Trustee will vote unvoted shares and unallocated shares, if any, held in the Trust (collectively, “Undirected Shares”) in the same proportion as voted shares regarding each of the matters set forth on the reverse side hereof, except as otherwise provided in accordance with applicable law. Under the Trust, plan participants are deemed to act as “named fiduciaries” to the extent of their authority to direct the voting of shares held in their accounts and their proportionate share of Undirected Shares.

The undersigned hereby directs the Trustee to authorize the Company’s proxies to vote in their discretion upon such other business as may properly come before the Meeting.

TO BE COUNTED, THE TRUSTEE MUST RECEIVE THIS CARD, PROPERLY COMPLETED, BY 1:00 A.M. CENTRAL TIME ON MAY 21, 2018.

(Please See Reverse Side)

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Voting instructions submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 21, 2018.

Vote by Internet • Go to www.envisionreports.com/CTL • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

•	Follow the instructions provided by the recorded message

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals —	The Board of Directors of the Company recommends that you vote (i) FOR Items 1 through 4, and (ii) AGAINST Items 5(a) and 5(b) listed below, each of which is described more fully in the Company’s proxy statement for the Meeting.

1.	Elect thirteen directors.	For	Withhold		For	Withhold		For	Withhold		For	Withhold	+
	01 - Martha H. Bejar	☐	☐	02 - Virginia Boulet	☐	☐	03 - Peter C. Brown	☐	☐	04 - Kevin P. Chilton	☐	☐
	05 - Steven T. Clontz	☐	☐	06 - T. Michael Glenn	☐	☐	07 - W. Bruce Hanks	☐	☐	08 - Mary L. Landrieu	☐	☐
	09 - Harvey P. Perry	☐	☐	10 - Glen F. Post, III	☐	☐	11 - Michael J. Roberts	☐	☐	12 - Laurie A. Siegel	☐	☐
	13 - Jeffrey K. Storey	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Ratify the appointment of KPMG LLP as our independent auditor for 2018.	☐	☐	☐	3.	Approve our 2018 Equity Incentive Plan.	☐	☐	☐

4.	Advisory vote to approve our executive compensation.	☐	☐	☐	5(a).	Shareholder proposal regarding our lobbying activities.	☐	☐	☐
5(b).	Shareholder proposal regarding our billing practices.	☐	☐	☐	6.	In their discretion to vote upon such other business as may properly come before the Meeting.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please mark, sign, date and return these instructions promptly. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

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